UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934, as amended

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a 6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

SERENA SOFTWARE, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share, of Serena Software, Inc. (“Serena common stock”)

2)	Aggregate number of securities to which transaction applies:

33,857,697 shares of Serena common stock and options to purchase 6,190,123 shares of Serena common stock (1)

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$24.00 per share of Serena common stock

$24.00 minus weighted average exercise price of outstanding options of $19.17 per share subject to an option

4)	Proposed maximum aggregate value of transaction:

$842,483,022 (1)

5)	Total fee paid:

$90,146 (1)

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

(1)	Pursuant to the Agreement and Plan of Merger dated as of November 11, 2005, Spyglass Merger Corp. will merge into the Registrant and each outstanding share of common stock of the Registrant shall be converted into the right to receive $24.00, except for shares that are owned by the Registrant as treasury stock or owned by Spyglass Merger Corp. or any wholly owned subsidiary of Spyglass Merger Corp., which will be cancelled without any payment therefor, and except for shares that are owned by any wholly owned subsidiary of the Registrant that is not an employee benefit trust, which will remain outstanding. Pursuant to a Contribution and Voting Agreement, one of the stockholders of the Registrant will contribute 7,518,483 shares of common stock of the Registrant to Spyglass Merger Corp. immediately prior to the merger in exchange for shares of Spyglass Merger Corp. Each holder of options to acquire the Registrant’s common stock shall be entitled to receive, in consideration of the cancellation of such stock options, an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of $24.00 per share of common stock over the exercise price per share of common stock subject to such stock option, multiplied by (ii) the total number of shares subject to such stock option. As of January 5, 2006, there were 41,376,180 shares of common stock of the Registrant issued and outstanding, and there were 6,190,123 shares of common stock of the Registrant subject to outstanding stock options, with a weighted-average exercise price of $19.17 per share. The filing fee was determined by adding (x) the product of (i) the number of shares of Common Stock that are proposed to be acquired in the transactions (calculated by subtracting 7,518,483 from 41,376,180) and (ii) the transaction consideration of $24.00 per share of Common Stock, plus (y) the product of (1) the total number of shares of Serena common stock subject to outstanding stock options multiplied by (2) the excess, if any, of $24.00 over the weighted average exercise price for such stock options ((x) and (y) together, the “Merger Consideration”). The filing fee was calculated in accordance with Regulation 240.00-11 under the Exchange Act, by multiplying the Merger Consideration by 0.000107.

SERENA SOFTWARE, INC.

2755 Campus Drive, 3rd Floor

San Mateo, CA 94403-2538

650-522-6600

February 2, 2006

Dear Fellow Stockholder:

You are cordially invited to attend the special meeting of stockholders (the “special meeting”) of Serena Software, Inc. (“Serena,” “we,” “us,” or “our”), which will be held on Thursday, March 9, 2006, beginning at 1:00 p.m., local time, at Serena’s principal executive offices at 2755 Campus Drive, 3rd Floor, San Mateo, California 94403.

At this meeting, you will be asked to consider and vote upon a proposal to adopt an agreement and plan of merger dated as of November 11, 2005, entered into by and between Serena and Spyglass Merger Corp., pursuant to which Spyglass Merger Corp. will be merged with and into Serena, with Serena continuing as the surviving corporation. If the merger is completed, each share of Serena common stock issued and outstanding at the effective time of the merger will be converted into the right to receive $24.00 in cash, without interest, other than shares held by Serena as treasury stock or owned by Spyglass Merger Corp. or any wholly owned subsidiary of Spyglass Merger Corp., which will be cancelled without payment, shares held by any of our wholly owned subsidiaries that are not employee benefit trusts, which will remain outstanding, and shares held by stockholders who are entitled to, and who properly exercise and perfect, appraisal rights in compliance with all of the required procedures under Delaware law.

If the merger is completed, Serena will continue its operations as a privately-held company owned by affiliates of Silver Lake Partners, a private equity firm, Douglas D. Troxel, the Chairman of our board of directors and Chief Technology Officer, Robert I. Pender, Jr., our Chief Financial Officer and Senior Vice President, Finance and Administration, who is also one of our directors, me, and other members of our current management.

As a result of the merger, Serena’s shares will no longer be quoted on The NASDAQ National Market.

A special committee of our board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement and determined the merger advisable and to be fair to, and in the best interests of, our unaffiliated stockholders. The special committee consists entirely of directors who are not officers or employees of Serena and who will not have an economic interest in Serena following the merger. Our board of directors, acting upon the recommendation of the special committee, approved the merger agreement and the transactions contemplated by the merger agreement and determined the merger advisable and to be fair to, and in the best interests of, our unaffiliated stockholders. The special committee and the board of directors both recommend that you vote “FOR” the adoption of the merger agreement.

In reaching their decisions, the special committee and the board of directors considered, among other things, an opinion dated November 10, 2005, of Morgan Stanley & Co. Incorporated, the financial advisor to the special committee, to the effect that, as of November 10, 2005, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the $24.00 per share consideration to be received by holders of shares of Serena common stock pursuant to the merger agreement was fair from a financial point of view to holders of Serena common stock other than Mr. Troxel, who is exchanging a portion of his Serena common stock for common stock of Spyglass Merger Corp. immediately prior to the merger. Serena has agreed to pay Morgan Stanley a fee for its services of approximately $8.7 million, approximately $6.5 million of which is contingent upon the consummation of the merger.

The proxy statement accompanying this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully, including the merger agreement and the other documents annexed to the proxy statement. You may also obtain more information about Serena from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Serena common stock. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement for purposes of the vote referred to above.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT A PROXY FOR YOUR SHARES BY INTERNET, TELEPHONE OR MAIL. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE PROVIDE VOTING INSTRUCTIONS FOR ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

Sincerely,

Mark E. Woodward

President and

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or the merger agreement or passed upon the adequacy or accuracy of the information contained in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

THE ACCOMPANYING PROXY STATEMENT IS DATED FEBRUARY 2, 2006

AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT FEBRUARY 6, 2006.

SERENA SOFTWARE, INC.

2755 Campus Drive, 3rd Floor

San Mateo, CA 94403-2538

650-522-6600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be Held on March 9, 2006

To Our Stockholders:

Notice is hereby given that a special meeting of stockholders of Serena Software, Inc., a Delaware corporation (“Serena”), will be held on Thursday, March 9, 2006, beginning at 1:00 p.m., local time, at Serena’s principal executive offices at 2755 Campus Drive, 3rd Floor, San Mateo, California 94403, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 11, 2005 (the “merger agreement”), between Serena and Spyglass Merger Corp., pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.001 per share, of Serena will be converted into the right to receive $24.00 in cash, without interest, other than shares held by Serena as treasury stock or owned by Spyglass Merger Corp. or any wholly owned subsidiary of Spyglass Merger Corp., which will be cancelled, shares that are owned by any wholly owned subsidiary of Serena that is not an employee benefit trust, which will remain outstanding, and shares held by stockholders who are entitled to and who properly exercise and perfect appraisal rights in compliance with all of the required procedures under Delaware law;

2. To approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

3. To act upon such other business as may properly come before the special meeting or any adjournment of the special meeting.

Only holders of Serena’s common stock at the close of business on February 1, 2006 are entitled to notice of and to vote at the special meeting and any adjournment thereof.

You are cordially invited to attend the meeting in person.

Your vote is important, regardless of the number of shares of Serena’s common stock that you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Serena’s common stock entitled to vote on that proposal. The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the shares present and entitled to vote at the special meeting if a quorum is not present, or the holders of a majority of the stock having the power to vote in person or be represented by proxy at such special meeting if a quorum is present.

Even if you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy to ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement, in favor of the proposal to adjourn the meeting, if necessary, to solicit additional proxies, and in accordance with the judgment of the named proxies on any other matters properly brought before the meeting for a vote. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment of the meeting, if necessary, to solicit additional proxies. Alternatively, you may submit a proxy for your shares over the Internet or by telephone, as indicated on the proxy card. If you are a stockholder of record and do attend the meeting, you may vote in person.

Stockholders of Serena who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to Serena before the vote is taken on the merger agreement and they comply with all of the other requirements of Delaware law, which are summarized in the accompanying proxy statement.

By Order of the Board of Directors,

Vita A. Strimaitis

Senior Vice President,

General Counsel and Secretary

San Mateo, California

February 2, 2006

i

ii

SUMMARY TERM SHEET

The following summary term sheet highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Serena,” “Company,” “we,” “our,” “ours,” and “us” refer to Serena Software, Inc. and its subsidiaries, taken together.

The Merger and Related Matters

•	The Merger. You are being asked to vote to adopt an agreement and plan of merger between Serena and Spyglass Merger Corp., which provides for the merger of Spyglass Merger Corp. with and into Serena. Upon the completion of the merger, Serena will be the surviving corporation and the separate existence of Spyglass Merger Corp. will cease. We refer to the agreement and plan of merger in this proxy statement as the “merger agreement.” See “The Merger Agreement” beginning on page 74. A copy of the merger agreement is attached as Annex A to this proxy statement.

•	Parties to the Merger. Serena is a Delaware corporation that was incorporated in California in 1980 and reincorporated in Delaware in 1998. Serena is the largest company in terms of revenue solely focused on managing change in the information technology, or IT, environment. Serena’s products and services automate processes and control change for teams managing development, web content and IT infrastructure. Serena’s solutions take a cross-platform and cross-organizational view of enterprise applications, allowing customers to define, enforce and automate application lifecycle processes. Spyglass Merger Corp. is a Delaware corporation that was incorporated on November 7, 2005 by Silver Lake Partners II, L.P., an affiliate of a private equity firm known as Silver Lake Partners, solely for the purpose of completing the merger and the related financings and transactions. Spyglass Merger Corp. has not participated in any activities to date other than activities incident to its formation and the transactions contemplated by the merger agreement. As of the date of this proxy statement, Silver Lake Partners II, L.P. is the sole stockholder of Spyglass Merger Corp. See “The Parties to the Merger” beginning on page 65.

•

Management Participants. Douglas D. Troxel, the Chairman of our board of directors and Chief Technology Officer, has agreed to cause an affiliate of his to contribute a portion of the shares of Serena common stock held by it to Spyglass Merger Corp. prior to the completion of the merger in exchange for shares of Spyglass Merger Corp., which will convert into shares of Serena upon completion of the merger. The shares contributed by Mr. Troxel’s affiliate will be valued at $20.50 per share for purposes of this contribution. In addition, each of Mark E. Woodward, our Chief Executive Officer and President and one of our directors, and Robert I. Pender, Jr., our Chief Financial Officer and Senior Vice President, Finance and Administration and one of our directors, has agreed to contribute a portion of the shares of Serena common stock beneficially owned by him to Spyglass Merger Corp. prior to completion of the merger in exchange for shares of common stock of Spyglass Merger Corp., which will convert into shares of Serena upon completion of the merger. The shares contributed by Messrs. Woodward and Pender will be valued at $24.00 per share for purposes of such contribution and will be comprised of a portion of the restricted shares granted to them in June 2005. The number of shares of Spyglass Merger Corp. common stock that will be issued in exchange for the shares of Serena common stock contributed to Spyglass Merger Corp. by Messrs. Woodward and Pender and the affiliate of Mr. Troxel will be equal to the aggregate value of the shares of Serena common stock they contribute to Spyglass Merger Corp. divided by $5.00, which is the price per share being paid by Silver Lake Partners II, L.P. for shares of common stock of Spyglass Merger Corp. in connection with the financing of the merger. Each of Messrs. Woodward and Pender has also agreed to retain a portion of his existing options to acquire Serena common stock, which options will be amended and remain outstanding after the merger. Prior to completion of the merger, certain other members of our management also are expected to be provided with the opportunity to make or retain an equity investment in Serena after completion of the merger, which investment is expected to consist of the following, as determined by such members: (1) the acquisition of shares of Serena common stock upon completion of the merger for cash or the assignment to Spyglass Merger Corp. of the cash proceeds otherwise to be received in the merger by such members for shares of Serena common stock they currently hold of record, and/or (2) the retention of some or all of their existing options to acquire Serena common stock, which options would be amended and remain outstanding after the merger. Upon completion of the merger, Serena is expected to adopt a management equity incentive plan pursuant to which options to acquire up to an additional 12% of the fully diluted Serena common stock after the merger may be issued to members of our current and future management, including Messrs. Woodward and Pender. In this proxy statement, we refer to Messrs. Troxel, Woodward and Pender, and any other members of our management who own equity interests in Serena following completion of the merger, as “management participants.” See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 53.

•	Payment for Common Stock. If the merger is completed, each share of Serena common stock issued and outstanding at the effective time of the merger will be converted into the right to receive $24.00 in cash, without interest, other than shares held by us as treasury stock or owned by Spyglass Merger Corp. or any wholly owned subsidiary of Spyglass Merger Corp., which will be cancelled, shares held by any of our wholly owned subsidiaries that are not employee benefit trusts, which will remain outstanding, and shares held by stockholders who are entitled to and who properly exercise and perfect appraisal rights in compliance with all of the required procedures under Delaware law. As of the date of this proxy statement, none of our wholly owned subsidiaries that are not employee benefit trusts owned any shares of our common stock. The employee benefit trusts, which were acquired in connection with the acquisition of Merant plc, hold shares of common stock issuable upon exercise of certain employee stock options. See “The Merger Agreement—Treatment of Stock and Options” beginning on page 74.

•	Treatment of Options. Immediately prior to the effective time of the merger, all outstanding options to acquire Serena common stock will become fully vested and immediately exercisable unless otherwise agreed between the holder of any of those options and Spyglass Merger Corp. In connection with the merger, option holders will generally be provided the opportunity to receive cash, without interest, in an amount equal to the product of (1) the total number of shares of Serena common stock subject to the option multiplied by (2) the excess, if any, of $24.00 over the exercise price per share of Serena common stock under such option, less any applicable withholding taxes. The management participants will not receive any cash payment with respect to options that they elect to retain, as described above. See “The Merger Agreement—Treatment of Stock and Options” beginning on page 74.

•	Purposes of the Merger. The purpose of the merger for Serena is to enable its stockholders to immediately realize the value of their investment in Serena through their receipt of the per share merger price of $24.00 in cash, without interest. The purpose of the merger for Messrs. Troxel, Woodward and Pender is to allow them to seek to grow Serena’s business with the support and assistance of Silver Lake Partners and without the added costs and short-term distractions inherent in being a company with publicly-traded equity securities. For Spyglass Merger Corp., Silver Lake Partners II, L.P. and Silver Lake Technology Associates II, L.L.C., which is the general partner of Silver Lake Partners II, L.P., the purpose of the merger is to allow Silver Lake Partners II, L.P., the other stockholders of Spyglass Merger Corp. and the management participants to own Serena and to bear the rewards and risks of such ownership after Serena’s common stock ceases to be publicly traded. See “Special Factors—Purposes and Structure of the Merger” beginning on page 41.

•

Effect of the Merger on Serena. If the merger is completed, Serena will continue its operations as a privately-held company owned by (1) affiliates of Silver Lake Partners and (2) the management participants. After the merger, Serena’s shares will no longer be quoted on The NASDAQ National Market. In addition, Serena expects the registration of Serena common stock under the Securities Exchange Act of 1934 will be terminated. As a result, Serena will no longer be required to file periodic or other reports with the Securities and Exchange Commission with respect to its common stock or to deliver proxy statements or information statements in connection with stockholders’ meetings. In addition, this termination will result in Serena no longer being subject to the provisions of the Sarbanes-

Oxley Act of 2002 or the liability provisions of the Securities Exchange Act of 1934 immediately following the merger and officers of Serena will no longer be required to publicly certify the accuracy and completeness of the financial statements and other information relating to Serena. See “Special Factors—Certain Effects of the Merger” beginning on page 42.

•	Special Committee. Our board of directors formed a special committee, consisting entirely of directors who are not officers or employees of Serena and who will not have an economic interest in Serena following the merger. The special committee was charged with representing the interests of our unaffiliated stockholders and was actively involved in extended and numerous deliberations and negotiations regarding the merger on behalf of the unaffiliated stockholders. In this capacity, the special committee retained and received advice from Morgan Stanley and Co. Incorporated, as financial advisor, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, as legal advisor. The members of the special committee acted solely on behalf of the unaffiliated stockholders and did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the going-private transaction or to prepare a report concerning the fairness of the transaction. See “Special Factors—Background of Merger” beginning on page 16 and “Special Factors—Reasons for the Special Committee’s Recommendation” beginning on page 28.

•	Special Committee Recommendation. The special committee unanimously recommends that Serena’s stockholders vote “FOR” the adoption of the merger agreement. See “Special Factors—Recommendations of the Special Committee and the Board of Directors” beginning on page 27.

•	Board of Directors Recommendation. Our board of directors recommends that Serena’s stockholders vote “FOR” the adoption of the merger agreement. See “Special Factors— Recommendations of the Special Committee and the Board of Directors” beginning on page 27.

•	Opinion of Financial Advisor. The special committee received an opinion on November 10, 2005, from Morgan Stanley & Co. Incorporated, the financial advisor to the special committee, or Morgan Stanley, to the effect that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the $24.00 per share consideration to be received by holders of shares of Serena common stock pursuant to the merger agreement was fair from a financial point of view to the holders of Serena common stock other than Douglas D. Troxel, who is exchanging a portion of the Serena common stock he beneficially owns for common stock of Spyglass Merger Corp. immediately prior to the merger, which shares will convert into shares of the surviving corporation as a result of the merger. Serena has agreed to pay Morgan Stanley a fee for its services of approximately $8.7 million, approximately $6.5 million of which is contingent upon the consummation of the merger. See “Special Factors—Opinion of Morgan Stanley & Co. Incorporated” beginning on page 32. A copy of Morgan Stanley’s opinion is attached as Annex B to this proxy statement.

•	Interests of Our Directors and Officers. Some of our directors and officers, including the management participants, have interests in the merger that are different from, or in addition to, the interests that apply to our stockholders generally. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 53.

•	Financing of the Merger. Spyglass Merger Corp. estimates that approximately $1.14 billion will be the total amount of funds required to pay the merger consideration in connection with the merger, to pay either the as-converted cash amount or the principal and accrued but unpaid interest on the outstanding $220 million in aggregate principal amount of Serena’s 1 1/2% Convertible Subordinated Notes due 2023, in each case at the times and subject to the conditions set forth in the indenture governing the convertible notes, and to pay related fees and expenses. Spyglass Merger Corp. expects this amount, together with the related working capital requirements of Serena following the completion of the merger, to be provided through a combination of the proceeds of the following:

•	an aggregate cash equity investment by Silver Lake Partners II, L.P. and Silver Lake Technology Investors II, L.L.C., which are affiliates of Silver Lake Partners and which we refer to in this proxy statement as the “Silver Lake investors,” of $349.0 million, which is subject to downward or upward adjustment;

•	a new $450.0 million senior secured credit facility, consisting of a $375.0 million term credit facility and a $75.0 million revolving credit facility;

•	either:

•	an offering of new unsecured senior subordinated notes yielding gross proceeds of $225.0 million; or

•	a new $225.0 million senior subordinated bridge loan facility; and

•	cash and cash equivalents held by Serena and its subsidiaries.

The Douglas D. Troxel Living Trust, which is an affiliate of Douglas D. Troxel, has agreed to contribute an aggregate of 7,518,483 shares of Serena common stock to Spyglass Merger Corp. prior to the merger. In this proxy statement, we refer to the Douglas D. Troxel Living Trust as the “Troxel Trust.” These shares of Serena common stock contributed to Spyglass Merger Corp. prior to the merger will be cancelled and cease to exist at the effective time of the merger without any payment being made or consideration delivered in respect of those shares. The shares of Spyglass Merger Corp. will convert into shares of the surviving corporation as a result of the merger. In addition, Messrs. Woodward and Pender have agreed to retain at least a portion of their existing Serena common stock and options to acquire Serena common stock and, prior to the completion of the merger, the other management participants are expected to be provided the opportunity to make or retain an equity investment in Serena after completion of the merger. The amount of cash equity investment by the Silver Lake investors as described above will be reduced by the aggregate value of any equity interests that the management participants other than the Troxel Trust agree to acquire or retain. See “Special Factors—Financing of the Merger” beginning on page 46.

•	Sponsor Guarantee. Silver Lake Partners II, L.P. agreed to pay us any amounts, up to a maximum of $52,350,000, that are determined by a final court order to be due to us from Spyglass Merger Corp. by reason of its willful breach of the merger agreement. See “Other Agreements—Sponsor Guarantee” beginning on page 90. A copy of the sponsor guarantee is attached as Annex C to this proxy statement.

•	Other Offers. The merger agreement restricts Serena’s ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Serena. However, under specified circumstances, the board of directors of Serena may terminate the merger agreement if Serena desires to accept an unsolicited superior proposal, as defined in the merger agreement, subject to the prior or concurrent payment of a $35 million termination fee to Spyglass Merger Corp. or its designee. See “The Merger Agreement—No Solicitation of Transactions” beginning on page 81 and “The Merger Agreement—Termination” beginning on page 87.

•	Tax Consequences. Generally, the consideration received in the merger will be taxable for U.S. federal income tax purposes. You will recognize taxable gain or loss in the amount of the difference between $24.00 and your adjusted tax basis for each share of Serena common stock that you own. However, special tax consequences may apply to management participants who agree to acquire or retain an equity investment in Serena after completion of the merger. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 58.

•	Conditions. The completion of the merger pursuant to the merger agreement is subject to (1) adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock, (2) the receipt of debt financing by Spyglass Merger Corp., and (3) specified other conditions. See “The Merger Agreement—Conditions to the Merger” beginning on page 85.

The Special Meeting and Related Matters

•	Date, Time and Place. The special meeting of Serena’s stockholders will be held on Thursday, March 9, 2006 beginning at 1:00 p.m., local time, at Serena’s principal executive offices at 2755 Campus Drive, 3rd Floor, San Mateo, California 94403.

•	Record Date and Voting. You are entitled to vote at the special meeting if you owned shares of Serena common stock at the close of business on February 1, 2006, the record date for the special meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting. As of the close of business on the record date, there were 41,379,819 shares of common stock of Serena entitled to be voted at the special meeting. See “The Special Meeting—Record Date, Quorum and Voting Power” beginning on page 71.

•	Stockholder Vote Required to Adopt the Merger Agreement. For Serena to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. See “The Special Meeting—Required Vote” beginning on page 71.

•	Share Ownership of Directors and Executive Officers. As of the close of business on the record date for the special meeting, the directors and executive officers of Serena held and are entitled to vote, in the aggregate, 12,193,442 shares of our common stock, representing approximately 29.5% of the outstanding shares of our common stock, including shares beneficially owned by Douglas D. Troxel and the Troxel Trust. Pursuant to the terms of the contribution and voting agreement described elsewhere in this proxy statement, Douglas D. Troxel and the Troxel Trust each have agreed to vote or consent, or cause to be voted or consented, all shares of our common stock that he or it beneficially owns or controls in favor of adopting the merger agreement. As of the record date for the special meeting, Mr. Troxel and the Troxel Trust collectively may be deemed to beneficially own 11,707,725 shares of our common stock, representing approximately 28.3% of the outstanding shares of our common stock. In addition to the shares Mr. Troxel and the Troxel Trust have agreed to vote in favor of adoption of the merger agreement pursuant to the contribution and voting agreement, the affirmative vote of holders of our common stock representing at least 8,982,185 shares of our common stock, or approximately 21.7% of the outstanding shares of our common stock, will be required to adopt the merger agreement. The other directors and executive officers, including the other management participants, have informed Serena that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement. The approval of at least a majority of Serena’s unaffiliated stockholders is not required to adopt the merger agreement. See “The Special Meeting—Voting by Directors and Executive Officers” beginning on page 72. A copy of the contribution and voting agreement is attached as Annex D to this proxy statement.

•	Appraisal Rights of Stockholders. Under Delaware law, you are entitled to appraisal rights in connection with the merger. As a result, you will have the right under Delaware law to have the “fair value” of your shares of Serena common stock determined by the Delaware Chancery Court. This right to appraisal is subject to a number of restrictions and procedural requirements. Generally, in order to exercise your appraisal rights, you must:

•	send a written demand to Serena for appraisal in compliance with the Delaware General Corporation Law before the vote on the adoption of the merger agreement;

•	not vote in favor of the adoption of the merger agreement; and

•	continuously hold your Serena common stock from the date you make the demand for appraisal through the effective date of the merger.

Merely voting against the adoption of the merger agreement will not protect your rights to an appraisal, which requires you to take all the steps provided under the Delaware law. Delaware law requirements for exercising appraisal rights are described in further detail in this proxy statement. See “Appraisal Rights” beginning on page 108. In addition, Section 262 of the General Corporation Law of the State of Delaware, which is the section of Delaware law regarding appraisal rights, is reproduced and attached as Annex F to this proxy statement.

If you vote for the adoption of the merger agreement, you will waive your rights to seek appraisal of your shares of Serena common stock under Delaware law.

•	Litigation Related to the Merger. As of the date of this proxy statement, three complaints have been filed naming Serena and the members of our board of directors as defendants. Among other things, the complaints allege that our directors, in approving the proposed merger, breached fiduciary duties owed to our stockholders because the directors failed to take steps to maximize the value to our public stockholders. The complaints seek class certification and forms of equitable relief, including enjoining the consummation of the merger, and some of the complaints seek damages as well. We believe that the allegations are without merit and intend to vigorously contest the actions. There can be no assurance, however, that we will be successful in our defense of these actions. See “Special Factors—Litigation Related to the Merger” beginning on page 61.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the merger and the special meeting. They may not include all of the information that may be important to you. We urge you to read carefully this entire proxy statement, including the annexed documents and the other documents we refer to and incorporate by reference in this proxy statement.

Q:	What matters will I be asked to vote on at the special meeting?

A:	You will be asked to vote on the following proposals:

•	the adoption of the merger agreement, which provides for the merger of Spyglass Merger Corp. with and into Serena;

•	the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	action on other matters and transaction of other business as may properly come before the special meeting.

If the merger is completed, you will no longer own shares of Serena common stock.

Q:	What will happen to Serena as a result of the merger?

A:	Serena will continue its operations as a privately-held company owned by the Silver Lake investors and the management participants. Serena’s shares will no longer be publicly traded, and Serena does not expect to be required to file periodic and other reports with the Securities and Exchange Commission with respect to its common stock or proxy or information statements with respect to stockholders’ meetings.

Q:	What will I receive for my Serena common stock if the merger is completed?

A:	If the merger is completed, each share of your Serena common stock will be converted into the right to receive $24.00 in cash, without interest, unless you validly exercise and perfect appraisal rights in compliance with all of the required procedures under Delaware law, in which case your shares will be subject to appraisal in accordance with Delaware law.

Q:	What will happen to my stock options in the merger?

A:

All outstanding stock options will become fully vested and immediately exercisable prior to the merger unless otherwise agreed between the holder of any of those options and Spyglass Merger Corp. All options (other than options that may be retained by the management participants, who are expected to be offered the opportunity to retain amended options as described below) will automatically be cancelled immediately prior to the effective time of the merger (to the extent permissible under Serena stock plans) and will be converted into a right to receive an amount in cash (without interest), less applicable withholding taxes, equal to the product of (1) the number of shares of our common stock subject to each option, as of the effective time of the merger, multiplied by (2) the excess of $24.00 over the exercise price per share of Serena common stock subject to such option, which cash amount we refer to as the “option consideration.” If the applicable Serena stock plan does not permit Serena to cancel outstanding options without the consent of the individual who has received the option, Serena expects to make an offer to such option holders to cancel all of their options in exchange for the option consideration upon the cancellation of his or her outstanding options. In no event will the holder of one or more Serena stock options that are cancelled pursuant to the foregoing offer receive less than an aggregate of $500, less applicable withholding taxes, in consideration for the cancellation of all of his or her options. In the event that any of such options are not cancelled prior to the merger or, in the case of the management participants, amended prior to the merger, then such outstanding options will be subject to adjustment upon completion of the merger pursuant to the terms set forth in the applicable Serena stock plans. The management participants will not receive any cash payment with respect to the amended options that they elect to retain, as described below.

Q.	How do Serena’s board of directors and the special committee recommend that I vote on the merger?

A:	The special committee of our board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement and determined the merger, on the terms and conditions set forth in the merger agreement, advisable and to be fair to and in the best interests of our unaffiliated stockholders. Our board of directors, acting upon the recommendation of the special committee, has approved the merger agreement and the transactions contemplated by the merger agreement and determined the merger, on the terms and conditions set forth in the merger agreement, advisable and to be fair to, and in the best interests of, our unaffiliated stockholders. The special committee and the board of directors both recommend that you vote “FOR” the adoption of the merger agreement.

Q:	Why did the board of directors form a special committee?

A:	Because certain members of our board of directors and management will have interests in Serena following the merger, our board of directors formed a special committee to represent the interests of our unaffiliated stockholders. The special committee consists entirely of directors who are not officers or employees of Serena and who will not have an economic interest in Serena following the merger. No limitations were placed on the authority of the special committee to act on behalf of our unaffiliated stockholders, and no compensation arrangements were entered into with the members of the special committee in connection with their service on the committee.

Q:	Do any members of the board of directors or management of Serena have interests in the merger that may be different from my interests as a stockholder?

A:	Yes, some of our directors and officers, including the management participants, have interests in the merger that are different from, or in addition to, the interests that apply to our stockholders generally, including the following:

•	Douglas D. Troxel, the Chairman of our board of directors and Chief Technology Officer, will remain on our board of directors after the merger and initially be entitled to designate a second member to our board, and Mark E. Woodward, our Chief Executive Officer and President and one of our directors, will also remain on our board after the merger;

•	Mr. Troxel, the Troxel Trust, Serena and the Silver Lake investors will enter into a stockholders agreement in connection with the completion of the merger, which will provide the Troxel Trust with certain rights and restrictions, including rights to participate in future sales of shares by the Silver Lake investors and future issuances of shares by Serena and to require Serena to register the Troxel Trust’s shares;

•	Mr. Woodward and Robert I. Pender, Jr., our Chief Financial Officer and Senior Vice President, Finance and Administration and one of our directors, have entered into management agreements, pursuant to which Messrs. Woodward and Pender agreed to enter into definitive employment agreements with the surviving corporation to be effective after the closing of the merger;

•	certain of our other executives officers will continue to be our executive officers after the merger, although we do not anticipate that they will enter into new employment agreements with us or that their salaries or cash incentive compensation will change in connection with the merger;

•	certain of our executive officers and other members of our management are expected to be provided the opportunity to retain all or a portion of their current Serena equity interests or to acquire equity interests in Serena after completion of the merger and additional grants of options to the management participants are expected to occur after completion of the merger. As a result, the management participants are expected to own up to 41.3% of the equity interests of Serena on a fully diluted basis after completion of the merger;

•	all unvested stock options held by our directors and executive officers and 60% of the restricted stock held by Messrs. Woodward and Pender will vest in connection with the merger and each of our directors and executive officers will be entitled to receive the same consideration for their shares of common stock and options to acquire common stock as our unaffiliated stockholders and optionholders (other than any equity interests retained by the management participants in the merger); and

•	we are required after completion of the merger to maintain certain indemnification and insurance policies applicable to our directors and executive officers.

See “Special Factors—Interests of the Company’s Directors and Executive Officers” beginning on page 53.

Q:	Who are the “management participants”?

A:	Douglas D. Troxel, the Chairman of our board of directors and Chief Technology Officer, has agreed to cause the Troxel Trust to contribute a portion of the shares of Serena common stock held by it to Spyglass Merger Corp. prior to the completion of the merger in exchange for shares of Spyglass Merger Corp. The shares contributed by the Troxel Trust will be valued at $20.50 per share for such purposes. In addition, each of Messrs. Woodward and Pender has agreed to contribute a portion of the shares of Serena common stock beneficially owned by him to Spyglass Merger Corp. prior to the completion of the merger in exchange for shares of Spyglass Merger Corp. The shares contributed by Messrs. Woodward and Pender will be valued at $24.00 per share for such purposes and be comprised of a portion of the restricted shares granted to them in June 2005. The number of shares of Spyglass Merger Corp. common stock that will be issued in exchange for the shares of Serena common stock contributed to Spyglass Merger Corp. by Messrs. Woodward and Pender and the Troxel Trust will be equal to the aggregate value of the shares of Serena common stock they contribute to Spyglass Merger Corp. divided by $5.00, which is the price per share being paid by the Silver Lake investors for shares of common stock of Spyglass Merger Corp. in connection with the financing of the merger. Each of Messrs. Woodward and Pender has also agreed to retain a portion of his existing options to acquire Serena common stock, which options will be amended and remain outstanding after the merger. Prior to completion of the merger, certain other members of our management also are expected to be provided with the opportunity to make or retain an equity investment in Serena after completion of the merger, which investment is expected to consist of the following, as determined by such members: (1) the acquisition of shares of Serena common stock upon completion of the merger for cash or the assignment to Spyglass Merger Corp. of the cash proceeds otherwise to be received in the merger by such members for shares of Serena common stock they currently hold of record, and/or (2) the retention of some or all of their existing options to acquire Serena common stock, which options would be amended and remain outstanding after the merger. Upon completion of the merger, Serena is expected to adopt a management equity incentive plan pursuant to which options to acquire up to an additional 12% of the outstanding Serena common stock after the merger may be issued to members of our current and future management, including Messrs. Woodward and Pender. We refer to Messrs. Troxel, Woodward and Pender, and any other members of our management who own equity interests in Serena following completion of the merger, as the “management participants.”

Q:	What will happen to the Serena shares and options currently held by the management participants?

A:

The management participants who have agreed or agree to contribute a portion of their current shares of Serena common stock to Spyglass Merger Corp. prior to the merger will receive shares of common stock of Spyglass Merger Corp. as described above. At the effective time of the merger, these shares of Spyglass Merger Corp. will convert into shares of common stock in Serena, which is the surviving corporation in the merger, and the shares of Serena common stock contributed to Spyglass Merger Corp. will be cancelled without receipt of any payment. With respect to each of the options to acquire Serena common stock that the management participants have agreed or agree prior to completion of the merger to retain, such stock options will be amended and remain outstanding after completion of the merger. As a result of such amendments, the exercise price and the number of shares of Serena common stock that may be acquired with such retained options of the management participants will be adjusted such that the aggregate “spread value” of such options after completion of the merger is the same as their aggregate “spread value” prior to the merger. For these purposes, the “spread value” of an option to acquire one share of our common stock prior to the merger is the amount, if any, by which $24.00 exceeds the current exercise price of the option and after completion of the merger is the difference between $5.00, which is the price being paid by the Silver Lake investors for shares of common stock of Spyglass Merger Corp. in connection with the financing of the merger, and $1.25, which will be the new exercise price of such option.

The Serena shares and stock options currently held by the management participants that are not contributed to Spyglass Merger Corp. prior to the merger or that are not amended prior to the merger will be treated the same in the merger as the shares and stock options held by our unaffiliated stockholders and optionholders. Management participants are expected to be provided with the opportunity to assign to Spyglass the cash merger proceeds otherwise to be received by them for any shares of Serena common stock they may own of record in consideration for the issuance to them of shares of common stock of the surviving corporation in the merger.

Q:	What is Spyglass Merger Corp.?

A:	Spyglass Merger Corp. is a Delaware corporation that was incorporated on November 7, 2005 by Silver Lake Partners II., L.P., an affiliate of a private equity firm known as Silver Lake Partners, solely for the purpose of completing the merger and the related financings and transactions. As of the date of this proxy statement, Silver Lake Partners II, L.P. is the sole stockholder of Spyglass Merger Corp.

Q:	How will Spyglass Merger Corp. pay the merger consideration?

A:	Spyglass Merger Corp. will pay the merger consideration from the proceeds of equity investments and debt financing arrangements to be entered into in connection with the merger. In addition, it is anticipated that cash and cash equivalents held by Serena and its subsidiaries will be used to fund payment of a portion of the merger consideration. For more information about the financing of the merger, see “Special Factors—Financing of the Merger” beginning on page 46.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible, and we anticipate that it will be completed in the first quarter of calendar year 2006. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement—Conditions to the Merger” beginning on page 85 and “The Merger Agreement—Effective Time” beginning on page 74.

Q:	What are the conditions to the completion of the merger?

A:	The completion of the merger is subject to a number of conditions, including:

•	adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock;

•	the expiration or termination of the waiting periods under applicable antitrust laws, and the receipt of any required approvals from anti-trust authorities;

•	receipt of all material consents, approvals and authorizations legally required to be obtained from governmental authorities to consummate the merger;

•	the accuracy of the representations and warranties made by us and Spyglass Merger Corp. in the merger agreement, subject to specified materiality thresholds;

•	the performance, in all material respects, by Serena and Spyglass Merger Corp. of the covenants and agreements in the merger agreement;

•	the absence of any governmental injunctions, orders, decrees or rulings that have the effect of making the consummation of the merger illegal or that would require, prohibit or limit Serena or Spyglass Merger Corp. from taking specified actions;

•	the absence of any fact, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had or is reasonably likely to result in a material adverse effect on Serena;

•	the receipt by Spyglass Merger Corp. of a specified amount of debt financing proceeds;

•	the delivery of specified certifications; and

•	the delivery of a solvency opinion to Serena and its board of directors if a solvency opinion is delivered to any of the senior lenders under the debt commitment letter or other lenders pursuant to an alternate debt financing arrangement.

If all of these conditions are not either satisfied or waived, the merger will not be completed even if our stockholders vote to adopt the merger agreement. See “The Merger Agreement—Conditions to the Merger” beginning on page 85.

Q:	Will I owe any U.S. federal income tax as a result of the merger?

A:	Generally, the consideration received in the merger will be taxable for U.S. federal income tax purposes. You will recognize taxable gain or loss in the amount of the difference between $24.00 and your adjusted tax basis for each share of Serena common stock that you own. However, special tax consequences may apply to management participants who agree to acquire or retain an equity investment in Serena after completion of the merger. For further information about the U.S. federal income tax consequences of the merger, see “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 58.

Q:	When and where is the special meeting?

A:	The special meeting will be held on Thursday, March 9, 2006 beginning at 1:00 p.m., local time, at Serena’s principal executive offices at 2755 Campus Drive, 3rd Floor, San Mateo, California 94403.

Q:	Who can vote on the merger agreement?

A:	Holders of our common stock at the close of business on February 1, 2006, the record date for the special meeting, may vote in person or by proxy on the merger agreement at the special meeting.

Q:	What vote of stockholders is required to adopt the merger agreement?

A:	For Serena to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement.

Q:	What vote of stockholders is required for the proposal to adjourn the meeting?

A:	The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the shares present and entitled to vote at the special meeting.

Q:	Are any stockholders required to vote in favor of adopting the merger agreement ?

A:	Yes. Under the terms of a contribution and voting agreement entered into in connection with the merger, Douglas D. Troxel and the Troxel Trust each have agreed to vote all shares he and it beneficially own in favor of adopting the merger agreement. As of the record date for the special meeting, Mr. Troxel and the Troxel Trust collectively may be deemed to beneficially own 11,707,725 shares of our common stock, which represent approximately 28.3% of the outstanding shares of our common stock.

Q:	What does it mean if I receive more than one proxy card?

A:	If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	How do I vote without attending the special meeting?

A:	If you hold shares in your name as the stockholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s form of proxy card which includes voting instructions. In either case, you may submit a proxy for your shares by Internet, telephone or mail without attending the special meeting. To submit a proxy by Internet or telephone 24 hours a day, seven days a week, follow the instructions on the proxy card. To submit a proxy by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided. Internet and telephone proxy submission provide the same authority to vote your shares as if you returned your proxy card by mail. Internet proxy submission procedures are further described at http://www.proxyvoting.com/SRNA.

Q:	How do I vote in person at the special meeting?

A:	If you hold shares in your name as the stockholder of record, you may vote those shares in person at the special meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the special meeting, we recommend that you submit a proxy for your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the special meeting only if you obtain and bring with you a signed proxy from the necessary nominee giving you the right to vote the shares. To do this, you should contact your nominee.

Q:	Can I change my vote?

A:	After you submit a proxy for your shares, whether by Internet, telephone or mail, you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the stockholder of record, you should write to our Corporate Secretary at our principal offices, 2755 Campus Drive, 3rd Floor, San Mateo, California 94403, stating that you want to revoke your proxy and that you need another proxy card. If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card. Alternatively, you may submit a proxy again by Internet or telephone. If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote. Your last vote before voting is closed at the special meeting is the vote that will be counted.

Q:	What happens if I do not respond?

A:	For purposes of the proposal to adopt the merger agreement, the failure to respond by returning your proxy card will have the same effect as voting against the merger agreement unless you vote for the merger agreement in person at the special meeting. For purposes of any proposal to adjourn the meeting, if necessary, to solicit proxies, the failure to respond by returning your proxy card will not count as a vote cast on the proposal but if the failure to respond causes your shares to be deemed to be a broker non-vote, your shares will count for determining whether a quorum is present.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the special meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted.

Q:	How are votes counted?

A:	For the proposal relating to the adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal relating to adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. If you ABSTAIN, it has the same effect as if you vote AGAINST the adoption of the merger agreement.

For the proposal to adjourn the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal to adjourn the meeting, if necessary, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” adjournment of the meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present. Broker non-votes will have the same effect as a vote against the adoption of the merger agreement.

Q:	Who will bear the cost of this solicitation?

A:	We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile, Internet or similar means, by our directors, officers or employees without additional compensation. In addition, D.F. King & Co., Inc. will provide solicitation services to us for a fee of approximately $50,000 plus out-of-pocket expenses. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record.

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange Serena stock certificates for the merger consideration to which you are entitled as a result of the merger. If your shares are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for those shares. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	What rights do I have to seek appraisal for my shares?

A:	If you wish, you may seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law as described in the section of the proxy statement entitled “Appraisal Rights” beginning on page 108 and in Annex F of this proxy statement. Depending upon the determination of the Delaware Court of Chancery, the appraised fair value of your shares of Serena common stock, which will be paid to you if you seek an appraisal and comply with all requirements of Delaware law, may be more than, less than or equal to the per share consideration to be paid in the merger.

Merely voting against the adoption of merger agreement will not preserve your appraisal rights under Delaware law. In order to validly exercise and perfect appraisal rights under Section 262 of the Delaware General Corporation Law, among other things, you must not vote for the adoption of the merger agreement and you must deliver to Serena written demand for appraisal in compliance with Delaware law prior to the vote on the merger agreement at the special meeting. Failure to take all of the steps required under Delaware law may result in the loss of your appraisal rights.

Q:	Who can help answer my other questions?

A:	The information provided above in the summary term sheet and in the “question and answer” format is for your convenience only and is merely a summary of the information contained in this proxy statement. You should carefully read this entire proxy statement, including the documents annexed to this proxy statement and the documents we refer to or incorporate by reference in this proxy statement. If you have more questions about the special meeting or the merger, you should contact Investor Relations at ir@serena.com or by telephone at (650) 522-6501. You may also contact our proxy solicitor, D.F. King & Co., Inc., at:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

(212) 269-5550 (collect)

(800) 549-6746 (toll-free)

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, the annexes attached to this proxy statement, the documents incorporated by reference in this proxy statement and the documents to which we refer you in this proxy statement may contain forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements that are not historical facts. The words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under “Factors That May Affect Future Results” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q incorporated by reference in this proxy statement. Factors that could cause or contribute to such differences include but are not limited to: the percentage of license revenue typically closed at the end of each quarter, making estimation of operating results prior to the end of the quarter extremely uncertain; our ability to successfully integrate our acquisition of Merant plc; economic conditions worldwide which may continue to affect the overall demand for software and services, which has resulted in and could continue to result in decreased revenues or lower revenue growth rates in the future; changes in revenue mix and seasonality; dependence on revenues from our installed base; continued demand for additional mainframe MIPS capacity; our ability to complete the assessment of internal controls over financial reporting as of January 31, 2006, as required by Section 404 of the Sarbanes-Oxley Act, which may impact market perception of the reliability of our internal controls over financial reporting and thus adversely affect the market price of our common stock; expansion of our international organizations; and our ability to manage our growth.

Statements about the expected timing, completion and effects of the proposed merger, the possibility of satisfying the conditions of the debt financing for the merger, and the litigation related to the merger also constitute forward-looking statements. We may not be able to complete the proposed merger on the terms described in this proxy statement or other acceptable terms or at all because of a number of factors, including the failure to obtain stockholder approval, the failure to obtain the necessary financing for the merger or the failure to satisfy the other closing conditions. In addition to other factors and matters contained in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the satisfaction of the conditions to consummate the merger, including the receipt of the required stockholder and regulatory approvals;

•	the actual terms of the financing arrangements obtained in connection with the merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of the legal proceedings that have been instituted against us and others following announcement of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•	our substantial indebtedness following the consummation of the merger.

All forward-looking statements contained or incorporated by reference in the proxy statement speak only as of the date of this proxy statement or as of such earlier date that those statements were made and are based on current expectations or expectations as of such earlier date and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. We undertake no obligation to release any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, we will (1) update such information through a supplement to this proxy statement and (2) amend the Transaction Statement on Schedule 13E-3 filed in connection with the merger, in each case, to the extent required by applicable law.

SPECIAL FACTORS

Background of the Merger

The board of directors and management of Serena regularly evaluate Serena’s business and operations as well as the company’s strategic direction and prospects. Over the course of the last several years, management has from time to time discussed potential transactions with strategic parties, including possible business combinations with other companies. Management’s practice has been to bring these discussions to the attention of the board when management deems that the discussions have progressed to a point that board input and consideration is appropriate. Other than Serena’s acquisition of Merant plc in 2004, none of these discussions with respect to any transaction material to Serena progressed beyond the preliminary stage or resulted in any specific proposals.

On May 20, 2005, Mark Woodward, the President and Chief Executive Officer and a director of Serena, and Robert Pender, the Chief Financial Officer and Senior Vice President, Finance and Administration and a director of Serena, met with a representative of Merrill Lynch & Co., or Merrill Lynch, to discuss potential strategic alternatives for Serena. Messrs. Woodward and Pender previously had been contacted by the Merrill Lynch representative to discuss a wide variety of strategic alternatives for Serena, including acquisitions of other companies, the sale of Serena to another public company, and a going private transaction with a private equity firm. As part of this meeting, the Merrill Lynch representative discussed going-private as a strategic alternative for Serena, and offered to coordinate meetings between management and private equity firms to explore these and other alternatives. At the request of Messrs. Woodward and Pender, following the meeting Merrill Lynch contacted five private equity firms in an effort to arrange these meetings.

On June 2, 2005, Kenneth Hao, a managing director of Silver Lake Partners, had an initial meeting with Mark Woodward and Robert Pender. The meeting was arranged by representatives of Merrill Lynch, and the purpose of the meeting was to introduce Serena’s management to Silver Lake Partners, for Serena’s management to learn more about Silver Lake Partners, including Silver Lake Partners’ investment philosophy and focus, and for Silver Lake Partners to learn more about Serena.

On June 14, 2005, Mark Woodward, Robert Pender and a representative of Merrill Lynch met with a representative of a second private equity firm.

On June 15, 2005, Mark Woodward and Robert Pender met with a representative of Merrill Lynch to discuss the meetings with Silver Lake Partners and the second private equity firm. The Merrill Lynch representative updated the management team on his efforts to arrange meetings with other private equity sponsors.

On June 16, 2005, Mark Woodward and Robert Pender met with representatives of a third private equity firm. On June 22, 2005, Mr. Woodward had a lunch meeting with a representative of the third private equity firm to continue their earlier discussions.

On June 24, 2005, Serena and an affiliate of Silver Lake Partners entered into a non-disclosure agreement which included, among other things, a requirement that Silver Lake Partners and its representatives keep confidential any non-public information provided by Serena and a “standstill” restriction applicable to Silver Lake Partners.

On June 28, 2005, David Roux and Kenneth Hao, managing directors of Silver Lake Partners, met with Mark Woodward and Robert Pender. The participants at the meeting continued their discussions regarding Serena and Silver Lake Partners, including Silver Lake Partners’ potential interest in pursuing an investment in, or acquisition of, Serena.

On June 29, 2005, Mark Woodward and Robert Pender met with representatives of a fourth private equity firm. The fifth private equity firm that Merrill Lynch contacted decided not to meet with Serena’s management.

In connection with the meetings with the four other private equity firms, Serena entered into non-disclosure agreements with those firms that requested receipt of confidential information.

On June 29, 2005, David Roux, Kenneth Hao and Hollie Moore, a director of Silver Lake Partners, met with Mark Woodward and Robert Pender to continue discussions regarding Silver Lake Partners’ potential interest in pursuing a transaction involving Serena.

Silver Lake Partners began a preliminary financial and business due diligence review of Serena on July 1, 2005. From this date through August 25, 2005, Silver Lake Partners reviewed financial and other business information provided by Serena and held discussions with Serena’s senior management regarding Serena’s business, operations, financial results, financial condition and prospects.

The board of directors of Serena met on July 5, 2005. At the meeting, members of senior management updated the board on Serena’s business and financial condition, financial and operating results and recent stock price performance, which was lower than management expected in light of Serena’s acquisition of Merant and the expansion of Serena’s business. Management discussed with the board the merits of evaluating various alternatives for Serena to seek to increase stockholder value. The alternatives discussed at the board meeting were maintaining the status quo as a standalone public company; seeking to fundamentally change the business model of Serena by introducing new licensing models, investing more heavily in alternate distribution channels and growing its professional services business; entering into a transaction with a strategic party; or entering into a transaction with a private equity firm to invest in Serena or take it private.

On July 7, 2005, Mark Woodward had a telephone conference with David Roux of Silver Lake Partners during which Mr. Roux expressed Silver Lake Partners’ interest in continuing to learn more about Serena.

On July 14, 2005, Mark Woodward and Robert Pender met again with representatives of one of the private equity firms other than Silver Lake Partners. The purpose of the meeting was to allow the private equity firm to conduct more detailed financial and business due diligence on Serena, including a discussion of product strategies and future direction of Serena.

On August 3, 2005, David Roux met with David G. DeWalt, an independent member of the board of directors. During this meeting, Mr. Roux provided background information regarding Silver Lake Partners and various alternatives Mr. Roux believed Serena potentially could consider, including a potential transaction with Silver Lake Partners.

On August 8, 2005, David Roux and Hollie Moore of Silver Lake Partners had a telephone conference with Mark Woodward and Robert Pender to discuss how Silver Lake Partners could determine the receptivity of Douglas Troxel, who is the Chairman of the Board and Chief Technology Officer of Serena and the holder of approximately 28% of Serena’s outstanding shares, to a potential transaction involving Silver Lake Partners. At the end of the call, Messrs. Woodward and Pender agreed to try to set up a meeting between Silver Lake Partners and Mr. Troxel.

On August 9, 2005, David Roux, Mark Woodward, Robert Pender and Douglas Troxel had a telephone conference in which Mr. Roux provided Mr. Troxel with background information regarding Silver Lake Partners. Mr. Roux also discussed various alternatives Mr. Roux believed Serena potentially could consider, and indicated that based on its work to date Silver Lake Partners was interested in further pursuing a potential transaction involving Serena, although no specific proposals were made.

On August 17, 2005, at a meeting of Serena’s audit committee, Mark Woodward and Robert Pender informed the members of the audit committee that Serena’s management was evaluating going private as a strategic alternative for Serena, and requested that Silver Lake Partners be permitted to make a presentation to the independent directors regarding going private transactions. The members of the audit committee agreed, subject to an opportunity for a board discussion on the matter prior to the presentation by Silver Lake Partners.

On August 24, 2005, Mark Woodward, Robert Pender and a representative of Merrill Lynch met with David Roux at Silver Lake Partners to discuss the private equity market.

The board of directors met on August 25, 2005. At the meeting, Mark Woodward and Robert Pender made a general presentation to the board of directors regarding strategic alternatives for Serena with a focus on going private. Following management’s presentation, David Roux joined the meeting and made a presentation to the board of directors with respect to Silver Lake Partners’ preliminary analysis of Serena based on Silver Lake Partners’ initial due diligence, which included a preliminary valuation of Serena of $22.00 per share. The Silver Lake Partners’ presentation indicated that a going-private transaction potentially would include investments by current management of Serena in the privately-held company that would result from the transaction. Following the presentation by Silver Lake Partners, Messrs. Woodward and Pender reviewed for the board of directors Silver Lake Partners’ discussions to date with senior management and Douglas Troxel. The independent members of the board, Carl Bass, J. Hallam “Hal” Dawson, David DeWalt and Gregory J. Owens, then met in executive session. During the executive session, in light of the potential interests of Messrs. Troxel, Woodward and Pender in any transaction with Silver Lake Partners, the independent directors decided that the board should form a special committee composed of all of the independent directors to represent the interests of the unaffiliated stockholders of Serena, and that the special committee should retain its own legal and financial advisors. The independent directors discussed the retention of outside counsel to advise the special committee and determined that their preference would be Wilson Sonsini Goodrich & Rosati, Professional Corporation, or WSGR. The full board then reconvened, at which time the board adopted the recommendations of the independent directors and formed a special committee consisting of Messrs. Bass, Dawson, DeWalt and Owens, to be co-chaired by Messrs. Dawson and Owens, to determine whether Serena should pursue a transaction with Silver Lake Partners or any other party, to evaluate alternatives for Serena and to negotiate on behalf of Serena the terms of any such transaction. The special committee expressed its desire to retain WSGR as its legal advisor. Management recommended a list of investment banks for the special committee to consider retaining as its financial advisor.

On August 30, 2005, the special committee met. The special committee indicated that it had communicated to WSGR the desire to retain the firm to act as its legal advisor. The special committee then discussed the investment banks recommended by management, but decided to reject those investment banks because of potential conflicts of interest arising out of management’s involvement in the potential transaction. Instead, the special committee decided to consider other investment banking firms of its choosing as potential financial advisors.

Beginning on September 1, 2005 and continuing through the announcement of the signing of a merger agreement, Silver Lake Partners conducted additional financial and business due diligence on Serena, including participating in meetings with various members of Serena’s senior management. During this same period, the legal, tax and accounting advisors of Silver Lake Partners conducted a due diligence review of Serena.

On September 1, 2005 and September 2, 2005, the members of the special committee met with representatives of two different investment banks to discuss their possible role as financial advisor to the special committee, including Morgan Stanley & Co. Incorporated, or Morgan Stanley.

On September 2, 2005, the members of the special committee also met with representatives of WSGR to discuss the potential transaction, including the selection of a financial advisor. At that meeting, the representatives of WSGR discussed with the members of the special committee prior and current business relationships between Morgan Stanley and Silver Lake Partners known by the WSGR representatives. Morgan Stanley subsequently confirmed to WSGR that WSGR’s disclosure to the special committee about Morgan Stanley’s relationships with Silver Lake Partners was accurate and complete.

On September 8, 2005, the board of directors, including the members of the special committee, met at the offices of WSGR. Vita Strimaitis, the senior vice president, general counsel and corporate secretary of Serena, was present, along with representatives of WSGR. The representatives of WSGR disclosed to the board certain prior and current business relationships involving WSGR and its partners and Silver Lake Partners. Investment partnerships composed of certain current and former members of and persons associated with WSGR have made capital commitments to funds affiliated with Silver Lake Partners, including Silver Lake Partners II, L.P. The capital commitments made by these investment partnerships to Silver Lake Partners II, L.P. constitute approximately 0.03% of the total capital commitments of Silver Lake Partners II, L.P. In addition, WSGR has represented Silver Lake Partners and its affiliates in certain matters unrelated to the merger, although during the two year period ended December 31, 2005, WSGR billed Silver Lake Partners and its affiliates aggregate amounts for these representations constituting less than 0.05% of WSGR’s total revenue in each of those two years. Additionally, a member of WSGR serves on the advisory committee of an investment fund affiliated with Silver Lake Partners that will not be an investor in the surviving corporation in the merger. The board questioned the representatives of WSGR on these matters, after which time the special committee decided to retain WSGR as its legal advisor. WSGR then reviewed the fiduciary obligations of the board and the special committee in general and in the specific context of the exploration of a transaction with Silver Lake Partners or another third party. Management reported on the prior history of discussions with Silver Lake Partners and other private equity firms and potential strategic acquirors. Following this discussion, Messrs. Troxel, Woodward and Pender left the meeting, at which time the special committee met. The special committee discussed with the WSGR representatives its prior meetings with representatives of investment banking firms and its process for selecting a financial advisor. After discussion, the members of the special committee determined to retain Morgan Stanley to advise the special committee.

On September 9, 2005, Messrs. Dawson, Woodward and Pender met with representatives of Morgan Stanley and WSGR at the offices of Morgan Stanley. Messrs. Woodward and Pender discussed the background of the potential transaction with Silver Lake Partners, discussed other potential financial and strategic parties that previously had been contacted by management and made a presentation regarding Serena’s business. At the conclusion of the meeting, it was agreed that the Morgan Stanley representatives would initially contact Silver Lake Partners and the four other private equity firms with which Serena’s management or its advisors had had previous discussions for the purpose of confirming what information they previously had received as well as their level of continued interest regarding pursuing a transaction with Serena.

Between September 9, 2005 and September 16, 2005, representatives of Morgan Stanley contacted each of the four private equity firms other than Silver Lake Partners with which Serena’s management or Merrill Lynch had had previous discussions. During the course of these discussions, the representatives of Morgan Stanley offered to provide each of these parties with updated financial information and to arrange additional face-to-face meetings between each of these parties and members of Serena’s management in order to allow each of these parties to conduct further due diligence on Serena. During those discussions, none of these other four private equity firms indicated an interest in pursuing a transaction with Serena on terms as favorable as the $22.00 per share preliminary valuation proposed on August 25, 2005 by Silver Lake Partners, if at all.

On September 15, 2005, Mr. Dawson had a telephone conference with a representative of Morgan Stanley to discuss the status of Morgan Stanley’s efforts in contacting other potential financial partners with which Serena’s management or its advisors had had previous discussions. The Morgan Stanley representative reported on the results of Morgan Stanley’s discussions with three of the four private equity firms other than Silver Lake Partners with which Serena’s management had had previous discussions. The Morgan Stanley representative advised Mr. Dawson that Morgan Stanley recommended that the special committee contact other potential financial and strategic parties in addition to those that management and, subsequently, representatives of Morgan Stanley, had previously contacted. The Morgan Stanley representative also indicated that representatives of Morgan Stanley would attend due diligence meetings with potential financing sources for the Silver Lake transaction. Representatives of Morgan Stanley subsequently contacted the fourth private equity firm other than Silver Lake Partners with which Serena’s advisors had had previous discussions.

On September 15, 2005, Mark Woodward, Robert Pender and other members of Serena’s management attended a due diligence meeting with representatives of Silver Lake Partners and Silver Lake Partners’ potential debt financing sources. Representatives of Morgan Stanley also attended this meeting. Subsequent to this meeting, the potential lenders conducted further financial and legal due diligence of Serena through the date on which the signing of a merger agreement was announced, including participation in further meetings with Serena’s senior management and advisors.

On September 16, 2005, David Roux and Douglas Troxel discussed the results of Silver Lake Partners’ due diligence to date, as well as the potential transaction involving Serena and Silver Lake Partners. Messrs. Roux and Troxel also discussed the potential participation of Mr. Troxel in the transaction through the rollover of a significant portion of Mr. Troxel’s equity interest into the new privately-held company that would result from a going-private transaction. While Mr. Troxel indicated that he would potentially be interested in participating in such a transaction under the right terms and conditions, no agreement was reached regarding Mr. Troxel’s participation in such a transaction.

On September 16, 2005, the special committee held a meeting at the offices of Morgan Stanley. Present at the meeting were representatives of Morgan Stanley and WSGR and, for a portion of the meeting, Messrs. Woodward and Pender. The representatives of WSGR began the meeting with a discussion of the fiduciary duties owed by the special committee to Serena and its stockholders, both in general and in view of the preliminary proposal received by Silver Lake Partners. Messrs. Woodward and Pender then joined the meeting, at which time the representatives of Morgan Stanley made a presentation to the special committee that included certain preliminary financial analyses of Serena and certain preliminary analyses of comparable companies and comparable transactions. The participants then discussed the relative merits of exploring discussions with other private equity firms and potential strategic parties. The representatives of Morgan Stanley reviewed the four private equity firms, in addition to Silver Lake Partners, with which Serena’s management or Merrill Lynch had already had preliminary discussions and the status of those discussions. The representatives of Morgan Stanley then discussed other private equity firms and other potential financial and strategic parties that Serena could approach, and the meeting participants discussed the rationale that each potential party might have for exploring a transaction with Serena. Messrs. Woodward and Pender then left the meeting. The special committee then directed the representatives of Morgan Stanley to contact certain additional private equity firms and other potential financial and strategic parties about the possibility of entering into a transaction with Serena.

Following the September 16, 2005 meeting of the special committee and throughout the remainder of September 2005, representatives of Morgan Stanley contacted representatives from five additional potential financial parties and four potential strategic parties to explore their respective interests in pursuing a transaction with Serena. During this timeframe, representatives of Morgan Stanley also continued to solicit any indications of interest from each of the four private equity firms other than Silver Lake Partners with which representatives of Morgan Stanley had previously been in contact. The representatives from Morgan Stanley asked each of the new parties that expressed interest in exploring a potential transaction with Serena to sign a confidentiality agreement and offered those parties financial information about Serena. During the course of these discussions, the representatives of Morgan Stanley also offered to arrange face-to-face meetings between each of these parties and members of Serena’s management in order to allow each of these parties to conduct due diligence on Serena.

Representatives of Silver Lake Partners periodically contacted representatives of Morgan Stanley during early and mid-September to inquire about the expected timing of the special committee’s consideration of Silver Lake Partners’ preliminary proposal. Silver Lake Partners also indicated in these conversations that if the special committee were prepared to proceed expeditiously with Silver Lake Partners, Silver Lake Partners would be willing to negotiate a transaction with Serena that would provide Serena with significant flexibility to consider, and potentially accept, alternative transactions after a definitive agreement had been signed.

On September 18, 2005 and September 19, 2005, Mr. Dawson spoke with the other members of the special committee regarding soliciting a more favorable proposal from Silver Lake Partners. On September 19, 2005,

Mr. Dawson instructed a representative of Morgan Stanley to propose to Silver Lake Partners that it acquire Serena at a purchase price of $26.00 per share in an effort to negotiate a higher price for Serena’s stockholders. On September 20, 2005, representatives of Morgan Stanley presented this proposal to David Roux of Silver Lake Partners, who did not accept the proposal. The Morgan Stanley representatives reported the outcome of this discussion to Messrs. Dawson and Owens of the special committee, at which time Messrs. Dawson and Owens instructed Morgan Stanley to continue to explore the interest of other potential financial and strategic parties in engaging in a transaction with Serena.

After David Roux’s conversation with representatives of Morgan Stanley on September 20, 2005, representatives of Silver Lake Partners indicated to Mark Woodward and Robert Pender that Silver Lake Partners wanted the opportunity to present a revised proposal to the special committee.

On September 26, 2005, a representative of Morgan Stanley updated Hal Dawson regarding the potential transaction with Silver Lake Partners and Morgan Stanley’s efforts to contact other parties that might be interested in a transaction with Serena. Mr. Dawson also had a discussion with a representative of WSGR regarding the progress of the potential transaction with Silver Lake Partners.

On September 26, 2005, Mark Woodward and Robert Pender met with representatives of Morgan Stanley to discuss the status of Morgan Stanley’s efforts in evaluating other potential strategic alternatives and to prepare management for meetings with possible strategic parties and private equity firms.

On September 27, 2005, Mark Woodward and Robert Pender met with a representative of a sixth private equity firm. Representatives of Morgan Stanley arranged and were present at the meeting. The purpose of the meeting was to allow the private equity firm to conduct preliminary financial and business due diligence on Serena, including a discussion of product strategies and future direction of Serena, and to discuss various strategic alternatives for Serena, including the private equity firm potentially acquiring Serena in a going-private transaction.

On September 27, 2005, Mark Woodward and Robert Pender met with representatives of WSGR to discuss the status of the potential transaction with Silver Lake Partners and the other alternatives being explored by Serena.

On September 28, 2005, Hal Dawson discussed with representatives of Morgan Stanley and WSGR Silver Lake Partners’ request to present a revised transaction proposal to the special committee at its meeting scheduled for October 5, 2005. Mr. Dawson agreed to the request, subject to Silver Lake Partners’ agreeing to preview its proposal with Morgan Stanley prior to the special committee meeting.

On September 30, 2005, representatives of Morgan Stanley met with David Roux, Hollie Moore and Todd Morgenfeld, a principal of Silver Lake Partners, to review the status and timing of a potential revised transaction proposal from Silver Lake Partners, as well as to discuss certain results of Silver Lake Partners’ due diligence investigation of Serena.

Throughout late September and early October 2005, representatives of Morgan Stanley continued their discussions with the additional private equity firms and other potential strategic parties concerning a potential transaction between each of such parties and Serena.

In early October 2005, representatives of Morgan Stanley had discussions with two additional private equity firms that had contacted Morgan Stanley to inquire about the possibility of a potential transaction with Serena. In response to these inquiries, representatives of Morgan Stanley offered to provide each of these parties with financial information about Serena and to arrange face-to-face meetings between each of these parties and members of Serena’s management in order to allow each of these parties to conduct due diligence on Serena. One of these two private equity firms requested access to confidential information and signed a non-disclosure agreement. Following these initial contacts, neither party expressed any further interest in meeting with Serena.

On October 3, 2005, Mark Woodward and Robert Pender met with a representative of a seventh private equity firm. Representatives of Morgan Stanley arranged and were present at the meeting. The purpose of the meeting was to allow the private equity firm to conduct preliminary financial and business due diligence on Serena, including a discussion of product strategies and future direction of Serena, and to discuss various strategic alternatives for Serena, including the private equity firm potentially acquiring Serena and the possibility of a going-private transaction.

On October 4, 2005, at a meeting with representatives of Morgan Stanley, representatives of Silver Lake Partners indicated that its revised proposal to the special committee provided for a price of $23.00 per share of Serena common stock. In addition, the representatives of Silver Lake Partners indicated that Silver Lake Partners had received commitment letters from its potential debt financing sources.

The special committee met again on October 5, 2005 at the offices of Morgan Stanley. Representatives of Morgan Stanley and WSGR attended the meeting. Also present for portions of the meeting were Messrs. Troxel, Woodward and Pender and Vita Strimaitis. The meeting began with the members of the special committee meeting in executive session with representatives of Morgan Stanley and WSGR. The representatives of Morgan Stanley discussed its discussions to date with Silver Lake Partners, including a proposed $23.00 per share offer. The representatives of Morgan Stanley then discussed Silver Lake Partners’ proposed price for Serena in the context of the historical range of prices for the common stock of Serena and the projections of analysts who covered Serena’s common stock. The special committee then discussed with the representatives of Morgan Stanley the spectrum of potential parties who might be interested in a transaction with Serena, including private equity firms and strategic parties as well as certain standalone alternatives and the relative merits of each. Serena’s capital structure was discussed in detail and the likely effects of adjustments to Serena’s financial leverage were considered. The representatives of Morgan Stanley reviewed the list of private equity firms and strategic parties contacted by Morgan Stanley to date to gauge the extent of interest in the marketplace for a transaction with Serena and updated the special committee as to the status of those discussions. The representatives of Morgan Stanley made a presentation to the special committee that included preliminary financial analyses of Serena and preliminary analyses of comparable companies and comparable transactions. The special committee next considered and discussed with its advisors various possible responses to the proposal from Silver Lake Partners, and decided to reject the Silver Lake Partners’ proposal. Then, Messrs. Troxel, Woodward and Pender joined the meeting and discussed the recent financial and stock performance of Serena and the outlook for the third quarter. The meeting participants then discussed the relative merits of, and potential for, taking Serena private, combining with a strategic party, or maintaining the current status and restructuring Serena’s capital structure with additional debt financing. After concluding the meeting, the special committee reconvened later in the day at the offices of Silver Lake Partners. At the reconvened meeting, the special committee informed Mr. Roux and Ms. Moore of Silver Lake Partners that the special committee was unwilling to accept the $23.00 per share offer. Mr. Roux and Ms. Moore then made a presentation detailing Silver Lake Partners’ proposal to acquire Serena. After the presentation from Silver Lake Partners, the special committee reconvened at the offices of Morgan Stanley and again discussed with its advisors and Serena management the relative merits and risks of selling Serena to a private equity firm versus seeking to combine with a strategic acquiror versus various standalone alternatives. Finally, the special committee again met in executive session with its legal and financial advisors, at which time the special committee directed a representative of WSGR to indicate to Silver Lake Partners that the special committee would be willing to consider an offer to acquire Serena at a price in excess of $24.00 per share.

Following the special committee meeting on October 5, 2005, at the direction of the special committee, representatives of Morgan Stanley continued their ongoing discussions with additional private equity firms and other potential financial and strategic parties about the possibility of entering into a transaction with Serena.

On October 6, 2005, a representative of WSGR spoke with David Roux at Silver Lake Partners to communicate the special committee’s willingness to consider an offer to acquire Serena at a price in excess of $24.00 per share, and subsequent to that conversation the representative of WSGR informed Hal Dawson of the communication with Silver Lake Partners.

On October 7, 2005, a representative of WSGR spoke again with David Roux of Silver Lake Partners, who informed the WSGR representative that the investment committee at Silver Lake Partners had approved an increase of the per share price for Serena to $23.25. The representative of WSGR then communicated to Hal Dawson the revised proposal of Silver Lake Partners.

On October 10, 2005, Mark Woodward and Robert Pender met with representatives of a potential strategic party at the offices of WSGR. Representatives of Morgan Stanley arranged and were present at the meeting. The purpose of the meeting was to allow the potential strategic party to conduct preliminary financial and business due diligence on Serena and to discuss the potential for a strategic combination.

On October 10, 2005, Douglas Troxel called Hal Dawson to discuss the status of the potential transaction with Silver Lake Partners.

On October 10, 2005, the special committee met to discuss the options available to Serena. The members of the special committee agreed that they should insist on $24.00 per share as the minimum price at which they would consider any transaction with Silver Lake Partners. Following the special committee meeting, Messrs. Dawson and Owens communicated this position to a representative of WSGR, who agreed to communicate the $24.00 per share price to Silver Lake Partners. Mr. Dawson also contacted a representative of Morgan Stanley to update Morgan Stanley on the position of the special committee.

On October 10, 2005, representatives from Morgan Stanley suggested to Messrs. Dawson, Woodward and Pender the concept of structuring a transaction with Silver Lake Partners in which all of Serena’s stockholders other than Douglas Troxel could receive a higher price per share if Mr. Troxel would agree to contribute to Spyglass Merger Corp. a significant portion of his Serena shares at a lower value per share. Due to the relative size of Mr. Troxel’s holdings of Serena common stock as compared to the holdings of the other members of Serena’s management, a similar discount in the value of the per share amount for any shares of Serena common stock that the other members of Serena’s management might contribute to the surviving corporation in the merger transaction was not discussed.

On October 11, 2005, a representative of WSGR had several conversations with David Roux. During these conversations, Mr. Roux indicated that Silver Lake Partners was willing to increase the per share price to $23.50 and the representative of WSGR indicated that $24.00 per share was the minimum price the special committee would consider with respect to the potential transaction. Mr. Roux also suggested potentially exploring a minority investment by Silver Lake Partners in Serena as an alternative to acquiring Serena, although neither the price nor any other specific terms of such an investment were discussed. Subsequently on October 11, 2005, the representative of WSGR reported the results of these conversations to Hal Dawson.

On October 11, 2005 and October 12, 2005, representatives of Morgan Stanley had several discussions with representatives of Silver Lake Partners regarding Silver Lake Partners’ most recent proposal. During these discussions, the representatives of Morgan Stanley discussed the possibility that all of Serena’s stockholders other than Douglas Troxel could receive $24.00 per share if Mr. Troxel would agree to contribute to Spyglass Merger Corp. a significant portion of his Serena shares at a lower value per share, the net effect of which would be that Silver Lake Partners’ effective per-share purchase price in the transaction would be $23.50 per share.

On October 12, 2005, a representative of Morgan Stanley contacted a representative of Silver Lake Partners and reiterated that $24.00 per share was the minimum price that the special committee would consider in connection with the potential transaction and the representative of Silver Lake Partners indicated that Silver Lake Partners was unable to agree to a price of greater than $23.50 per share. Later in the day, after a series of communications among the parties, Silver Lake Partners determined that it would be prepared to proceed at $24.00 per share if Douglas Troxel would be willing to accept a lower price with respect to shares that he would contribute to Spyglass Merger Corp. as part of the transaction. At the request of Silver Lake Partners, Mark Woodward and Robert Pender asked Mr. Troxel if he would consider contributing approximately two-thirds of his shares of Serena common stock to Spyglass Merger Corp. at a value of $20.50 per Serena share. After the conversation with Messrs. Woodward and Pender, Mr. Troxel indicated that he would be prepared to consider Silver Lake Partners’ proposal if the other terms and conditions of the transaction were acceptable to Mr. Troxel. Silver Lake Partners then conveyed to the special committee a revised proposal of $24.00 per share and indicated that its revised proposal was conditioned on Mr. Troxel agreeing to contribute approximately two-thirds of his shares of Serena common stock to Spyglass Merger Corp. at a value of $20.50 per share. Silver Lake Partners also indicated that, while the possibility of Mr. Troxel contributing his shares to Spyglass Merger Corp. at a value lower than $24.00 per share had been discussed with Mr. Troxel, no agreement with Mr. Troxel to do so had been reached.

The special committee met to consider Silver Lake Partners’ revised proposal on October 13, 2005 at the offices of Morgan Stanley. Representatives of Morgan Stanley and WSGR attended the meeting, as did Messrs. Troxel, Woodward and Pender for a portion of the meeting. The special committee first met with its legal and financial advisors. The representatives of Morgan Stanley provided an update on its discussions with various potential strategic parties, including one party that had expressed an interest in pursuing discussions with Serena. The special committee determined that it would be in the best interests of Serena to continue a dialogue with the potential strategic party and instructed Morgan Stanley to do so on behalf of Serena. The representatives of Morgan Stanley then discussed the latest proposal received from Silver Lake Partners. The representatives of Morgan Stanley also provided an update regarding its discussions with other potential private equity buyers. The representatives of WSGR then advised the special committee on its fiduciary obligations, both generally and in view of the Silver Lake Partners’ proposal. Messrs. Troxel, Woodward and Pender then joined the meeting, at which time Mr. Pender discussed projections for Serena’s operating results for the fiscal third quarter ending October 31, 2005 and for the fiscal fourth quarter ending January 31, 2006. Management also discussed the status of key initiatives and customers. The representatives of Morgan Stanley then discussed general market conditions in the software industry, noting recent pre-announcements of earnings by certain software companies and the generally negative reaction of the markets to the data contained in those pre-announcements. Management also provided an update on the due diligence being conducted by Silver Lake Partners and the financing for the proposed transaction. At the conclusion of the meeting, the special committee indicated to its advisors to pursue the proposed transaction with Silver Lake Partners while continuing to explore other alternatives. After the meeting, Hollie Moore of Silver Lake Partners updated the special committee regarding the status of confirmatory legal and financial diligence. Ms. Moore provided a presentation to the special committee that outlined the proposed transaction structure and valuation of Silver Lake Partners’ proposal. Ms. Moore also reported that Silver Lake Partners had received draft commitment letters from several banks and was continuing to negotiate to improve a number of financing terms.

Following this meeting, representatives of Morgan Stanley continued to pursue discussions with the representatives of the potential strategic party with which they first met on October 10, 2005.

On October 19, 2005, Simpson Thacher & Bartlett LLP, counsel to Silver Lake Partners, sent an initial draft of the merger agreement to WSGR.

On October 24, 2005, at a lunch meeting, Mark Woodward, Robert Pender, David Roux, Todd Morgenfeld and Hollie Moore conducted preliminary discussions with respect to the potential terms of employment of Messrs. Woodward and Pender after completion of any transaction, as well as related equity incentive plans.

On October 25, 2005, Simpson Thacher sent to Gibson, Dunn & Crutcher LLP, counsel to Douglas Troxel, a draft term sheet with respect to Mr. Troxel’s potential participation in the proposed transaction with Silver Lake Partners.

In September and October 2005, as part of the special committee process, 16 parties were contacted to discuss a potential transaction with Serena, including 11 financial sponsors in addition to Silver Lake Partners and four strategic parties. In each instance, Morgan Stanley had initial discussions with the other parties to gauge their interest in a potential transaction. As described more fully above, certain of these discussions led to meetings with management that involved preliminary business and financial due diligence, and Morgan Stanley had numerous follow up discussions with the parties during this time. As a part of the process, the parties were informed that Serena was engaged in discussions with a third party regarding a potential transaction, although neither Serena management nor its representatives informed the other parties that Silver Lake Partners had made a proposal to acquire Serena. Other than Silver Lake Partners, none of the parties contacted as part of this process submitted a proposal to undertake a transaction with Serena or indicated that they intended to submit such a proposal.

The special committee met again on October 31, 2005, at the offices of WSGR. Representatives of Morgan Stanley and WSGR and Robert Pender were also present at the meeting. Mr. Pender updated the special committee on expected financial results for the third fiscal quarter. The special committee next discussed with its advisors and Mr. Pender the recent increase in Serena’s stock price and trading volume, and the possibility that there might be market speculation about a potential transaction. The WSGR representatives discussed the draft merger agreement, the draft term sheet prepared by Silver Lake Partners setting forth the proposed terms of the contribution of shares by Douglas Troxel and related governance matters concerning Serena following completion of the proposed transaction, and the initial discussion between senior management and Silver Lake Partners regarding proposed compensatory and other arrangements for management. The special committee instructed WSGR with regard to the continued negotiation of the terms of the proposed transaction with Silver Lake Partners. Mr. Pender also discussed with the special committee the status of management’s negotiations with Silver Lake Partners concerning compensatory and other arrangements and the status of Silver Lake Partners’ efforts to secure financing for the proposed transaction.

WSGR delivered its initial comments on the draft merger agreement to Simpson Thacher on November 1, 2005.

On November 1, 2005, David Roux had a follow up conversation with Mark Woodward and Robert Pender regarding potential management employment agreements and equity incentive plans.

On November 3, 2005, representatives of Simpson Thacher and WSGR had a telephone conference to discuss and negotiate the terms of the draft merger agreements.

A meeting of the board of directors of Serena was held on November 4, 2005. Representatives of Morgan Stanley and WSGR were present at the meeting. Mr. Pender discussed the projected third fiscal quarter financial results. The representatives of Morgan Stanley made a presentation regarding Serena’s historical stock price and various preliminary valuation considerations, including summary historical and projected financial performance and a preliminary discounted equity value analysis. The recent increase in the Serena stock price was discussed. The meeting participants expressed the belief that there had not been any change in the business or prospects of Serena and that the stock price increase was likely the result of market speculation about a potential transaction.

On November 4, 2005, Hal Dawson discussed with representatives of Morgan Stanley the status of the discussions with a strategic party. The representatives of Morgan Stanley reported that the potential party had expressed some strategic interest but was not prepared to move forward and negotiate a transaction at the present time.

On November 4, 2005, Simpson Thacher delivered to Gibson Dunn an initial draft of the contribution and voting agreement, which contemplated the contribution of a portion of Mr. Troxel’s shares of Serena common stock to Spyglass Merger Corp. and his agreement to vote his shares in favor of the merger and against any competing proposals.

On November 5, 2005, Simpson Thacher delivered to Gibson Dunn, counsel to Messrs. Woodward and Pender, initial drafts of agreements setting forth the potential terms of employment of Mark Woodward and Robert Pender after the merger and the related equity arrangements.

During the period from November 5, 2005 through November 11, 2005, representatives of Simpson Thacher and WSGR continued to negotiate the terms of the merger agreement.

During the period between November 5, 2005 and November 11, 2005, representatives of Simpson Thacher and Gibson Dunn negotiated the terms of the agreements related to Mr. Troxel’s participation in the transaction, including a stockholders agreement that he, the Troxel Trust and Silver Lake Partners would enter into upon the closing of the merger. During this same period, Messrs. Woodward and Pender and representatives of Silver Lake Partners, Gibson Dunn and Simpson Thacher negotiated the severance and other employment terms for Messrs. Woodward and Pender, as well as their investment commitment and equity participation in the surviving corporation.

On November 9, 2005, a telephonic meeting of the special committee was held. Also present were Douglas Troxel, Mark Woodward, Robert Pender, Vita Strimaitis, representatives of Morgan Stanley and representatives of WSGR. The special committee discussed with its advisors and management the recent increase in Serena’s stock price. The representatives of Morgan Stanley made a presentation to the special committee during which they discussed their most recent valuation analyses concerning Serena and the proposed transaction with Silver Lake Partners. The representatives of Morgan Stanley also discussed the other potential financial sponsors and strategic parties that had been contacted by or on behalf of Serena in its efforts to explore alternative strategic transactions and the fact that no other party had submitted a proposal to undertake a transaction with Serena or had indicated that they intended to submit such a proposal. The WSGR representatives then discussed the current status of the proposed terms of the definitive transaction agreements. The WSGR representatives also reviewed with the special committee its fiduciary obligations in the context of the proposed transaction.

On November 10, 2005, meetings of the special committee and of the board of directors were held. Special committee members Hal Dawson, Gregory Owens, Carl Bass and, for a portion of the meetings, David DeWalt were present, as were directors Mark Woodward and Robert Pender. Also present were Vita Strimaitis and representatives from Morgan Stanley and WSGR. Mr. Pender reported on certain financial data reflecting the economics for members of management of certain aspects of the proposed transaction with Silver Lake Partners. A representative from WSGR discussed the fiduciary obligations of the board of directors and the special committee in light of the proposed transaction, including discussions of the efforts undertaken by the board of directors and the special committee to explore alternative transactions, the rights negotiated by the special committee to terminate the proposed transaction with Silver Lake Partners to accept an alternative superior transaction under certain circumstances and the efforts of the board of directors and the special committee to be informed and analyze the fairness of the consideration to be received by the unaffiliated stockholders of Serena. The board of directors discussed a number of factors, including: its fiduciary duties; the recent upward movement in Serena’s stock and the efforts undertaken by the board of directors and the special committee’s advisors to understand this movement in the context of the recently completed fiscal quarter and rumors about a possible transaction; its views as to the long term prospects for Serena, including whether its views could have changed as a result of Serena’s recently completed fiscal quarter and recent stock price movement; the merits of the proposed transaction with Silver Lake Partners and the risks and merits of not pursuing the transaction or not entering into the proposed transaction prior to the announcement of Serena’s most recent quarterly results. The representatives of Morgan Stanley made a presentation regarding their valuation analyses of two sets of financial projections for Serena, one based on Wall Street research and a second prepared by management, and management offered its views on their level of confidence in achieving the results forecasted in these projections and the impact on the projections of recent results. A representative of WSGR discussed the terms of the proposed merger agreement. The special committee then met in executive session to discuss the merits and risks of the proposed transaction with Silver Lake Partners and the other alternatives available to Serena. The members of the special committee concluded that, subject to receipt of a fairness opinion of Morgan Stanley, the proposed transaction with Silver Lake Partners was fair to and in the best interests of Serena’s unaffiliated stockholders, and the special committee recommended the transaction to the board of directors.

The representatives of Morgan Stanley then discussed the valuation materials Morgan Stanley had prepared and distributed in connection with the meetings. The representatives of Morgan Stanley also discussed with the board of directors its relationships with Silver Lake Partners, which WSGR had previously disclosed to and discussed with the special committee. The representatives of Morgan Stanley reviewed with the board of directors the work it had completed to assess the fairness of the proposed transaction and the assumptions made in the course of its analyses. Morgan Stanley then rendered its oral opinion to the special committee, subsequently confirmed in writing, that the consideration to be received by the holders of shares of Serena’s common stock pursuant to the proposed transaction with Silver Lake Partners is fair from a financial point of view to such holders, other than Douglas Troxel. Serena has agreed to pay Morgan Stanley a fee for its services of approximately $8.7 million, approximately $6.5 million of which is contingent upon the consummation of the merger. The members of the special committee and the members of the board of directors present at the meeting accepted the analysis and conclusion of Morgan Stanley set forth in its fairness opinion, and unanimously approved the terms of the merger agreement and the transactions contemplated by the merger agreement and determined the merger, on the terms and conditions set forth in the merger agreement, advisable and to be fair to and in the best interests of Serena’s unaffiliated stockholders. The members of the special committee and the members of the board of directors based their conclusions as to the fairness of the merger to Serena’s unaffiliated stockholders in part on the criteria, valuations, methodologies and conclusions that were employed by Morgan Stanley in rendering its fairness opinion. Other factors that were considered by the special committee and the board of directors in reaching their conclusions as to the fairness of the merger are described in “Special Factors—Reasons for the Special Committee’s Recommendation” and “Special Factors—Reasons for the Board’s Recommendation.”

On November 10, 2005, the execution and delivery of the merger agreement and related transaction documents was approved by the board of directors of Spyglass Merger Corp. and by the investment committee of Silver Lake Partners.

On November 11, 2005, Serena and Spyglass Merger Corp. executed the merger agreement and issued a press release announcing the merger.

Recommendations of the Special Committee and the Board of Directors

The special committee of our board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement and determined the merger, on the terms and conditions set forth in the merger agreement, advisable and to be fair to and in the best interests of our unaffiliated stockholders. The special committee unanimously recommended that the board of directors approve and declare advisable the merger and the merger agreement, submit the merger agreement to our stockholders and recommend that our stockholders approve the merger and adopt the merger agreement. The special committee considered a number of factors, as more fully described above under “Special Factors—Background of the Merger” and below under “Special Factors—Reasons for the Special Committee’s Recommendation,” in determining to recommend that the board of directors and stockholders adopt the merger agreement. The special committee unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Our board of directors, acting upon the recommendation of the special committee, has approved the merger agreement and the transactions contemplated by the merger agreement, determined the merger, on the terms and conditions set forth in the merger agreement, advisable and to be fair to and in the best interests of our unaffiliated stockholders. The merger was unanimously approved by the directors present at the meeting called for that purpose, which included all of the directors except Douglas D. Troxel, who was absent from the meeting due to a prior commitment. The absence of Mr. Troxel from the meeting did not represent a disapproval of the merger agreement or a determination not to recommend that our stockholders vote for the adoption of the merger agreement. As described below under “Other Agreements—Contribution and Voting Agreement,” Mr. Troxel has agreed to vote all shares of our common stock that he beneficially owns in favor of the adoption of the merger agreement. The board of directors considered a number of factors, as more fully described above under “Special Factors—Background of the Merger” and below under “Special Factors—Reasons for the Board’s Recommendation,” in determining to recommend that the stockholders adopt the merger agreement. Our board of directors recommends that you vote FOR the adoption of the merger agreement.

Reasons for the Special Committee’s Recommendation

In reaching its conclusion regarding the fairness of the merger to the unaffiliated stockholders and its decision to approve the merger agreement and recommend its approval to the board of directors and our stockholders, the special committee considered the following factors, each of which the special committee believes supported its conclusion but which are not listed in any relative order of importance:

•	the special committee’s belief that we face several challenges in our efforts to increase stockholder value as an independent publicly-traded company, including competition from companies with substantially greater scale, declining valuation multiples in our market sector and the concerns of investors that our association with mainframe computing (a sector that is more mature and has recently experienced lower growth than many other information technology markets) may limit our growth opportunities and that our long-term efforts to address these and other concerns are made more difficult by the short-term focus of the public equity markets on quarterly financial results;

•	the special committee’s knowledge of our business, financial condition, results of operations and prospects including our recent financial performance, which included the failure to meet analysts’ expectations during the first two quarters of the current fiscal year followed by higher than expected results in the recently completed third fiscal quarter, and the special committee’s belief that the merger is more favorable to our unaffiliated stockholders than any other alternative reasonably available to the company and our stockholders, including remaining as a standalone public company;

•	the consideration to be received by our stockholders in the merger and a comparison of similar merger transactions;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable and were the product of extensive negotiations between the special committee and its advisors and the Silver Lake investors and their advisors;

•	financial analyses and pro forma and other information with respect to Serena presented by Morgan Stanley to the special committee as discussed below under “Opinion of Morgan Stanley & Co. Incorporated,” including Morgan Stanley’s opinion that the consideration to be paid pursuant to the merger agreement was fair from a financial point of view to the holders of our common stock, other than Douglas D. Troxel, who is contributing 7,518,483 shares of Serena common stock he beneficially owns to Spyglass Merger Corp. at a valuation of $20.50 per share for purposes of such contribution. All of Serena’s other stockholders, including the unaffiliated stockholders, will receive $24.00 per share for their Serena common stock in the merger (other than management participants who agree to contribute shares of Serena common stock to Spyglass Merger Corp. at a valuation of $24.00 per share). Serena has agreed to pay Morgan Stanley a fee for its services of approximately $8.7 million, approximately $6.5 million of which is contingent upon the consummation of the merger;

•	the commitments for debt financing represented by the commitment letters described below under “Special Factors—Financing of the Merger,” the equity commitment of the Silver Lake investors contained in the contribution and voting agreement and the sponsor guarantee under which up to $52,350,000 is payable to us by Silver Lake Partners II, L.P. upon a final court determination that Spyglass Merger Corp. has willfully breached the merger agreement, each of which the special committee believed reduced the risk that the merger would not be consummated;

•	the fact that the merger consideration is all cash, so that the transaction allows our unaffiliated stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares;

•	the fact that the $24.00 per share price to be paid in the merger represented a 17% premium to the average closing prices of our common stock over the 30 trading day period prior to and including the date of the special committee’s approval of the merger and a 21% premium to the average closing prices of our common stock over the 60 and 90 trading day periods prior to and including that date;

•	the 18% increase in our stock price in the nine trading days prior to the announcement of the transaction and the belief of the special committee that the increase may have resulted from rumors about a potential transaction;

•	the fact that, in order to induce the Silver Lake investors to agree to a price of $24.00 for each Serena share exchanged in the merger, Mr. Troxel agreed that the number of shares of common stock of Spyglass Merger Corp. he will receive in exchange for the 7,518,483 Serena shares he will contribute to Spyglass Merger Corp. will be determined by valuing his Serena shares at $20.50 per share, rather than $24.00 per share, which will result in Mr. Troxel receiving substantially less value for each of the 7,518,483 Serena shares he is contributing to Spyglass Merger Corp. than unaffiliated stockholders will receive for each of their Serena shares in the merger;

•	the fact that, despite efforts conducted by us or on our behalf to determine the interest of other potential financial buyers and strategic parties, no alternative proposal to acquire us had been made. During the special committee process, 16 parties were contacted to explore a potential transaction with Serena, including 11 financial sponsors in addition to Silver Lake Partners and four strategic parties, none of whom submitted a proposal to undertake a transaction with Serena or indicated that they intended to submit such a proposal. Moreover, neither the special committee, the board of directors nor the executive officers of Serena were aware of any firm offers made by any other person during the prior two years for the merger or consolidation of us with or into another person, the sale or transfer of all or substantially all of our assets or the acquisition of a controlling interest of our common stock;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, we are permitted to terminate the merger agreement prior to the completion of the merger in order to approve any alternative transaction proposed by a third party that is a “superior proposal,” as defined in the merger agreement, upon the prior or concurrent payment to Spyglass Merger Corp. or its designee of a $35 million termination fee; and

•	the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law.

In addition, the special committee believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger to the unaffiliated stockholders and to permit the special committee to represent effectively the interests of our unaffiliated stockholders. These procedural safeguards include the following:

•	the special committee, which consisted entirely of directors who are not officers or employees of Serena and who will not have an economic interest in Serena following the merger, acted to represent solely the interests of the unaffiliated stockholders and to negotiate with the Silver Lake investors on behalf of such stockholders;

•	no member of the special committee has an interest in the proposed merger different from that of our other stockholders (other than the management participants), other than the fact (a) that members of the special committee hold unvested stock options that by their terms will become vested in connection with the merger, (b) that all stock options held by the members of the special committee will be “cashed-out” as part of the merger in the same manner as all other stock options held by unaffiliated security holders and (c) that members of the special committee will be entitled to customary indemnification and officer and director liability insurance coverage under the terms of the merger agreement;

•	the special committee retained and received advice from Morgan Stanley, as financial advisor, and Wilson Sonsini Goodrich & Rosati, as legal advisor, each of which has extensive experience in transactions similar to the proposed merger;

•	the special committee requested and received from Morgan Stanley an opinion that the consideration to be paid pursuant to the merger agreement was fair from a financial point of view to the holders of our common stock, other than Douglas D. Troxel;

•	the special committee, with the assistance of its legal and financial advisors, conducted extensive negotiations with the Silver Lake investors and had the authority to reject the terms of the merger. These negotiations led to an increase in the merger consideration to be received by the unaffiliated stockholders from a price of $22.00 per share initially proposed by Silver Lake investors to $24.00 per share. As a result of these negotiations and the terms under which Mr. Troxel is contributing 7,518,483 Serena shares to Spyglass Merger Corp., the special committee believed that $24.00 per share was the highest price the Silver Lake investors were willing to pay in the merger;

•	our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the completion of the merger in order to approve any alternative transaction proposed by a third party that is a “superior proposal,” as defined in the merger agreement, upon the prior or concurrent payment to Spyglass Merger Corp. or its designee of a $35 million termination fee;

•	the fact that the unaffiliated stockholders have the right to vote on the merger agreement; and

•	the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “Appraisal Rights”).

The special committee believes that the merger is procedurally fair to the unaffiliated stockholders despite the fact that the terms of the merger agreement do not require the approval of at least a majority of our unaffiliated stockholders and the fact that the special committee did not retain an unaffiliated representative to act solely on behalf of our unaffiliated stockholders for purposes of negotiating the terms of the going-private transaction or preparing a report concerning the fairness of the transaction. In this regard, the special committee believes that it was not necessary to retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders or to require a separate vote of the unaffiliated stockholders because the special committee was charged with representing the interests of such unaffiliated stockholders, it engaged financial and legal advisors to act on its behalf and it was actively involved in extended and numerous deliberations and negotiations regarding the merger on behalf of the unaffiliated stockholders.

The special committee also considered a variety of potentially negative factors concerning the merger agreement and the merger, including the following factors which are not listed in any relative order of importance:

•	the possibility that the merger might not be consummated and the effect of public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel;

•	the fact that an all cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	the fact that our stockholders, other than the management participants, will not participate in any future earnings or growth of Serena and will not benefit from any appreciation in value of Serena;

•	the terms of management participation in the merger and the fact that our directors and executive officers have interests in the transaction that are different from, or in addition to, those of other stockholders of the company;

•	the fact that Morgan Stanley and its employees had certain business relationships with Silver Lake Partners, which were disclosed to the special committee, and that Wilson Sonsini Goodrich & Rosati and its partners also had certain business relationships with Silver Lake Partners, which were disclosed to the special committee, although with regard to both Morgan Stanley and Wilson Sonsini Goodrich & Rosati the special committee concluded that these relationships did not impair the independence of its advisors;

•

that fact that, pursuant to the terms of the contribution and voting agreement, Douglas D. Troxel and the Troxel Trust agreed to vote all of their shares of our common stock that they beneficially own (a) in favor of the merger and the related transactions and any matter required to effect those transactions and (b) against alternative acquisition proposals;

•	the restrictions on the conduct of our business prior to the completion of the merger; and

•	the fact that Serena is entering into a merger agreement with a newly formed corporation with essentially no assets and, accordingly, that any remedy in connection with a breach of the merger agreement by Spyglass Merger Corp. could be limited.

In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated stockholders and its decision to approve the merger, the special committee considered analyses presented by Morgan Stanley relating to the going concern value of Serena. These analyses included, among others, a discounted equity value analysis, which addresses the potential future value of a company’s common equity as a function of the company’s future earnings, an analysis of the premium represented by the $24.00 per share price over recent stock prices compared to comparable transactions, an analysis of Serena’s projected financial performance based on publicly available equity research analyst estimates and management estimates of Serena’s future financial performance, and an analysis of publicly available price targets published by equity research analysts. These analyses are summarized below under “Special Factors—Opinion of Morgan Stanley & Co. Incorporated.” The special committee did not consider the liquidation value of our assets because it considers us to be a viable going concern business and views the trading history of our common stock as an indication of our value as such. The special committee believes that the liquidation value would be significantly lower than our value as a viable going concern and that, due to the fact that we are being sold as a going concern, the liquidation value is irrelevant to a determination as to whether the merger is fair to the unaffiliated stockholders. Further, the special committee did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of Serena as a going concern but rather is indicative of historical costs. Our net book value per share as of October 31, 2005 was $6.97. This value is substantially below the $24.00 per share cash merger consideration. In addition, the special committee did not consider the prices paid by us for past purchases of our common stock because those purchases were made at the then current market price.

The foregoing discussion of the information and factors considered by the special committee is not intended to be exhaustive, but includes a number of the factors considered by the special committee. In view of the wide variety of factors considered by the special committee, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of the special committee may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee approved and recommends the merger agreement and the merger and recommends that our stockholder vote to adopt the merger agreement based upon the totality of the information presented to and considered by it.

Reasons for the Board’s Recommendation

In reaching its conclusion regarding the fairness of the merger to our unaffiliated stockholders and its decision to approve the merger agreement and recommend the adoption of the merger agreement by our stockholders, the board of directors relied on the special committee’s recommendations and the factors examined by the special committee as described above. In view of the wide variety of factors considered in connection with its evaluation of the proposed merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of the board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. Rather, the board of directors viewed its position as being based on the totality of the information presented to and considered by it. As part of its determination with respect to the merger, the board of directors adopted the conclusion of the special committee and the analysis underlying the conclusion, based upon its view as to the reasonableness of that conclusion and analysis.

Opinion of Morgan Stanley & Co. Incorporated

The special committee of the board of directors of Serena retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with a possible merger, sale or other business combination. The special committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Serena. At the meeting of the special committee on November 10, 2005, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of November 10, 2005, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by holders of shares of Serena common stock pursuant to the merger agreement was fair from a financial point of view to such holders other than Douglas D. Troxel, who is referred to in this section of the proxy statement as the “Rollover Investor,” who is exchanging a portion of his Serena common stock for common stock of Spyglass Merger Corp.

The full text of the written opinion of Morgan Stanley, dated as of November 10, 2005, is attached to this proxy statement as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to the special committee of Serena’s board of directors and addresses only the fairness from a financial point of view of the consideration to be received by holders of shares of Serena common stock, other than the Rollover Investor, pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any holder of Serena common stock as to how to vote at the stockholders’ meeting to be held in connection with this transaction.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Serena;

•	reviewed certain internal financial statements and other financial and operating data concerning Serena prepared by the management of Serena;

•	reviewed certain financial projections of Serena prepared by the management of Serena;

•	discussed the past and current operations and financial condition and the prospects of Serena with senior executives of Serena;

•	reviewed the reported prices and trading activity for Serena common stock and other publicly available information regarding Serena;

•	compared the financial performance of Serena and the prices and trading activity of Serena common stock with that of certain other comparable publicly traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Serena, Spyglass Merger Corp. and their financial and legal advisors;

•	reviewed the merger agreement, the contribution agreement between Spyglass Merger Corp. and the Rollover Investor, the financing agreements between Spyglass Merger Corp. and Lehman Brothers Inc., Lehman Commercial Paper Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and UBS Loan Finance LLC, substantially in the form of the drafts dated November 8, 2005 and certain related documents; and

•	performed such other analyses and considered other such factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by Serena for the purposes of this opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best available estimates and judgments of the future financial performance of Serena. Morgan Stanley also assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions including, among other things, that Spyglass Merger Corp. would obtain financing for the merger in accordance with the terms set forth in the financing agreements and that the transactions contemplated by the contribution agreement would be consummated in accordance with its terms. Morgan Stanley relied upon, without independent verification, the assessment by the management of Serena of the validity of, and risks associated with, Serena’s existing and future technologies, intellectual property, products and services, and the strategic rationale for the merger. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of Serena and its legal, tax or regulatory advisors with respect to such matters. This opinion did not address the fairness of any consideration to be received by the Rollover Investor pursuant to the merger agreement or the contribution agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Serena nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, November 10, 2005. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. Serena did not give any specific instructions to, or impose any limitations on, Morgan Stanley with respect to the procedures followed, or the scope of the investigation to be performed, by Morgan Stanley in rendering its opinion.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated November 10, 2005. The various analyses summarized below were based on closing prices for the common stock of Serena as of November 10, 2005, the day of the meeting of the special committee of the board of directors of Serena to consider and approve the merger. Some of these summaries of financial analyses include information presented in tabular format. In order fully to understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Trading Range Analysis. Morgan Stanley performed a trading range analysis to provide background and perspective with respect to the historical share prices of Serena common stock. Morgan Stanley reviewed the range of closing prices of Serena common stock for various periods ending on November 10, 2005. Morgan Stanley observed the following:

Period Ending November 10, 2005	Range of Closing Prices
Last 30 Trading Days	$19.12 – $23.65
Last 60 Trading Days	$18.00 – $23.65
Last 90 Trading Days	$17.84 – $23.65
Last 12 Months	$17.84 – $23.76
Unaffected Closing Price (10/28/2005)	$20.03

Morgan Stanley noted that the consideration per share of $24.00 to be received by holders of Serena common stock pursuant to the merger agreement reflected a 1% premium to Serena’s closing price as of November 10, 2005, a 17% premium to the average closing price per share of Serena common stock for the 30 trading days prior to and including November 10, 2005, a 21% premium to the average closing price per share of Serena common stock for the 60 trading days prior to and including November 10, 2005 and a 21% premium to the average closing price per share of Serena common stock for the 90 trading days prior to and including November 10, 2005. In addition,

Morgan Stanley noted that on October 31, 2005, Serena’s common stock price increased 9.3% and approximately 2.3 million shares of Serena common stock traded in the market, substantially higher than the average historical trading volume of Serena’s common stock. Based in part on such price and volume data and the belief of the special committee that the increase may have resulted from rumors about a potential transaction, Morgan Stanley estimated an unaffected price per share of Serena common stock of $20.03, which was the closing price of Serena common stock as of October 28, 2005, the last trading day prior to October 31, 2005. Morgan Stanley noted that the consideration per share of $24.00 received by holders of Serena common stock pursuant to the merger agreement reflected a 20% premium to Serena’s unaffected closing price as of October 28, 2005.

Review of Projected Financial Performance. Morgan Stanley reviewed Serena’s projected financial performance based on publicly available equity research estimates through fiscal year 2007 and extrapolations to such equity research estimates for fiscal year 2008, which is referred to in this section as the “Street Case.” In addition, Morgan Stanley reviewed management estimates of Serena’s projected financial performance for fiscal years 2006, 2007 and 2008, which is referred to in this section as the “Management Case.” A summary of the Street Case and Management Case is set forth in the following table:

Fiscal Year (January 31) Financial Statistic (Excluding Certain Non-Cash Expenses and Nonrecurring Items)	Street Case ($ in millions)				Management Case ($ in millions)
	Revenue		Operating Income		Revenue		Operating Income
	Amount	% Growth	Amount	% Margin	Amount	% Growth	Amount	% Margin
FY 2006	$248	10%	$84	34%	$253	13%	$88	35%
FY 2007	260	5	91	35	274	8	104	38
FY 2008	276	6	99	36	296	8	118	40

Morgan Stanley noted that Serena’s historical operating income margins were higher than companies that shared similar business characteristics of Serena and that both the Street Case and Management Case assumed further improvement in Serena’s operating income margins.

Comparable Company Analysis. Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies. Morgan Stanley compared certain financial information of Serena with publicly available consensus equity research estimates for other companies that shared similar business characteristics of Serena. Specifically, Morgan Stanley selected companies that sold software products that are competitive with, or closely related to, Serena’s products. Morgan Stanley did not select companies based on the amount of their revenue or the size of their market capitalization. One company that sells software products similar to Serena’s products was omitted due to the diversified nature of its business which, in Morgan Stanley’s judgment, rendered such company not directly comparable to Serena. The companies used in this comparison included the following software companies:

•	BMC Software, Inc.

•	Borland Software Corporation

•	Computer Associates International, Inc.

•	Compuware Corporation

•	Mercury Interactive Corporation

•	Quest Software, Inc.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•	the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to estimated calendar years 2005 and 2006 revenue (based on publicly available equity research estimates);

•	the ratio of aggregate value to trailing twelve-month EBITDA, defined as earnings before interest, taxes, depreciation and amortization;

•	the ratio of price to estimated cash earnings per share, defined as net income excluding certain non-cash and non-recurring expenses divided by fully diluted shares outstanding, for calendar year 2006 (based on publicly available equity research estimates); and

•	the ratio of price to estimated cash earnings per share for calendar years 2005 and 2006 (based on publicly available equity research estimates) divided by publicly available equity research consensus long-term earnings growth estimates.

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected representative ranges of financial multiples of the comparable companies and applied this range of multiples to the relevant Serena financial statistic. For purposes of estimated calendar years 2005 and 2006 revenues, EBITDA and earnings per share, Morgan Stanley utilized publicly available equity research estimates as of November 10, 2005. For purposes of calculating the implied value per share based on a range of price to earnings ratios and related growth rates, Morgan Stanley multiplied calendar years 2005 and 2006 earnings per share by the representative ranges of price to earnings ratios and related growth rates. For purposes of calculating the implied value per share based on a range of aggregate value to revenue or aggregate value to EBITDA ratios, Morgan Stanley multiplied calendar years 2005 and 2006 revenue and trailing twelve-month EBITDA, respectively, by the representative ranges of aggregate value to revenue or aggregate value to EBITDA ratios, respectively, added Serena’s net cash balance, and divided by Serena’s fully diluted shares outstanding. Based on Serena’s outstanding shares and options as of November 10, 2005, Morgan Stanley estimated the implied value per Serena common share as of November 10, 2005 as follows:

Calendar Year Financial Statistic	Serena Financial Statistic ($ in millions except EPS)	Comparable Company Multiple Range	Implied Value Per Share for Serena
Aggregate Value to Estimated 2005 Revenue	$248	1.8x – 3.5x	$9.86 – $19.77
Aggregate Value to Estimated 2006 Revenue	$260	1.5x – 3.0x	$8.51 – $17.82
Aggregate Value to LTM EBITDA	$90	10.0x – 12.0x	$20.51 – $24.02
Price to Estimated 2006 Earnings Per Share	$1.42	14.0x – 18.0x	$19.87 – $25.54
Price to Estimated 2005 Earnings Per Share to Estimated Long-Term Earnings Growth	$1.31 / (12.5% LTG)	1.0x – 2.0x	$16.35 – $32.71
Price to Estimated 2006 Earnings Per Share to Estimated Long-Term Earnings Growth	$1.42 / (12.5% LTG)	0.8x – 2.0x	$14.19 – $35.48

Morgan Stanley noted that the consideration per share to be received by holders of Serena common stock pursuant to the merger agreement was $24.00.

No company utilized in the comparable company analysis is identical to Serena. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Serena, such as the impact of competition on the businesses of Serena and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Serena or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Discounted Equity Value Analysis. Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the future value of a company’s common equity as a function of the company’s future earnings and its current forward price to earnings multiples. The resulting value is subsequently discounted to arrive at a present value for the company’s stock price. In connection with this analysis, Morgan Stanley calculated a range of present equity values per share for Serena’s common stock on a standalone basis. To calculate the discounted equity value, Morgan Stanley utilized calendar year 2007 forecasts from the Management Case and the Street Case. Morgan Stanley multiplied forecasted calendar year 2007 earnings per share from the Management Case and the Street Case by the range of price to earnings ratios obtained from its comparable companies analysis to derive a range of future values per share. Morgan Stanley then discounted this range of future values per share by a discount rate of 11.5% to derive a range of present values per share. Morgan Stanley selected the discount rate based on a weighted average cost of capital analysis of Serena.

The following table summarizes Morgan Stanley’s analysis:

Calendar Year 2007 Financial Statistic	Serena Financial Statistic	Forward Price to Earnings Multiple Range	Implied Value Per Share of Serena
Street Case Earnings Per Share	$1.48	14.0x – 18.0x	$18.63 – $23.95
Management Case Earnings Per Share	$1.75	14.0x – 18.0x	$21.98 – $28.26

Morgan Stanley noted that the consideration per share to be received by holders of Serena common stock pursuant to the merger agreement was $24.00.

Equity Research Analysts’ Price Targets. Morgan Stanley reviewed and analyzed future public market trading price targets for Serena common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of Serena common stock. The range of undiscounted analyst price targets for Serena was $22.00 to $29.00 with a median price target of $23.50. Morgan Stanley noted that the consideration per share to be received by holders of Serena common stock pursuant to the merger agreement was $24.00.

The public market trading price targets published by the equity research analysts do not necessarily reflect current market trading prices for Serena common stock and these estimates are subject to uncertainties, including the future financial performance of Serena and future financial market conditions.

Analysis of Precedent Transactions. Morgan Stanley also performed a precedent transaction analysis, which is designed to imply a value of a company based on publicly available financial terms and premiums of selected transactions that share certain characteristics with the merger. In connection with its analysis, Morgan Stanley compared publicly available statistics for fourteen selected software sector transactions between January 1, 2002 and November 3, 2005 in which the target company was publicly traded and transaction values were between $500 million and $2 billion. Morgan Stanley selected these precedent transactions because the target companies were in the software sector, the same broad industry as Serena, and because the precedent transaction values were comparable in size to the merger, regardless of whether the precedent transaction was a going-private transaction or a leveraged buyout. One precedent transaction in the software industry of comparable size to the merger during this period was excluded from the analysis because it involved an unsolicited offer by a third party to overbid the terms of a merger agreement that had already been signed between the target and a third party. This resulted in a premium paid for the target that, in Morgan Stanley’s judgment, rendered this transaction less comparable to the merger. The following is a list of these transactions:

Selected Precedent Transactions (Target / Acquiror)

Ascential Software Corporation / International Business Machines Corporation

Aspect Communications Corporation / Concerto Software, Inc.

Documentum, Inc. / EMC Corporation

DoubleClick Inc. / Hellman & Friedman, LLC

Geac Computer Corporation Ltd. / Golden Gate Capital

HNC Software Inc. / Fair Isaac Corporation

J.D. Edwards & Company / PeopleSoft, Inc.

Legato Systems, Inc / EMC Corporation

Netegrity, Inc. / Computer Associates International, Inc.

Overture Services, Inc. / Yahoo! Inc.

Precise Software Solutions Ltd. / Veritas Software Corporation

Square Co., Ltd. / Enix Corporation

Systems & Computer Tech / Sungard Data Systems Inc.

Verity Inc. / Autonomy Corporation

For each transaction noted above Morgan Stanley noted the following financial statistics where available: (1) aggregate value to last twelve months estimated revenues; (2) aggregate value to next twelve months estimated revenues; (3) implied premium to closing share price one trading day prior to announcement; and (4) implied premium to 30 trading day average closing share price prior to announcement. Based on the analysis of the relevant metrics for each of the precedent transactions, Morgan Stanley selected representative ranges of financial metrics of the precedent transactions and applied this range of metrics to the relevant Serena financial statistic. For purposes of estimating Serena’s next twelve months revenues, Morgan Stanley utilized publicly available equity research estimates as of November 10, 2005. For purposes of calculating the implied value per share based on a range of precedent aggregate value to last twelve months revenue or aggregate value to next twelve months estimated revenue ratios, Morgan Stanley multiplied Serena’s last twelve months revenue and next twelve months revenue, respectively, by the representative ranges of precedent aggregate value to last twelve months revenue or aggregate value to next twelve months estimated revenue ratios, respectively, added Serena’s net cash balance, and divided by Serena’s fully diluted shares outstanding. Morgan Stanley also applied the representative range of one-day premiums to Serena’s closing common stock price as of November 10, 2005 and October 28, 2005 and the representative range of premiums to 30-day average closing share prices to the average closing price of Serena common stock over the 30-day period ended November 10, 2005. The following table summarizes Morgan Stanley’s analysis:

Precedent Transaction Financial Statistic	Reference Range	Implied Value Per Share	Serena Merger Statistic
Aggregate Value to Last Twelve Months (LTM) Revenues	3.0x – 5.0x	$16.97 – $26.87	4.4x
Aggregate Value to Next Twelve Months (NTM) Estimated Revenues	3.0x – 4.0x	$17.82 – $23.31	4.2x
Premium to 1-day prior closing share price	15% – 40%	$27.20 – $33.11	1%
Premium to unaffected closing share price (10/28/2005)	15% – 40%	$23.03 – $28.04	20%
Premium to 30-day average closing share price	10% – 40%	$22.62 – $28.79	17%

Morgan Stanley noted that the consideration per share to be received by holders of Serena common stock pursuant to the merger agreement was $24.00.

No company or transaction utilized in the precedent transaction analysis is identical to Serena or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Serena, such as the impact of competition on the business of Serena or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Serena or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Leveraged Buyout Analysis. Morgan Stanley also analyzed Serena from the perspective of a potential purchaser that was primarily a financial buyer that would effect a leveraged buyout of Serena using a debt capital structure consistent with the merger. Morgan Stanley extrapolated Serena’s EBITDA, cash balance and debt outstanding through calendar year 2010 from the Street Case and Management Case. Based on its experience, Morgan Stanley assumed that a financial sponsor would exit its Serena investment in calendar year 2010 at an aggregate value range that represented a multiple of 9.0x-11.0x forecasted calendar year 2010 EBITDA. Morgan Stanley added Serena’s forecasted calendar year 2010 cash balance and subtracted Serena’s forecasted 2010 debt outstanding to calculate Serena’s calendar year 2010 equity value range. Based on Serena’s assumed calendar year 2010 equity value range and Morgan Stanley’s assumption, based on its experience, that financial sponsors would likely target 5-year internal rates of return of 15% to 25% for the Street Case and 20% to 25% for the Management Case, Morgan Stanley derived a range of implied values per share that a financial sponsor might be willing to pay to acquire Serena. These ranges are detailed below:

Leveraged Buyout Analysis Forecast Case	Internal Rate of Return Range	Implied Value Per Share of Serena
Street Case	15% – 25%	$18.95 – $23.93
Management Case	20% – 25%	$21.07 – $24.65

Morgan Stanley noted that the consideration per share to be received by holders of Serena common stock pursuant to the merger agreement was $24.00.

In connection with the review of the merger by the special committee of Serena’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Serena. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Serena. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration pursuant to the merger agreement from a financial point of view to holders of shares of Serena common stock other than the Rollover Investor and in connection with the delivery of its opinion dated November 10, 2005 to the special committee of Serena’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Serena might actually trade.

The merger consideration was determined through negotiations between the special committee of the board of directors of Serena and Spyglass Merger Corp. and was recommended by the special committee for approval by Serena’s board of directors and approved by Serena’s board of directors. Morgan Stanley provided advice to the special committee of Serena’s board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to Serena, the special committee of its board of directors or its board of directors or that any specific merger consideration constituted the only appropriate consideration for the merger.

In addition, Morgan Stanley’s opinion and its presentation to the special committee of Serena’s board of directors was one of many factors taken into consideration by the special committee of Serena’s board of directors in deciding to approve the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the special committee of Serena’s board of directors or of Serena’s board of directors with respect to the consideration or of whether the special committee of Serena’s board of directors or Serena’s board of directors would have been willing to agree to different consideration. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

The special committee of Serena’s board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley’s trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of Serena, affiliates of Spyglass Merger Corp. or any other parties, commodities or currencies involved in the merger. In addition, certain of Morgan Stanley’s affiliates and officers have committed to invest, and Morgan Stanley, its affiliates, directors or officers, including individuals working with Serena in connection with this transaction, may commit in the future to invest, in private equity funds managed by affiliates of Silver Lake Partners.

Under the terms of its engagement letter, Morgan Stanley provided the special committee of Serena’s board of directors financial advisory services and a financial opinion in connection with the merger, and Serena has agreed to pay Morgan Stanley a fee of approximately $8.7 million for its services, of which approximately $2.2 million was payable upon announcement of the transaction and the remaining approximately $6.5 million is contingent upon the consummation of the merger. Serena has also agreed to reimburse Morgan Stanley for its expenses, including attorneys’ fees, incurred in connection with its engagement. In addition, Serena has agreed to indemnify Morgan Stanley and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of its engagement and any related transactions.

Position of Douglas D. Troxel, Mark E. Woodward and Robert I. Pender, Jr. as to Fairness

Under the rules of the Securities and Exchange Commission, Douglas D. Troxel, Mark E. Woodward and Robert I. Pender, Jr. are required to provide certain information regarding their position as to the fairness of the merger to the unaffiliated stockholders of Serena. Messrs. Troxel, Woodward and Pender are making the statements included in this section solely for purposes of complying with such requirements. Messrs. Troxel, Woodward and Pender’s views as to the fairness of the merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

Messrs. Troxel, Woodward and Pender have interests in the merger different from, and in addition to, the other stockholders of Serena. These interests are described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger.”

None of Messrs. Troxel, Woodward or Pender undertook a formal evaluation of the fairness of the merger or engaged a financial advisor for such purposes, nor did any of them receive advice from the special committee’s legal or financial advisors as to the fairness of the merger. However, each of Messrs. Troxel, Woodward and Pender believes that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders of Serena and has adopted the analyses and conclusions of the special committee based upon the reasonableness of those analyses and conclusions and his knowledge of Serena, as well as the factors considered by, and the findings of, the special committee with respect to the fairness of the merger to such stockholders (see “Special Factors—Recommendation of the Special Committee and Board of Directors” and “Special Factors—Reasons for the Special Committee’s Recommendation”). While Messrs. Troxel, Woodward and Pender are directors of Serena, because of their differing interests in the merger, they did not participate in the negotiation of the merger agreement or the evaluation or approval of the merger agreement and the merger. In addition, in order to induce the Silver Lake investors to agree to the price of $24.00 per share for Serena common stock in the merger, Mr. Troxel agreed to contribute 7,518,483 Serena shares to Spyglass Merger Corp. at a valuation of $20.50 per share, rather than $24.00 per share. Mr. Troxel is therefore receiving substantially less value for the 7,518,483 Serena shares he is contributing to Spyglass Merger Corp. than unaffiliated stockholders will receive for their Serena shares in the merger.

The foregoing discussion of the information and factors considered and given weight by Messrs. Troxel, Woodward and Pender in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by Messrs. Troxel, Woodward and Pender. Messrs. Troxel, Woodward and Pender did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching his position as to the fairness of the merger agreement and the merger. Each of Messrs. Troxel, Woodward and Pender believes that these factors provide a reasonable basis for his belief that the merger is fair to the unaffiliated stockholders of Serena.

Position of the Silver Lake Filers as to Fairness

Under a possible interpretation of the rules of the Securities and Exchange Commission governing “going private” transactions, one or more of Spyglass Merger Corp., Silver Lake Partners II, L.P. and Silver Lake Technology Associates II, L.L.C., who are referred to in this section of the proxy statement as the “Silver Lake Filers,” may be deemed to be affiliates of Serena. The Silver Lake Filers are making the statements included in this section of the proxy statement solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The Silver Lake Filers believe that the merger is both substantively and procedurally fair to Serena’s unaffiliated stockholders. However, the Silver Lake Filers have not undertaken any formal evaluation of the fairness of the merger to Serena’s unaffiliated stockholders or engaged a financial advisor for such purposes. Moreover, the Silver Lake Filers did not participate in the deliberations of the special committee or receive advice from the special committee’s advisors in connection with the merger.

The belief of the Silver Lake Filers that the merger is substantively and procedurally fair to the unaffiliated stockholders of Serena is based on the following factors:

•	the $24.00 per share merger consideration and other terms and conditions of the merger agreement resulted from extensive negotiations between the special committee and its advisors and the Silver Lake investors and their advisors;

•	the special committee unanimously determined that the merger agreement and the merger is fair to the unaffiliated stockholders of Serena and in the best interests of such stockholders and Serena;

•	the merger was unanimously approved by the directors present at the meeting called for that purpose, which included all of the directors except Douglas D. Troxel, who was absent from the meeting due to a prior commitment;

•	notwithstanding that the Morgan Stanley opinion was provided solely for the information and assistance of the special committee and the Silver Lake Filers are not entitled to rely on such opinion, the fact that the special committee received an opinion from Morgan Stanley to the effect that, based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, as of the date of such opinion, the $24.00 per share consideration to be received by holders of shares of Serena common stock pursuant to the merger agreement was fair from a financial point of view to such holders other than Douglas D. Troxel;

•	the fact that the $24.00 per share price represented a premium of 17% over the average closing prices of a share of Serena’s common stock over the 30 trading day period prior to and including the date of the special committee’s approval of the merger and a 21% premium to the average closing price of Serena’s common stock over the 60 and 90 trading day periods prior to and including that date;

•	the 18% increase in Serena’s stock price in the nine trading days prior to the announcement of the transaction and the belief of the Silver Lake Filers that the increase may have resulted from rumors about a potential transaction;

•	the merger will provide consideration to the stockholders of Serena entirely in cash, which provides certainty of value;

•	the special committee retained and received advice from Morgan Stanley, as financial advisor, and Wilson Sonsini Goodrich & Rosati, as legal advisor, each of which has extensive experience in transactions similar to the proposed merger;

•	The Silver Lake Filers did not participate in or have any influence on the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

•	the availability of appraisal rights to holders of Serena common stock who comply with all of the required procedures under Delaware law; and

•	the merger agreement provides Serena with the ability to terminate the merger agreement in order to recommend, approve or accept a superior proposal that would, if completed, result in a transaction more favorable to Serena’s stockholders from a financial point of view than the merger, subject to certain conditions, including the prior or concurrent payment of a termination fee of $35 million.

The Silver Lake Filers considered each of the foregoing factors to support their determination as to the fairness of the merger to the unaffiliated stockholders of Serena. The Silver Lake Filers did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the merger to such stockholders.

The Silver Lake Filers did not consider the company’s net book value, which is an accounting concept, to be a factor in determining the substantive fairness of the transaction to Serena’s unaffiliated stockholders because they believed that net book value is not a material indicator of the value of Serena’s equity but rather an indicator of historical costs. The Silver Lake Filers also did not consider the liquidation value of Serena’s assets as indicative of Serena’s value primarily because of their belief that the liquidation value would be significantly lower than Serena’s value as an ongoing business and that, due to the fact that Serena is being sold as an ongoing business, the liquidation value is irrelevant to a determination as to whether the merger is fair to the unaffiliated stockholders of Serena. The Silver Lake Filers did not establish a pre-merger going concern value for Serena’s equity as a public company for the purposes of determining the fairness of the merger consideration to Serena’s unaffiliated stockholders because, following the merger, Serena will have a significantly different capital structure, which will result in different opportunities and risks for the business as a highly leveraged private company.

In making their determination as to the substantive fairness of the proposed merger to the unaffiliated stockholders of Serena, the Silver Lake Filers were not aware of any firm offers during the prior two years by any person for the merger or consolidation of Serena with another company, the sale or transfer of all or substantially all of Serena’s assets or a purchase of Serena’s assets that would enable the holder to exercise control of Serena.

The Silver Lake Filers’ view as to the fairness of the merger to the unaffiliated stockholders of Serena is not a recommendation as to how any such stockholder should vote on the merger. The foregoing discussion of the information and factors considered and weight given by the Silver Lake Filers is not intended to be exhaustive but is believed to include all material factors considered by the Silver Lake Filers.

Purposes and Structure of the Merger

The purpose of the merger for Serena is to enable its stockholders to immediately realize the value of their investment in Serena through their receipt of the per share merger price of $24.00 in cash, without interest. In this respect, the special committee and the board of directors believed that the merger was more favorable to such stockholders than any other alternative reasonably available to Serena and its stockholders because of the uncertain returns to such stockholders in light of the company’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, and general industry, economic and market conditions, both on a historical and on a prospective basis. In particular, the special committee and the board believe that we face several challenges in our efforts to increase stockholder value as an independent publicly-traded company, including competition from companies with substantially greater scale, declining valuation multiples in our market sector and the concerns of investors that our association with mainframe computing (a sector that is more mature and has recently experienced lower growth than many other information technology markets) may limit our growth opportunities and that our long-term efforts to address these and other concerns are made more difficult by the short-term focus of the public equity markets on quarterly financial results. For these reasons, and the other reasons discussed under “Special Factors—Reasons for the Special Committee’s Recommendation,” and “Special Factors—Reasons for the Board’s Recommendation,” the special committee and the board of directors each have determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable and fair to and in the best interests of our unaffiliated stockholders.

The purpose of the merger for Messrs. Troxel, Woodward and Pender is to allow them to seek to grow Serena’s business with the support and assistance of Silver Lake Partners and without the added costs and short-term distractions inherent in being a company with publicly-traded equity securities. They share the view of the special committee and the board of directors that we face several challenges in our efforts to increase stockholder value as an independent publicly-traded company, including competition from companies with substantially greater scale, declining valuation multiples in our market sector and investor concern over our association with mainframe computing and that our long-term efforts to address these and other concerns are made more difficult by the short-term focus of the public equity markets on quarterly financial results. Messrs. Troxel, Woodward and Pender believe that efforts to effect the fundamental changes necessary to Serena’s business model to grow the business potentially would not be perceived positively by the public equity markets and would result in significant distraction to management, issues that they believe will be significantly alleviated if Serena is a private company.

For Spyglass Merger Corp., Silver Lake Partners II, L.P. and Silver Lake Technology Associates II, L.L.C., the purpose of the merger is to allow Silver Lake Partners II, L.P., the other stockholders of Spyglass Merger Corp. and the management participants to own Serena and to bear the rewards and risks of such ownership after Serena’s common stock ceases to be publicly traded. The transaction has been structured as a cash merger in order to provide the unaffiliated stockholders of Serena with cash for all of their shares and to provide a prompt and orderly transfer of ownership of Serena in a single step, without the necessity of financing separate purchases of Serena’s common stock in a tender offer or implementing a second-step merger to acquire any shares of common stock not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

Serena decided to proceed with the merger and going private transaction at this time because we believe that the merger is more favorable to the unaffiliated stockholders of Serena than any other alternative reasonably available to Serena and its stockholders, including remaining as a standalone public company. Another factor that led to our decision to pursue the transaction at this time is the recent significant increase in the costs and burdens associated with being a public company.

On November 10, 2005, the last trading day prior to the announcement of the merger, the closing price of our common stock was $23.65 per share and the trading volume was 482,400 shares.

Certain Effects of the Merger

If the merger agreement is adopted by our stockholders and the other conditions to the closing of the merger are either satisfied or waived, Spyglass Merger Corp. will be merged with and into Serena, with Serena being the surviving corporation. When the merger is completed, each share of Serena common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of Serena, owned by Spyglass Merger Corp. or any wholly owned subsidiary of Spyglass Merger Corp. or Serena or held by Serena stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $24.00 in cash, without interest.

Following the merger, the entire equity in Serena is expected to be owned by the Silver Lake investors and the management participants. If the merger is completed, Serena’s current stockholders, other than the management participants, will cease to have any direct or indirect ownership interest in Serena or rights as stockholders of Serena. As a result, those stockholders of Serena will not participate in any future earnings or growth of Serena and will not benefit from any appreciation in value of Serena.

Following the merger, the entire interest in Serena’s net book value and net earnings will be held by the Silver Lake investors and the management participants. As described in greater detail below, prior to the completion of the merger, the management participants other than Messrs. Troxel, Woodward and Pender, who have already committed to retain equity interests in the surviving corporation, are expected to be provided the opportunity to acquire shares of Serena common stock after completion of the merger and to retain all or a portion of their current options to acquire shares of Serena common stock. Because the results of this investment opportunity are not known as of the date of this proxy statement, the percentage beneficial ownership of shares of Serena common stock after completion of the merger by Silver Lake Partners II, L.P. and the management participants as a group is not known as of the date of this proxy statement. Assuming that each of the management participants participates in such investment opportunity to the extent we currently expect, the beneficial ownership of each of Silver Lake Partners II, L.P. and Messrs. Troxel, Woodward and Pender would be the following after the completion of the merger:

Expected Beneficial Ownership of Serena Common Stock Post-Merger (%)
Silver Lake Partners II, L.P. (1)	67.4%
Douglas D. Troxel	31.4
Mark E. Woodward	2.2
Robert I. Pender, Jr.	1.2

(1)	As the general partner of Silver Lake Partners II, L.P., Silver Lake Technology Associates II, L.L.C. may be deemed to beneficially own Serena common stock held by Silver Lake Partners II, L.P.

The table below sets forth the direct and indirect interests of Silver Lake Partners II, L.P. and each of Messrs. Troxel, Woodward and Pender in Serena’s net book value and net earnings as of and for the fiscal year ended January 31, 2005, respectively, prior to and immediately after the merger.

	Ownership Prior to the Merger (1)				Ownership After the Merger (2)
	Net Book Value		Earnings		Net Book Value		Earnings
	$ in thousands	%	$ in thousands	%	$ in thousands	%	$ in thousands	%
Silver Lake Partners II, L.P. (3)	$—	0.0%	$—	0.0%	$200,594	67.4%	$6,393	67.4%
Douglas D. Troxel	84,206	28.3	2,684	28.3	93,452	31.4	2,979	31.4
Mark E. Woodward	7,360	2.5	235	2.5	6,548	2.2	209	2.2
Robert I. Pender, Jr.	4,582	1.5	146	1.5	3,571	1.2	114	1.2

(1)	Based upon beneficial ownership of Serena common stock as of February 1, 2006. As a result of the voting and transfer restrictions set forth in the contribution and voting agreement, which is described in “Other Agreements—Contribution and Voting Agreement” and attached as Annex D to this proxy statement, Silver Lake Partners II, L.P. and Silver Lake Technology Associates II, L.L.C. may be deemed to beneficially own each of the shares indicated as beneficially owned by Douglas D. Troxel in the table above. Silver Lake Partners II, L.P. and Silver Lake Technology Associates II, L.L.C. are not entitled to any rights as a stockholder of Serena, other than the voting rights Silver Lake Partners II, L.P. may have pursuant to the contribution and voting agreement with respect to shares beneficially owned by Douglas D. Troxel, and Silver Lake Partners II, L.P. and Silver Lake Technology Associates II, L.L.C. disclaim beneficial ownership of the shares of common stock which are beneficially owned by Douglas D. Troxel.

(2)	Based upon the expected beneficial ownership of Serena common stock immediately after completion of the merger.

(3)	As the general partner of Silver Lake Partners II, L.P., Silver Lake Technology Associates II, L.L.C. may be deemed to beneficially own Serena common stock held by Silver Lake Partners II, L.P.

The merger agreement provides that immediately prior to the effective time of the merger, all outstanding options to acquire Serena common stock will become fully vested and immediately exercisable unless otherwise agreed between the holder of any of those options and Spyglass Merger Corp. All options (other than options held by the management participants, who are expected to be offered the opportunity to retain amended options as described below) will automatically be cancelled immediately prior to the effective time of the merger (to the extent permissible under Serena stock plans) and will be converted into a right to receive an amount in cash (without interest), less applicable withholding taxes, equal to the product of (1) the number of shares of our common stock subject to each option, as of the effective time of the merger, multiplied by (2) the excess of $24.00 over the exercise price per share of Serena common stock subject to such option, which cash amount we refer to as the “option consideration.” If the applicable Serena stock plan does not permit Serena to cancel outstanding options without the consent of the individual who has received the option, Serena expects to make an offer to such option holders to cancel all of their options in exchange for the option consideration upon the cancellation of his or her outstanding options. In no event will the holder of one or more Serena stock options that are cancelled pursuant to the foregoing offer receive less than an aggregate of $500 in consideration for the cancellation of all of his or her options. In the event that any of such options are not cancelled prior to the merger or, in the case of the management participants, amended prior to the merger, then such outstanding options will be subject to adjustment upon completion of the merger pursuant to the terms set forth in the applicable Serena stock plans. The management participants will not receive any cash payment with respect to the amended options that they elect to retain, as described below.

Serena’s common stock is currently registered under the Securities Exchange Act of 1934 and is quoted on The NASDAQ National Market under the symbol “SRNA.” As a result of the merger, Serena will become a privately held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be quoted on The NASDAQ National Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, we expect that the registration of our common stock under the Securities Exchange Act of 1934 will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of filing periodic and other reports with the Securities and Exchange Commission and furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to Serena on account of its common stock. In addition, this termination will result in Serena no longer being subject to the provisions of the Sarbanes-Oxley Act of 2002 or the liability provisions of the Securities Exchange Act of 1934 immediately following the merger and officers of Serena will no longer be required to publicly certify the accuracy and completeness of the financial statements and other information relating to Serena.

At the effective time of the merger, the directors of Spyglass Merger Corp. together will be the initial directors of the surviving corporation and we expect that most of the current executive officers of Serena will continue as executive officers of the surviving corporation. Pursuant to the stockholders agreement that will be entered into by Spyglass Merger Corp., Douglas D. Troxel, the Troxel Trust and the Silver Lake investors immediately prior to the completion of the merger, the board of directors of the surviving corporation initially will include the chief executive officer of the surviving corporation and two board members designated by the Troxel Trust. The remainder of the board of directors of the surviving corporation initially will be designated by Silver Lake Partners II, L.P. The certificate of incorporation of Serena will be amended as set forth in an exhibit to the merger agreement so as to contain only the provisions of the certificate of incorporation of Spyglass Merger Corp. as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation will continue to be “Serena Software, Inc.” The bylaws of Spyglass Merger Corp. in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.

It is expected that, upon consummation of the merger, the operations of Serena will be conducted substantially as they currently are being conducted, except that Serena will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with having publicly-traded equity securities. The Silver Lake investors have advised Serena that they do not have any current plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving Serena’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. We expect, however, that following the merger, Serena’s management and the Silver Lake investors will continuously evaluate and review Serena’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of Serena.

In connection with the merger, the management participants will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of Serena stockholders generally. These incremental benefits and additional obligations include the right and obligation of Mr. Troxel to cause the Troxel Trust to make an agreed upon equity investment in the surviving corporation and Messrs. Woodward and Pender to make at least an agreed upon minimum equity investment in the surviving corporation, which investments will include the exchange of a portion of their Serena shares for shares of common stock of Spyglass Merger Corp. At the effective time of the merger, these shares of common stock of Spyglass Merger Corp. will convert into shares of common stock in Serena, which will be the surviving corporation in the merger. In addition, each of the management participants, other than Mr. Troxel, will have the opportunity to acquire shares of Serena upon completion of the merger for cash or the assignment to Spyglass Merger Corp. of the cash proceeds otherwise to be received in the merger by such members for shares of Serena common stock they currently hold of record and to retain some or all of his or her existing options to acquire Serena common stock, which options would be amended and remain outstanding after the merger. In addition, the management participants, other than Mr. Troxel, are expected after completion of the merger to receive grants of stock options pursuant to a new equity incentive plan that will be adopted by Serena. Additional incremental benefits and obligations for certain of the management participants include continuing as executive officers of the surviving corporation and, with respect to Messrs. Woodward and Pender, executing employment and related agreements with the surviving corporation. Furthermore, Mr. Woodward will continue as President and Chief Executive Officer and as a director of the surviving corporation, Mr. Pender will continue as the Chief Financial Officer and Senior Vice President, Finance and Administration, but not a director, of the surviving corporation and Mr. Troxel will continue as a director, but not an executive officer, of the surviving corporation. For a description of the interests of the management participants, see “Interests of the Company’s Directors and Executive Officers in the Merger.”

The principal benefit of the merger to the Silver Lake investors and the management participants is that our future earnings and growth will be for their benefit and not for the benefit of our other current stockholders. The detriments of the merger to the Silver Lake investors and the management participants are the lack of liquidity for Serena’s capital stock following the merger, the fact that equity interests of Serena following the merger will be subject to stockholders agreements that impose restrictions on those equity interests, the risk that Serena will decrease in value following the merger, the incurrence by it of significant additional debt as described below under “Special Factors—Financing of the Merger” and the payment by it of approximately $56.6 million in estimated fees and expenses related to the merger and financing transactions. See “Special Factors—Financing of the Merger” and “Special Factors—Fees and Expenses of the Merger.”

The benefit of the merger to our stockholders (other than the management participants) is the right to receive $24.00 in cash per share, without interest, for all of their shares of Serena common stock. The detriments of the merger to our stockholders, other than the management participants, are that they will cease to participate in our future earnings and growth, if any, and that the receipt of the payment for their shares will be a taxable transaction for federal income tax purposes. See “Special Factors—Material U.S. Federal Income Tax Consequences.”

Effect of the Merger on the Company’s Convertible Subordinated Notes

Pursuant to the indenture governing our 1 1/2 % Convertible Subordinated Notes due 2023, any of our existing notes covered by the indenture that are not converted to our common stock prior to the effective time of the merger will, following the merger, be convertible into cash in an amount of $24.00 for each share of our common stock into which the notes were convertible prior to the merger. We are required to send a notice to all holders of record at least 25 days prior to the anticipated effective date of the merger and such holders will be able to surrender their notes from and after the date that is 15 days prior to the anticipated effective date of the merger until the date that is 15 days after the actual effective date of the merger.

In addition, the merger constitutes a change of control under the terms of the indenture. As a result, each holder of the notes will have the right to require us to purchase all of such holder’s notes, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 days after the date we give notice of the change in control, at a purchase price equal to 100% of the principal amount of the notes to be purchased, together with interest accrued and unpaid to, but excluding, the purchase date. However, if such purchase date falls after a record date for any interest payment but on or before the related interest payment date, then the interest payable on such date shall be paid to the holder of record of the notes on the relevant record date.

Within 30 days after the occurrence of a change in control, we are required to give notice to all holders of record of notes, as provided in the indenture, of the occurrence of the change in control and of their resulting right to have us purchase their notes. We must also deliver a copy of our notice to the trustee. In order to exercise its right, a holder of notes must deliver, on or before the close of business on the business day before the change of control purchase date referenced in the preceding paragraph, written notice to the trustee of the holder’s exercise of its right, together with the notes with respect to which the right is being exercised, which must be in $1,000 multiples.

Effects on the Company if the Merger is Not Completed

In the event that the merger agreement is not adopted by Serena’s stockholders or if the merger is not completed for any other reason, our stockholders will not receive the payment for their shares contemplated by the merger agreement. Instead, Serena will remain an independent public company and its common stock will continue to be listed and traded on The NASDAQ National Market. In addition, if the merger is not completed, we expect that management will operate Serena’s business in a manner similar to that in which it is being operated today and that Serena stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Serena shares. From time to time, Serena’s board of directors will evaluate and review, among other things, the business operations, properties, dividend policy and capitalization of Serena, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by Serena’s stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Serena will be offered or occur or that the business, prospects or results of operations of Serena will not be adversely affected.

If the merger agreement is terminated under certain circumstances, Serena will be obligated to pay a termination fee of $35 million to Spyglass Merger Corp. or its designee. See “The Merger Agreement—Fees and Expenses.”

Financing of the Merger

The obligation of Spyglass Merger Corp. to complete the merger is subject to a debt financing condition, which is described in “The Merger Agreement—Conditions to the Merger.” Spyglass Merger Corp. estimates that approximately $1.14 billion will be the total amount of funds required to pay the merger consideration in connection with the merger, to pay either the as-converted cash amount or the principal and accrued but unpaid interest on the outstanding $220 million in aggregate principal amount of Serena’s 1 1/2% Convertible Subordinated Notes due 2023, in each case at the times and subject to the conditions set forth in the indenture governing the convertible notes, and to pay related fees and expenses.

Spyglass Merger Corp. expects this amount, together with the related working capital requirements of Serena following the completion of the merger, to be provided through a combination of the proceeds of the following:

•	an aggregate cash equity investment by Silver Lake Partners II, L.P. and Silver Lake Technology Investors II, L.L.C., which we refer to collectively in this proxy statement as the “Silver Lake investors,” of $349.0 million, which is subject to downward or upward adjustment as described below;

•	a new $450.0 million senior secured credit facility, consisting of a $375.0 million term credit facility and a $75.0 million revolving credit facility, which we refer to collectively in this proxy statement as the “senior secured credit facilities;”

•	either:

•	an offering of new unsecured senior subordinated notes yielding gross proceeds of $225.0 million; or

•	a new $225.0 million senior subordinated bridge loan facility; and

•	cash and cash equivalents held by Serena and its subsidiaries

The Troxel Trust has agreed to contribute an aggregate of 7,518,483 shares of Serena common stock to Spyglass Merger Corp. prior to the merger, in exchange for shares of Spyglass Merger Corp., which will convert into shares of Serena upon completion of the merger. The shares contributed by the Troxel Trust will be valued at $20.50 per share for purposes of such contribution. In addition, each of Mark E. Woodward and Robert I. Pender, Jr. has agreed to contribute a portion of the shares of Serena common stock beneficially owned by him to Spyglass Merger Corp. in exchange for shares of common stock of Spyglass Merger Corp., which will convert into shares of Serena upon completion of the merger. Any shares contributed by Messrs Woodward and Pender will be valued at $24.00 per share for purposes of such contribution and be comprised of a portion of the restricted shares granted to them in June 2005. The number of shares of Spyglass Merger Corp. common stock that will be issued in exchange for the shares of Serena common stock contributed to Spyglass Merger Corp. by the Troxel Trust and Messrs. Woodward and Pender will be equal to the aggregate value of the shares of Serena common stock they contribute to Spyglass Merger Corp. divided by $5.00, which is the price per share being paid by the Silver Lake investors for shares of common stock of Spyglass Merger Corp. in connection with the financing of the merger. These shares of Serena common stock contributed to Spyglass Merger Corp. prior to the merger will be cancelled and cease to exist at the effective time of the merger without any payment being made or consideration delivered in respect of those shares. Each of Messrs. Woodward and Pender has also agreed to retain a portion of his existing options to acquire Serena common stock, which options will be amended and remain outstanding after the merger. Prior to completion of the merger, certain other members of our management also are expected to be provided with the opportunity to make or retain an equity investment in Serena after completion of the merger, which investment is expected to consist of the following, as determined by such members: (1) the acquisition of shares of Serena common stock upon completion of the merger for cash or the assignment to Spyglass Merger Corp. of the cash proceeds otherwise to be received in the merger by such members for shares of Serena common stock they currently hold of record, and/or (2) the retention of some or all of their existing options to acquire Serena common stock, which options would be amended and remain outstanding after the merger. Any equity interests that the management participants, other than the Troxel Trust, agree to acquire or to retain will reduce the amount of cash equity investment by the Silver Lake investors as described below. For additional information regarding the equity interests in Serena that the management participants may have after completion of the merger, see “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger.”

Equity Contributions

Each of the Silver Lake investors, the Troxel Trust, Douglas D. Troxel and Spyglass Merger Corp. entered into a contribution and voting agreement, dated as of November 11, 2005, pursuant to which, upon the terms and subject to the conditions set forth in such agreement, the Silver Lake investors and the Troxel Trust agreed to make the following contributions to Spyglass Merger Corp. immediately prior to the completion of the merger:

•	the Silver Lake investors agreed to provide Spyglass Merger Corp., in connection with the consummation of the merger, with an aggregate cash equity contribution of $349.0 million, which is subject to adjustment as follows:

•	such amount will be reduced with respect to the aggregate value of shares of Serena common stock and options to acquire Serena common stock that the management participants other than the Troxel Trust agree prior to the merger to acquire or retain after completion of the merger, as described in greater detail in the section of this proxy statement titled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger,” and

•	such amount will be increased by up to $20.0 million in the aggregate as may be required to finance the merger and related transactions, if the closing of the merger occurs after March 31, 2006 and the aggregate debt financing borrowed on the closing date of the merger to finance the merger and related transactions is less than $600 million; and

•	the Troxel Trust has agreed to contribute an aggregate of 7,518,483 shares of Serena common stock to Spyglass Merger Corp.

The obligations under the contribution and voting agreement of each of the Silver Lake investors and the Troxel Trust to provide their respective equity contributions are subject to the satisfaction, or waiver, of the following conditions:

•	the satisfaction in full or waiver of the conditions to the closing of the merger set forth in the merger agreement; and

•	the termination of all waiting periods, and any extensions of such periods, applicable to such party under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

In consideration for the contributions to Spyglass Merger Corp. described above, Spyglass Merger Corp. will issue to the Silver Lake investors and the Troxel Trust shares of Spyglass Merger Corp. common stock. The Spyglass Merger Corp. common stock will rank junior to the series A preferred stock described below as to rights to payment upon liquidation. With respect to any matter to be voted on by the stockholders of Spyglass Merger Corp. (other than the election of one director by the holder of the share of series A preferred stock), the holders of the Spyglass Merger Corp. common stock will be entitled to one vote for each share of Spyglass Merger Corp. common stock held by them.

In consideration for the contribution to Spyglass Merger Corp. by Silver Lake Partners II, L.P., Spyglass Merger Corp. will issue to Silver Lake Partners II, L.P. one share of series A preferred stock of Spyglass Merger Corp. that will rank senior to the Spyglass Merger Corp. common stock as to rights of payment upon liquidation. The holder of series A preferred stock will not be entitled to any dividends. The holder of the Series A preferred stock, voting as a separate class, will have the right to elect one director of Spyglass Merger Corp. until the earliest of the following to occur: (1) the Silver Lake investors and their affiliates, in the aggregate no longer beneficially own at least 20% of the outstanding share equivalents, (2) the Silver Lake Investors and their affiliates, in the aggregate, no longer beneficially own at least 20% more of the outstanding share equivalents than the Troxel Trust and its affiliates, in the aggregate, beneficially own or (3) the consummation of an underwritten public offering of common stock, registered under the Securities Act of 1933. If any of these three events occurs, Spyglass Merger Corp. will be required to redeem the series A preferred stock for $1.00. The director designated by the holder of the Series A preferred stock will be entitled at any meeting of the board of directors to exercise one vote more than all votes entitled to be cast by all other directors at such time.

The contribution and voting agreement is attached as Annex D to this proxy statement.

Debt Commitment Letter

Spyglass Merger Corp. has entered into a commitment letter, dated as of November 11, 2005, which we refer to in this proxy statement as the “debt commitment letter,” with Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation, UBS Loan Finance LLC, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC. Pursuant to, and subject to the terms and conditions of, the debt commitment letter, Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation and UBS Loan Finance LLC have committed to provide to Serena (x) senior secured credit facilities of up to $450.0 million, consisting of a seven-year $375.0 million term credit facility and a six-year $75.0 million revolving credit facility and (y) a $225.0 million senior subordinated bridge loan facility in the event that the contemplated sale by the borrower of $225.0 million of unsecured senior subordinated notes as described below under the caption “Special Factors—Effect of the Merger on the Company’s Convertible Subordinated Notes” has not been consummated at the time the merger is completed.

The commitments to provide the senior secured credit facilities and the senior subordinated bridge loan facility are subject to customary conditions for financings of these types, including the following:

•	the execution and delivery of all documents required to be delivered under the definitive financing documents;

•	the receipt of collateral described in the commitment letter;

•	the delivery of customary documentation required by certain regulatory authorities;

•	the completion of the merger and all related transactions in accordance with the terms of the merger agreement without any waiver, modification or amendment thereof that is materially adverse to the lenders, unless consented to by Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, which we refer to as “the arrangers;”

•	the consummation of (1) the purchase by the Silver Lake investors of equity of Spyglass Merger Corp. in an aggregate amount of not less than 25% of the total of the capitalization of Serena and the costs related to the merger and related financings and transactions and (2) the rollover of equity interests of Serena by the Troxel Trust;

•	with respect to the senior subordinated bridge loan facility, the receipt of, not later than 15 days prior to the closing date, a complete printed preliminary offering memorandum or preliminary prospectus suitable for use in a customary “high-yield road show” relating to the unsecured senior subordinated notes described below, containing certain financial statements and other data;

•	the borrower’s compliance, simultaneously with the making of the initial loans, with its obligations under the indenture with respect to Serena’s existing convertible subordinated securities in relation to the conversion rights of the holders of such securities;

•	there not having occurred since July 31, 2005, any material adverse change with respect to, or material adverse effect on the business, assets, liabilities, financial condition or results of operations of Serena and its subsidiaries, taken as a whole, or any event that would materially impede the ability of Serena to effect the consummation of the transactions contemplated by the merger agreement, other than any change resulting from any of the following:

•	a general deterioration in economic conditions and any acts of war or terrorism, except as disproportionately affecting Serena and its subsidiaries in any significant respect relative to other participants in the industries or markets in which they operate;

•	the announcement of the execution of the merger agreement or the pendency of the merger;

•	changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof, except as disproportionately affecting Serena and its subsidiaries in any significant respect relative to other participants in the industries or markets in which they operate;

•	any action (or failure to act) outside the ordinary course of business of Serena and its subsidiaries required to be taken pursuant to the merger agreement (other than the consummation of the merger);

•	the decline in the price of Serena’s common stock on The NASDAQ National Market;

•	any failure by Serena to meet published financial projections, in and of itself; or

•	any litigation relating to an alleged breach of fiduciary duty in connection with the merger agreement or any effect resulting from such litigation;

•	receipt of certain historical audited and unaudited financial statements, including quarterly financial statements, of Serena;

•

receipt of reasonably satisfactory evidence that the ratio of (x) pro forma consolidated total debt to (y) pro forma adjusted consolidated earnings before interest, taxes, depreciation and amortization and related non-recurring charges of Serena and its subsidiaries, and calculated in a manner reasonably acceptable to the arrangers and after giving effect to the merger and related financings and transactions, for the immediately preceding four fiscal quarter period ended at least 60 days prior to the closing date was not greater than 6.6:1 (with the total amount of funded consolidated debt of Serena and its subsidiaries on the closing date being adjusted up or down proportionately if such ratio for such period would be less than or would exceed, as the case may be, 6.6:1 prior to giving effect to any such adjustment; provided that unless the arrangers otherwise agree, any such downward adjustments shall be applied proportionately (based on the principal amounts thereof) to the senior secured term loan facility, on the one hand, and the senior subordinated bridge loan facility or unsecured senior subordinated notes (as applicable), on the other hand); and

•	to the extent then due and payable and invoiced reasonably in advance, all accrued fees and expenses, including the reasonable fees and expenses of counsel to the arrangers, of the arrangers in connection with the credit documents shall have been paid.

The commitments under the debt commitment letter will terminate on the earliest to occur of (a) April 30, 2006, if the definitive financing documents have not been executed and delivered prior to that date, (b) the date of the termination of the merger agreement in accordance with its terms, (c) the date of the effectiveness of the definitive financing documents and (d) the consummation of the merger with or without the funding of the senior secured credit facilities and the senior subordinated bridge loan facility.

Since the final terms of the senior secured credit facilities and senior subordinated bridge loan facility have not been agreed upon, the final terms and amounts may differ from those set forth above and below and, in certain cases, such differences may be significant. Serena does not intend to update or otherwise revise any of the terms of the financing included in this proxy statement to reflect circumstances existing after the date when such statements were made or to reflect the occurrence of future events even in the event that any of the statements regarding the financing arrangements are shown to be in error or otherwise no longer appropriate.

There are no plans to repay the loans under the senior secured facilities or the unsecured senior subordinated notes. However, if the senior subordinated bridge loan facility is made available, it is contemplated that it will be paid off through the issuance of the unsecured senior subordinated notes.

Senior Secured Credit Facilities

General. The borrower under the senior secured credit facilities will be Spyglass Merger Corp., initially, and following completion of the merger will be Serena. The senior secured term credit facility will provide for a loan in the amount of $375.0 million, and is expected to have a term of seven years from the closing of the merger and amortize at a rate of 1.00% per year on a quarterly basis for the first six and three-quarters years after the closing date, with the balance paid at maturity. The senior secured revolving credit facility will provide for loans in an aggregate amount of up to $75.0 million, which will include a letter of credit subfacility and a swing line facility, and is expected to have a term of six years from the closing of the merger. Proceeds of the senior secured term credit facility will be used, together with the other sources of funds described in this section of the proxy statement, to finance the merger, to repay indebtedness of Serena and to pay fees and expenses incurred in connection with the merger. Proceeds of the senior secured revolving credit facility will be used for working capital and general corporate purposes of the borrower and its subsidiaries.

Interest Rates and Fees. The loans under the senior secured credit facilities are expected, at the option of the borrower, to bear interest at the following:

•	a rate equal to the London Interbank Offer Rate, or LIBOR, plus an applicable margin of 2.25% if the senior secured credit facilities receive ratings of B1 (stable) or higher and B+ (stable) or higher from Moody’s and S&P, respectively, and otherwise, of 2.50%; or

•	the alternate base rate, which will be the higher of (a) the corporate base rate of interest announced by the administrative agent and (b) the Federal Funds rate plus 0.50%, in each case plus an applicable margin of 1.25, if the senior secured credit facilities receive ratings of B1 (stable) or higher and B+ (stable) or higher from Moody’s and S&P, respectively, and otherwise, 1.50%.

The revolving credit facility is expected to bear an annual commitment fee of 0.50% on the undrawn portion of that facility commencing on the date of execution and delivery of the credit agreement.

After the borrower’s delivery of financial statements and a computation of the maximum ratio of total debt to the trailing four quarters of earnings before interest, taxes, depreciation and amortization, or “total leverage ratio,” for the first full quarter ending after the closing date of the merger, the applicable margins and the commitment fee will be subject to a grid based on the most recent total leverage ratio to be negotiated between Spyglass Merger Corp. and the lenders.

Prepayments. At the option of the borrower (1) amounts outstanding under the senior secured term credit facility may be voluntarily prepaid and (2) the unutilized portion of the commitments under the senior secured revolving credit facility may be reduced and loans under such facility may be voluntarily repaid, subject to requirements as to minimum amounts and multiples, at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR rate advances other than at the end of the applicable interest periods will be made with reimbursement for any funding losses or redeployment costs of the lenders resulting from the prepayment. Loans under the senior secured term credit facility and under any incremental term loan facility are expected to be subject to mandatory prepayment with (a) 50% of annual excess cash flow with certain step downs, (b) 100% of net cash proceeds of asset sales and other asset dispositions by the borrower or any of its subsidiaries, subject to various reinvestment rights of borrower and other exceptions, and (c) 100% of the net cash proceeds of the issuance or incurrence of debt by the borrower or any of its subsidiaries, subject to various exceptions.

Guarantors. All obligations under the senior secured credit facilities are expected to be guaranteed by the borrower and each existing and future direct and indirect subsidiary of the borrower, other than foreign subsidiaries.

Security. All obligations of the borrower and each guarantor under the senior secured credit facilities are expected to be secured by the following:

•	a perfected lien on, and pledge of, (a) the capital stock and intercompany notes of each existing and future direct and indirect domestic subsidiary of the borrower, (b) all the intercompany notes of the borrower and (c) 65% of the capital stock of each existing and future direct and indirect first-tier foreign subsidiary owned by the borrower or any guarantor; and

•	a perfected first priority lien, subject to agreed upon exceptions, on, and security interest in, substantially all of the tangible and intangible properties and assets of the borrower and each guarantor.

Covenants, Representations and Warranties. The senior secured credit facilities are expected to contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and acquisitions, liens and dividends and other distributions. There are not expected to be any financial covenants included in the senior secured credit facilities, except an interest coverage ratio and a total leverage ratio.

Events of Default. Events of default under the senior secured credit facilities are expected to include, among others, nonpayment of principal or interest, covenant defaults, a material inaccuracy of representations or warranties, bankruptcy and insolvency events, cross-defaults and a change of control.

Bridge Loan Facility

General. Unless the expected offering of $225.0 million of unsecured senior subordinated notes by the borrower as described below under “—Unsecured Senior Subordinated Notes Offering” is not consummated at the time the merger is completed, up to $225.0 million of the senior subordinated bridge loan facility will be drawn by the borrower concurrently with the completion of the merger, and will be used, together with the other source of funds described in this section of the proxy statement, to finance the merger, to repay indebtedness of Serena and to pay fees and expenses incurred in connection with the merger. The bridge loan is expected to mature 12 months from the date of the making of the bridge loan, which we refer to as the “initial maturity date.” However, if on the initial maturity date certain specified defaults do not exist, the bridge loan is expected to convert, at the option of each lender, into (a) unsecured senior subordinated loans, or “rollover loans,” with a maturity date of nine years from the initial maturity date, or (b) unsecured senior subordinated debt securities, or “rollover securities,” with a maturity date nine years from the initial maturity date, provided that such rollover securities will not be issued until the borrower receives requests to issue at least $25.0 million in aggregate principal amount of such securities. At the time of this exchange, the lender is required to pay all accrued and unpaid interest on the bridge loan.

Interest Rate. The borrowing under the senior subordinated bridge loan facility is expected to bear interest at a rate per annum expressed as a spread over, at borrower’s option, one-month or three-month LIBOR, as adjusted every one or three months, as applicable, and adjusted for all applicable reserve requirements. Interest is capped at 12.25% per annum, or 12.50% per annum if the bridge loan is rated CCC+ or lower by S&P or Caa1 or lower by Moody’s, with any interest in excess of 12.00% being payable at the option of the borrower in the form of additional bridge loans, exclusive of any additional interest payable due to an event of default.

If the bridge loans are converted to rollover loans or rollover securities, other than fixed rate rollover securities as described below, such rollover loans or rollover securities are expected to accrue interest at a rate equal to the interest rate borne by the bridge loan on the day immediately preceding the initial maturity date plus 0.5% and will increase by 0.5% three months following the initial maturity date and each subsequent three-month period thereafter. Interest is capped at 12.25% per annum or 12.50% per annum if such loan is rated CCC+ or lower by S&P or Caa1 or lower by Moody’s.

Each holder of rollover loans or rollover securities is expected to have the right, upon any sale to a third party, to fix the interest rate on the rollover security or to exchange the rollover loan for a fixed rate rollover security at a rate not higher than the then applicable rate of interest as described above. We refer to this fixed rate security as a “fixed rate rollover security.”

Prepayments and Redemptions. Prior to the initial maturity date, to the extent not prohibited by the senior secured credit facilities, the bridge loans will be required to be prepaid upon receipt by the borrower or any of its subsidiaries of the net cash proceeds from (a) various asset dispositions, (b) various debt incurrences and (c) various equity issuances. Voluntary prepayments of amounts outstanding under the senior subordinated bridge loan facility may be made at any time, upon proper notice, in whole or in part without premium or penalty, except for breakage costs discussed below. To the extent the bridge loan is converted to rollover securities or rollover loans, following compliance with the senior secured credit facilities, the borrower is expected to be required to make offers to repay or repurchase, as applicable, such rollover loans or rollover securities upon the receipt by the borrower or any of its subsidiaries after the initial maturity date of net cash proceeds from certain asset dispositions.

The rollover loans and rollover securities will be optionally redeemable or repayable, subject to certain provisions for fixed rate rollover securities. Except as described in the immediately following sentence, each fixed rate rollover security is expected to be non-callable for five years after the closing date, subject to a customary 35% clawback provision with the proceeds of equity offerings, and is expected to be callable after such five-year anniversary at par plus accrued interest plus a premium equal to one-half the interest rate in effect on the date of sale of the fixed rate rollover security, which premium is expected to decline ratably on each anniversary of the initial maturity date to zero two years before the maturity of the fixed rate rollover security. Any fixed rate rollover security is expected to be callable prior to the fifth anniversary of the closing date at a redemption premium equal to par plus accrued interest plus a make whole premium calculated using a discount rate equal to the then effective treasury rate plus 0.50%.

Upon the occurrence of a change of control, the borrower will be required to repay or repurchase, as applicable, the entire aggregate principle amount of the rollover loans and rollover securities in cash for 100% of the principal amount of such loans, or 101% in the case of fixed rate rollover securities, in each case plus accrued and unpaid interest. Any voluntary or mandatory prepayment of the bridge loan, rollover loans or rollover securities bearing interest based on LIBOR rate advances other than at the end of the applicable interest periods will be made with reimbursement for any funding losses or redeployment costs of the lenders resulting from the prepayment.

Guarantors. Each of the guarantors under the senior secured credit facilities will guarantee all obligations under the senior subordinated bridge loan facility on an unsecured senior subordinated basis.

Unsecured Senior Subordinated Notes Offering

Either Spyglass Merger Corp. or Serena is expected to issue new unsecured senior subordinated notes yielding gross proceeds of $225.0 million that will be used, together with the other sources of funds described in this section of the proxy statement, to finance the merger, to repay indebtedness of Serena and to pay fees, commissions and expenses incurred in connection with the merger. The notes are expected to be offered to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act and to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act. As a result, the notes are not expected to be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The debt commitment letter, which is described above under “—Debt Commitment Letter,” provides for a $225.0 million senior subordinated bridge loan facility that will be available in the event that the contemplated offering of unsecured senior subordinated notes does not take place at the time the merger is completed.

Although the interest rate, interest payment dates, maturity and other material terms of the unsecured senior subordinated notes have not been finalized, we expect that the unsecured senior subordinated notes will have terms customary for unsecured senior subordinated note offerings of issuers similar to the borrower, including customary closing conditions.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the special committee and the board of directors, you should be aware that certain of our directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of Serena stockholders generally. As a result of these differing interests, the board of directors appointed the special committee to represent the interests of our unaffiliated stockholders. The members of the special committee are not officers or employees of Serena and will not have an economic interest in Serena following the merger. The members of the special committee evaluated and negotiated the merger agreement and evaluated whether the merger is in the best interests of Serena’s unaffiliated stockholders. The members of the special committee were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the stockholders that the merger agreement be adopted.

Positions with the Surviving Corporation

Douglas D. Troxel, our founder, Chairman of the Board and Chief Technology Officer, and Mark E. Woodward, our President and Chief Executive Officer and one of our directors, will serve as directors of the surviving corporation. The service of our directors other than Mr. Troxel and Mr. Woodward will end on the completion of the merger. Mr. Woodward will serve as Chief Executive Officer and President of the surviving corporation. Robert I. Pender, Jr., our current Chief Financial Officer and Senior Vice President, Finance and Administration and one of our directors, will serve as Chief Financial Officer and Senior Vice President, Finance and Administration, but not as a director, of the surviving corporation. Following the merger, we expect that most of our other current executive officers will continue as executive officers of the surviving corporation, although

Mr. Troxel will no longer serve as Chief Technology Officer. Mr. Woodward and Mr. Pender will enter into employment and related agreements with the surviving corporation and will receive new incentive equity grants in the surviving corporation, effective upon completion of the merger, the terms of which are described below under “Other Agreements—Management Agreements.” We do not anticipate that our other executive officers who will continue as executive officers of the surviving corporation in the merger will enter into new employment agreements with us and we do not anticipate that the salaries or cash incentive compensation of such other executive officers will change in connection with the merger. We expect that Messrs. Woodward and Pender and the other management participants, other than Mr. Troxel, will enter into definitive agreements in connection with their equity investments in the surviving corporation and equity incentive grants following the merger as described below.

Investments in the Surviving Corporation

Pursuant to the contribution and voting agreement, the Troxel Trust will contribute 7,518,483 shares of Serena common stock to Spyglass Merger Corp. in exchange for 30,825,780 shares of common stock of Spyglass Merger Corp., which will be converted at the time of the merger into 30,825,780 shares of common stock of the surviving corporation. The other shares of Serena common stock that may be deemed to be beneficially owned by Douglas D. Troxel are to be treated under the merger agreement in the same manner as all other shares of our common stock held by stockholders generally. For purposes of determining the number of shares of common stock of Spyglass Merger Corp. received by the Troxel Trust, the shares of Serena common stock contributed by the Troxel Trust to Spyglass Merger Corp. will be valued at $20.50 per share. The equity investment agreed upon by Mr. Troxel is expected to represent beneficial ownership of approximately 31.4% of the outstanding common stock of the surviving corporation following the merger and approximately 27.3% of the fully diluted equity of the surviving corporation following the merger. The contribution and voting agreement provides that if the merger is completed the surviving corporation will pay all fees and expenses incurred by the Troxel Trust in connection with the merger. See “Other Agreements—Contribution and Voting Agreement.”

Mr. Woodward and Mr. Pender have agreed to retain at least 66% and 60%, respectively, of the aggregate value of their existing equity interests in Serena after completion of the merger. This equity investment will consist of the contribution by them of a portion of the shares of Serena restricted common stock beneficially owned by them to Spyglass Merger Corp. in exchange for shares of common stock of Spyglass Merger Corp., which restricted shares will convert into restricted shares of Serena upon completion of the merger, and the retention of a portion of their existing options to acquire Serena common stock, which options will be amended and remain outstanding after the merger. The shares of Serena common stock to be contributed by Messrs. Woodward and Pender will be comprised of a portion of the restricted shares granted to them in June 2005. For purposes of satisfying this minimum equity investment obligation, each share of Serena common stock will be valued at $24.00 per share and each option to acquire shares of Serena common stock will be valued by the amount, if any, by which $24.00 exceeds the exercise price of such option. The number of shares of Spyglass Merger Corp. common stock that will be issued in exchange for the shares of Serena common stock contributed to Spyglass Merger Corp. by Messrs. Woodward and Pender will be equal to the aggregate value of the shares of Serena common stock they contribute to Spyglass Merger Corp. divided by $5.00, which is the price per share being paid by the Silver Lake investors for shares of common stock of Spyglass Merger Corp. in connection with the financing of the merger. With respect to any such retained options to acquire Serena common stock that are amended prior to completion of the merger, the exercise price and the number of shares of Serena common stock that may be acquired with such options will be adjusted such that the aggregate “spread value” of such option after completion of the merger is the same as its aggregate “spread value” prior to the merger. For these purposes, the “spread value” of an option to acquire one share of our common stock prior to the merger is the amount, if any, by which $24.00 exceeds the current exercise price of the option and after completion of the merger is the difference between $5.00, which is the price being paid by the Silver Lake investors for shares of common stock of Spyglass Merger Corp. in connection with the financing of the merger, and $1.25, which will be the new exercise price of such options. Each of Messrs. Woodward and Pender will make a determination prior to the completion of the merger regarding the allocation of this equity investment between their existing shares of Serena restricted common stock and options to acquire Serena common stock. In connection with this equity investment, each of Messrs. Woodward and Pender is expected to be granted following completion of the merger additional options to acquire shares of Serena common stock, which options will be subject to time-based and performance-based vesting requirements and will have an exercise price equal to the fair market value of the common stock at the time of such grants as determined by our board. After completion of such grants and the merger, Mr. Woodward is expected to beneficially own 2.2% of the outstanding common stock of the surviving corporation and to hold equity interests, including restricted shares and stock options subject to vesting requirements, equal to 4.5% of the fully diluted equity of the surviving corporation and Mr. Pender is expected to beneficially own 1.2% of the outstanding common stock of the surviving corporation and to hold equity interests, including restricted shares and stock options subject to vesting requirements, equal to 2.6% of the fully diluted equity of the surviving corporation.

Prior to completion of the merger, certain other members of our management are expected to be provided with the opportunity to retain a portion of their existing equity interests in Serena after completion of the merger. Each of these members of management is expected to be able to make this equity investment through either or both of the following, at his or her option:

•	the acquisition of shares of Serena upon completion of the merger for cash or the assignment to Spyglass Merger Corp. of the cash proceeds otherwise to be received in the merger by such members for shares of Serena common stock they currently hold of record; and

•	the retention of their existing options to acquire Serena common stock, which options would be amended and remain outstanding after the merger.

With respect to any such options to acquire Serena common stock that are amended prior to completion of the merger, the exercise price and the number of shares of Serena common stock that may be acquired with such options will be adjusted such that the aggregate “spread value” of such option after completion of the merger is the same as its aggregate “spread value” prior to the merger. For these purposes, the “spread value” of an option to acquire one share of our common stock prior to the merger is the amount, if any, by which $24.00 exceeds the current exercise price of the option and after completion of the merger is the difference between $5.00, which is the price being paid by the Silver Lake investors for shares of common stock of Spyglass Merger Corp. in connection with the financing of the merger, and $1.25, which will be the new exercise price of such options. Regardless of whether these members of our management decide to retain a portion of their existing equity interests in Serena after completion of the merger, they are expected after completion of the merger to receive grants of stock options pursuant to a new equity incentive plan that will be adopted by Serena, which options will be subject to time-based and/or performance-based vesting requirements and will have an exercise price equal to the fair market value of the common stock at the time of such grants as determined by our board. In addition, in the event that such members agree to retain a portion of their equity interests in Serena after completion of the merger that is at least equal to targeted amounts that will be communicated to such members prior to the merger, such members would be granted additional options to acquire common stock of Serena after completion of the merger, which options also will be subject to time-based and/or performance-based vesting requirements and will have an exercise price equal to the fair market value of the common stock at the time of such grants as determined by our board.

The actual percentage ownership of our executive officers and directors in the surviving company will not be known until shortly before the closing of the merger. Assuming each of the management participants intends to make an investment in Serena equity interests after completion of the merger that is equal to the currently anticipated targeted amount for such participant and each of the management participants receives a grant of the expected number of new options after completion of the merger pursuant to the new equity incentive plan, the aggregate equity investment of the management participants, excluding Messrs. Troxel, Woodward and Pender, after completion of the merger would represent beneficial ownership of 1.0% of the outstanding common stock of the surviving corporation and ownership of 7.0% of the fully diluted equity of the surviving corporation, including an equity investment by Carl Theobald, our Senior Vice President, Research and Development, representing beneficial ownership of 0.2% of the outstanding common stock of the surviving corporation and ownership of 0.8% of the fully diluted equity of the surviving corporation and an equity investment by Matthew DiMaria, our Vice President, Marketing, representing beneficial ownership of 0.0% of the outstanding common stock of the surviving corporation and ownership of 0.4% of the fully diluted equity of the surviving corporation. A substantial portion of such equity investments are expected to consist of options to acquire common stock that will be subject to time-based and/or performance-based vesting requirements.

As a result of the investments in the surviving corporation by the management participants described above, the management participants will continue to have an ownership interest in the surviving corporation and to bear the rewards and risks of such ownership. The management participants’ equity investments in the surviving corporation will be illiquid and subject to stockholders agreements that will impose restrictions upon their ability to sell or otherwise transfer their equity interests. The terms of the agreed-upon investment by Messrs. Woodward and Pender are set forth in management agreements with the Silver Lake investors. See “Other Agreements—Management Agreements.”

Stockholders Agreement

The contribution and voting agreement provides that Spyglass Merger Corp., the Silver Lake investors, Douglas D. Troxel and the Troxel Trust, immediately prior to the merger, will enter into a form of stockholders agreement attached as an exhibit to the contribution and voting agreement, which stockholders agreement will be assumed by Serena as a result of the merger. Pursuant to the stockholders agreement, the Troxel Trust will have rights to designate board members or a board observer in specified circumstances immediately after the merger. In addition, pursuant to the stockholders agreement, Mr. Woodward as the Chief Executive Officer of the surviving corporation will be a member of the board of the surviving corporation immediately after the merger. The stockholders agreement also provides the Troxel Trust with certain rights to participate in certain sales by the Silver Lake investors of their shares in the surviving corporation, to cause the surviving corporation to register the Troxel Trust’s shares of the surviving corporation and to purchase additional shares of the surviving corporation if the surviving corporation issues additional shares under certain circumstances. See “Other Agreements—Stockholders Agreement.”

Restricted Stock Purchase Agreements

In completion of long term incentive grants first contemplated by the compensation committee of our board of directors in February 2005, we have entered into restricted stock purchase agreements, dated as of June 16, 2005, with each of Mr. Woodward and Mr. Pender. Pursuant to these agreements, if a merger or sale of assets occurs before the third anniversary of the date of grant, 60% of the shares will vest and the remaining 40% will vest on the fifth anniversary of the date of grant if the purchaser is an employee of Serena on such date. As a result of these agreements, upon consummation of the merger, 189,000 shares of restricted stock of Serena owned by Mr. Woodward and 96,000 shares of restricted stock of Serena owned by Mr. Pender will vest. Based on the $24.00 per share merger consideration, the aggregate value of the restricted stock of Messrs. Woodward and Pender that will vest upon consummation of the merger will be $4,536,000 and $2,304,000, respectively. As described above, Messrs. Woodward and Pender have agreed to contribute a portion of their restricted stock to Spyglass Merger Corp. Pursuant to the restricted stock purchase agreements, each of Mr. Woodward and Mr. Pender has the right to receive “gross-up payments” from us for excise taxes, if any, imposed under Section 4999 of the Internal Revenue Code by reason of payments or benefits made or provided to Mr. Woodward and Mr. Pender under their restricted stock purchase agreements and any other plans, programs and arrangements of Serena.

Serena Stock Options

Immediately prior to the effective time of the merger, all outstanding options for Serena common stock, including those held by our executive officers, will become fully vested and immediately exercisable. All options (other than options that may be retained by the management participants, who are expected to be offered the opportunity to retain amended options as described above) will automatically be cancelled immediately prior to the effective time of the merger (to the extent permissible under Serena stock plans) and will be converted into a right to receive an amount in cash, without interest, less applicable withholding taxes, equal to the product of the number of shares of our common stock subject to each option, as of the effective time of the merger, multiplied by the excess, if any, of $24.00 over the exercise price per share of Serena common stock subject to such option. To the extent that the applicable plans do not permit the automatic cancellation of options without the consent of the holder, Serena expects to make an offer to holders of these options to elect to have all of their options cancelled in exchange for a right to receive an amount in cash, without interest, less applicable withholding taxes, equal to the product of the number of shares of our common stock subject to each option, as of the effective time of the merger, multiplied by the excess, if any, of $24.00 over the exercise price per share of Serena common stock subject to such option. However, in no event will the holder of stock options that are cancelled at the holder’s election pursuant to this offer receive less than an aggregate of $500, less applicable withholding taxes, in consideration for the cancellation of all of his or her options. The management participants will not receive any cash payment with respect to the amended options that they elect to retain, as described above.

The table below sets forth, as of February 1, 2006, for each of Serena’s directors and executive officers, (a) the number of shares subject to vested options for Serena common stock, (b) the value of such vested options, calculated by multiplying (1) the excess of $24.00 over the per share exercise price of the option by (2) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (c) the number of additional options that will vest upon effectiveness of the merger, (d) the value of such additional options, calculated by multiplying (1) the excess of $24.00 over the per share exercise price of the option by (2) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (e) the aggregate number of shares subject to vested options and options that will vest as a result of the merger for such person and (f) the aggregate value of all such vested options and options that will vest as a result of the merger, calculated by multiplying (1) the excess of $24.00 over the per share exercise price of the option by (2) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding.

Executive Officers and Directors	Vested Options		Options That Will Vest as a Result of the Merger		Totals
Name	Shares	Value	Shares	Value	Total Shares	Total Value
Mark E. Woodward	641,576	$4,449,581	336,409	$1,652,413	977,985	$6,101,994
Robert I. Pender, Jr.	433,007	3,175,775	214,119	1,052,494	647,126	4,228,270
L. Evan Ellis, Jr.	505,415	2,023,155	232,711	819,816	738,126	2,842,971
Carl Theobald	61,979	535,499	123,021	991,301	185,000	1,526,800
Vita A. Strimaitis	122,710	364,350	93,545	366,850	216,255	731,200
David DeWalt	55,781	290,421	11,719	109,104	67,500	399,525
Gregory G. Owens	80,937	354,772	1,563	7,268	82,500	362,040
J. Hallam Dawson	82,500	187,665	—	—	82,500	187,665
Carl Bass	33,750	94,313	18,750	56,813	52,500	151,125
Matthew DiMaria	—	—	100,000	148,000	100,000	148,000
Douglas D. Troxel	—	—	—	—	—	—

Except as provided in the following sentence, all directors and executive officers will receive cash in respect of their options in the amounts set forth above, less applicable withholding taxes. A portion of the options for common stock of Serena held by management participants will be amended prior to the completion of the merger in the manner described above in “Investments with the Surviving Corporation,” and will not be cashed out in the merger.

Indemnification and Insurance

For a period of six years following the effective time of the merger and to the fullest extent permitted by Delaware law, the surviving corporation will indemnify and hold harmless each of the present and former directors and officers of our company and of our subsidiaries against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit proceeding or investigation arising out of or pertaining to the fact that the person is or was an officer or director of our company or any of our subsidiaries and will provide, subject to applicable law, advancement of expenses incurred in defending any claims, actions, suits, investigations or proceedings.

The certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the present and former directors and officers of our company and of our subsidiaries than those set forth in our current certificate of incorporation and bylaws. The indemnification provisions in the surviving corporation’s certificate of incorporation and bylaws will not be amended or repealed in any manner adverse to our present or former directors and officers for a period of six years following the effective time of the merger, unless required by law.

The merger agreement requires that the surviving corporation to maintain in effect, for a period of six years after the effective time of the merger, “tail” directors’ and officers’ insurance policies in an amount and scope at least as favorable as our existing policies for claims arising from facts or events that occurred at or prior to the effective time, subject to a maximum annual premium of 200% of our current annual premium. If a tail policy with such terms is not available at a cost not greater than 200% of our current annual premium, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding 200% of the current annual premium paid by us.

The obligations described above regarding directors’ and officers’ indemnification and insurance must be assumed by any successor entity or assign of the surviving corporation as a result of any consolidation, merger or transfer of all or substantially all properties and assets.

Material U.S. Federal Income Tax Consequences

The following discusses, subject to the limitations stated below, the material U.S. federal income tax consequences of the merger to U.S. holders of our common stock whose shares of our common stock are converted into the right to receive cash in the merger (whether upon the receipt of the merger consideration or pursuant to the proper exercise of appraisal rights), as well as the material U.S. federal income tax consequences of the merger to Serena and (to the extent described below) the management participants who hold (actually or constructively) an equity interest in the surviving corporation following the merger. Non-U.S. holders of our common stock may have different tax consequences than those described below and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws. We base this summary on the provisions of the Internal Revenue Code of 1986, or the “Code,” applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

U.S. Holders

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Serena common stock that is:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

The U.S. federal income taxes of a partner in a partnership holding our common stock will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding shares of our common stock should consult their own tax advisors.

This discussion assumes that you hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, non-U.S. persons, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements or stockholders (other than the management participants, to the extent described below) who hold (actually or constructively) an equity interest in the surviving corporation after the merger). In addition, the discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to you. We urge you to consult your own tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or non-U.S. income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

The receipt of cash in the merger (whether as merger consideration or pursuant to the proper exercise of appraisal rights) by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock and

•	the U.S. holder’s adjusted tax basis in such common stock.

Such gain or loss will be capital gain or loss. If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. Certain U.S. holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. If you acquired different blocks of our common stock at different times and different prices, you must calculate your gain or loss and determine your adjusted tax basis and holding period separately with respect to each block of our common stock.

Under the Code, as a U.S. holder of our common stock, you may be subject to information reporting on the cash received in the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner. Each U.S. holder should consult its own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Serena and Management Participants

Under general U.S. federal income tax principles, the merger should not be a taxable event in which gain is recognized by Serena for U.S. federal income tax purposes. The merger will cause an “ownership change” of Serena for purposes of Section 382 of the Code. As a result, Serena’s use of pre-merger tax net operating losses, credits and certain other tax attributes will be subject to limitations following the merger.

As described above in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”, certain of the management participants may acquire equity interests in Spyglass Merger Corp. by contributing shares of Serena common stock to Spyglass Merger Corp., certain of the management participants may acquire equity interests in the surviving corporation to the merger by paying cash or assigning to Spyglass Merger Corp. the cash proceeds to be received in the merger by such management participants for shares of Serena common stock they currently hold and certain of the management participants may own equity interests in the surviving corporation by retaining their existing Serena stock options, which will be amended and remain outstanding after the merger. The equity interests in Spyglass Merger Corp. will be converted into equity interests in Serena as the surviving corporation as a result of the merger. Certain management participants also will be receiving cash for Serena shares and stock options in connection with the merger. The U.S. federal tax treatment of these transactions may depend to a large extent on the particular facts relating to the management participant, and therefore management participants are urged to discuss their tax treatment with their own tax advisors.

Accounting Treatment

The merger is intended to be accounted for as a purchase under U.S. generally accepted accounting principles. Accordingly, it is expected that the basis of Serena in its assets and liabilities will be adjusted to fair market value on completion of the merger, including the establishment of goodwill.

Regulatory Approvals

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules, or the “HSR Act,” provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. Serena and Spyglass Merger Corp. have made the required filings with the Antitrust Division and the Federal Trade Commission. On December 23, 2005, the Federal Trade Commission granted early termination of the applicable waiting period under the HSR Act.

The merger may also be subject to review under the antitrust laws of foreign jurisdictions. To the extent applicable, the parties intend to file any required notifications under such foreign antitrust laws and observe any applicable waiting periods.

At any time before or after consummation of the merger, the Antitrust Division of the Department of Justice or the Federal Trade Commission, or the competition authorities of foreign governments, may, however, challenge the merger on antitrust grounds. Private parties could take antitrust action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after consummation of the merger, notwithstanding the expiration or termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Serena and Spyglass Merger Corp. will prevail.

Under the merger agreement, we and Spyglass Merger Corp. have each agreed to use our commercially reasonable efforts to obtain all required governmental approvals in connection with the execution of the merger agreement and completion of the merger.

Except as noted above with respect to the required filings under the HSR Act and the antitrust laws of any applicable foreign jurisdiction and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Fees and Expenses of the Merger

The estimated fees and expenses to be incurred in connection with the consummation of the merger and related financings and other transactions contemplated by the merger agreement are as follows:

Description	Amount
Financial advisory fees and expenses	$24,000,000
Legal, accounting, tax and consulting fees and expenses	13,500,000
HSR Act filing fees	280,000
SEC filing fees	90,146
Financing fees and expenses	17,700,000
Directors and officers insurance	750,000
Rating agency fees	522,000
Printing, proxy solicitation and mailing costs	400,000
Miscellaneous	50,000

Total	$57,292,146

Serena, as the surviving corporation, will be responsible for all of the fees and expenses described above if the merger is consummated. If the merger is not consummated, we would pay our own fees and expenses, which we estimate to be approximately $7.8 million. In addition, if the merger agreement is terminated under certain circumstances, we will be obligated to pay a termination fee of $35 million to Spyglass Merger Corp. or its designee. See “Merger Agreement – Fees and Expenses.”

Litigation Related to the Merger

On November 11, 2005, an action, titled Davidco Investments v. Troxel et al., was filed in the Delaware Chancery Court naming Serena and all members of our board of directors as defendants. On November 14, 2005, a second action, titled Cavacas v. Serena Software, Inc. et al., was filed in the Superior Court of the State of California for the County of San Mateo, naming Serena and all members of our board of directors as defendants. On November 15, 2005, a third action, titled Parnes v. Troxel et al., was filed in the Delaware Chancery Court naming Serena and all members of our board of directors as defendants. In pursuing these actions, plaintiffs purport to represent stockholders of Serena who are similarly situated with the plaintiffs. Among other things, the complaints allege that our directors, in approving the proposed merger breached fiduciary duties owed to our stockholders because defendants failed to take steps to maximize the value to our public stockholders. The complaints seek class certification and certain forms of equitable relief, including enjoining the consummation of the merger. The Davidco and Parnes complaints seek damages as well. We believe that the allegations are without merit and intend to vigorously contest the actions. There can be no assurance, however, that we will be successful in our defense of these actions.

Certain Financial Projections

In September 2005, Serena provided Morgan Stanley with financial projections for fiscal years 2006 through 2008 for use by Morgan Stanley in Morgan Stanley’s fairness analyses as summarized under “Special Factors – Opinion of Morgan Stanley & Co. Incorporated.” These financial projections were also provided to Silver Lake Partners and other private equity firms and potential strategic parties, as described in “Special Factors – Background of the Merger.” The September 2005 projections updated financial projections that had previously been provided to Silver Lake Partners and other private equity firms in July 2005 to give effect to our financial results for the second quarter of fiscal 2006. In preparing the projections for fiscal years 2007 and 2008, Serena’s management excluded approximately $6.4 million of expenses that management estimated Serena would incur as a public company, including audit-related expenses, information technology and other expenses relating to compliance with the Sarbanes-Oxley Act of 2002, and travel and related expenses of management in attending analyst and investor conferences and similar events. Except as described in the previous sentence, the projections do not give effect to the merger or the financing of the merger.

Initial Projections

The following is a summary of the initial projections provided by Serena to Silver Lake Partners and other private equity firms in July 2005.

	Projections
	Fiscal 2006	Fiscal 2007	Fiscal 2008
	(In thousands)
Revenue:
Software license	$96,678	$104,400	$112,752
Maintenance (Non-GAAP) (1)	140,809	150,600	161,142
Professional services	28,725	33,000	37,805

Total revenue	266,212	288,000	311,699

Cost of revenue:
Software license	2,853	3,132	3,382
Maintenance	14,090	13,912	14,305
Professional services	25,360	28,458	32,847

Total cost of revenue	42,303	45,502	50,534

Gross profit	223,909	242,498	261,165

Operating expenses:
Sales and marketing	74,067	73,279	76,590
Research and development	37,424	33,518	34,474
General and administrative	20,087	16,414	16,742

Total operating expenses	131,578	123,211	127,806

Operating income	92,331	119,287	133,359
Add back: depreciation	3,133	2,900	2,900

EBITDA	$95,464	$122,187	$136,259

(1)	Non-GAAP maintenance revenue differs from GAAP maintenance revenue because it includes the add-back of maintenance revenue written down in the Merant acquisition purchase accounting.

With respect to these initial projections, Serena management advised Silver Lake Partners that in preparing projections for fiscal 2006 through 2008, Silver Lake Partners should target an organic growth rate assumption for Serena as a whole of between 5% and 8% per year, an operating income margin assumption for Serena as a whole of between 35% and 43% per year, and an earnings before interest, taxes, depreciation and amortization, or “EBITDA,” margin for Serena as a whole of between 36% and 44% per year.

Updated Projections

The following is a summary of projections that were prepared in September 2005 and provided to Morgan Stanley, Silver Lake Partners and other private equity firms and strategic parties. These summary projections updated the initial projections reflected in the table above to give effect to our financial results for the second quarter of fiscal 2006. Morgan Stanley used this information in the fairness analyses summarized under “Special Factors—Opinion of Morgan Stanley & Co. Incorporated.” Silver Lake Partners used this information, together with its own analyses, in determining whether to invest in Serena.

	Projections (1)
	Fiscal 2006	Fiscal 2007	Fiscal 2008
	(In thousands)
Revenue:
Software license	$90,999	$98,300	$106,164
Maintenance (Non-GAAP) (2)	137,627	147,200	157,504
Professional services	24,500	28,200	32,600

Total revenue	253,126	273,700	296,268

Cost of revenue:
Software license	3,164	2,949	3,185
Maintenance	13,545	13,912	14,305
Professional services	22,807	24,198	28,224

Total cost of revenue	39,516	41,059	45,714

Gross profit	213,610	232,641	250,554

Operating expenses:
Sales and marketing	71,980	72,162	75,422
Research and development	35,804	33,518	34,474
General and administrative	17,791	16,414	16,742

Total operating expenses	125,575	122,094	126,638

Operating income	88,035	110,547	123,916
Add back: depreciation	3,127	2,900	2,900

EBITDA	$91,162	$113,447	$126,816

(1)	Represents aggregation of quarterly projections for each of the fiscal periods presented.
(2)	Non-GAAP maintenance revenue differs from GAAP maintenance revenue because it includes the add-back of maintenance revenue written down in the Merant acquisition purchase accounting.

With respect to these updated projections, Serena management advised Morgan Stanley, Silver Lake Partners and other private equity firms and strategic parties that in preparing the updated projections for fiscal 2006 through 2008, they should target an organic growth rate assumption for Serena as a whole of between 1% and 8% per year, an operating income margin assumption for Serena as a whole of between 35% and 42% per year, and an EBITDA margin for Serena as a whole of between 36% and 43% per year.

Serena does not, as a matter of course, publicly disclose projections of future revenues or earnings. The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to Silver Lake Partners and other potential acquirors in connection with their due diligence investigations of Serena and to Morgan Stanley for use by it in its fairness analyses. The projections were not prepared with a view to compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

Serena’s management developed the projections from financial and other information which was based in part on revenue assumptions and estimates. The projections also incorporate assumptions regarding expenses (based in part on detailed employee cost analyses) and capital expenditures. In compiling the budget information to develop the projections, Serena’s management took into account growth rate and margin assumptions that were consistent with recent actual results and with current expectations in light of market conditions. These revenue assumptions and the assumptions made by Serena’s management regarding growth rates and margins represent all of the material assumptions and estimates made in connection with the preparation of the projections.

In compiling the projections, Serena’s management took into account historical performance, combined with estimates regarding revenues, operating income, EBITDA and capital spending. The projections were developed in a manner consistent with management’s historical development of budgets and were not developed for public disclosure. Although the projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by Serena’s management that Serena’s management believed were reasonable at the time the projections were prepared. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Serena may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. The inclusion of this information should not be regarded as an indication that Silver Lake Partners, Morgan Stanley or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

Serena does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Provisions for Unaffiliated Stockholders

The special committee was charged with representing the interests of our unaffiliated stockholders and was actively involved in extended and numerous deliberations and negotiations regarding the merger on behalf of the unaffiliated stockholders. In this capacity, the special committee retained and received advice from Morgan Stanley and Co. Incorporated, as financial advisor, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, as legal advisor, and requested and received from Morgan Stanley an opinion to the effect that, as of November 10, 2005 and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the $24.00 per share consideration to be received by holders of shares of Serena common stock pursuant to the merger agreement was fair from a financial point of view to such holders other than Douglas D. Troxel, who is exchanging a portion of his Serena common stock for common stock of Spyglass Merger Corp. Serena has agreed to pay Morgan Stanley a fee for its services of approximately $8.7 million, approximately $6.5 million of which is contingent upon the consummation of the merger. See “Special Factors—Background of Merger”, “Special Factors—Reasons for the Special Committee’s Recommendation” and “Special Factors—Opinion of Morgan Stanley & Co. Incorporated.” We did not make any provision in connection with the transaction to grant unaffiliated security holders access to our corporate files, and the special committee did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the going-private transaction or preparing a report concerning the fairness of the transaction.

THE PARTIES TO THE MERGER

Serena Software, Inc.

Serena Software, Inc.

2755 Campus Drive, 3rd Floor

San Mateo, California 94403-2538

(650) 522-6600

We are a Delaware corporation with our principal executive offices at 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2539. Our telephone number is (650) 522-6600. We were incorporated in California in 1980 and reincorporated in Delaware in 1998.

We are the largest company in terms of revenue solely focused on managing change in the information technology, or IT, environment. Our products and services automate processes and control change for teams managing development, web content, and IT infrastructure. Our solutions take a cross-platform and cross-organizational view of enterprise applications, allowing customers to define, enforce and automate application lifecycle processes. Based on 25 years of innovation in process and configuration management, Serena delivers Change Governance solutions that enable customers at more than 15,000 sites worldwide, including 96 of the Fortune 100, to visualize, orchestrate, and enforce effective processes throughout the entire business lifecycle so that they can mitigate risks, support regulatory compliance, and boost productivity and quality. Our principal markets are North America and Europe.

Spyglass Merger Corp.

Spyglass Merger Corp.

c/o Silver Lake Partners

2725 Sand Hill Road, Suite 150

Menlo Park, California 94025

(650) 233-8120

Spyglass Merger Corp. is a Delaware corporation that was incorporated on November 7, 2005 by Silver Lake Partners II., L.P. solely for the purpose of completing the merger and the related financings and transactions. Spyglass Merger Corp. has not participated in any activities to date other than activities incident to its formation and the transactions contemplated by the merger agreement. In connection with the merger, Spyglass Merger Corp. will be merged with and into Serena Software, Inc. and its separate existence will cease. As of the date of this proxy statement, Silver Lake Partners II, L.P. is the sole stockholder of Spyglass Merger Corp.

CURRENT EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

Each of the directors and executive officers of Serena is a citizen of the United States and, except as provided below, has his or her principal business address and telephone at c/o Serena Software, Inc., 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2538, (650) 522-6600.

The directors and executive officers of Serena, the date they became director or executive officer, their current occupation and their material employment during the last five years, as of February 1, 2006, are as follows:

Name	Occupation or Employment
Douglas D. Troxel	Mr. Troxel is the founder of Serena and has served on Serena’s board of directors since April 1980. He has also served as Serena’s Chief Technology Officer since April 1997. From June 1980 to April 1997, Mr. Troxel served as the President and Chief Executive Officer of Serena. Mr. Troxel currently serves as a member of the Board of Directors of Penguin Computing Inc., a provider of Linux open standards hardware and software cluster solutions.

Mark E. Woodward	Mr. Woodward has served as a member of Serena’s board of directors since June 2000 and as President and Chief Executive Officer since May 2000. Mr. Woodward also served as Serena’s Vice President, Worldwide Operations from February 2000 to May 2000 and as Vice President, Sales from November 1998 to February 2000. From August 1997 until November 1998, Mr. Woodward was Senior Vice President, Sales for Live Picture, Inc., a developer of Internet imaging technology. From August 1995 until August 1997, Mr. Woodward was Vice President, Sales for McAfee Associates, a network management firm. From March 1989 until August 1995, Mr. Woodward was Vice President, Sales for Legent, Inc., a developer of Software Change Management products. Mr. Woodward currently serves as a member of the Board of Directors of Clear Technology, a company that provides software solutions to service organizations in the insurance, healthcare, financial services and telecommunications industries.

L. Evan Ellis, Jr.	Mr. Ellis has served as Serena’s Chief Operating Officer since February 2004. From June 2001 until February 2004, Mr. Ellis served as Senior Vice President of Worldwide Operations. From November 2000 until February 2001, Mr. Ellis was Vice President, Americas Field Operations for Brocade Communications, Inc., a developer of storage area networking systems. From May 1999 to November 2000, Mr. Ellis was President and Chief Operating Officer of CyberSource Corporation, a provider of electronic payment and risk management solutions. From July 1990 until May 1999, Mr. Ellis held several executive positions including Senior Vice President, Americas Field Operations and Senior Vice President, Marketing for Silicon Graphics, Inc., a provider of high performance computing and visualization systems. From October 1978 until July 1990, Mr. Ellis held several sales and marketing management positions including Executive to the Senior Vice President, US Operations at International Business Machines, Corp., a provider of information systems solutions.

Robert I. Pender, Jr.	Mr. Pender has served as a member of Serena’s board of directors since June 2000 and as Serena’s Senior Vice President, Finance and Administration and Chief Financial Officer since December 1997. From December 1996 until August 1997, Mr. Pender was Vice President, Finance of Mosaix, Inc., a customer interaction software company. From April 1993 until December 1996, Mr. Pender served in a variety of positions, most recently as Chief Financial Officer, with ViewStar Corporation, a client/server workflow software company that was acquired by Mosaix, Inc. in December 1996.

Name	Occupation or Employment
Vita A. Strimaitis	Ms. Strimaitis has served as Serena’s Senior Vice President, General Counsel and Assistant Secretary since July 1997 and was appointed Corporate Secretary in November 2000. Ms. Strimaitis also served as Serena’s Director of Licensing from September 1996 until July 1997. From April 1995 until February 1996, Ms. Strimaitis was Vice President and General Counsel for Financial Benefit Group, an annuity insurance company. From August 1994 until April 1995, Ms. Strimaitis was a Senior Corporate Attorney for Uniforce Staffing Services, a professional services resources company. From June 1986 until January 1993, Ms. Strimaitis was Assistant General Counsel and Corporate Secretary for Pioneer Financial Services, Inc., an insurance holding company.

Carl Theobald	Mr. Theobald has served as Serena’s Senior Vice President, Research and Development since August 2004. From May 2002 to May 2004, Mr. Theobald was Vice President, Engineering for RubiconSoft, Inc., a demand management software company. From 1992 to 1994 and from 1997 to 2002, Mr. Theobald served in a variety of roles at Oracle Corporation, most recently as Vice President of CRM Product Development. From 1994 to 1997, Mr. Theobald served in a variety of roles, most recently as Senior Development Manager at Novasoft Inc., a document management and workflow software company.

Matthew DiMaria	Mr. DiMaria has served as Serena’s Vice President, Marketing since February 2005. Mr. DiMaria was Senior Vice President of Marketing and Business Development for Everypath, a provider of mobile enterprise applications, from February 2001 to January 2005. From January 1998 to January 2001, Mr. DiMaria served as Vice President of Worldwide Marketing for Calico Commerce. Mr. DiMaria also served as Vice President of Americas Marketing at Symantec Corporation from March 1995 to December 1997. Mr. DiMaria served in a variety of marketing and sales positions with Ingres Corporation and Applied Data Research between 1984 and 1995.

J. Hallam Dawson	Mr. Dawson has served as a member of Serena’s board of directors since December 2001. Mr. Dawson is Chairman of IDI Associates, a private Latin American investment bank. Previously, Mr. Dawson served as Executive Vice President and then President of Crocker National Bank and in various commercial lending and international banking positions at The First National Bank of Chicago. Mr. Dawson is also a Director of Autodesk, Inc., a design software and digital content company, and Chinatrust Bank (USA). Mr. Dawson’s principal business address and telephone number are: 3600 Clay Street, San Francisco, California 94118, (415) 922-5693.

Gregory J. Owens	Mr. Owens has served as a member of Serena’s board of directors since March 2002. Mr. Owens currently serves as a member of the Board of Directors of S1 Corp., a global provider of enterprise software solutions to financial services providers. Mr. Owens served as Chief Executive Officer of Manugistics Group, Inc., a global provider of solutions for supply chain management from 1999 to 2004 and as Chairman of the Board of Manugistics from 1999 to April 2005. Prior to joining Manugistics, Mr. Owens served as Managing Partner for Logistics and Planning, as well as Managing Partner of Global Supply Chain Management, at Andersen Consulting, which is now known as Accenture. Mr. Owens’s principal business address and telephone number are: 40 Primrose Pass, Newnan, Georgia 30265, (770) 251-2649.

David DeWalt	Mr. DeWalt has served as a member of Serena’s board of directors since April 2003. Mr. DeWalt currently serves as President of the Documentum Software Division and Executive Vice President of EMC Corporation, a provider of products, services and solutions for information storage and management. Mr. DeWalt served as President

Name	Occupation or Employment
and CEO of Documentum before EMC acquired the company in 2003. Prior to joining Documentum, Mr. DeWalt was Founding Principal and Vice President of Eventus Software, a web content software company. Following the 1998 acquisition of Eventus by Segue Software Mr. DeWalt served as Segue’s Vice President of North American Sales. Before Eventus, Mr. DeWalt was Vice President of Sales and Marketing at Quest Software, a provider of performance management solutions. Prior to that, Mr. DeWalt held various positions in sales management with Oracle Corporation. Mr. DeWalt’s principal business address and telephone number are: 6801 Koll Center Parkway, Pleasanton, California 94566, (925) 600-6800.

Carl Bass	Mr. Bass has served as a member of Serena’s Board of Directors since January 2004. Mr. Bass currently serves as Chief Operating Officer of Autodesk, Inc., a design software and digital content company. Mr. Bass also currently serves as a director of Powerlight Corporation, a designer and installer of grid-connected solar electric systems and energy efficiency services. Previously, Mr. Bass served as Autodesk’s Senior Executive Vice President of the Design Solutions Group, and Chief Strategy Officer and Executive Vice President of Emerging Business. Prior to Autodesk’s acquisition of Buzzsaw, Mr. Bass was Buzzsaw’s Chairman, Chief Executive Officer and President. Prior to joining Autodesk, Mr. Bass co-founded Ithaca Software, the developers of HOOPS, which was acquired by Autodesk in 1994. Mr. Bass’s principal business address and telephone number are: 111 McInnis Parkway, San Rafael, California 94903, (415) 507-5000.

During the past five years, none of Serena or our executive officers, directors or controlling persons have been convicted in a criminal proceeding (other than traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining that person or entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

CURRENT EXECUTIVE OFFICERS AND DIRECTORS OF SPYGLASS MERGER CORP.

Each of the directors and executive officers of Spyglass Merger Corp. is a citizen of the United States and has his or her principal business address and telephone at c/o Silver Lake Partners, 2725 Sand Hill Road, Suite 150, Menlo Park, CA 94025, (650) 233-8120.

The directors and executive officers of Spyglass Merger Corp., the date they became director or executive officer, their current occupation and their material employment during the last five years, as of February 1, 2006, are as follows:

Name	Occupation or Employment
David Roux	Mr. Roux has served as a director of Spyglass Merger Corp. since November 7, 2005. Mr. Roux is a Managing Director of Silver Lake Partners, which he co-founded in January 1999. From February 1998 to November 1998, Mr. Roux served as the Chief Executive Officer and President of Liberate Technologies, a software platform provider. From September 1994 to December 1998, Mr. Roux held various management positions with Oracle Corporation, a systems and applications software provider, most recently as Executive Vice President of Corporate Development.

Hollie Moore	Ms. Moore has served as President of Spyglass Merger Corp. since November 8, 2005. Ms. Moore is a Director of Silver Lake Partners, which she joined in August 1999. Prior to joining Silver Lake Partners, Ms. Moore was a principal at Hellman & Friedman L.L.C. Previously, Ms. Moore worked as an investment banker in the Mergers and Acquisitions Department at Morgan Stanley & Co.

Todd Morgenfeld	Mr. Morgenfeld has served as Vice President, Treasurer and Assistant Secretary of Spyglass Merger Corp. since November 8, 2005. Mr. Morgenfeld is a Principal of Silver Lake Partners, which he joined in May 2004. Prior to joining Silver Lake Partners, Mr. Morgenfeld was an investment banker in the Technology, Media and Telecommunications group at Goldman, Sachs & Co. from July 2001 to May 2004.

Alan Austin	Mr. Austin has served as Vice President, Secretary and Assistant Treasurer of Spyglass Merger Corp. since November 8, 2005. Mr. Austin is a Managing Director and the Chief Operating Officer of Silver Lake Partners, which he joined in April 2003. Prior to joining Silver Lake Partners, Mr. Austin was General Partner and Chief Operating Officer of Accel Partners. Previously, Mr. Austin was a member of the law firm of Wilson Sonsini Goodrich & Rosati for 13 years and served as the managing Partner from 1995 to 2000.

During the past five years, none of Spyglass Merger Corp. or its executive officers, directors or controlling persons have been convicted in a criminal proceeding (other than traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining that person or entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

OTHER PARTICIPANTS

Silver Lake Partners II, L.P.

Silver Lake Technology Associates II, L.L.C.

c/o Silver Lake Partners

2725 Sand Hill Road, Suite 150

Menlo Park, California 94025

(650) 233-8120

Silver Lake Partners II, L.P. is a Delaware limited partnership and its principal business is that of an investment limited partnership. Silver Lake Partners II, L.P. was formed in the state of Delaware on June 24, 2003 by Silver Lake Partners, a private equity firm focused primarily on investments in companies in technology and related growth industries. Silver Lake Partners II, L.P. previously has invested in companies such as SunGard Data Systems Inc. and Instinet, Inc. Silver Lake Technology Associates II, L.L.C. is the general partner of Silver Lake Partners II, L.P. Silver Lake Technology Associates II, L.L.C. is a Delaware limited liability company and its principal business is to serve as the general partner of Silver Lake Partners II, L.P.

The managing members of Silver Lake Technology Associates II, L.L.C. are Alan Austin, James Davidson, Glenn Hutchins, John Joyce and David Roux. Each of the managing members of Silver Lake Technology Associates II, L.L.C. is a citizen of the United States. Alan Austin, James Davidson and David Roux have their principal business address and telephone number at c/o Silver Lake Partners, 2725 Sand Hill Road, Suite 150, Menlo Park, CA 94025, (650) 233-8120. Glenn Hutchins and John Joyce have their principal business address and telephone number at c/o Silver Lake Partners, 9 West 57th Street, 25th Floor, New York, NY 10019, (212) 981-5600.

The current principal occupation and material employment of the managing members of Silver Lake Technology Associates II, L.L.C. who are not directors or executive officers of Spyglass Merger Corp. for the last five years as of February 1, 2006 are as follows:

Name	Occupation or Employment
James Davidson	Mr. Davidson is a Managing Director of Silver Lake Partners, which he co-founded in 1999. From June 1990 to November 1998, Mr. Davidson was an investment banker with Hambrecht & Quist LLC, most recently serving as a Managing Director and Head of Technology Investment Banking.

Glenn Hutchins	Mr. Hutchins is a Managing Director of Silver Lake Partners, which he co-founded in January 1999. From 1994 to 1999, Mr. Hutchins was a Senior Managing Director of The Blackstone Group, where he focused on private equity investing.

John Joyce	Mr. Joyce is a Managing Director of Silver Lake Partners, which he joined in 2005. Prior to joining Silver Lake, Mr. Joyce was the Senior Vice President and Group Executive of the IBM Global Services (IGS) division; in 1999 Mr. Joyce became IBM’s Chief Financial Officer. Prior to 1999, Mr. Joyce was President of IBM Asia Pacific. In addition he also served as Vice President and Controller for IBM’s global operations.

The principal occupation and material employment of the managing members of Silver Lake Technology Associates II, L.L.C. who are directors or executive officers of Spyglass Merger Corp. are set forth in the section of this proxy statement titled “Current Executive Officers and Directors of Spyglass Merger Corp.”

During the past five years, none of Silver Lake Partners II, L.P. or Silver Lake Technology Associates II, L.L.C. or any of its managing members have been convicted in a criminal proceeding (other than traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining that person or entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on Thursday, March 9, 2006 beginning at 1:00 p.m., local time, at Serena’s principal executive offices at 2755 Campus Drive, 3rd Floor, San Mateo, California 94403. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the merger agreement, to adjourn the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and to act on other matters and transact other business, as may properly come before the meeting. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our stockholders on or about February 6, 2006.

Record Date, Quorum and Voting Power

The holders of record of Serena’s common stock at the close of business on February 1, 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were 41,379,819 shares of our common stock issued and outstanding, all of which are entitled to be voted at the special meeting.

Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for a vote at the special meeting.

The holders of a majority of the outstanding common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. The approval of at least a majority of our unaffiliated stockholders is not required to approve the merger agreement. The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the shares present and entitled to vote at the meeting if a quorum is not present or the holders of a majority of the stock having the power to vote in person or be represented by proxy at such special meeting if a quorum is present.

In order for your shares of our common stock to be included in the vote, if you are a stockholder of record, you must cause your shares to be voted by returning the enclosed proxy, by submitting a proxy over the Internet or by telephone, as indicated on the proxy card, or by voting in person at the special meeting.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and it can give you directions on how to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present.

Broker non-votes and abstentions will have the same effect as a vote against the adoption of the merger agreement. Abstentions will also have the same effect as a vote against the adjournment of the meeting. Broker non-votes will have the same effect as a vote against the adjournment if a quorum is not present. However, if there is a quorum, broker non-votes will not have an effect on the vote with respect to the adjournment.

Voting by Directors and Executive Officers

As of February 1, 2006, the record date, the directors and executive officers of Serena held and are entitled to vote, in the aggregate, 12,193,442 shares of our common stock, representing approximately 29.5% of the outstanding shares of our common stock, including shares beneficially owned by Douglas D. Troxel and the Troxel Trust. Pursuant to the terms of the contribution and voting agreement described elsewhere in this proxy statement, Douglas D. Troxel, who is the Chairman of our board of directors and Chief Technology Officer, and the Troxel Trust each have agreed to vote or consent, or cause to be voted or consented, all shares of our common stock that he or it beneficially owns or controls in favor of adopting the merger agreement. As of the record date for the special meeting, Mr. Troxel and the Troxel Trust collectively may be deemed to beneficially own 11,707,725 shares of our common stock representing approximately 28.3% of the outstanding shares of our common stock. In addition to the shares Mr. Troxel and the Troxel Trust have agreed to vote in favor of adoption of the merger agreement pursuant to the contribution and voting agreement, the affirmative vote of holders of our common stock representing at least 8,982,185 shares of our common stock, or approximately 21.7% of the outstanding shares of our common stock, will be required to adopt the merger agreement. The other directors and executive officers, including the management participants, of Serena have informed us that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement.

Proxies; Revocation

If you submit a signed proxy, or submit a proxy over the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” adjournment of the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement, and in accordance with their judgment on any other matters properly brought before the meeting for a vote.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Corporate Secretary in writing, deliver a new proxy or submit another proxy over the Internet or by telephone, in each case dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

Serena does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, an adjournment of the special meeting is necessary or if another matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will vote the shares in accordance with their judgment.

Proxy Solicitation; Expenses of Proxy Solicitation

Serena will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Serena may solicit proxies personally and by telephone, facsimile, Internet or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. In addition, D.F. King & Co., Inc. will provide solicitation services to us for a fee of approximately $50,000 plus out-of-pocket expenses. Serena will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Adjournments

Any adjournment may be made without notice by an announcement made at the special meeting by the chairman of the meeting, subject to applicable law. If persons named as proxies by you are asked to vote for one or more adjournments of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters. However, if persons named as proxies by you are asked to vote for one or more adjournments of the meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement, such persons will only have the authority to vote on such matter as instructed by you or your proxy, or, if no instructions are provided on your signed proxy card, in favor of such adjournment. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Serena stockholders who have already sent in their proxies to revoke them at any time prior to their use.

THE MERGER AGREEMENT (PROPOSAL NO. 1)

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference.

Effective Time

The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as is specified in the certificate of merger) on the closing date of the merger. The closing date will occur (1) no later than the second business day after the conditions of the parties’ respective obligations pursuant to the merger agreement have been met or waived, or (2) such other date as the parties may agree.

Structure

At the effective time of the merger, Spyglass Merger Corp. will merge with and into Serena. Upon completion of the merger, Spyglass Merger Corp. will cease to exist as a separate entity and Serena will continue as the surviving corporation. All of Serena’s and Spyglass Merger Corp.’s properties, interests, rights, privileges, powers and franchises, and all of their restrictions, disabilities, duties, debts and liabilities, will become those of the surviving corporation. Following the completion of the merger, our common stock will be delisted from The NASDAQ Stock Market, is expected to be deregistered under the Securities Exchange Act of 1934 and will no longer be publicly traded.

Treatment of Stock and Options

Serena Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $24.00 in cash, without interest and less applicable withholding taxes, other than Serena common stock:

•	held in Serena’s treasury immediately prior to the effective time of the merger, all of which will be cancelled without any payment;

•	held by Spyglass Merger Corp. or any wholly owned subsidiary of Spyglass Merger Corp. immediately prior to the effective time of the merger, all of which will be cancelled without any payment;

•	held by any wholly owned subsidiary of Serena (other than any employee benefit trust) immediately prior to the effective time of the merger, all of which will remain outstanding; and

•	as to which Serena’s stockholders validly exercise and perfect appraisal rights in compliance with Delaware law, which will be subject to appraisal in accordance with Delaware law.

Serena Stock Options

Immediately prior to the effective time of the merger, all outstanding options (including those held by our executive officers) will become fully vested and immediately exercisable. All options (other than options that may be retained by the management participants, who are expected to be offered the opportunity to retain amended options) will automatically be cancelled immediately prior to the effective time of the merger (to the extent permissible under Serena stock plans) and will be converted into a right to receive an amount in cash (without interest) less applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to each option, as of the effective time of the merger, multiplied by

•	the excess of $24.00 over the exercise price per share of Serena common stock subject to such option, which we refer to as the “Option Consideration.”

If the applicable Serena stock plan does not permit Serena to cancel outstanding options without the consent of the individual who has received the option, Serena expects to make an offer to such option holders to cancel all of their options in exchange for the Option Consideration upon the cancellation of his or her outstanding options. In no event will the holder of one or more Serena stock options that are cancelled pursuant to the foregoing offer receive less than an aggregate of $500, less applicable withholding taxes, in consideration for the cancellation of all of his or her options.

To the extent an option holder does not consent to the cancellation of his or her outstanding options, Serena will cancel all of such option holder’s options prior to the effective time of the merger to the extent permitted under the terms of the plan.

The stock options that the management participants elect to retain will be amended and remain outstanding in accordance with their respective terms, subject to applicable amendments. For additional information regarding the opportunity of the management participants to retain stock options, see “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger.”

No Further Ownership Rights

From and after the effective time of the merger, the holders of certificates representing shares of our common stock immediately prior to the effective time will no longer have any rights as holders of our common stock. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate. Shares of our common stock for which holders properly exercise and perfect their appraisal rights under Delaware law will only be entitled to such rights as are granted by Delaware law.

Exchange and Payment Procedures

At the effective time of the merger, the surviving corporation will deposit an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock with a bank or trust company, which we refer to as the “paying agent,” reasonably acceptable to Spyglass Merger Corp. and us. As soon as practicable after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other Serena stockholders. The letter of transmittal and instructions will tell you how to surrender your Serena common stock certificates in exchange for the merger consideration.

You will not be entitled to receive the merger consideration until you surrender your Serena common stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is presented to the paying agent, accompanied by documents evidencing such transfer of ownership and the payment of transfer taxes.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent and the surviving corporation will be entitled to deduct and withhold any applicable taxes from the merger consideration and any payment made in connection with the cancellation of options and pay such withholding amount over to the appropriate taxing authority.

At the effective time of the merger, our share transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation or the paying agent for transfer or any other reason, they will be cancelled and exchanged for the merger consideration.

None of the paying agent, Serena, Spyglass Merger Corp. or the surviving corporation will be liable to any person for any shares or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock for one year after the effective time of the merger or that relates to shares for which appraisal rights have been properly exercised, will be delivered, upon demand, to the surviving corporation. Holders of certificates who have not surrendered their certificates within one year after the effective time of the merger may only look to the surviving corporation for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then you will be required to make an affidavit of that fact before you will be entitled to receive the merger consideration.

Certificate of Incorporation and Bylaws

The certificate of incorporation of the surviving corporation will be amended as of the effective time of the merger as set forth in an exhibit to the merger agreement so as to contain the provisions, and only the provisions, contained immediately prior to the effective time of the merger in the certificate of incorporation of Spyglass Merger Corp., except that the name of the surviving corporation will continue to be “SERENA Software, Inc.” In addition, the bylaws of Spyglass Merger Corp., as in effect immediately prior to the effective date of the merger, will be the bylaws of the surviving corporation.

Directors and Officers

The directors of Spyglass Merger Corp. immediately prior to the effective time of the merger will be the initial directors of the surviving corporation, except that, pursuant to the stockholders agreement described in “Other Agreements—Stockholders Agreement,” Douglas D. Troxel and Mark Woodward, who will be the Chief Executive Officer of the surviving corporation, will be appointed to the board of directors of the surviving corporation. The officers of Spyglass Merger Corp. immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Representations and Warranties

The merger agreement contains representations and warranties that we and Spyglass Merger Corp. made to each other as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the merger agreement between Serena and Spyglass Merger Corp., a copy of which is attached hereto as Annex A and which is incorporated by reference into this proxy statement. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of the Buyer” in Annex A to this proxy statement. The assertions embodied in the representations and warranties are qualified by information in a confidential disclosure schedule that we provided to Spyglass Merger Corp. in connection with the signing of the merger agreement. While Serena does not believe that the confidential disclosure schedule contains information that securities laws require it to publicly disclose, other than information that has already been so disclosed, the disclosure schedule does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedule. Moreover, certain representations and warranties are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk between Serena and Spyglass Merger Corp. rather than establishing matters as facts. We are not currently aware of any specific undisclosed material facts relating to Serena that would be material to you as a stockholder voting on the merger that contradict the representations and warranties contained in the merger agreement.

Our representations and warranties in the merger agreement relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and corporate power to operate our businesses;

•	our capitalization, including in particular the number of shares of our common stock and stock options outstanding and the amount of our debt outstanding;

•	our certificate of incorporation and bylaws and those of our significant subsidiaries;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	required consents and approvals of governmental entities in connection with the merger;

•	the vote required by our stockholders in connection with the approval of the merger agreement and merger;

•	our SEC filings since January 1, 2002, the financial statements contained therein and our internal controls;

•	the accuracy and completeness of information it has supplied for inclusion in this proxy statement;

•	the absence of liabilities, other than as set forth on our July 31, 2005 balance sheet, ordinary course liabilities, liabilities incurred in connection with the merger and liabilities that would not have a material adverse effect;

•	the absence of certain changes and events since July 31, 2005, including the absence of a material adverse effect;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	real property owned and leased by us and our subsidiaries and title to assets;

•	our intellectual property;

•	taxes, environmental matters, employee benefit plans and certain specified types of contracts;

•	the absence of litigation or outstanding court orders against us;

•	our compliance with applicable statutes, laws, rules, orders and regulations;

•	our possession of all licenses and permits necessary to operate our properties and carry on our business;

•	labor matters;

•	our insurance policies;

•	receipt by the special committee of the board of directors of an opinion from Morgan Stanley & Co. Incorporated;

•	inapplicability of state anti-takeover laws to the merger;

•	the absence of undisclosed broker’s fees; and

•	transactions with affiliates.

For the purposes of the merger agreement, “material adverse effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, financial condition or results of operations of Serena and its subsidiaries, taken as a whole, or any event that would materially impede the ability of Serena to effect the consummation of the merger and the transactions contemplated by the merger agreement. Notwithstanding the foregoing, none of the following will be deemed to constitute, or be taken into account in determining whether there has been or will be, a “material adverse effect”:

•	any effect resulting from general national or world economic conditions and any acts of war or terrorism, except to the extent that such effects disproportionately affect us in any significant respect relative to other participants the industries or markets in which we operate;

•	any effect resulting from the announcement of the execution of the merger agreement or the pendency of the merger;

•	any effect resulting from changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof, except to the extent that such effects disproportionately affect us in any significant respect relative to other participants in the industries or markets in which we operate;

•	any effect resulting from any action (or failure to act) outside the ordinary course of business of the Company required to be taken pursuant to the merger agreement (other than consummation of the merger);

•	a decline in the price of our common stock on The NASDAQ Stock Market (but not including the facts and circumstances giving rise to such decline, which may be considered and taken into account in determining whether there has been a material adverse effect);

•	any failure by Serena to meet published financial projections, in and of itself (but not including the facts and circumstances giving rise to such failure to meet published financial projections, which may be considered and taken into account in determining whether there has been a material adverse effect); and

•	any litigation relating to an alleged breach of fiduciary duty in connection with the merger agreement or any effect resulting from such litigation.

The merger agreement also contains customary representations and warranties made by Spyglass Merger Corp. that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	its proper organization, good standing and corporate power to operate its businesses;

•	its corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with its organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	required consents and approvals of governmental entities as a result of the merger;

•	the accuracy and completeness of information it has supplied for inclusion in this proxy statement;

•	the operations of Spyglass Merger Corp.;

•	the absence of litigation or outstanding court orders against it;

•	the debt commitment letter and the contribution and voting agreement received by Spyglass Merger Corp., including that the debt commitment letter and the contribution and voting agreement are in full force and effect and are a legal, valid and binding obligation of Spyglass Merger Corp. and, to the knowledge of Spyglass Merger Corp., the other parties thereto;

•	the delivery by Spyglass Merger Corp. of the contribution and voting agreement;

•	the absence of undisclosed broker’s fees; and

•	the solvency of the surviving corporation following the merger.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions, between November 11, 2005 and the completion of the merger we and our subsidiaries will:

•	conduct our business only in the ordinary course of business and in a manner consistent with past practice;

•	use reasonable commercially reasonable efforts to maintain and preserve our business organization, assets and properties and to preserve our business relationships with customers, strategic partners, suppliers, distributors and others with which we have business dealings; and

•	use commercially reasonable efforts to maintain in full force and effect substantially the same levels of coverage with respect to our assets, operations and activities.

We have also agreed that during the same time period, and again subject to certain exceptions or unless Spyglass Merger Corp. gives its prior written consent, we and our subsidiaries will not:

•	declare, set aside or pay dividends or pay any other distributions;

•	adjust, split, combine or reclassify our stock or the stock of our subsidiaries;

•	purchase, redeem or otherwise acquire any of our or our subsidiaries’ securities, other than in connection with the repurchase of unvested shares at cost pursuant to the terms of employment or consulting agreements in effect on the date of the merger agreement;

•	issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any of our or our subsidiaries’ securities, other than issuance of shares pursuant to the exercise of stock options outstanding on the date of the merger agreement or upon the conversion of our convertible notes;

•	amend or otherwise change our or our subsidiaries’ organizational documents;

•	except to the extent reflected in our fiscal 2006 and 2007 budgets or in the ordinary course of our business, make any acquisitions of businesses or assets, except in accordance with existing capital expenditure budgets up to $1,000,000 of unbudgeted capital expenditures in the aggregate and other acquisitions in the ordinary course of business;

•	sell, lease, license, assign, pledge, or otherwise dispose of or encumber any of our or our subsidiaries’ material properties, assets, rights or intellectual property, other than:

•	sales of assets in the ordinary course of business consistent with past practice having a value not in excess of $2,000,000 in the aggregate,

•	licenses and dispositions of our intellectual property pursuant to contracts as in effect on the date of the merger agreement,

•	non-exclusive licenses of our products extended in the ordinary course of business consistent with past practice;

•	sales of equipment and other tangible assets no longer used or useful in our business, or

•	leases or subleases in the ordinary course of business that are not material;

•	adopt, publicly propose or implement any stockholder rights plan;

•	incur, assume, guarantee or amend any indebtedness for borrowed money other than indebtedness among us and our subsidiaries incurred in the ordinary course of business in connection with our cash management;

•

issue, sell or amend any debt securities or warrants or other rights to acquire any of our or our subsidiaries’ debt securities, guarantee any debt securities of another person, enter into any “keep well”

or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

•	enter into any hedging agreement or other financial agreement or arrangement designed to protect us and our subsidiaries against fluctuations in interest or exchange rates;

•	make any changes in accounting methods, procedures, principles or practices not required by GAAP, or change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

•	establish, adopt, enter into, amend or terminate any benefit plan, agreement, program, policy, trust, fund or other arrangement or increase the compensation or fringe benefits of any of our or our subsidiaries’ employees (except for increases in salary or hourly wage rates, in the ordinary course of business consistent with past practice or the payment of accrued or earned but unpaid bonuses);

•	grant any severance or termination pay except for any payments to terminated employees required under contracts or benefit plans in effect on the date of the merger agreements;

•	loan or advance any money or other property to any employee other than advancements of business expenses in the ordinary course;

•	grant any equity or equity based awards, including the grant of stock options, stock appreciation rights, restricted stock or restricted stock units;

•	take any action that confers enforceable rights or remedies to employees under or by reason of the merger agreement or in any way secures the payment of compensation or benefits under any benefit plan other than in the ordinary course of business;

•	allow for the commencement of any new offering periods under any employee stock purchase plans;

•	make, change or amend any material tax election, tax return, or method of tax accounting, settle or compromise any material tax liability, or enter into any material closing agreement with respect to any tax or surrender any right to claim a material tax refund;

•	compromise or settle any litigation involving either (x) cash payments of more than $175,000 or any injunction or other equitable remedy or (y) any matter relating to the execution, delivery or performance of merger agreement or the consummation of the transactions contemplated by the merger agreement;

•	enter into any joint venture, general or limited partnership agreement, limited liability company agreement or other similar agreement;

•	enter into, terminate, or amend in any material way certain material contracts;

•	waive, release, cancel, allow to lapse, encumber or otherwise transfer any rights under certain material contracts;

•	enter into any contract that would materially delay or prevent consummation of merger and related transactions;

•	make any loan, advance or capital contribution to or investment in any person, other certain loans, advances or capital contributions to or investments in our subsidiaries in the ordinary course of business;

•	other than in the ordinary course of business and not material in the aggregate, cancel any material debts or waive any material claims or rights of substantial value;

•	fail to manage and retain our and our subsidiaries’ cash and cash equivalents and investments in consultation with Spyglass Merger Corp. in a manner consistent with past practice or fail to manage accounts payable or accounts receivable in a manner consistent with past practice;

•	take any action that we have reason to believe would impair, delay or prevent Spyglass Merger Corp. obtaining the financing contemplated by any commitment letter or engage in any restructuring of our and our subsidiaries’ corporate and ownership structure;

•	amend, extend, renew or enter into new insurance policies except on such terms and for such amounts as is consistent with past practice; or

•	enter into or amend any exclusive license granted by us or any of our subsidiaries or any source code agreement entered into other than in the ordinary course of business, or terminate, amend, supplement, or modify in any material respect any material out-bound license agreement other than in the ordinary course of business.

Financing

Spyglass Merger Corp. and we have agreed to use our commercially reasonable efforts to fully satisfy on a timely basis all the terms, conditions, representations and warranties contained in the debt commitment letter and the contribution and voting agreement relating to the financing for the merger. At our request, Spyglass Merger Corp. will keep us informed with respect to all material activity concerning the status of the financings. Spyglass Merger Corp. will notify us as promptly as practicable, but in any event within 24 hours, if the debt commitment letter or the contribution and voting agreement with respect to the financing of the merger should terminate or expire or any financing source notifies Spyglass Merger Corp. that such source no longer intends to provide financing to Spyglass Merger Corp. on the material terms in the debt commitment letter or the contribution and voting agreement, and will use commercially reasonable efforts to obtain alternate financing as long as the terms for such alternate financing are no less favorable to Spyglass Merger Corp. than as contained in the debt commitment letter and the contribution and voting agreement. We have agreed to provide Spyglass Merger Corp. with cooperation reasonably requested by Spyglass Merger Corp. in connection with its financing activities including, to the extent reasonable, participation in meetings, drafting and due diligence sessions, “road shows” and meetings with rating agencies, preparing business projections, financial statements, offering memoranda, prospectuses and similar documents and executing and delivering agreements and other documents in connection with such financings.

For additional information regarding the expected financing of the merger, including the opportunity of the management participants to retain or acquire shares of Serena common stock and to retain their options to acquire shares of Serena common stock, see “Special Factors—Financing” and “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger.”

No Solicitation of Transactions

We have agreed that neither we nor any of our subsidiaries will, nor will we authorize or knowingly permit our representatives to, directly or indirectly:

•	solicit, initiate, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or that could reasonably be expected to lead to any acquisition proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to our properties, books and records or personnel in connection with any acquisition proposal.

•	For purposes of the merger agreement, “acquisition proposal” means any proposal or offer, other than the merger with Spyglass Merger Corp. and related transactions:

•	relating to a merger, reorganization, consolidation, extra-ordinary dividend or distribution to our stockholders, tender offer, exchange offer, liquidation, dissolution, or other business combination involving us or our significant subsidiaries,

•	for us to issue 10% or more of our equity securities, or

•	to acquire, including any acquisition of our capital stock by us or our subsidiaries, in any manner, directly or indirectly, 10% or more of our or our subsidiaries’ outstanding capital stock or assets.

However, we are permitted to engage in discussions or negotiations with, or provide any information to, a third party in connection with an unsolicited bona fide written acquisition proposal received by our board of directors or special committee after the date of the merger agreement, if and only to the extent that prior to taking such action our board of directors or the special committee:

•	determines in good faith, after consultation with its outside legal and financial advisors, that the acquisition proposal is, or is reasonably likely to result in, a superior proposal and determines in good faith, after consultation with its outside legal counsel, that its failure to engage in discussions or provide information to the third party would reasonably likely be a breach of the fiduciary duties of the board of directors or special committee to our stockholders; and

•	receives from the third party an executed confidentiality agreement containing terms that are no less restrictive to such third party with respect to confidential information than those contained in the confidentiality agreement signed with Silver Lake Management Company, L.L.C., which is an affiliate of Spyglass Merger Corp., and on the condition that if the confidentiality agreement with such third party contains provisions that are less restrictive to such third party with respect to matters other than confidential information, the terms of the confidentiality agreement with Silver Lake Management Company, L.L.C. will be amended or waived to the same extent.

For purposes of the merger agreement, “superior proposal” means any unsolicited bona fide written proposal from a third party that:

•	relates to an acquisition, directly or indirectly, of more than 50% of our outstanding common stock or substantially all of our assets pursuant to a tender or exchange offer, merger, consolidation, a sale of assets, or otherwise; and

•	our board of directors or its special committee determines in good faith, after consultation with its legal and financial advisors taking into account all financial, regulatory, legal and other aspects of such proposal, is more favorable to our stockholders from a financial point of view than the transactions contemplated by the merger agreement and is reasonably capable of being completed on the terms proposed and which proposal either has no financing condition or is accompanied by commitment letters which our board of directors or its special committee determines in good faith, after consultation with its legal and financial advisors, makes it reasonably likely that the acquisition proposal will be consummated on the terms proposed.

We have agreed, as promptly as reasonably practicable (but in any event within 24 hours), upon receipt of any acquisition proposal, inquiry with respect to or any request for nonpublic information in connection with an acquisition proposal, to provide written and, to the extent practicable, oral notice to Spyglass Merger Corp. We have agreed to include in the notice the material terms and conditions of the acquisition proposal, inquiry or request and the identity of the person making the acquisition proposal, inquiry or request and to keep Spyglass Merger Corp. informed in all material respects on a current basis of the status thereof and of any communications, modifications or developments with respect to such acquisition proposal, inquiry or request, including, copies of written acquisition proposals, inquiries or requests and material written information exchanged with any third party (other than our representatives) relating thereto.

We have also agreed that neither the board of directors, the special committee nor any other committee of the board of directors will:

•	withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to Spyglass Merger Corp. the approval or recommendation by the board of directors or its special committee with respect to the merger or the proposal that stockholders vote in favor of adopting the merger agreement;

•	authorize, cause or permit Serena to enter into, or publicly propose that we enter into, an alternative acquisition agreement or authorize, approve or publicly recommend or publicly propose to approve or recommend any acquisition proposal; or

•	approve, recommend or take any position other than to recommend rejection (including withdrawing, or modifying in a manner adverse to Spyglass Merger Corp., any recommendation of rejection) of, any acquisition proposal.

For purposes of the merger agreement, “alternative acquisition agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement with respect to any acquisition proposal.

Notwithstanding our obligations under the merger agreement, before the special meeting of Serena stockholder, Serena, the board of directors or its special committee may (1) withhold, withdraw or modify in a manner adverse to Spyglass Merger Corp. and, in the case of a superior offer that is a tender or exchange offer, recommend that the Serena stockholders accept the tender or exchange offer or change our recommendation to our stockholders to adopt the merger agreement and (2) terminate the merger agreement in accordance with its terms and enter into an alternative acquisition agreement with respect to the superior proposal, only if:

•	such acquisition proposal did not result from a breach of our non-solicitation and related obligations under the merger agreement and we have complied in all material respects with such obligations;

•	in response to the receipt of an unsolicited superior proposal, the board of directors or its special committee determines in good faith, after consultation with outside counsel, and that the board of directors or its special committee, as the case may be, is required, after consultation with its outside legal counsel, to withdraw or modify or change in a manner adverse to Spyglass Merger Corp. its approval or recommendation in order to comply with its fiduciary duties to our stockholders; and

•	in the event we terminate the merger agreement and enter into an alternative acquisition agreement, Serena pays a termination fee of $35,000,000 to Spyglass Merger Corp. or its designee concurrently with the termination of the merger agreement.

Under the merger agreement, however, our board of directors, including the special committee, may not withhold, withdraw or modify or change its approval or recommendation of the merger agreement or the merger in response to the receipt of an unsolicited third party acquisition proposal unless we have observed certain notice and negotiation provisions. In addition, our board of directors, including the special committee, may not withhold, withdraw or modify or change its approval or recommendation of the merger agreement or the merger other than in connection with an acquisition proposal to comply with its fiduciary duties unless we provide written notice to Spyglass Merger Corp. at least two business days prior to such withdrawal or modification.

Indemnification

For a period of six years following the effective time of the merger and to the fullest extent permitted by Delaware law, the surviving corporation will indemnify and hold harmless each of the present and former directors and officers of our company and of our subsidiaries against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit proceeding or investigation arising out of or pertaining to the fact that the person is or was an officer or director of our company or any of our subsidiaries and will provide, subject to applicable law, advancement of expenses incurred in defending any claims, actions, suits, investigations or proceedings.

The certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the present and former directors and officers of our company and of our subsidiaries than those set forth in our current certificate of incorporation and bylaws. The indemnification provisions in the surviving corporation’s certificate of incorporation and bylaws will not be amended or repealed in any manner adverse to our present or former directors and officers for a period of six years following the effective time of the merger, unless required by law.

The merger agreement requires that the surviving corporation maintain in effect, for a period of six years after the effective time of the merger, “tail” directors’ and officers’ insurance policies in an amount and scope at least as favorable as our policies existing prior to the closing of the merger for claims arising from facts or events that occurred at or prior to the effective time, subject to a maximum annual premium of 200% of our current annual premium. If a tail policy with such terms is not available at a cost not greater than 200% of our current annual premium, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding 200% of the current annual premium paid by us.

The obligations described above regarding directors’ and officers’ indemnification and insurance must be assumed by any successor entity or assign of the surviving corporation as a result of any consolidation, merger or transfer of all or substantially all properties and assets.

Resignations

We will use our commercially reasonable efforts to deliver to Spyglass Merger Corp. the resignations of our directors and the directors of our subsidiaries effective as of the effective time of the merger, except for those directors which Spyglass Merger Corp. designates.

Employee Benefits

For the one-year period following the effective time of the merger, Spyglass Merger Corp. has agreed that it will, or will cause the surviving corporation and its subsidiaries to, provide our and our subsidiaries’ employees as of the effective time salary, employee benefits and incentive compensation opportunities, other than equity-based compensation, that are comparable in the aggregate to those provided to such employees immediately before the effective time of the merger.

In addition, Spyglass Merger Corp. has agreed it will, or it will cause the surviving corporation to:

•	provide our and our subsidiaries’ employees with credit for all purposes, including for purposes of eligibility to participate, vesting, and benefit accrual, but excluding benefit accruals under any defined benefit pension plan, for service accrued or deemed accrued with the Company or any of our subsidiaries with respect to any of Spyglass Merger Corp.’s employee benefit plans under which our employees may be eligible to participate after the effective time of the merger, to the same extent recognized by Serena under comparable plans, provided that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit; and

•	with respect to the welfare benefit plans maintained or sponsored by Spyglass Merger Corp. or the surviving corporation and in which our or our subsidiaries’ employees may be eligible to participate during the one-year period after the effective time of the merger:

•	waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each employee under any of those welfare benefit plans to the same extent waived under our comparable plans; and

•	use commercially reasonable efforts to cause any eligible expenses incurred by each employee under our plans during the relevant plan year, up to and including the effective time of the merger to be taken into account under the welfare benefit plans maintained or sponsored by Spyglass Merger Corp. or the surviving corporation for purposes of satisfying all applicable deductible, coinsurance and maximum out-of-pocket requirements.

On and after November 30, 2005, no future offering periods commenced under our employee stock purchase plan. All participants’ rights under all current offering periods terminated on November 30, 2005, and on that date all accumulated payroll deductions allocated to each participant’s account were used to purchase shares of Company common stock in accordance with the terms of the employee stock purchase plan. As of the close of business on the last business day prior to the effective time of the merger, or at Serena’s option, the last payroll date prior to the effective time of the merger, the employee stock purchase plan will terminate.

The agreements concerning employee benefits described above are for our sole benefit and do not give any other persons, including any of our employees, any rights under the merger agreement with respect to continued employment, employment benefits or other matters.

Agreement to Take Further Action and to Use Commercially Reasonable Efforts

Subject to the terms and conditions of the merger agreement, each party has agreed to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the merger and other transactions contemplated by the merger agreement as promptly as practicable. Among other things, each party has committed to use such efforts to cooperate with each other to:

•	obtain all necessary consents, licenses, permits, waivers, approvals, authorizations and orders required in connection with the merger;

•	as promptly as practicable, make all necessary filings, notifications, and thereafter make any other required submissions, with respect to the merger under applicable securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any related government request, and other applicable law and to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the merger;

•	execute or deliver any additional documents necessary to consummate the merger and to carry out the purposes of the merger agreement; and

•	to cooperate to obtain any government clearances or approvals required to complete the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade, to respond to any government requests for information under any such antitrust law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that restricts, prevents or prohibits the consummation of the merger or any other transactions contemplated by the merger agreement under any such antitrust law.

With respect to any proceeding under or relating to any antitrust law, the parties have agreed to consult and cooperate with one another, and consider in good faith the views of one another, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with such proceeding.

In the event that the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the merger, Spyglass Merger Corp. will not be under any obligation to take any action described above.

Conditions to the Merger

The obligations of both of the parties to complete the merger are subject to the following conditions:

•	adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock;

•	the expiration or termination of the waiting period under applicable United States and non-United States antitrust laws, and the receipt of any approvals required thereunder; and

•	receipt from all governmental authorities of all material consents, approvals and authorizations legally required to be obtained to consummate the merger.

The obligations of Spyglass Merger Corp. to complete the merger are subject to the following additional conditions:

•	the failure of our representations and warranties to be true and correct as of the date of the closing (or as of the date made in the case of representations and warranties made as of a specific date) without giving effect to any materiality qualification unless the failure would not, individually or in the aggregate, have a material adverse effect on us and our subsidiaries, taken as a whole;

•	the truth and correctness in all material respects of our representations and warranties regarding capitalization and our securities and state anti-takeover laws;

•	the performance, in all material respects, by us of our covenants and agreements in the merger agreement;

•	the absence of any governmental injunctions, orders, decrees or rulings that have the effect of making the consummation of the merger illegal or that otherwise prevents or prohibits the consummation of the merger, prohibit or limit the ability of Spyglass Merger Corp. to control or otherwise exercise ownership rights with respect to Serena, rescind the transactions contemplated by the merger agreement following consummation, or would require Serena or Spyglass Merger Corp. to dispose of or hold any significant portion of the business or assets of Serena, Spyglass Merger Corp. or any or their respective affiliates;

•	our delivery to Spyglass Merger Corp. at closing of a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, covenants and agreements;

•	the absence of any facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had or is reasonably likely to result in a Company material adverse effect; and

•	satisfaction of the financing condition described below.

For purposes of the merger agreement, the financing condition is satisfied if Spyglass Merger Corp. receives gross proceeds from any combination of the debt financing arrangements contemplated by the debt commitment letter on terms and conditions as set forth in the debt commitment letter or upon terms and conditions which are, in the reasonable judgment of Spyglass Merger Corp., at least as favorable to Spyglass Merger Corp. as the terms and conditions set forth in the debt commitment letter aggregating (1) in the event the merger closes on or prior to March 31, 2006, $600 million minus the aggregate principal amount of any Company convertible notes that remain outstanding at the closing of the merger to the extent that such outstanding convertible notes reduce the available funding under the financings contemplated by the debt commitment letter, and (2) in the event the merger closes thereafter, the sum of (x) $580 million minus (y) the aggregate principal amount of any convertible notes that remain outstanding at the closing of the merger to the extent that such outstanding convertible notes reduce the available funding under the financing contemplated by the debt commitment letter minus (z) the lesser of (A) $10 million and (B) the amount (if any) by which our cash and the cash of our subsidiaries that is available at the closing of the merger to pay the merger consideration and related costs and expenses exceeds the sum of $188 million plus the amount of cash proceeds we received after the date of the merger agreement from the exercise of stock options. If the funding under the contribution and voting agreement has not occurred and the only condition to funding in the amounts required to satisfy the financing condition is the funding under the contribution and voting agreement, then the financing condition will be deemed satisfied or waived unless the failure to fund under the contribution agreement results from a breach by the Troxel Trust.

Our obligation to complete the merger is subject to the following additional conditions:

•	the truth and correctness of Spyglass Merger Corp.’s representations and warranties, except where the failure of its representations and warranties to be true or correct would not prevent the timely consummation of the merger or prevent Spyglass Merger Corp. from performing its obligations under the merger agreement;

•	the performance, in all material respects, by Spyglass Merger Corp. of its covenants and agreements in the merger agreement;

•	the delivery at closing by Spyglass Merger Corp. of a certificate with respect to Spyglass Merger Corp.’s representations, warranties, covenants and agreements;

•	the absence of any governmental injunctions, orders, decrees or rulings that have the effect of making the consummation of the merger illegal or that otherwise prevents or prohibits the consummation of the merger; and

•	to the extent any solvency opinion is delivered to any of the senior lenders under the debt commitment letter or other lenders pursuant to an alternate debt financing arrangement, then a copy of such solvency opinion shall have been delivered to Serena and our board of directors, in such form and manner as may be required in order that Serena or the board of directors shall be entitled to rely upon such solvency letter.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual consent of the parties;

•	by either Spyglass Merger Corp. or Serena if:

•	the merger has not occurred by April 30, 2006, so long as a failure to complete the merger is not the result of the failure of the terminating party to comply with the terms of the merger agreement;

•	a nonappealable final order, decree, ruling of or other nonappealable action a governmental authority issues that has the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•	our stockholders do not vote to adopt the merger agreement at the annual meeting, provided that this right to terminate will not be available to us if we are in material breach of our obligations under the merger agreement related to other acquisition proposals, this proxy, or holding the special meeting in a manner that could reasonably be expected to adversely affect the results of the special meeting;

•	the terminating party is not in material breach of its obligations under the merger agreement and there is a breach by the non-terminating party of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied, which breach has not been, or cannot be, cured within 20 days or which cannot reasonably be cured by April 30, 2006;

•	by Spyglass Merger Corp., if:

•	we fail to include in the proxy the recommendation of our board of directors in favor of approving the merger, or our board of directors or the special committee withdraws or modifies or changes its recommendation or approval of the merger agreement or the merger or recommends or approves another acquisition proposal,

•	our board of directors authorizes, approves or recommends to our stockholders an alternative acquisition proposal;

•	we fail to call the special meeting of stockholders or we fail to deliver the Proxy Statement in accordance with the terms of the merger agreement such that the special meeting cannot be held on or before April 26, 2006;

•	a tender offer or exchange offer for our outstanding stock by a third party commences and our board of directors recommends that our stockholders tender their shares in such tender or exchange offer or within ten (10) business days after the commencement of such tender or exchange offer, our board of directors fails to recommend rejection, or subsequently withdraws or modifies in any manner adverse to Spyglass Merger Corp. a recommendation of rejection, of such offer; or

•	any person or group, other than Spyglass Merger Corp. or its affiliates, shall have acquired beneficial ownership of 50% or more of our outstanding stock; or

•	by Serena, prior to the special meeting, in connection with the execution by Serena of an alternative acquisition proposal, provided that we have complied with the non-solicitation notice and other applicable terms set forth in the merger agreement.

Fees and Expenses

We have agreed to pay Spyglass Merger Corp. or such other persons designated in writing by Spyglass Merger Corp. a termination fee of $35,000,000 if:

•	we terminate the merger agreement prior to the special meeting in connection with an alternative acquisition agreement, as described in greater detail in the section titled “No Solicitation of Transactions”;

•	if Spyglass Merger Corp. terminates the merger agreement because:

•	we fail to include in the proxy the recommendation of our board of directors in favor of approving the merger, or our board of directors or the special committee withdraws or modifies or changes its recommendation or approval of the merger agreement or the merger or recommends or approves another acquisition proposal;

•	our board of directors authorizes, approves or recommends to our stockholders an alternative acquisition proposal;

•	we fail to call the special meeting of stockholders or we fail to deliver the Proxy Statement in accordance with the terms of the merger agreement such that the special meeting cannot be held on or before April 26, 2006;

•	a tender offer or exchange offer for our outstanding stock by a third party commences and our board of directors recommends that our stockholders tender their shares in such tender or exchange offer or within ten (10) business days after the commencement of such tender or exchange offer, our board of directors fails to recommend rejection (or subsequently withdraws or modifies in any manner adverse to Spyglass Merger Corp. a recommendation of rejection) of such offer; or

•	any person or group (other than Spyglass Merger Corp. or its affiliates) shall have acquired beneficial ownership of 50% or more of our outstanding stock; or

•	we or Spyglass Merger Corp. terminates the merger agreement after the stockholders do not adopt the merger agreement at the special meeting or Spyglass Merger Corp. terminates the agreement because we have breached the agreement and fail to cure within 20 days of receiving notice of breach or if such breach can not be cured by April 30, 2006 and, in each of the previous cases, prior to such termination, an acquisition proposal has been made known to us or been publicly announced and within 12 months after the termination, an acquisition of Serena shall have occurred or Serena shall have entered into an alternative acquisition agreement with respect to an acquisition of Serena (which need not be the same acquisition proposal known or publicly announced prior to the termination).

For purposes of the merger agreement, “acquisition of Serena” means (1) a merger, consolidation or other business combination involving Serena other than in which (x) the only consideration received or retained by the stockholders of Serena consists of equity securities in the surviving or resulting entity or a parent of such entity and (y) the equity interests held in Serena and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of Serena immediately preceding such transaction in respect of such equity interests constitutes 66 2/3% or more of the voting power and market value of (A) the outstanding common stock and (B) all other classes of outstanding capital stock in the surviving entity or resulting entity of such transaction or such entity’s parent, (2) a sale or other disposition by Serena or any its subsidiaries of assets or other rights representing 50% or more of the aggregate fair market value of Serena and its subsidiaries’ assets and other rights, (3) the acquisition by any person or group (including by way of tender offer or an exchange offer or issuance by Serena) of beneficial ownership or a right to acquire beneficial ownership of shares representing 50% or more of the then outstanding shares of Serena common stock or 50% or more of the voting power of the then outstanding shares of capital stock of Serena.

Amendment and Waiver

The merger agreement may be amended prior to the effective time of the merger by mutual agreement of the parties. However, after the merger agreement has been adopted by our stockholders, no amendment will be made to the merger agreement except as allowed under applicable law. The merger agreement also provides that, at any time prior to the effective time of the merger, to the extent legally allowed, either party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party or waive compliance with any agreement of the other party or any condition to its own obligations contained in the merger agreement.

OTHER AGREEMENTS

Sponsor Guarantee

In connection with the parties’ entry into the merger agreement, we entered into a sponsor guarantee with Silver Lake Partners II, L.P. dated as of November 11, 2005. The following summary of the material terms of the sponsor guarantee may not contain all of the information about the sponsor guarantee that is important to you. We encourage you to read carefully the sponsor guarantee in its entirety, a copy of which is attached to this proxy statement as Annex C, which is incorporated by reference into this document.

Under the terms of the sponsor guarantee, Silver Lake Partners II, L.P. guaranteed to pay us any amounts, up to a maximum of $52,350,000, that become due to us from Spyglass Merger Corp. by reason of its willful breach of the merger agreement. In order for Silver Lake Partners II, L.P. to be obligated to pay us any amount, a court must have entered a judgment that Spyglass Merger Corp. is in willful breach of the terms of the merger agreement or, if Spyglass Merger Corp. has become the subject of a case under any chapter of the bankruptcy code, a court must have allowed our proof of claim based on Spyglass Merger Corp.’s willful breach of the merger agreement, and such order or judgment must have become final and non-appealable. Any failure to complete the merger, however, due to a breach of the contribution agreement and voting agreement, which is described below, by the Troxel Trust will not be considered a willful breach by Spyglass Merger Corp.

We agreed in the sponsor guarantee that the remedies provided in it are our only remedies against Silver Lake Partners II, L.P. and its respective affiliates, other than Spyglass Merger Corp., with respect to the merger agreement and the transactions contemplated by the merger agreement. The sponsor guarantee terminates on the earlier of the closing date of the merger or the termination of the merger agreement under circumstances which do not give rise to Spyglass Merger Corp. having any monetary obligations to us.

Contribution and Voting Agreement

Set forth below is a summary of the material terms of the contribution and voting agreement, dated as of November 11, 2005, among Silver Lake Partners II, L.P., Silver Lake Technology Investors II, L.L.C., Douglas D. Troxel, as trustee of the Troxel Trust, Douglas D. Troxel, in his individual capacity, and Spyglass Merger Corp. We refer to this agreement in the proxy statement as the “contribution and voting agreement.” The summary of the material terms of the contribution and voting agreement below and elsewhere in this proxy statement may not contain all of the information about the contribution and voting agreement that is important to you. We encourage you to read carefully the contribution and voting agreement in its entirety, a copy of which is attached to this proxy statement as Annex D, which is incorporated by reference into this document.

Contributions

Pursuant to the contribution and voting agreement, Silver Lake Partners II, L.P. will contribute $348,027,372 to Spyglass Merger Corp., and Silver Lake Technology Investors II, L.L.C. will contribute $972,628 to Spyglass Merger Corp. However, these contributions will be reduced on a pro rata basis with respect to the aggregate value of shares of Serena common stock and options to acquire Serena common stock that the management participants, other than Mr. Troxel, prior to the merger agree to acquire or retain after completion of the merger. For purposes of determining the amount of such reduction, each acquired or retained share of Serena common stock will be valued at $24.00 per share and each retained option to acquire shares of Serena common stock will be valued by the amount, if any, by which $24.00 exceeds the exercise price of such option. Also, if the aggregate debt financing borrowed to finance the merger is less than $600,000,000 as of the closing date of the merger, the contributions of the Silver Lake investors will be increased on a pro rata basis, up to a maximum of $20,000,000 in the aggregate. In consideration of the contributions by the Silver Lake investors to Spyglass Merger Corp., Silver Lake Partners II, L.P. will receive one share of Series A preferred stock of Spyglass Merger Corp., and each of the Silver Lake investors will receive the number of shares of common stock of Spyglass Merger Corp. equal to its contribution to Spyglass Merger Corp. divided by $5.00.

Also pursuant to the contribution and voting agreement, Douglas D. Troxel, as trustee of the Troxel Trust, will contribute 7,518,483 shares of our common stock to Spyglass Merger Corp. In consideration of this contribution, the Troxel Trust will receive 30,825,780 shares of the common stock of Spyglass Merger Corp. For purposes of determining the number of shares of common stock of Spyglass Merger Corp. received by the Troxel Trust, the shares of Serena common stock contributed by Mr. Troxel to Spyglass Merger Corp. will be valued at $20.50 per share. With the consent of the Silver Lake investors, Mr. Troxel may elect to have one or more of his other affiliates that hold shares of our common stock contribute a portion of the shares currently expected to be contributed to Spyglass Merger Corp. by the Troxel Trust.

The consummation of the transactions contemplated by the contribution and voting agreement is conditioned on the satisfaction or waiver of the conditions to the consummation of the merger and expiration of any applicable waiting periods under the HSR Antitrust Improvements Act of 1976.

Voting and Exclusivity

Douglas D. Troxel, as an individual, and the Troxel Trust each has agreed to vote or consent, or cause to be voted or consented, all shares of our common stock that he or it beneficially owns or controls in favor of adopting the merger agreement.

In addition, Douglas D. Troxel, as an individual, and the Troxel Trust each has agreed that prior to the closing of the contribution and voting agreement it would not directly or indirectly make, participate in or agree to, initiate, solicit, encourage or knowingly facilitate a competing acquisition proposal and it would vote or consent, or cause to be voted or consented, all shares of our common stock that he or it beneficially owns or controls against any competing acquisition proposal. Mr. Troxel and the Troxel Trust have also agreed not to sell or dispose of any of their shares, and not to enter into any agreement, commitment or arrangement that is inconsistent with any of the voting and exclusivity provisions described above.

Fees and Expenses

In general, if the contribution and voting agreement is terminated prior to closing, each party to the agreement will pay its own expenses, although Mr. Troxel and the Troxel Trust may accept reimbursement for expenses from Serena. If the merger closes, Spyglass Merger Corp. will reimburse each of the Silver Lake investors and Mr. Troxel and the Troxel Trust for all reasonable out-of-pocket fees and expenses incurred in entering into the transaction.

Termination

The contribution and voting agreement will automatically terminate upon termination of the merger agreement.

Stockholders Agreement

Set forth below is a summary of the material terms of a form of stockholders agreement, which, pursuant to the terms of the contribution and voting agreement, will be entered into by the Silver Lake investors, the Troxel Trust and Spyglass Merger Corp. at the closing of the merger. We refer to this agreement in the proxy statement as the “stockholders agreement.” The summary of the material terms of the stockholders agreement below and elsewhere in this proxy statement may not contain all of the information about the stockholders agreement that is important to you. We encourage you to read carefully the stockholders agreement in its entirety, a copy of which is attached to this proxy statement as Annex E, and which is incorporated by reference into this document.

Board of Directors

The stockholders agreement requires that, until the earlier of a control event, which is defined below, or an initial public offering of shares of Serena common stock, the parties that beneficially own shares of common stock of the surviving corporation of the merger will vote those shares to elect a board of directors having a specified composition. A “control event” means either (1) the Silver Lake investors and their affiliates no longer hold in the aggregate at least 20% of the outstanding share equivalents of Serena, or (2) the Silver Lake investors and their affiliates no longer hold in the aggregate at least 20% more of the outstanding share equivalents of Serena than does the Troxel Trust and its permitted transferees. The stockholders agreement defines “share equivalents” as shares of Serena common stock and the number of shares issuable upon the exercise of securities convertible into shares of Serena common stock.

Pursuant to the stockholders agreement, prior to any control event or initial public offering, the board of directors of Serena will be composed of the chief executive officer of Serena, up to two board members designated by the Troxel Trust and its permitted transferees, and the remaining board members designated by the Silver Lake investors and their affiliates. The rights of the parties to the stockholders agreement to designate board members are subject to adjustment based on changes in their respective ownership stakes in the common stock of Serena. The share of series A preferred stock held by Silver Lake Partners II, L.P. will entitle Silver Lake Partners II, L.P. to elect a director of Serena with the power to determine the outcome of all votes of the board of directors prior to the earlier of a control event and an initial public offering.

After an initial public offering of common stock of Serena, until the earlier of a control event and the third anniversary of such initial public offering, the Troxel Trust and its permitted transferees will have the right to nominate one individual for election to the board of directors, provided the Troxel Trust and its permitted transferees beneficially own at least 10% of all outstanding share equivalents of Serena. After an initial public offering, until the earlier of a control event and the third anniversary of such initial public offering, the Silver Lake investors and their affiliates will have the right to nominate the number of individuals for election to the board of directors that is equal to the product of the percentage of share equivalents of Serena held by the Silver Lake investors and their affiliates, multiplied by the number of directors then on the board, rounded up to the nearest whole number. For so long as the Troxel Trust and/or the Silver Lake Investors are entitled to nominate an individual for election to the board of directors, Serena is required to nominate such individual for election as a director as part of the management slate that is included in the proxy statement or consent solicitation relating to such election and provide the highest level of support for the election of such individual as it provides to any other individual standing for election as part of Serena’s management slate.

Voting and Consent Rights

Prior to a control event or an initial public offering of common stock of Serena, all parties to the stockholders agreement other than the Silver Lake investors and their affiliates that hold shares of common stock of Serena must vote their shares in the same manner as the Silver Lake investors and their affiliates vote their shares of common stock. However, the consent of a director designated by the Troxel Trust would be required with respect to either of the following prior to a control event or initial public offering, unless the Troxel Trust and its permitted transferees no longer beneficially own at least 10% of all outstanding share equivalents: (i) specified types of transactions between the Silver Lake investors or their affiliates on the one hand, and Serena or any of its subsidiaries on the other hand, and (ii) amendments to the certificate of incorporation or bylaws of Serena that adversely affect the Troxel Trust and its permitted transferees relative to the Silver Lake investors and their affiliates.

Restrictions on Transfer

Until the earlier of a control event and the third anniversary of an initial public offering of common stock of Serena, the parties to the stockholders agreement may not transfer their shares of common stock of the surviving corporation of the merger, except in accordance with the terms of the stockholders agreement. Exceptions to this general restriction include transfers by the parties to their affiliates and/or other related persons and transfers in connection with the right of first offer and drag-along and tag-along rights set forth in the stockholders agreement, as well as certain additional rights to transfer shares after an initial public offering.

Tag-Along Rights

Subject to limited exceptions, if the Silver Lake investors and their affiliates agree to transfer any of their shares of common stock of Serena to a person that is not an affiliate of the Silver Lake investors, then generally each other party to the stockholders agreement has the right to require the acquiring person to purchase from the stockholder the stockholder’s pro rata portion of the common stock proposed to be transferred to the acquiring person, and generally on the same terms.

Drag-Along Rights

If the Silver Lake investors and their affiliates agree to transfer, other than in a public offering, a majority of the shares of common stock of Serena, which may include shares held by the other stockholders that are parties to the stockholders agreement, to a person that is not an affiliate of the Silver Lake investors, then generally the Silver Lake investors and their affiliates may require the other stockholders to transfer to the person the same portion of each stockholder’s common stock as the Silver Lake investors and their affiliates are transferring of their common stock, and generally on the same terms.

Right of First Offer

Beginning on and after the earlier of five years after the merger and the end of any underwriter lock-up period following any initial public offering of common stock of Serena, if the Troxel Trust or any of its permitted transferees desires to transfer its shares of common stock of the surviving corporation of the merger, it must first offer the securities to the Silver Lake investors or one or more of their assignees. If the Silver Lake investors or such assignees decline to purchase the securities offered on the terms indicated to them by the selling stockholder, the selling stockholder may for a limited period of time sell the securities to a purchaser that generally is not a competitor to Serena or any of its subsidiaries, on terms no more favorable than those that the selling stockholder offered to the Silver Lake investors.

Rule 144 Sales After an Initial Public Offering

Each of the Troxel Trust and its permitted transferees and the Silver Lake investors will have certain rights to sell shares pursuant to Rule 144 following the first anniversary of the completion of an initial public offering of common stock of Serena and prior to the earlier of a control event or the third anniversary of the initial public offering. After the first anniversary of an initial public offering, the Troxel Trust and its permitted transferees generally may sell shares of Serena common stock under Rule 144 of the rules and regulations enacted by the Securities and Exchange Commission under the Securities Act of 1933, provided that the sales satisfy certain requirements. The requirements generally are the following:

•	the sales must be made pursuant to Rule 10b5-1 of the rules and regulations enacted by the Securities and Exchange Commission under the Securities Exchange Act of 1934;

•	the implementation, modification or termination of the 10b5-1 plan may only occur during a “window period” under Serena’s insider trading policy; and

•	the aggregate sales during any three-month period generally may not exceed the average weekly trading volume during the four calendar weeks preceding such sale, regardless of whether the Troxel Trust or its permitted transferees are then subject to the Rule 144 volume limitations.

Prior to the earlier of a control event and the third anniversary of the initial public offering, the Troxel Trust and its permitted transferees generally may elect to participate on a pro rata basis in any sales made by the Silver Lake investors pursuant to Rule 144, unless the Troxel Trust and its permitted transferees have a 10b5-1 plan in place at such time.

Registration Rights

Shelf Registration Rights. Upon a demand by the Silver Lake investors and their affiliates or their assignees, Serena must (1) use its reasonable best efforts to file as soon as possible with the Securities and Exchange Commission and cause to be declared effective under the Securities Act a shelf registration statement sufficient to facilitate the sale and distribution of such portion of the Silver Lake investors’ registrable securities as are specified in the demand, and (2) promptly give written notice of such proposed registration to the other holders of shares of Serena common stock that are party to the stockholders agreement, each of whom will be entitled to include a pro rata portion of the shares registered on such shelf registration statement. Serena generally must use its reasonable best efforts to keep such shelf registration statement continuously effective under the Securities Act.

Prior to the earlier of a control event and the three year anniversary of an initial public offering, no sale of registrable securities pursuant to a shelf registration statement may occur unless it has been initiated by the Silver Lake investors and their affiliates or their assignees. If such a sale is initiated, the Troxel Trust and its permitted transferees generally may participate on a pro rata basis in the sale, unless the Troxel Trust and its permitted transferees have a 10b5-1 plan in place at such time. On and after the earlier of a control event and the three year anniversary of an initial public offering, either the Silver Lake investors and their affiliates and their assignees, or any of the Troxel Trust or its permitted assignees beneficially owning at least 25% of the aggregate registrable securities held by the Troxel Trust and such assignees, may initiate an offering or sale of registrable securities. If such a sale is initiated and the sale will be underwritten and involve specified marketing efforts, the other holders of common stock that are parties to the stockholders agreement will be permitted to participate on a pro rata basis in such underwritten sale.

Demand Registration Rights. If Serena receives from either the Silver Lake investors and their affiliates and their assignees, or any of the Troxel Trust or its permitted assignees beneficially owning at least 25% of the aggregate registrable securities held by the Troxel Trust and such assignees, a written demand that Serena effect a registration of registrable securities having a reasonably anticipated net aggregate offering price of at least $10,000,000, Serena will use its reasonable best efforts to effect such registration as soon as practicable to facilitate the sale and distribution of such portion of the requesting investors’ registrable securities as are specified in the demand, and promptly give written notice of such proposed registration to all other holders of shares of Serena’s common stock that are party to the stockholders agreement, each of whom will be entitled to participate on a pro rata basis in such registration. However, Serena will not be required to take action to effect such a registration if it would require Serena to disclose material non-public information that Serena has a bona fide business purpose for not disclosing publicly. The Troxel trust and its permitted transferees will not be entitled to initiate a demand registration prior to the earlier of a control event or the third anniversary of the initial public offering, and in no event will Serena be required to effect more than two demand registrations initiated by the Troxel Trust and its permitted transferees.

Piggyback Registration Rights. If Serena determines at any time to register any of its equity securities, either for its own account or for the account of stockholders (other than for (1) employee benefits plans, (2) a registration on Form S-4 or S-8, (3) a registration pursuant to which Serena is offering to exchange its own securities, (4) a registration statement relating solely to dividend reinvestment or similar plans, (5) a shelf registration statement relating to issuance of debt securities pursuant to Rule 144A or Regulation S of the Securities Act, or (6) a registration statement such as those described above), Serena will include in such registration and any associated underwriting all the registrable securities specified in written requests made by holders of common stock that are parties to the stockholders agreement made within 5 days of the receipt of written notice from Serena, provided such registration is not an initial public offering unless the Silver Lake investors or their affiliates or assignees are selling shares in such initial public offering. Until the earlier of a control event or the third anniversary of the initial public offering, holders of common stock that are party to the stockholders agreement other than the Silver Lake investors or their affiliates or assignees may not exercise piggyback registration rights with respect to any registration unless the Silver Lake investors or their affiliates or assignees have exercised piggyback registration rights with respect to such registration.

Expenses. Except as indicated in the following sentence, all expenses of registrations that are subject to registration rights under the stockholders agreement will be borne by Serena, including the reasonable fees and expenses of one counsel for the stockholders participating in each registration. Any stockholders participating in a registration pursuant to the stockholders agreement will be required to pay any stock transfer taxes and any underwriters’ discounts or selling commissions related to the shares being sold.

Participation Rights

Except for specified exceptions, until an initial public offering, Serena may not issue equity securities without permitting each stockholder party to the stockholders agreement to purchase a pro rata share of the securities being issued.

Indemnification

Serena will be required to indemnify and hold harmless each of the stockholders that is party to the stockholders agreement, together with its partners, stockholders, members, affiliates, directors, officers, fiduciaries, controlling persons, employees and agents from any losses arising out of either of the following, subject to limited exceptions:

•	the stockholder’s or its affiliate’s ownership of securities of Serena or its ability to control or influence Serena, and

•	the business, operations, properties, assets or other rights or liabilities of Serena or any of its subsidiaries.

Freedom to Pursue Opportunities

Subject to limited exceptions, neither the stockholders that are party to the stockholders agreement nor the Serena directors or board observers that they designate or nominate will be required to communicate any present or future corporate opportunities with respect to which such stockholder, director or observer may become aware to Serena and will not be liable to Serena or any of its affiliates or stockholders for breach of any contractual or other duty by reason of such stockholder, director or observer pursuing such opportunity for itself or directing such opportunity to another person.

Management Agreements

In connection with entering into the merger agreement and in contemplation of the merger, as of November 11, 2005, Mr. Woodward, our President and Chief Executive Officer and Mr. Pender, our Chief Financial Officer, entered into substantially identical letter agreements, which we refer to as the “management agreements,” with Spyglass Merger Corp. The management agreements will terminate if the merger agreement terminates prior to the closing of the merger. Pursuant to the management agreements, the surviving corporation and each executive has agreed to enter into a definitive employment agreement and related agreements to be effective as of the closing of the merger, which will set forth the terms and conditions of the executive’s employment after the closing of the merger and the terms and conditions relating to the executive’s equity investment and new stock option grants with respect to the surviving corporation. It is anticipated that future senior executives of Serena may enter into similar management agreements and certain additional current executives may enter into similar management agreements.

The material terms of the management agreements are as follows:

Equity Terms

•	Upon the closing of the merger, Messrs. Woodward and Pender agreed to make an initial equity investment in the common stock of Serena, which will be the surviving corporation of the merger, of at least 66% and 60%, respectively, of the sum of the closing date value of such executive’s Serena common stock and any options to purchase Serena common stock held by the executive at that time. This equity investment will consist of the contribution by them to Spyglass Merger Corp. of a portion of the shares of Serena restricted common stock beneficially owned by them in exchange for shares of restricted common stock of Spyglass Merger Corp., which restricted shares will convert into restricted shares of Serena upon completion of the merger, and the retention of a portion of their existing options to acquire Serena common stock, which options will be amended and remain outstanding after the merger. For purposes of satisfying this minimum equity investment obligation, each share of Serena common stock will be valued at $24.00 per share and each option to acquire shares of Serena common stock will be valued by the amount, if any, by which $24.00 exceeds the current exercise price of such option. The number of shares of Spyglass Merger Corp. common stock that will be issued in exchange for the shares of Serena common stock contributed by Messrs. Woodward and Pender to Spyglass Merger Corp. will be equal to the aggregate value of the shares of Serena common stock they contribute to Spyglass Merger Corp. divided by $5.00, which is the price per share being paid by the Silver Lake investors for shares of common stock of Spyglass Merger Corp. in connection with the financing of the merger. With respect to any such options to acquire Serena common stock that are amended prior to completion of the merger, the exercise price and the number of shares of Serena common stock that may be acquired with such options will be adjusted such that the aggregate “spread value” of such option after completion of the merger is the same as its aggregate “spread value” prior to the merger. For these purposes, the “spread value” of an option to acquire one share of our common stock prior to the merger is the amount, if any, by which $24.00 exceeds the current exercise price of the option and after completion of the merger is the difference between $5.00, which is the price being paid by the Silver Lake investors for shares of common stock of Spyglass Merger Corp. in connection with the financing of the merger, and $1.25, which will be the new exercise price of such options. Each of Messrs. Woodward and Pender will make a determination prior to the completion of the merger regarding the allocation of this equity investment between their existing shares of Serena common stock and options to acquire Serena common stock.

•	Upon the closing of the merger, any of the executive’s shares of Serena common stock or options to purchase Serena common stock that are not part of the initial equity investment, described above, will receive the same treatment as the shares and stock options held by unaffiliated stockholders.

•	The executive also will be permitted to purchase additional shares of common stock of Serena, as the surviving corporation of the merger, for the same price per share as paid by the Silver Lake investors for shares of common stock of Spyglass Merger Corp. in connection with the equity financing for the merger provided by them.

•	As soon as practicable following the closing of the merger, the board of directors of the surviving corporation will grant new options to acquire the common stock of Serena, as the surviving corporation of the merger, under a new stock incentive plan, which we refer to as the “initial options.” The size of the initial option grants will be determined by the board of directors of the surviving corporation. However, in the aggregate no more than 10% of the outstanding common stock of the surviving corporation on a fully diluted basis as of the closing of the merger will be issued to Messrs. Woodward and Pender and the other executive officers and employees of the surviving corporation as initial options. The exercise price of the initial options will be equal to the price paid per share of Spyglass Merger Corp. common stock by the Silver Lake investors in connection with the equity financing for the merger provided by them. The other material terms and conditions will be as agreed to and as set forth in the new stock incentive plan documents.

•	The initial options granted under the new stock incentive plan will vest according to either a schedule based on years of continuous service, which options we refer to as the “service period options,” or on the achievement by the surviving company of certain performance targets, which options we refer to as the “performance options,” in each case as set forth in the management agreements. Of the initial options granted to the executive, 70% will be performance options and 30% will be service period options.

•	Any shares reserved for issuance under the new stock incentive plan, which total reserve will be up to 12% of the outstanding common stock of the surviving corporation on a fully diluted basis as of the closing of the merger, that are not designated as initial options may be granted as future awards to executives and/or other employees of the surviving corporation at the discretion of its board of directors. Such future awards will vest pursuant to terms and conditions established by the board of directors of the surviving corporation at the time of grant.

•	In addition to the vesting set forth above, options vest and become exercisable on the occurrence of a “change in control” of the ownership of the surviving corporation, as such term is set forth in the management agreements, which includes a sale to a person or group unrelated to the Silver Lake investors. All service period options will vest and become exercisable immediately prior to such a change in control and some of the performance options may vest as a result of such a change in control if Silver Lake investors achieve specified levels of earnings as a result of such a change in control.

•	The duration of the options granted under the new stock incentive plan is 10 years. However, in the case of termination of service of an optionholder for various reasons, the surviving corporation will have call rights on the vested options, the duration of the vested options is shortened and all unvested options will terminate immediately.

•	The common stock and options in the surviving corporation issued to Messrs. Woodward and Pender will be subject to a management stockholders agreement, which will subject such common stock and options to the following:

•	transfer restrictions,

•	a right of first refusal in favor of the surviving corporation,

•	repurchase rights in favor of the surviving corporation and Silver Lake Partners II, L.P. and its affiliates,

•	piggyback registration rights in favor of Messrs. Woodward and Pender,

•	tag-along rights in favor of Messrs. Woodward and Pender with respect to sales by Silver Lake Partners II, L.P. and its affiliates, and

•	drag-along rights in favor of Silver Lake Partners II, L.P. and its affiliates.

Terms of New Employment Agreements

•	Mr. Woodward will serve as the President and Chief Executive Officer of the surviving corporation and Mr. Pender will serve as the Chief Financial Officer and Senior Vice President, Finance and Administration of the surviving corporation.

•	The new employment agreements will take effect upon the closing of the merger and the term of the new employment agreements for each of Messrs. Woodward and Pender will be for an indefinite period. However, each of the executive or the surviving corporation may end the executive’s employment at any time.

•	Mr. Woodward will be paid a base salary of $400,000 per annum, and Mr. Pender will be paid a base salary of $290,000 per annum. The base salaries payable to Messrs. Woodward and Pender are equal to the base salary payable to each of them by Serena prior to the merger, and will be subject to periodic reviews and possible increases. Any adjustments to the base salaries payable to Messrs. Woodward and Pender will be made by the board of directors of the surviving corporation or a committee of that board.

•	Each of Messrs. Woodward and Pender will be provided the opportunity to earn cash performance bonuses equal to up to 100% of base salary based upon the achievement of cumulative quarterly or annual performance targets established by the board of directors of the surviving corporation. The bonus opportunity provided to Messrs. Woodward and Pender is comparable to the bonus opportunity provided by Serena prior to the merger.

•	Each of Messrs. Woodward and Pender will be provided with employee benefits comparable to those provided to him by Serena prior to the merger.

•	Each of Messrs. Woodward and Pender will participate in the stock incentive plan of the surviving corporation as described above. A portion of the options granted under this plan will vest based on the executive’s continuous service with the surviving corporation, while the rest of the options will vest upon the achievement by the surviving corporation of certain performance targets. The plan and the options granted thereunder are more fully described above under “Equity Terms”.

•	Subject to his execution of an effective release of claims in favor of the surviving corporation and certain other parties, and his continued compliance with the restrictive covenants described below, each of Messrs. Woodward and Pender will have the right to receive the following severance payments and benefits in the event that he is involuntarily terminated by the surviving corporation without “cause,” as defined in the agreement, or if he resigns for “good reason,” as defined in the agreement:

•	base salary through the date of termination, any earned but unpaid portion of the annual performance bonus award and any employee benefits to which the executive may be entitled under any employee benefit plans, such amount reduced by any amounts owed to the surviving corporation by the executive;

•	continuation of base salary for a period of 24 months following termination of employment;

•	continued health care coverage for a period of 24 months following termination of employment; and

•	six months of additional vesting credit for a portion of the options granted under the surviving corporation’s stock incentive plan.

•	While the surviving corporation’s common stock is not publicly traded, the executive, the surviving corporation and Silver Lake Partners II, L.P. will use commercially reasonable best efforts to obtain stockholder approval in accordance with the terms of section 280G of the Internal Revenue Code for any payments and benefits contingent upon the occurrence of a change in control. The executive’s employment agreement will also contain a clause cutting back such payments and benefits for the purposes of Section 280G of the Internal Revenue Code in the event that such a cutback would allow the executive to obtain a higher after-tax value from such payments and benefits.

•	In addition to the benefits described immediately above, in the event that Mr. Woodward or Mr. Pender is involuntarily terminated by the surviving corporation without “cause” or if he resigns for “good reason” in the one month period prior to, or the 13 month period following, a change in control of the surviving corporation, then subject to his execution of an effective release of claims in favor of the surviving corporation and certain other parties and his continued compliance with the restrictive covenants described immediately below, he will have the right to a continuation of his target performance bonus for a period of 24 months following termination and the right to receive a pro-rata portion of any target performance bonus that he would have been entitled to receive for the quarter or year, as the case may be, in which such termination of employment occurs.

•	While employed by the surviving corporation and for a period of two years thereafter, except for the confidentiality covenant whose duration will be for an indefinite term, each of Messrs. Woodward and Pender will be subject to compliance with various restrictive covenants, including non-competition, confidentiality and non-solicitation/non-hire, for the benefit of the surviving corporation and certain other parties.

Silver Lake Management Agreement

In connection with the execution and delivery of the contribution and voting agreement, Spyglass Merger Corp. and Silver Lake Management Company, L.L.C., which is an affiliate of the Silver Lake investors, entered into a management agreement dated as of November 11, 2005. This agreement, which we refer to as the “Silver Lake management agreement,” generally provides for the following:

•	In the event that Spyglass Merger Corp. becomes entitled to receive any termination fee pursuant to the merger agreement, it will cause such fee to be paid to Silver Lake Management Company, L.L.C.

•	If the closing of the merger occurs, Spyglass Merger Corp. will pay a cash transaction fee of $10 million to Silver Lake Management Company, L.L.C.

•	Commencing on the closing of the merger and continuing through the term of the Silver Lake management agreement, Spyglass Merger Corp. will pay an annual periodic cash fee of $1 million to Silver Lake Management Company, L.L.C. in exchange for ongoing services.

•	During the term of the agreement, Spyglass Merger Corp. will pay on demand all expenses of Silver Lake Management Company, L.L.C. and its affiliates incurred in connection with the Silver Lake management agreement and the merger agreement and related transactions.

•	Spyglass Merger Corp. will indemnify and hold harmless Silver Lake Management Company, L.L.C. and its affiliates and each of their respective partners, shareholders, members, directors, officers, fiduciaries, managers, controlling persons, employees and agents from any losses generally arising out of (a) the services provided to Serena and its affiliates by Silver Lake Management Company, L.L.C. and (b) the Silver Lake management agreement, the merger agreement and related transactions and any other transaction with respect to which Serena is a party after the closing of the merger. The Silver Lake management agreement also contains provisions that limit the liability of Silver Lake Management Company, L.L.C. and its affiliates with respect to any services provided by them to Serena or any of its affiliates.

The term of the Silver Lake management agreement generally expires on the seven-year anniversary of the closing of the merger. However, subject to the payment of specified fees by Serena, Silver Lake Management Company, L.L.C. may terminate the agreement after an initial public offering of shares of common stock of Serena, after a transaction is completed that is subject to the “drag along” rights described above in the stockholders agreement or after a sale of all or substantially all of the assets of Serena and Serena may terminate the agreement after an initial public offering.

Non-Disclosure Agreement

In connection with the negotiation of the transactions contemplated by the Merger Agreement, we entered into a Non-Disclosure Agreement, dated June 24, 2005, with Silver Lake Management Company L.L.C. Pursuant to the Non-Disclosure Agreement, Silver Lake Management Company L.L.C. agreed, among other things, that it and its representatives will keep non-public information provided by us confidential and that for a period of one year, unless we provide our prior written consent, neither it nor its representatives will acquire any of our securities or the securities of our subsidiaries or influence or control Serena’s management or policies.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected historical data presented below are derived from our consolidated financial statements. The selected consolidated financial data set forth below should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended January 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended October 31, 2005, which are incorporated by reference in this proxy statement.

Historical results are not necessarily indicative of the results to be expected in the future.

	Fiscal Year Ended January 31,					Fiscal 2006 Nine Months Ended October 31, 2005
	2001	2002	2003	2004	2005
						(Unaudited)
Historical Consolidated Statement of Income Data:	(in thousands, except per share data)
Revenue:
Software licenses	$58,037	$49,514	$44,250	$45,469	$85,350	$63,510
Maintenance	37,227	41,812	44,476	51,050	98,558	101,370
Professional services	8,345	7,315	7,049	9,037	24,197	20,755

Total revenue	103,609	98,641	95,775	105,556	208,105	185,635

Cost of revenue:
Software licenses	1,600	931	1,224	668	3,149	2,368
Maintenance	5,610	5,448	5,548	6,378	11,420	10,014
Professional services	6,938	6,576	6,519	8,730	21,466	19,141
Amortization of acquired technology	2,253	4,324	4,324	6,513	14,051	12,768
Stock-based compensation	—	—	—	—	44	29

Total cost of revenue	16,401	17,279	17,615	22,289	50,130	44,320

Gross profit	87,208	81,362	78,160	83,267	157,975	141,315

Operating expenses:
Sales and marketing	27,154	29,357	26,361	29,158	64,343	53,160
Research and development	10,101	13,308	11,779	14,025	31,043	26,115
General and administrative	8,511	6,618	7,311	7,342	18,587	13,706
Stock-based compensation	223	135	23	—	686	1,154
Amortization of intangible assets, including goodwill through fiscal 2002	2,893	4,012	162	2,032	9,608	7,956
Acquired in-process research and development	2,972	—	—	—	10,400	—
Restructuring, acquisition and other charges	—	2,529	—	—	2,351	—

Total operating expenses	51,854	55,959	45,636	52,557	137,018	102,091

Operating income	35,354	25,403	32,524	30,710	20,957	39,224
Interest income	7,475	5,968	4,726	3,399	3,868	4,198
Interest expense	—	—	—	(413)	(3,300)	(2,475)
Amortization of debt issuance costs	—	—	—	(42)	(1,466)	(1,005)

Income before income taxes	42,829	31,371	37,250	33,654	20,059	39,942
Income taxes	18,575	12,862	14,096	12,303	10,573	12,776

Net income	$24,254	$18,509	$23,154	$21,351	$9,486	$27,166

Net income per share:
Basic	$0.63	$0.46	$0.57	$0.54	$0.23	$0.68

Diluted (2004 restated) (*)	$0.60	$0.46	$0.57	$0.52	$0.23	$0.56

Weighted average shares used in per share calculations:
Basic	38,522	39,768	40,367	39,707	42,074	41,348

Diluted (2004 restated) (*)	40,729	40,760	40,854	41,637	52,713	52,079

Net income	$24,254	$18,509	$23,154	$21,351	$9,486	$27,166
Plus: Income impact of assumed conversions Tax effected interest, including amortization of debt issuance costs, on 1.5% convertible debentures	—	—	—	272	2,852	2,093

Adjusted net income for diluted net income per share calculation (*)	$24,254	$18,509	$23,154	$21,623	$12,338	$29,259

	As of January 31,					As of October 31, 2005
	2001	2002	2003	2004	2005
						(Unaudited)
	(in thousands, except per share data)
Historical Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$112,658	$132,594	$143,074	$296,495	$150,108	$155,826
Working capital	105,010	117,378	124,151	278,178	90,877	93,074
Total current assets	142,867	153,377	166,881	323,395	211,627	213,841
Total long-term assets	60,951	77,693	97,642	150,266	483,492	461,796
Total assets	203,818	231,070	264,523	473,661	695,119	675,637
Total current liabilities	37,856	35,999	42,730	45,217	120,750	120,767
Convertible subordinated debentures	—	—	—	220,000	220,000	220,000
Total other long-term liabilities	8,817	10,295	8,831	13,166	56,753	47,698
Total long-term liabilities	8,817	10,295	8,831	233,166	276,753	267,698
Total stockholders’ equity	157,145	184,776	212,962	195,278	297,616	287,172
Common shares outstanding	39,689	40,274	40,646	38,278	42,266	41,199
Net book value per common share outstanding					$7.04	$6.97

(*)	Diluted net income per share and diluted weighted average shares used in the earnings per share calculations for fiscal 2004 and 2005 include the effect of common stock issuable upon the conversion of our 1.5% Convertible Subordinated Notes due 2023. The fiscal 2004 diluted net income per share and diluted weighted average shares used in the earnings per share calculations have been restated to reflect the adoption of EITF Issue No. 04-8. “The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share.” See Note 6(c) to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 31, 2005 for the basic and diluted net income per share computations for these periods. Also, see Note 5 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 31, 2005 for more information on our 1.5% Convertible Subordinated Notes due 2023.

Certain reclassifications have been made to the consolidated statement of income data for the years ended January 31, 2001, 2002, 2003 and 2004 to conform to the presentation adopted for the year ended January 31, 2005. These reclassifications had an immaterial impact on the prior reported balances and no impact on total revenues, income from operations, or net income.

RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal Year Ended January 31,										Fiscal 2006 Nine Months Ended October 31, 2005
	2001		2002		2003		2004		2005
	(Unaudited)
	(in thousands, except for ratios)
Income before income taxes	$42,829		$31,371		$37,250		$33,654		$20,059		$39,942
Interest	—		—		—		413		3,300		2,475
Amortization of debt issuance costs	—		—		—		42		1,466		1,005
Portion of rental expense deemed to be interest	388		545		487		536		1,455		1,307

Income available for fixed charges	$43,217		$31,916		$37,737		$34,645		$26,280		$44,729

Fixed charges:
Interest	$—		$—		$—		$413		$3,300		$2,475
Amortization of debt issuance costs	—		—		—		42		1,466		1,005
Portion of rental expense deemed to be interest	388		545		487		536		1,455		1,307

Total fixed charges	$388		$545		$487		$991		$6,221		$4,787

Ratio of earnings to fixed charges	111.4	x	58.6	x	77.4	x	35.0	x	4.2	x	9.3	x

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of (1) interest expenses, (2) amortization of debt issuance costs, and (3) that portion of rental expenses we estimate to be representative of interest.

MARKET PRICES OF THE COMPANY’S COMMON STOCK

Our common stock is traded on The NASDAQ National Market under the symbol “SRNA.” The following table sets forth the intraday high and low sales prices per share of our common stock on The NASDAQ National Market for the periods indicated.

	High	Low
Fiscal Year Ended January 31, 2006:
Fourth Quarter	$24.26	$21.65
Third Quarter	22.20	17.67
Second Quarter	20.90	17.22
First Quarter	24.42	18.88
Fiscal Year Ended January 31, 2005:
Fourth Quarter	22.56	17.38
Third Quarter	18.45	14.20
Second Quarter	21.64	14.50
First Quarter	23.14	17.77
Fiscal Year Ended January 31, 2004:
Fourth Quarter	23.70	16.50
Third Quarter	20.49	14.65
Second Quarter	22.53	15.70
First Quarter	17.11	12.88

The closing sale price of our common stock on The NASDAQ National Market on November 10, 2005, the last trading day before we announced that we had entered into the merger agreement, was $23.65 per share. On February 1, 2006, the last trading day before the date of this proxy statement, the closing price for our common stock on The NASDAQ National Market was $23.64 per share. You are encouraged to obtain current market quotations for Serena common stock in connection with voting your shares.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

TRANSACTIONS IN THE COMPANY’S STOCK

During the past three years, we have not made an underwritten public offering of our common stock for cash which would be required to be registered under the Securities Act of 1933 or exempt from registration under Regulation A.

On November 30, 2005, the following executive officers of Serena purchased shares of our common stock pursuant to elections previously made under the terms of our employee stock purchase plan: Matthew DiMaria, our Vice President, Marketing, who purchased 494 shares at $16.635 per share; Vita Strimaitis, our Senior Vice President, General Counsel and Assistant Secretary, who purchased 176 shares at $16.635 per share; and Carl Theobald, our Senior Vice President, Research and Development, who purchased 154 shares at $16.635 per share. On December 8, 2005, Douglas D. Troxel transferred 200,000 shares of our common stock as a bona fide gift. Except for these transactions, there have not been any transactions in our common stock in the last 60 days by any of the following:

•	us or any of our majority owned subsidiaries,

•	any of our directors or executive officers,

•	any person known by us to be the beneficial owner of more than five percent of our outstanding shares of common stock,

•	by Spyglass Merger Corp. or any of its director or executive officers, or

•	by Silver Lake Partners II, L.P., Silver Lake Technology Associates II, L.L.C. or any of the managing members of Silver Lake Technology Associates II, L.L.C.

Except for repurchases of our common stock by us as set forth below, neither we, Spyglass Merger Corp., Silver Lake Partners II, L.P., Silver Lake Technology Associates II, L.L.C., Douglas D. Troxel, Mark E. Woodward nor Robert I. Pender, Jr. has purchased any shares of our common stock during the last two years. On May 31, 2005, the following executive officers of Serena purchased shares of our common stock pursuant to elections previously made under the terms of our employee stock purchase plan: Mark E. Woodward, our President and Chief Executive Officer, who purchased 1,178 shares at $16.635 per share; and Robert I. Pender, Jr., our Chief Financial Officer and Senior Vice President, Finance and Administration, who purchased 1,178 shares at $16.635 per share. On November 30, 2004, Robert I. Pender, Jr. purchased 276 shares at $17.723 per share. On May 31, 2004, Mark E. Woodward purchased 1,765 shares at $12.036 per share and Robert I. Pender, Jr. purchased 1,352 shares at $12.036 per share.

Quarterly Period	Number of Shares Purchased	Range of Prices Paid	Average Price Paid
Fiscal Year Ending January 31, 2006:
2nd Quarter	722,500	$18.9220 to $20.0980	$19.5779
1st Quarter	1,465,000	$23.2149 to $23.6426	$23.4748
Fiscal Year Ended January 31, 2005
4th Quarter	580,000	$20.7190 to $21.9400	$21.5207
3rd Quarter	1,608,000	$15.5813 to $17.8687	$16.3708
2nd Quarter	351,413[1]	$18.6200 to $19.0468	$18.8718
Fiscal Year Ended January 31, 2004
4th Quarter	1,000,000	$ 16.750	$16.750

(1)	Includes the repurchase of 128,913 shares held for the benefit of Merant employees in an Employee Benefit Trust.

BENEFICIAL OWNERSHIP OF THE COMPANY’S STOCK

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 1, 2006 by each of the following:

•	each person or entity who is known by us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

As a result of the voting and transfer restrictions set forth in the contribution and voting agreement, which is described in “Other Agreements—Contribution and Voting Agreement” and attached as Annex D to this proxy statement, Spyglass Merger Corp. and Silver Lake Partners II, L.P. and Silver Lake Technology Associates II, L.L.C. may be deemed to beneficially own each of the shares indicated as beneficially owned by Douglas D. Troxel in the following table. Silver Lake Partners II, L.P. and Silver Lake Technology Associates II, L.L.C. are not entitled to any rights as a stockholder of Serena, other than the voting rights Silver Lake Partners II, L.P. may have pursuant to the contribution and voting agreement with respect to shares beneficially owned by Douglas D. Troxel, and Spyglass Merger Corp. and its officers, director and stockholder and Silver Lake Partners II, L.P. and Silver Lake Technology Associates II, L.L.C. disclaim beneficial ownership of the shares of common stock which are beneficially owned by Douglas D. Troxel.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In computing the number of shares beneficially owned by a person and the percent of ownership of that person, shares of common stock subject to options or warrants held by that person which are currently exercisable or will become exercisable within 60 days after February 1, 2006, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percent ownership of any other person.

	Shares Beneficially Owned (1)
Name and Address of Beneficial Owner (2)	Number	Percent
Douglas D. Troxel (3)	11,707,725	28.29%
Mark E. Woodward (4)	1,023,275	2.47
Robert I. Pender, Jr. (5)	637,071	1.54
L. Evan Ellis, Jr. (6)	550,586	1.33
Vita A. Strimaitis (7)	146,467	*
J. Hallam Dawson (8)	83,500	*
Gregory J. Owens (9)	82,500	*
Carl Theobald (10)	73,255	*
David G. DeWalt (11)	57,343	*
Carl Bass (12)	35,312	*
Matthew DiMaria (13)	27,083	*
All directors and executive officers as a group (11 persons)	14,424,117	34.86%

*	Less than 1%.

(1)	Percentage ownership is based on 41,379,819 shares of common stock outstanding as of February 1, 2006, including restricted stock and stock purchased pursuant to our Employee Stock Purchase Plan.

(2)	Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

(3)	Includes 9,978,125 shares of common stock held by Mr. Troxel as trustee of the Troxel Living Trust; 974,600 shares of common stock held by Mr. Troxel as a general partner for Troxel Investments, L.P.; 125,000 shares of common stock held by Mr. Troxel as Manager for Troxel Investments, LLC; and 630,000 shares, which are held by Mr. Troxel as trustee of the Change Happens Foundation. Mr. Troxel has joint power to vote and dispose of the Change Happens Foundation shares. Mr. Troxel is our founder, Chief Technology Officer and Chairman of our board of directors.

(4)	Includes 315,000 shares of restricted stock that are subject to a right of repurchase in favor of Serena, and 707,097 shares subject to stock options held by Mr. Woodward that are exercisable within 60 days of February 1, 2006. Mr. Woodward is a director and our President and Chief Executive Officer.

(5)	Includes 160,000 shares of restricted stock that are subject to a right of repurchase in favor of Serena and 477,071 shares subject to stock options held by Mr. Pender that are exercisable within 60 days of February 1, 2006. Mr. Pender is a director and our Senior Vice President, Finance and Administration, and Chief Financial Officer.

(6)	Includes 547,706 shares subject to stock options held by Mr. Ellis that are exercisable within 60 days of February 1, 2006. Mr. Ellis is our Senior Vice President, Chief Operating Officer.

(7)	Includes 142,085 shares subject to stock options held by Ms. Strimaitis that are exercisable within 60 days of February 1, 2006. Ms. Strimaitis is our Senior Vice President, General Counsel and Secretary.

(8)	Includes 82,500 shares subject to stock options held by Mr. Dawson that are exercisable within 60 days of February 1, 2006. Mr. Dawson is a member of our board of directors.

(9)	Includes 82,500 shares subject to stock options held by Mr. Owens that are exercisable within 60 days of February 1, 2006. Mr. Owens is a member of our board of directors.

(10)	Includes 71,978 shares subject to stock options held by Mr. Theobald that are exercisable within 60 days of February 1, 2006. Mr. Theobald is our Senior Vice President, Research and Development.

(11)	Includes 57,343 shares subject to stock options held by Mr. DeWalt that are exercisable within 60 days of February 1, 2006. Mr. DeWalt is a member of our board of directors.

(12)	Includes 35,312 shares subject to stock options held by Mr. Bass that are exercisable within 60 days of February 1, 2006. Mr. Bass is a member of Serena’s board of directors.

(13)	Includes 27,083 shares subject to stock options held by Mr. DiMaria that are exercisable within 60 days of February 1, 2006. Mr. DiMaria is our Vice President of Marketing.

RELATED PARTY TRANSACTIONS

Other than as set forth in this proxy statement or set forth below, during the past two years, none of Serena, Spyglass Merger Corp., Douglas D. Troxel, Mark E. Woodward, Robert I. Pender, Jr., or Silver Lake Partners II, L.P. or their respective executive officers, directors, members or controlling persons have been involved in a transaction (i) with Serena or any of its affiliates that are not natural persons where the aggregate value of the transaction exceeded more than 1% of Serena’s consolidated revenues during the fiscal year when the transaction occurred, or during the past portion of the current fiscal year if the transaction occurred in the current fiscal year, or (ii) with any executive officer, director or affiliate of Serena that is a natural person where the aggregate value of the transaction or series of transactions exceeded $60,000.

Restricted Stock Purchase Agreements

In completion of a long term incentive grant first contemplated by the compensation committee of our board of directors in February 2005, we entered into a restricted stock purchase agreement on June 16, 2005, with our chief executive officer, Mark E. Woodward. The restricted stock purchase agreement provides that 315,000 shares of our common stock be granted to Mr. Woodward. The shares granted under the restricted stock purchase agreement are initially unvested and subject to a vesting schedule under which 60% of the unvested shares become vested on the third anniversary of the date of grant, and the remaining 40% of shares vest on the fifth anniversary of the date of grant. If a merger or sale of assets of Serena occurs prior to the third anniversary of the date of grant, then 60% of the shares granted vest immediately and the remaining 40% of shares vest on the fifth anniversary of the date of grant, provided Mr. Woodward is an employee of Serena on such date. If a merger or sale of assets involving us occurs after the third anniversary of the date of grant, then the remaining 40% of unvested shares vest immediately upon the occurrence of such merger or sale of assets. If the merger is completed, 189,000 shares of restricted stock of Serena owned by Mr. Woodward will vest pursuant to the terms of the restricted stock purchase agreement.

In completion of a long term incentive grant first contemplated by the compensation committee of our board of directors in February 2005, we entered into a restricted stock purchase agreement on June 16, 2005 with our chief financial officer, Robert I. Pender, Jr. The restricted stock purchase agreement provides that 160,000 shares of our common stock be granted to Mr. Pender. The shares granted under the restricted stock purchase agreement are initially unvested and subject to a vesting schedule under which 60% of the unvested shares become vested on the third anniversary of the date of grant, and the remaining 40% of shares vest on the fifth anniversary of the date of grant. If a merger or sale of assets involving us occurs prior to the third anniversary of the date of grant, then 60% of the shares granted vest immediately and the remaining 40% of shares vest on the fifth anniversary of the date of grant, provided Mr. Pender is an employee of Serena on such date. If a merger or sale of assets of Serena occurs after the third anniversary of the date of grant, then the remaining 40% of unvested shares vest immediately upon the occurrence of such merger or sale of assets. If the merger is completed, 96,000 shares of restricted stock of Serena owned by Mr. Pender will vest pursuant to the terms of the restricted stock purchase agreement.

Management Retention Agreements

On April 24, 2003, we entered into a management retention agreement with Mr. Woodward. The management retention agreement provides for the continuation of certain company benefits should Mr. Woodward’s employment with us be terminated without cause (and other than as a result of death or disability), including termination in connection with a change in control. Upon a termination without cause and not in connection with a change in control, such company benefits would include salary continuation and 100% of company-paid health, dental and vision insurance coverage for a period of six months following Mr. Woodward’s termination of employment, and accelerated vesting of his equity awards in that number of shares that would otherwise have been vested on the six-month anniversary of the date of his termination. In connection with or within twelve months of a change of control, the management retention agreement provides for the continuation of certain company benefits should Mr. Woodward’s employment with us be terminated for reasons other than cause, his death or disability, or by him pursuant to a voluntary termination for good reason. Such company benefits would include salary continuation and 100% of company-paid health, dental and vision insurance coverage for a period of twelve months following Mr. Woodward’s termination of employment, and a cash bonus equal to the annual target bonus for the fiscal year in which his employment is terminated prorated for the time in which he served as an employee during that fiscal year plus the twelve month change in control severance period.

On April 24, 2003, we entered into a management retention agreement with Mr. Pender. The management retention agreement calls for the continuation of certain company benefits should Mr. Pender’s employment with us be terminated without cause (and other than as a result of his death or disability), including termination in connection with a change in control. Upon a termination without cause and not in connection with a change in control, such company benefits would include salary continuation and 100% of company-paid health, dental and vision insurance coverage for a period of six months following Mr. Pender’s termination of employment, and accelerated vesting of his equity awards in that number of shares that would otherwise have been vested on the six-month anniversary of the date of his termination. In connection with or within twelve months of a change of control, the management retention agreement provides for the continuation of certain company benefits should Mr. Pender’s employment with us be terminated for reasons other than cause, his death or disability, or by him pursuant to a voluntary termination for good reason. Such company benefits would include salary continuation and 100% of company-paid health, dental and vision insurance coverage for a period of twelve months following Mr. Pender’s termination of employment, and a cash bonus equal to the annual target bonus for the fiscal year in which his employment is terminated prorated for the time in which he served as an employee during that fiscal year plus the twelve month change in control severance period.

The management retention agreements entered into by us with Mr. Woodward and Mr. Pender will be superseded by the employment agreements to be entered into by Mr. Woodward and Mr. Pender pursuant to the management agreements.

Interest in Acquired Company

In March 2005, Serena acquired a small privately held company, which developed application management software technology, in a cash merger transaction. Mr. Pender owned some common stock in, and held a promissory note from, this technology company. Mr. Pender’s equity interest in this technology company represented less than 1% of its outstanding equity. As a result of the transaction, Mr. Pender received an aggregate of approximately $80,000, which represented payment of principal, interest and premium on his promissory note from the company and consideration for his shares of common stock in the company. In accordance with Serena’s code of conduct, Serena’s board of directors reviewed and approved the transaction in advance after disclosure of Mr. Pender’s interest in the company.

APPRAISAL RIGHTS

Under the General Corporation Law of the State of Delaware, or “DGCL,” you have the right to demand an appraisal of your shares in connection with the merger and to receive payment in cash for the fair value of your common stock of Serena as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Serena will require strict compliance with the statutory procedures in connection with the merger.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and should be read in conjunction with Section 262 of the DGCL, the full text of which appears in Annex F to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to you of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex F since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to Serena a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Serena common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Serena common stock.

All demands for appraisal should be addressed to Serena Software, Inc., 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2538, Attention: Chief Financial Officer, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Serena common stock. The demand must reasonably inform Serena of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Serena common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Serena. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Serena common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Serena stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Serena common stock. Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file, and has no intention to file, such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Serena common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time. In addition, no appraisal proceeding may be dismissed as to any stockholder without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems just.

In view of the complexity of Section 262, if you wish to pursue appraisal rights with respect to the merger, then you should consult your legal advisor.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

Serena may ask its stockholders to vote on a proposal to adjourn the special meeting, if necessary, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2006 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934 must be received by us no later than February 3, 2006 to be considered for inclusion. If a stockholder intends to submit a proposal or nomination for director for our 2006 Annual Meeting of Stockholders that is not to be included in our Proxy Statement and form of Proxy relating to that meeting, the stockholder must give us notice in accordance with the requirements set forth in our bylaws no later than March 24, 2006. Our bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to:

Serena Software, Inc.

2755 Campus Drive, 3rd floor

San Mateo, CA 94403-2538

Attention: Investor Relations Department

(650) 522-6501

OTHER MATTERS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In connection with this proxy solicitation, a number of brokers with customers who are our stockholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to Serena Software, Inc., 2755 Campus Drive, 3rd floor, San Mateo, CA 94403-2538, Attention: Investor Relations Department.

Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the stockholder is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the stockholder’s name, our Investor Relations Department at the address or telephone number provided above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file special, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information that we file with the Securities and Exchange Commission at the following location of the Securities and Exchange Commission:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the Securities and Exchange Commission at www.sec.gov.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Serena files later with the Securities and Exchange Commission may update and supersede the information in this proxy statement. Serena incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting and will amend the proxy statement and the Transaction Statement on Schedule 13E-3 upon the filing of such documents to the extent necessary to comply with Serena’s disclosure obligations under applicable law. Serena also incorporates by reference into this proxy statement the following documents filed by it with the Securities and Exchange Commission under the Securities Exchange Act of 1934:

•	Our Annual Report on Form 10-K for our fiscal year ended January 31, 2005, as filed on April 8, 2005.

•	Our Quarterly Reports on Form 10-Q for the quarterly period ended April 30, 2005, as filed on June 9, 2005, for the quarterly period ended July 31, 2005, as filed on September 9, 2005, and for the quarterly period ended October 31, 2005, as filed on December 9, 2005.

•	Our Current Reports on Forms 8-K filed on November 14, 2005 as amended on November 21, 2005; August 5, 2005; August 18, 2005, as amended on August 22, 2005; June 22, 2005; May 24, 2005; and February 24, 2005.

However, we are not incorporating any information furnished under Item 2.02 and Item 9.01 of our current reports on Form 8-K filed with the Securities and Exchange Commission.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Serena Software, Inc., 2755 Campus Drive, 3rd Floor, San Mateo, California 94403-2538, Attention: Investor Relations Department. If you would like to request documents, please do so by February 22, 2006 in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated February 2, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

By Order of the Board of Directors,

Vita A. Strimaitis

Senior Vice President,

General Counsel and Secretary

February 2, 2006

ANNEX A

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and between

SPYGLASS MERGER CORP.

and

SERENA SOFTWARE, INC.

Dated as of November 11, 2005

i

EXHIBIT A	FORM OF VOTING AGREEMENT
EXHIBIT B	FORM OF SPONSOR GUARANTEE
EXHIBIT C	FORM OF CERTIFICATE OF INCORPORATION

ii

TABLE OF DEFINED TERMS

Page
Acquisition Proposal	41
Actions	23
Affiliate	10
Agreement	1
Alternative Acquisition Agreement	39
Antitrust Laws	44
Antitrust Order	44
Business Day	2
Buyer	1
Buyer Disclosure Schedule	29
Buyer Material Adverse Effect	29
Buyer Welfare Benefit Plans	47
Certificate	3
Certificate of Merger	2
Change in the Company Recommendation	40
Closing	2
Closing Date	2
Commitment Letters	31
Company	1
Company Balance Sheet	14
Company Board	1
Company Charter Documents	9
Company Common Stock	3
Company Disclosure Schedule	7
Company Employees	25
Company Material Adverse Effect	8
Company Material Contract	22
Company Meeting	14
Company Permits	27
Company Plans	25
Company Preferred Stock	9
Company Recommendation	42
Company SEC Reports	14
Company Stock Options	6
Company Stock Plans	6
Company Stockholder Approval	12
Company Voting Proposal	12
Confidentiality Agreement	36
Contribution Agreement	1
Controlled Group	26
Convertible Notes	9
Costs	45
Debt Commitment Letter	31
DGCL	1
Dissenting Shares	7
Effective Time	2
Employee	46
Environmental Law	24
ERISA	25

Page
Exchange Act	13
Exchange Fund	4
Filed Company SEC Reports	16
Foreign Benefit Plans	27
GAAP	14
Governmental Entity	13
Hazardous Substance	25
HSR Act	13
In-Bound License Agreement	20
Indebtedness	10
Indemnified Parties	45
Insurance Cap	45
Intellectual Property	19
Leased Real Property	18
Leases	18
Liens	13
Material In-Bound Licenses	20
Material IP Licenses	20
Material Out-Bound Licenses	20
Merger	1
Merger Consideration	3
Notes Indenture	38
Open Source License	21
Option Consideration	6
Outside Date	51
Paying Agent	4
PBGC	26
Pre-Closing Period	33
Proxy Statement	15
Purchase Plans	6
Representatives	38
Required Company Stockholder Vote	14
Rollover Investor	1
Sarbanes Act	15
Schedule 13E-3	13
SEC	13
Securities Act	10
Senior Lenders	31
SLP	31
Source Code Agreement	20
Special Committee	1
Stock Plan Termination Date	6
Subsidiary	11
Subsidiary Charter Documents	12
Superior Proposal	41
Surviving Corporation	2
Tax Returns	17
Taxes	16
Termination Fee	52
Voting Debt	14

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 11, 2005, by and between Spyglass Merger Corp., a Delaware corporation (the “Buyer”), and Serena Software, Inc., a Delaware corporation (the “Company”).

WHEREAS, a special committee of the Board of Directors of the Company (the “Special Committee”) has (i) determined that the Merger (as defined herein) on the terms and subject to the conditions set forth in this Agreement is advisable and in the best interest of the Company’s stockholders, and (ii) approved this Agreement and recommended approval of this Agreement by the Board of Directors of the Company;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger on the terms and subject to the conditions set forth in this Agreement is advisable and is in the best interest of the Company’s stockholders, and (ii) approved this Agreement and recommended approval and adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of the Buyer has (i) determined that the Merger on the terms and subject to the conditions set forth in this Agreement is advisable and in the best interest of its stockholders, and (ii) approved this Agreement;

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Buyer with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company shall become wholly owned by the stockholders of Buyer;

WHEREAS, simultaneously with the execution of this Agreement, Douglas D. Troxel and one of his affiliates (collectively, the “Rollover Investor”) has entered into a contribution and voting agreement with the Buyer (the “Contribution Agreement”), which is in the form attached hereto as Exhibit A, pursuant to which, among other things, the Rollover Investor has agreed to exchange certain shares of his Company Common Stock for shares of common stock of the Buyer and to vote his shares of Company Common Stock in favor of approving and adopting this Agreement and the Merger; and

WHEREAS, simultaneously with the execution of this Agreement, Silver Lake Partners II, L.P. has delivered a letter agreement to the Company, which is in the form attached hereto as Exhibit B, pursuant to which, and subject to the terms and conditions thereof, Silver Lake Partners II, L.P. has guaranteed certain obligations of Buyer hereunder.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, at or prior to the Closing, the Buyer and the Company shall jointly prepare and cause to be filed with the Secretary of State of Delaware a certificate of merger to effect the Merger upon the terms hereof (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Simpson Thacher & Bartlett LLP, 3330 Hillview Avenue, Palo Alto, California 94304, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York or San Francisco, California are permitted or required by law, executive order or governmental decree to remain closed.

1.3 Effects of the Merger. At the Effective Time, the Buyer shall be merged with and into the Company, at which time the separate corporate existence of the Buyer shall cease and the Company shall continue its existence as the surviving corporation. In its capacity as the corporation surviving the Merger, the Company is sometimes referred to herein as the “Surviving Corporation.” From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Certificate of Incorporation. The Certificate of Merger shall provide that, at the Effective Time, the certificate of incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended in its entirety as of the Effective Time to read as set forth in an exhibit to the Certificate of Merger, which exhibit shall read as set forth on Exhibit C hereto until thereafter amended in accordance with the provisions thereof and as provided by applicable law.

1.5 By-laws. At the Effective Time, the by-laws of the Buyer, as in effect immediately prior to the Effective Time, shall become the by-laws of the Surviving Corporation until thereafter amended as provided by applicable law, the certificate of incorporation of the Surviving Corporation and such by-laws.

1.6 Directors and Officers of the Surviving Corporation.

(a) The directors of the Buyer immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Buyer:

(a) Capital Stock of the Buyer. (i) Each share of the common stock, par value $0.01 per share, of the Buyer issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation and (ii) each share of Series A Preferred Stock, par value $0.01 per share, of the Buyer issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Series A Preferred Stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock. Except as provided below in Section 2.1(c), all shares of common stock, $0.001 par value per share, of the Company (“Company

Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Buyer or any wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment shall be made or consideration delivered in respect thereof.

(c) Merger Consideration for Company Common Stock. Each share of Company Common Stock (other than (i) shares to be cancelled in accordance with Section 2.1(b), (ii) shares of Company Common Stock owned by any wholly-owned Subsidiary of the Company (which, for the avoidance of doubt, does not include the EBT’s), which shall remain outstanding, and (iii) Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted as of the Effective Time into the right to receive $24.00 in cash per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate which as of immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such Certificate in accordance with Section 2.2.

(d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2 Exchange of Certificates. The procedures for exchanging Certificates for the Merger Consideration pursuant to the Merger are as follows:

(a) Paying Agent. On or prior to the Effective Time of the Merger, the Buyer shall enter into an agreement, in form and substance reasonably acceptable to the Company (the “Paying Agent Agreement”), with a nationally recognized bank or trust company mutually acceptable to the Buyer and the Company (the “Paying Agent”), which shall provide that at the Effective Time, the Surviving Corporation shall deposit, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 2.1(b)), for payment through the Paying Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the aggregate Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock other than the shares of Company Common Stock to be cancelled pursuant to Section 2.1(b) (the “Exchange Fund”). The Paying Agent shall invest such cash as directed by the Surviving Corporation on a daily basis and in accordance with the Paying Agent Agreement (“Permitted Investments”). Any interest and other income resulting from such investments shall be paid to the Surviving Corporation and any risk of loss in connection with such investments shall be borne by the Surviving Corporation. All costs and expenses related to the Paying Agent, the Paying Agent Agreement and Permitted Investments shall be the responsibility of the Surviving Corporation.

(b) Payment Procedures. As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of a Certificate (i) a letter of transmittal, which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Paying Agent and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to Section 2.1(c), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall, subject to Section 2.4, be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Section 2.2.

(c) No Further Ownership Rights in Company Common Stock; Stock Transfer Books. All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented thereby and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights as holders of Company Common Stock with respect to such shares, except as otherwise provided in this Agreement or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall look only to the Surviving Corporation (subject to abandoned property, escheat and similar laws) for, and the Surviving Corporation shall remain liable for, payment of its claim for Merger Consideration without interest.

(e) No Liability. To the extent permitted by applicable law, none of the Buyer, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amount of Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund deposited with the Paying Agent to pay for shares of Company Common Stock that become Dissenting Shares shall be delivered to the Surviving Corporation upon demand; provided, however, that the Surviving Corporation shall remain liable for payment of the Merger Consideration for such shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such stockholder’s rights to appraisal of such shares under Section 262 of the DGCL.

(f) Withholding Rights. Each of the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options, as the case may be, such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Tax law. To the extent that amounts are so withheld by the Paying Agent or the Surviving Corporation, such withheld amounts (i) shall be remitted by the Paying Agent or the Surviving Corporation to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options, as the case may be, in respect of which such deduction and withholding was made by the Paying Agent or the Surviving Corporation, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3 Company Stock Options and Restricted Stock.

(a) The Company shall take such action as shall be required to cause the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company or any of its Subsidiaries (the “Company Stock Plans”) to be accelerated in full effective immediately prior to the Effective Time.

(b) Subject to Section 2.3(d) and Schedule 2.3(b), the Company shall use reasonable efforts to effectuate the cancellation, as of the Effective Time, of all Company Stock Options outstanding immediately prior to the Effective Time so that such Company Stock Options no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other person.

(c) Each holder of a Company Stock Option, subject to Section 2.3(d), outstanding as of immediately prior to the Effective Time shall receive from the Surviving Corporation, in respect and in consideration of each Company Stock Option cancelled pursuant to 2.3(b), on the first Business Day following the Effective Time, an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”).

(d) Notwithstanding anything in this Agreement to the contrary, the Company shall cooperate with the Buyer to allow certain Company Stock Options designated by the Buyer with the agreement of the holders of such Company Stock Options prior to the mailing of the Proxy Statement to remain outstanding after the Effective Time.

(e) Prior to the Effective Time, the Company shall take all necessary action under all stock purchase plans in place at the Company or any of its Subsidiaries relating to Company Common Stock (including, without limitation, the 1999 Employee Stock Purchase Plan) (collectively, “Purchase Plans”) to provide that (i) all participants’ rights under all current offering periods shall terminate on November 30, 2005, and on such date all accumulated payroll deductions allocated to each participant’s account under the Purchase Plans shall thereupon be used to purchase from the Company whole shares of the Company’s Common Stock at a price determined under the terms of the Purchase Plans for the offering period using the stock plan Termination Date as the final purchase date and (ii) as of the close of business on the Business Day immediately prior to the Effective Time, or if more administratively advisable at the option of the Company, the last payroll date immediately prior to the Effective Time, (the “Stock Plan Termination Date”) the Purchase Plans will terminate. At the Effective Time, any Company Common Stock acquired under the Purchase Plans will be treated as provided in Section 2.1. The Company shall take all necessary action so that as of the date hereof no new offering is made under the Purchase Plans.

(f) The Company shall take such action within its control as shall be required to permit the restricted shares of Company Common Stock held by the Chief Executive Officer and the Chief Financial Officer as of the date hereof of the Company to be exchanged (subject to the agreement of the holder thereof) for shares of common stock of the Buyer immediately prior to the Effective Time.

2.4 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has properly demanded in writing appraisal for such shares of Company Common Stock in accordance with Section 262 (or any successor provision) of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with

Section 2.1, without interest thereon, upon surrender of the Certificates that formerly represented such shares, in accordance with Section 2.2.

(c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any written withdrawal of any such demand and any other written demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its prior written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth herein or in the disclosure schedule delivered by the Company to the Buyer and dated as of the date of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to the Buyer as follows (the Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosure in any section or paragraph of the Company Disclosure Schedule shall qualify (a) the corresponding section or paragraph in this Article III and (b) the other sections and paragraphs in this Article III to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs):

3.1 Organization, Standing and Power.

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except (with respect to clause (iii) only) for such failures to be so qualified or in good standing, individually or in the aggregate, that are not reasonably likely to result in a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on (any of the foregoing, an “Effect”), the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or any event that would materially impede the ability of the Company to effect the consummation of the transactions contemplated hereby; provided, however, that none of the following, to the extent occurring after the date hereof, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

(i) any Effect resulting from general national or world economic conditions and any acts of war or terrorism, except to the extent that such Effects disproportionately affect the Company and its Subsidiaries in any significant respect relative to other participants in the industries or markets in which they operate;

(ii) any Effect resulting from the announcement of the execution of this Agreement or the pendency of the Merger;

(iii) any Effect resulting from changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof, except to the extent that such Effects disproportionately affect the Company and its Subsidiaries in any significant respect relative to other participants in the industries or markets in which they operate;

(iv) any Effect resulting from any action (or failure to act) outside the ordinary course of business of the Company and its Subsidiaries required to be taken pursuant to this Agreement (other than consummation of the Merger);

(v) a decline in the price of the Company Common Stock on The Nasdaq Stock Market (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute and shall be taken into account in determining whether there has been a Company Material Adverse Effect);

(vi) any failure by the Company to meet published financial projections, in and of itself (it being understood that the facts and circumstances giving rise to such failure to meet published financial projections may be considered and shall be taken into account in determining whether there has been a Company Material Adverse Effect); and

(vii) any litigation relating to an alleged breach of fiduciary duty in connection with this Agreement or any Effect resulting from such litigation.

(b) The Company has delivered or made available to the Buyer a true and correct copy of the certificate of incorporation and by-laws of the Company, each as amended to date (together, the “Company Charter Documents”), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 90,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share (“Company Preferred Stock”). As of November 9, 2005, (i) 41,227,479 shares of Company Common Stock were issued and outstanding (excluding the shares referred to in clause (iv) below), (ii) 6,978,185 shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Preferred Stock were issued or outstanding, (iv) no shares of Company Common Stock were held by any Company Subsidiaries, (v) 153,244 and 23,624 shares, respectively, of Company Common Stock were held by Merant Trustees Limited for the Merant Employee Benefit Trust 1994 and Merant Employee Benefit Trust 2003 (collectively the “EBT’s”), (vi) 1,428,850 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, and (vii) 9,912,694 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 1 1/2% Convertible Subordinated Notes due 2023 (the “Convertible Notes”). From November 9, 2005 until the date of this Agreement, no shares of Company Common Stock or Company Preferred Stock have been issued, except for shares of Company Common Stock pursuant to the exercise of Company Stock Options or pursuant to the conversion of any of the Convertible Notes.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of November 6, 2005, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan; and (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule thereof. From November 6, 2005 until the date of this Agreement, no Company Stock Options have been granted.

(c) Except (i) for the Convertible Notes and shares of Common Stock issuable or issued upon conversion of the Convertible Notes, (ii) the Company Stock Options as set forth on Section 3.2(b) of the Company Disclosure Schedule and shares of Common Stock issuable or issued upon conversion of such Company Stock Options, (iii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (iv) the currently outstanding Company Common Stock as set forth in Section 3.2(a), and

(v) shares of Common Stock that are held by the Company or its Subsidiaries; (A) there are no equity securities of any class of the Company, or any security convertible or exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or Contracts of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests or Voting Debt (as defined below) of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares, other equity interests or Voting Debt, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Other than the Contribution Agreement, neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as set forth on Section 3.2(c) of the Company Disclosure Schedule, there are no registration rights, and there is no rights agreement, “poison pill,” anti-takeover plan or other similar Contract to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of its Subsidiaries. For purposes of this Agreement “Contract” shall mean any contract, lease, license, subcontract, binding understanding, binding instrument, indenture, note or other agreement.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter Documents or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries or to make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Subsidiary of the Company.

(f) Section 3.2(f) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of each Contract pursuant to which any Indebtedness (as defined below) of the Company or its Subsidiaries is outstanding or may be incurred or guaranteed in an amount in excess of $100,000, together with the amount outstanding thereunder as of the date of this Agreement other than Indebtedness or guarantees solely among the Company and/or its directly or indirectly wholly-owned Subsidiaries. “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing of another person. Except for the execution, delivery and performance of this Agreement, no event has occurred which either entitles or could entitle (with or without notice or lapse of time or both) the holder of any Indebtedness described in Section 3.2(f) of the Company Disclosure Schedule to accelerate, or which does accelerate, the maturity of any such Indebtedness.

3.3 Subsidiaries.

(a) Section 3.3(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, each Subsidiary of the Company and all other entities in which the Company or any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or equity interests (other than any Subsidiaries that are inactive or in liquidation and do not have any significant assets or liabilities), and such list sets forth the name of each holder of capital stock of each such Subsidiary and other entity as of the date hereof and, with respect to the ownership of such Subsidiary, the percentage of each class of capital stock of such Subsidiary held by each of its equity holders. For purposes of this Agreement, (i) the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity.

(b) Each Subsidiary of the Company is a corporation, partnership or other entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation or entity (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, validly existing or in good standing, to have such power and authority or to be so qualified or in good standing that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights except as would not be, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances, except for restrictions imposed by applicable law.

(c) Company has made available to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Significant Subsidiary (as defined in Section 1.02(w) of Regulation S-X promulgated under the Exchange Act) of the Company (the “Subsidiary Charter Documents”), and each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon such Significant Subsidiaries. None of the Significant Subsidiaries is in violation in any material respect of any of the provisions of its Subsidiary Charter Documents.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company and which is not set forth on Section 3.3(a) of the Company Disclosure Schedule, in each case except for investments of up to 10% of the outstanding shares of any class of capital stock of any corporation provided that the aggregate book value of all such minority investments that are not listed on Section 3.3(a) of the Company Disclosure Schedule is less than $500,000.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to perform its obligations and consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, (i) the Special Committee at a meeting duly called and held, unanimously (A) determined that the Merger is fair and in the best interests of the Company and its stockholders, (B) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, and (C) directed that this Agreement be submitted to the Company Board for their approval and recommendation that the stockholders of the Company vote in favor of the adoption of this Agreement, and (ii) the Company Board, upon the recommendation of the Special Committee, at a meeting duly called and held, (A) determined that the Merger is fair and in the best interests of the Company and its stockholders, (B) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, and (C) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter Documents or the Subsidiary Charter Documents, (ii) except as set forth on Section 3.4(b) of the Company Disclosure Schedule conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, require the payment of a penalty or increased liabilities or fees or the loss of a benefit under or result in the imposition of any mortgage, right of first refusal, claim, license, limitation in voting rights, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Contract (except for any Contract with a customer, distributor or reseller that is not a Company Material Contract), to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (vi) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule, award or regulation of or promulgated by any Governmental Entity and applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses, penalties, increased fees, liabilities, losses of material benefit, Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

(c) No consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any federal, state or local, U.S. or foreign court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and applicable foreign antitrust or merger control laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business in order to continue such qualification, (iii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and a Schedule 13E-3 of the Company relating to the Merger (the “Schedule 13E-3”), (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) the Filing of a Form 15 with the SEC and appropriate documentation to effect the delisting of the Company Common Stock from the Nasdaq Stock Market for trading upon consummation of the Merger and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

(d) The affirmative vote for approval and adoption of the Company Voting Proposal by the holders of a majority in voting power of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the approval and adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, Contracts, debentures, warrants, options, series of capital stock other than the Company Common Stock, notes or other Indebtedness of the Company or its Subsidiaries having the right to vote (“Voting Debt”) (or, except for the Company’s Convertible Notes, convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company are required to vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2002. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” Each Company SEC Report (other than preliminary proxy materials and registration statements not yet declared effective) (i) at the time filed, complied, and will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, each as in effect on the date filed, and (ii) did not at the time filed and will not when filed (except to the extent that information contained in any Company SEC Report has been superseded or revised by a subsequent Company SEC Report filed prior to the date hereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in each such Company SEC Report or necessary in order to make the statements in each such Company SEC Report, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Company SEC Reports at the time filed (whether prior to or after the date hereof) (i) complied as to form in all material respects with both the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q (or to the extent filed only on Form 8-K as permitted by Form 8-K) under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that are not material in amount. All of the Subsidiaries of the Company are consolidated for accounting purposes. The consolidated, unaudited balance sheet of the Company as of July 31, 2005 is referred to herein as the “Company Balance Sheet.”

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to (i) any off-balance sheet partnership or any similar Contract or arrangement (including without limitation any Contract or arrangement relating to any transaction or relationship between or among the

Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate on the other hand), including without limitation any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC); or (ii) any hedging, derivatives or similar Contract or arrangement.

(d) Each of the principal executive officers of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Act”) and the rules and regulations of the SEC promulgated thereunder with respect to Company SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes Act.

(e) The proxy statement to be sent to the stockholders of the Company in connection with the Company Meeting (the “Proxy Statement”), the Schedule 13E-3 and any other soliciting materials of the Company shall not, on the date first filed with the SEC, in the case of the Schedule 13E-3, or the date first mailed to stockholders of the Company in the case of the Proxy Statement and any other soliciting material, at the time of the Company Meeting or at the Effective Time, contain at such time any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement or the Schedule 13E-3 should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied or to be supplied by or on behalf of Buyer for inclusion in the Proxy Statement, the Schedule 13E-3 or any other soliciting materials of the Company.

(f) (i) The Company has established and maintains a system of internal accounting controls and procedures sufficient to comply with all legal and accounting requirements applicable to the Company, (ii) the Company has disclosed, based on its most recent evaluation of internal controls, to the Company’s auditors and its audit committee any significant deficiencies or weaknesses to the Knowledge of the Company in the design or operation of its internal accounting controls which are reasonably likely to adversely affect the management or other employees who have a significant role in internal controls, and (iii) to the Knowledge of the Company, the Company has not received any complaint, allegation, assertion or claim in writing regarding its internal accounting controls or that the Company has engaged in improper or questionable accounting or auditing practices. The Company has made available to the Buyer a summary of any disclosure made by management to the Company’s auditors and audit committee since January 31, 2004 regarding significant deficiencies, material weaknesses and fraud. For purposes of this Agreement, “Knowledge of the Company” shall mean the actual knowledge of the following individuals: Mark Woodward, Bob Pender, Evan Ellis, Vita Strimaitis, Lesley Bovery, Carl Theobald, Helen Dowling, Mary Helen, Ken Jukes, John Alves and Nathan Tiller.

3.6 No Undisclosed Liabilities. Except as and to the extent set forth on the Company Balance Sheet (including the notes thereto and related management discussion and analysis), neither the Company nor any of its Subsidiaries has any liability or obligation required under GAAP to be set forth on a consolidated balance sheet of the Company or the notes thereto, except for liabilities and obligations (a) incurred in connection with the transactions contemplated hereby, (b) incurred since the date of the Company Balance Sheet in the ordinary course of business and in a manner consistent with past practice or (c) that individually or in the aggregate are not reasonably likely to result in a Company Material Adverse Effect. As of the date hereof, the 1994 EBT and the 2003 EBT have no liabilities and have no assets other than, respectively, 153,244 and 23,624 shares of Company Common Stock.

3.7 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, through the date hereof, (a) except as disclosed in the SEC Reports filed and publicly available prior to the date of this Agreement (the “Filed Company SEC Reports”), (i) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice, and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken as of the date hereof, would require the consent of the Buyer under Section 5.1 of this Agreement, (b) to the Knowledge of the Company neither the Company nor any of its Subsidiaries has suffered any material damage, destruction or loss (whether or not covered by insurance), other than in the ordinary course of business, and (c) there has not been any change, event, circumstance or development that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect.

3.8 Taxes.

(a) The Company and each of its Subsidiaries have timely filed all material Tax Returns that they were required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries have paid on a timely basis all Taxes due and payable whether or not shown on any such Tax Returns or adequate accrual or reserves have been set forth in the Company Balance Sheet for such Taxes. The Taxes not yet due or payable of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes in accordance with GAAP set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles. All liabilities for Taxes that arose since the date of the Company Balance Sheet arose in the ordinary course of business. All material Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity or an adequate accrual or reserve in accordance with GAAP has been set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles. There are no liens or encumbrances with respect to Taxes upon any of the assets or property of the Company or its Subsidiaries, other than liens for Taxes not yet due and payable. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, license alternative or add-on minimum, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

(b) There are no deficiencies for any amount of Taxes claimed, proposed or assessed by any taxing or other Governmental Entity in writing that have not been fully paid or settled. The Company has made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since February 1, 2001. The Company has made available to the Buyer correct and complete copies of all other material Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods from February 1, 2001 through January 31, 2004, inclusive. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. Neither the Company nor any of its Subsidiaries has been informed in writing by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency. No written claim has ever been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) Except as set forth on Section 3.8(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); or (ii) has any liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

(d) Except as set forth on Section 3.8(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(e) Neither the Company nor any of its Subsidiaries (i) is required to make any payments in connection with transactions or events contemplated by this Agreement or (ii) is a party to an agreement that could require it to make any payments, in each case that would not be fully deductible by reason of Section 162(m) of the Code.

(f) Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(g) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period, or portion thereof, ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.

(h) Neither the Company nor any of its Subsidiaries has engaged in any transaction that could give rise to (i) a disclosure obligation with respect to any person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(i) Neither the Company nor any U.S. Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.9 Owned and Leased Real Properties.

(a) Neither the Company nor any of its Subsidiaries owns any real property in whole or in part.

(b) Section 3.9(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed (collectively, the “Leases”) by the Company or any of its Subsidiaries (the “Leased Real Property”). Section 3.9(b)(ii) of the Company Disclosure Schedule specifies (i) the address of each Leased Real Property and (ii) the identities of the parties under the Leases. Except as set forth on Section 3.9(b)(iii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Lease is in default or material breach under any of the Leases, except for such defaults or material breaches which, individually or in the aggregate, would not be reasonably likely to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has made available to the Buyer complete and accurate copies of all Leases.

(c) The Leased Real Property complies with the requirements of all applicable building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations, except where noncompliance, individually or in the aggregate, is not reasonably likely to result in a Company Material Adverse Effect.

(d) Each Lease is a valid and binding obligation of, and is legally enforceable against, the respective parties thereto except for failures to be valid, binding and legally enforceable that, individually or in the aggregate would not be reasonably likely to result in a Company Material Adverse Effect.

(e) Except for impairments, defaults or breaches, that, individually or in the aggregate would not be reasonably likely to result in a Company Material Adverse Effect, the covenants, conditions, rights-of-way, easements and similar restrictions affecting all or any portion of the Leased Real Property do not, in each case, materially impair the ability to use any such Leased Real Property in the operation of the businesses of the Company as presently conducted, and no material default or breach exists thereunder by the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract or other contractual right to sell or purchase any Leased Real Property or any portions thereof or interests therein.

(g) To the Knowledge of the Company, the buildings and other structures on the Leased Real Property are in operating condition.

3.10 Title to Assets. The Company and its Subsidiaries have good and marketable title to, or valid and enforceable right to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible personal properties and assets necessary to carry on their businesses as is now being conducted, except for such defects that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect. All such tangible personal properties and assets, other than properties and assets in which any Company has a leasehold interest, are free and clear of all Liens, except for such Liens that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

3.11 Intellectual Property.

(a) Except as set forth on Section 3.11(a)(i) of the Company Disclosure Schedule, or would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect, the Company and its Subsidiaries exclusively own, license or sublicense from a third party, or otherwise possess legally enforceable rights to use, all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted. For purposes of this Agreement, the term “Intellectual Property” means all intellectual property rights or similar rights existing anywhere in the world, including without limitation, rights associated with all (i) patents, inventions, copyrights, copyrightable works, designs and trade secrets, (ii) trademarks, service marks, trade names, domain names, and other source indicators, (iii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iv) lists (including customer lists), databases, processes, formulae, methods, schematics, technology, know-how, computer software programs and applications (both source code and object code), applications and related documentation, and (v) other tangible or intangible proprietary or confidential information and materials.

(b) Section 3.11(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all applications for registration (filed within the three years prior to the date hereof), and registrations for Intellectual Property owned by the Company or its Subsidiaries.

(c) Except as would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not result in the breach of, or create on behalf of any third party the right to terminate or modify, or result in the payment of

(or accelerate the payment of) any additional fees under any Intellectual Property Licenses (as defined below) that have not been delivered to the Buyer prior to the date of this Agreement.

(d) For the purposes of this Agreement, the term “Out-Bound License” shall mean any license, sublicense or written agreement, as to which the Company or any of its Subsidiaries is a party, and pursuant to which the Company or any of its Subsidiaries has licensed, or permits third parties to use Intellectual Property owned by the Company or any of its Subsidiaries. The term “In-Bound License” shall mean any license, sublicense or other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is granted the right to use any third party Intellectual Property. The Out-Bound Licenses and the In-Bound Licenses being collectively the “Intellectual Property Licenses”. Section 3.11(d)(i) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all Out-Bound Licenses pursuant to which the Company or its Subsidiaries have licensed to any third parties Intellectual Property of the Company or its Subsidiaries other than non-exclusive licenses of the Company’s and its Subsidiaries’ products and services consistent with the ordinary course of its business (the foregoing being the “Material Out-Bound Licenses”). Section 3.11(d)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all In-Bound Licenses that (A) are material to any currently released commercial product of the Company, (B) are material to the business operations of the Company, or (C) the termination of which, individually or in the aggregate, would be reasonably likely to result in a Company Material Adverse Effect (the foregoing being the “Material In-Bound Licenses”). The Material In-Bound Licenses and the Material Out-Bound Licenses being collectively the “Material IP Licenses”. The Company and its Subsidiaries are not, and have not received written notice alleging them to be, (x) in material breach or default of any Material IP Licenses, or (y) in material breach of their obligations under any Out-Bound License pursuant to which the source code of any software owned by the Company or its Subsidiaries has been deposited in escrow on behalf of, or made available to, any third party (each, a “Source Code Agreement”). To the Knowledge of the Company, no circumstances exist that will adversely affect the Company’s ability to perform its obligations under the Intellectual Property Licenses and Source Code Agreements that, individually or in the aggregate, are reasonably likely to result in a Company Material Adverse Effect.

(e) Except as listed on Section 3.11(e) of the Company Disclosure Schedule, no registrations or applications for Intellectual Property which are held by the Company or any of its Subsidiaries have expired or been cancelled or abandoned except in accordance with the expiration of the term of such rights or where the Company has made a reasonable business judgment to permit such registrations or applications to expire, be canceled or become abandoned. To the Knowledge of the Company, no third party is infringing, violating or misappropriating any Intellectual Property of the Company or any of its Subsidiaries, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

(f) Except as listed on Section 3.11(f)(i) of the Company Disclosure Schedule, or as would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, and (ii) within the past three years, no claims have been asserted or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, based upon or challenging or seeking to deny or restrict the use by the Company or any of its Subsidiaries of any Intellectual Property. Except as disclosed in Section 3.11(f)(ii) of the Company Disclosure Schedule, no Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding decree, order, injunction, judgment or ruling directed to the Company or its Subsidiaries restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property in a manner that, individually or in the aggregate, is reasonably likely to result in a Company Material Adverse Effect.

(g) The Company and its Subsidiaries take necessary and reasonable steps to protect, enforce and preserve their rights in any material and proprietary Intellectual Property (including executing confidentiality, and Intellectual Property assignment or employee’s rights agreements with all current and former officers, employees and contractors) that the Company intends to maintain as proprietary in its reasonable business judgment.

(h) Except as disclosed in Section 3.11(h) of the Company Disclosure Schedule, or would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect, no commercial product owned by the Company or its Subsidiaries and distributed by the Company or any of its Subsidiaries, uses, incorporates or has embedded in it any source, object or other software code subject to an open source license or other similar type of license (including without limitation, the GNU General Public License, Library Generally Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative license, MIT, Apache or Public Domain Licenses), (each an “Open Source License”) in such a way such that any proprietary source code of the Company or its Subsidiaries is subject to the terms of such Open Source License as such terms pertain to the requirement to distribute the source code for such product.

(i) Except as would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to any Source Code Agreement which will require that the source code for any product of the Company or any Subsidiary be released from escrow, or access to such source code otherwise be provided to any third party, as a result of the execution, delivery or effectiveness of this Agreement or the consummation of any of the transactions contemplated by this Agreement.

(j) Except as would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect, (i) all currently released products of the Company are free from any defect, bug, malware, virus or programming design or documentation error or corruptant, (ii) the Company and its Subsidiaries take reasonable steps to protect the confidentiality and security of their software, databases, systems, networks and Internet Sites from any unauthorized use, access, interruption or modification by third parties, and (iii) the Company and its Subsidiaries fully comply with all relevant laws and regulations, and with the Company’s own policies with respect to the privacy of all users and customers and any of their personally identifiable information, and no written claims have been asserted or threatened in writing against the Company or any of its Subsidiaries by any person alleging a violation of any of the foregoing.

3.12 Contracts.

(a) For purposes of this Agreement, “Company Material Contract” shall mean the following:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any employment, consulting or other Contract with (x) any member of the Company Board, (y) any executive officer of the Company or (z) any other employee of the Company earning an annual salary equal to or in excess of $100,000, in the case of any employee in the United States, or $200,000, in the case of any employee outside the United States, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company;

(iii) any Contract containing any covenant (A) expressly limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business or any geographic area or to compete with any person in any line of business or any geographic area or to compete with any party, (B) granting any exclusive rights to make, sell or distribute the Company’s products or services, or (C) otherwise expressly prohibiting or limiting the right of the Company and its Subsidiaries to develop, manufacture, market, sell or distribute any products or services;

(iv) any Contract (x) providing for (or imposing any material ongoing indemnification or other obligations of the Company or any of its Subsidiaries in connection with) the disposition or acquisition by the Company or any of its Subsidiaries of (A) any corporation, partnership or other entity or business or (B) any material amount of assets or rights outside the ordinary course of business or

(y) pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise, other than Contracts under which the Company and its Subsidiaries have no further liabilities or obligations and no continuing rights;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other Contracts relating to the borrowing of money, extension of credit or other Indebtedness, other than accounts receivables and payables in the ordinary course of business or any of the foregoing entered into solely among the Company and/or one or more of its wholly-owned Subsidiaries;

(vi) any settlement agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company, (B) settlement agreements for cash only (which has been paid) and does not exceed $100,000 as to such settlement or (C) settlement agreements entered into more than three years prior to the date of this Agreement under which none of the Company or its Subsidiaries have any continuing obligations, liabilities, or rights (excluding releases); and

(vii) any general or limited partnership agreement, limited liability company agreement or joint venture agreement to which the Company or any of its Subsidiaries is a party; and

(viii) any Contract either involving license fee revenues or expenditures totaling more than $500,000 in the fiscal year ended January 31, 2005 or in the six month period ended July 31, 2005.

(b) Section 3.12(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof other than any such Contracts under which neither the Company nor any other party has any further obligations or liabilities. True and correct copies of such Company Material Contracts have been made available to the Buyer.

(c) Each Company Material Contract is legal, binding, valid and in full force and effect and is enforceable by the Company and its Subsidiaries in accordance with its respective terms, except for such failures to be legal, binding, valid and in full force and effect that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect. The Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Company Material Contracts and are not, and are not alleged to be (with or without notice, the lapse of time or both) in breach or default thereunder, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those failures to perform, breaches, acts, violations and defaults that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

3.13 Litigation. Except as disclosed in the Filed Company SEC Reports, there is no action, suit, proceeding, claim, arbitration, charge or investigation (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened in writing against or involving the Company, any of its Subsidiaries, any Company Plan or any of their assets, properties or rights except for any Actions that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect. There are no judgments, orders, settlements or decrees outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to result in a Company Material Adverse Effect. As of the date of this Agreement, no officer or director of the Company is a defendant in any Action or the subject of any investigation commenced by shareholders of the Company or any Governmental Entity with respect to the performance of his or her duties as an officer and/or director of the Company. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there exist no Contracts with any of the directors and officers of the Company that provide for indemnification by the Company or its Subsidiaries.

3.14 Environmental Matters.

(a) Except for matters that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect:

(i) neither the Company nor its Subsidiaries has received (A) any written notice alleging that any of them has not complied with applicable Environmental Laws, or (B) any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, or because of any past or present act or circumstance of the Company or any of its Subsidiaries have liability under, any Environmental Law;

(ii) neither the Company nor any of its Subsidiaries has received a written notice that it is subject to liability for any Hazardous Substance disposal or contamination;

(iii) neither the Company nor any of its Subsidiaries is the subject of any orders, decrees or injunctions of, or issued by, any Governmental Entity or has entered into any indemnity agreement with any third party addressing liability under any Environmental Law;

(iv) the Company and its Subsidiaries are, and at all prior times were, in compliance with all applicable Environmental Laws;

(v) Hazardous Substances have not been generated, installed, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by any of the Company and its Subsidiaries in violation of, or in a manner or to a location that could give rise to liability to any of the Company and its Subsidiaries under or relating to, any Environmental Laws or environmental permits; and

(vi) none of the Company and its Subsidiaries has assumed, contractually or by operation of law, any liabilities or obligations of any other person or entity under or relating to any Environmental Laws.

(b) For purposes of this Agreement, the term “Environmental Law” means any law, statute, regulation, rule, judgment, order, decree or permit requirement of, or issued by, any Governmental Entity relating to: (i) the protection, investigation or restoration of the environment, or natural resources or the exposure of an individual to any Hazardous Substances, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” “solid waste” or any other term of similar import pursuant to any statute, law, rule or regulation of a Governmental Entity; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, toxic mold, radioactive materials or radon.

3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Company Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, director or consultant of the Company or its Subsidiaries (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.”

(b) With respect to each Company Plan, the Company has provided to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or any of its Subsidiaries to the Company Employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c) (i) Each Company Plan has been established and administered in all material respects in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred to the Knowledge of the Company, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and to the Knowledge of the Company no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Plan; (v) there is no present intention that any Company Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Company Plan; (vi) no Company Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of The Sarbanes-Oxley Act of 2002); and (vii) neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law.

(d) Neither the Company nor any member of its Controlled Group, has now or at any time within the past six years contributed to, sponsored, maintained or had any liability or obligation in respect of (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or (iii) a multiple employer plan for which the Company or any member of its Controlled Group would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(e) With respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (ii) no facts or circumstances exist to the Knowledge of the Company that could give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation (the “PBGC”) or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine request for information from the PBGC).

(f) Except as set forth in set forth in Section 3.15(f) of the Company Disclosure Schedule, no Company Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), (i) could result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) could accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (iii) could limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans, (iv) could cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) could result in payments under any of the Company Plans which would not be deductible under Section 280G of the Code.

(g) Except as set forth in Section 3.15(g) of the Company Disclosure Schedule, no Company Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Company Plan set forth in Section 3.15(g) of the Company Disclosure Schedule, “Foreign Benefit Plans”). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in material compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality; (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Subsidiary entity; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been disclosed on Section 3.15(g) of the Company Disclosure Schedule.

3.16 Compliance With Laws. Except as set forth on Section 3.16 of the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries has conducted its business and is in compliance with all applicable statutes, laws, rules, orders and regulations promulgated by Governmental Entities, (ii) no notice, action or assertion has been received by the Company or any of its Subsidiaries or, to the Knowledge of the Company, has been filed, commenced or threatened in writing against the Company or any of its Subsidiaries alleging any violation of any applicable statutes, laws, settlements (including those with government authorities or agencies), rules, orders and regulations, except for actual or alleged failures to comply or violations that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

3.17 Permits. The Company and each of its Subsidiaries have all permits, licenses, franchises, certificates, approvals and authorizations, from Governmental Entities required to conduct their businesses, except for such permits, licenses, franchises, certificates, approvals and authorizations, the absence of which, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

3.18 Labor Matters. Section 3.18 of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries whose annual rate of base compensation exceeds $100,000 per year, along with the position and the annual rate of base compensation of each such person. Neither the Company nor any of its Subsidiaries is the subject of any charge or proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice, nor, to the Knowledge of the Company, is any charge threatened, except for any of the foregoing that, individually or in the aggregate, is not reasonably likely to result in a Company Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened, labor strikes, walkouts, work stoppages, slow-downs, or lockouts involving the Company or any of its Subsidiaries, nor has there been any such controversies within the past three years. Except as set forth on Section 3.18 of the Company Disclosure Schedule or statutory works councils, neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, are there any activities by any labor unions to organize such employees except for any activities after the date of this Agreement that, individually or in the aggregate, would not be reasonably likely to result in a Company Material Adverse Effect.

3.19 Insurance. Copies of all material insurance policies maintained by the Company and its Subsidiaries as of the date hereof have been made available to the Buyer. Except as set forth in Section 3.19 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect: (i) all such policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect, and (ii) neither the

Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any policy.

3.20 Opinion of Financial Advisor. The financial advisor of the Special Committee, Morgan Stanley & Co. Incorporated, has delivered to the Special Committee and the Company Board an opinion to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, other than the Rollover Investor. An executed copy of this opinion has been delivered by the Company to the Buyer for informational purposes only.

3.21 Section 203 of the DGCL. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of this Agreement or the Contribution Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and the Contribution Agreement. There are no anti-takeover laws of any other state, federal or foreign jurisdiction that would apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

3.22 Brokers; Fees. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley & Co. Incorporated, whose fees and expenses shall be paid by the Company. Set forth on Section 3.22 of the Company Disclosure Schedule is the Company’s reasonable estimate, as of the date hereof, of all fees and expenses incurred or payable, or to be incurred or payable, by the Company or any of its Subsidiaries in connection with this Agreement and the consummation of the transactions contemplated hereby (including without limitation all financial advisory, legal and accounting fees and expenses). A true and correct copy of the engagement letter with Morgan Stanley & Co. Incorporated in connection with this transaction has been delivered to the Buyer.

3.23 Transactions with Affiliates. Except as set forth in Section 3.23 of the Company Disclosure Schedule or disclosed in the Filed Company SEC Reports, there are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate or family member of any such officer, director or record or beneficial owner, on the other hand, except those of a type available to employees of the Company generally.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth herein or in the disclosure schedule delivered by the Buyer to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”), the Buyer represents and warrants to the Company as follows (the Buyer Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article IV and the disclosure in any section or paragraph of the Buyer Disclosure Schedule shall qualify (a) the corresponding section or paragraph in this Article IV and (b) the other sections and paragraphs in this Article IV to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs):

4.1 Organization, Standing and Power. The Buyer (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and (c) is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for (with respect to clause (c) only) such failures to be so qualified or in good standing, individually or in the aggregate, that are not reasonably likely to result in a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material effect on the ability of the Buyer to timely consummate the transactions contemplated by, or perform its obligation under, this Agreement. Buyer has furnished the Company with a complete and correct copy of its certificate of incorporation and by-laws. Such certificate of incorporation and by-laws are in full force and effect and Buyer is not, nor has it been, in violation of any of the provisions thereof.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) The Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer have been duly authorized by all necessary corporate action on the part of the Buyer (other than the adoption of this Agreement by the stockholder of the Buyer which will occur immediately after the execution and delivery hereof). This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

(b) The execution, delivery and performance of this Agreement by the Buyer does not, and the consummation by the Buyer of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of the Buyer, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, require the payment of a penalty or increased liabilities, fees or the loss of a benefit under or result in the imposition of any Lien on the Buyer’s assets under, any of the terms, conditions or provisions of any Contract to which the Buyer is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule, award or regulation promulgated by any Governmental Entity applicable to the Buyer or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses, penalties, increased fees, liabilities, losses of material benefit or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to result in a Buyer Material Adverse Effect.

(c) No consent, approval, action, license, permit, order, certification, consent, approval, concession, franchise or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer in connection with the execution, delivery and performance of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and applicable foreign antitrust or trade regulation laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company or the Buyer is qualified as a foreign corporation to transact business in order to continue such qualification and (iii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be reasonably likely to result in a Buyer Material Adverse Effect.

4.3 Information Provided. The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting, the Schedule 13E-3 or any other soliciting materials of the Company shall not on the date the Proxy Statement is first mailed to stockholders of the Company in the case of the Proxy Statement and on the date such Schedule 13E-3 or other soliciting materials of the Company are filed in the case of the Schedule 13E-3 or any other soliciting materials of the Company, at the time of the Company Meeting or at the Effective Time, contain at such time any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event. Notwithstanding the foregoing, the Buyer makes no representation or warranty with respect to any information supplied or to be supplied by the Company for inclusion in the Proxy Statement, the Schedule 13E-3 or any other soliciting materials of the Company.

4.4 Operations of the Buyer. The Buyer was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. The Buyer has no Subsidiaries.

4.5 Litigation. There is no Action pending or, to the knowledge of the Buyer or SLP, threatened against or involving the Buyer or any of their assets, properties or rights that, individually or in the aggregate, has had or is reasonably likely to have a Buyer Material Adverse Effect. The Buyer is not subject to any order, judgment, consent decree, settlement agreement or other Contract that would reasonably be expected to result in a Buyer Material Adverse Effect.

4.6 Financing.

(a) The Buyer has delivered to the Company complete and correct copies of (i) a fully executed commitment letter (the “Debt Commitment Letter”), from Lehman Commercial Paper Inc., Lehman Brothers Inc., Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Loan Finance LLC and UBS Securities LLC (together, the “Senior Lenders”), pursuant to which certain of such financial institutions have committed, upon the terms and subject to the conditions set forth therein, to provide credit facilities in the amount of $675 million in connection with the transactions contemplated by this Agreement and (ii) the Contribution Agreement executed by Silver Lake Partners II, L.P. and Silver Lake Technology Investors II, L.L.C. (collectively, “SLP”), pursuant to which the Silver Lake Investors (as such term is defined in the Contribution Agreement) have committed, upon the terms and subject to the conditions set forth therein, to provide equity financing in the aggregate amount of up to $349 million (plus up to an additional $20 million as under the circumstances described therein) in connection with the transactions contemplated by this Agreement and the Co-Investor (as such term is defined in the Contribution Agreement) have committed to contribute to Buyer an aggregate of 7,518,483 shares of Company Common Stock. The Debt Commitment Letter and the Contribution Agreement are hereinafter referred to collectively as the “Commitment Letters.”

(b) As of the date hereof, the Commitment Letters are in the form delivered to the Company, are in full force and effect and are legal, valid and binding obligations of Buyer and, to the knowledge of Buyer, the other parties thereto. All commitment fees required to be paid thereunder have been and will be duly paid in full when due. As of the date of this Agreement, the Commitment Letters have not been amended or terminated. As of the date of this Agreement, there is no existing default or breach on the part of Buyer, the Silver Lake Investors or, to the Buyer’s knowledge, the Co-Investor or any event which, with or without notice, lapse of time or both would constitute a default or breach on the part of Buyer or the Silver Lake Investors or, to the Buyer’s knowledge, the Co-Investor under any of the Commitment Letters. As of the date hereof, Buyer does not believe that it will be unable to satisfy in a timely basis any term or condition of closing to be satisfied by it contained in the Commitment Letters. Assuming that the representations and warranties of the Company in this Agreement are true and correct and based on the financial projections provided by the Company to Buyer, the aggregate proceeds contemplated by the Commitment Letters, if and when funded immediately prior to the Effective Time in accordance with the Commitment Letters, together with the available unrestricted cash of the Company (assuming the liquidation of all investments for their stated value), will be sufficient for Buyer and the Surviving Corporation to pay the aggregate Merger Consideration, the aggregate consideration to be paid to holders of Company Stock Options pursuant to

Section 2.3 hereof, any repayment or conversions of the Convertible Notes and the fees and expenses incurred in connection with the transactions contemplated hereby (collectively, the “Cash Merger Payments”). Buyer will not consummate the Merger unless immediately prior to the Effective Time Buyer shall have received sufficient cash financing to enable the Surviving Corporation to pay the Cash Merger Payments. The obligation of the financing sources to fund the commitments under the Commitment Letters is not subject to any conditions other than as set forth in the Commitment Letters and, in the case of the Debt Commitment Letter, there are no conditions to the obligation of the Senior Lenders to fund the commitments thereunder set forth in the Fee Letter (as such term is defined in the Debt Commitment Letter).

4.7 Contribution Agreement. As of the date hereof, the Buyer has delivered to the Company a true and correct copy of the Contribution Agreement as in effect on the date hereof. As of the date hereof, Buyer and SLP have no Contracts or material understandings with any Person concerning the contributions to be made to Buyer pursuant to the Contribution Agreement or the ownership of Buyer. The Contribution Agreement shall not be amended or modified in any material respect or in any respect that is adverse to the Company without the prior written consent of the Special Committee.

4.8 Brokers. Except as provided in Section 8.3, if this Agreement is terminated prior to the Effective Time, the Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.

4.9 Solvency; Surviving Corporation After the Merger. Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. Assuming the satisfaction of all of the conditions to Buyer’s obligations to consummate the Merger and based on the financial projections provided by the Company to Buyer, as of the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, the Surviving Corporation will be Solvent. For the purposes of this Section 4.9, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, (i) “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly contemplated by this Agreement, or as consented to in writing by the Buyer, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to maintain and preserve its and each of its Subsidiary’s business organization, assets and properties and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it and maintain in full force and effect until the Effective Time substantially the same levels of coverage of insurance with respect to the assets, operations and activities of the Company and its Subsidiaries as are in effect as of the date of this Agreement. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule, or, as expressly contemplated by this Agreement, during the Pre-Closing Period the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, do any of the following without the prior written consent of the Buyer:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of any of the capital stock of the Company or any of its Subsidiaries (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) adjust, split, combine or reclassify any of the capital stock of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or any other securities of the Company or any of its Subsidiaries; or (iii) purchase, redeem or otherwise acquire any shares of capital stock or any other of securities of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any such shares or other securities except repurchases of unvested shares at cost pursuant to the terms of an employment or consulting agreement in effect on the date hereof;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of capital stock of the Company or any of its Subsidiaries, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement or upon conversion of the Convertible Notes in accordance with the terms of the Notes Indenture);

(c) amend or cause, adopt or propose any amendments to the Company Charter Documents or the Subsidiary Charter Documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets (other than (A) with respect to capital expenditures, those capital expenditures effected prior to the date hereof or set forth in the fiscal 2006 and 2007 budgets previously provided to the Buyer and up to $1,000,000 of unbudgeted capital expenditures in the aggregate and (B) the acquisition of other assets in the ordinary course of business;

(e) sell, lease, license, assign, pledge, subject to a material Lien or otherwise dispose of or encumber any material properties or assets or rights of the Company or of any of its Subsidiaries (other than (i) sales of assets in the ordinary course of business consistent with past practice having a value not in excess of $2,000,000 in the aggregate, (ii) licenses and dispositions of Intellectual Property in accordance with Section 5.1(f), (iii) sales of equipment and other tangible assets no longer used or useful in the Company’s business, or (iv) leases or subleases in the ordinary course of business that do not constitute Company Material Contracts);

(f) sell, lease, license, assign, pledge, subject to a material Lien or otherwise dispose of any of the Intellectual Property of the Company or any of its Subsidiaries, except (x) pursuant to existing Contracts as in effect on the date hereof set forth in Section 3.11(d)(i) of the Company Disclosure Schedule, and (y) non-exclusive licenses of the Company’s products extended in the ordinary course of business and consistent with past practice;

(g) adopt, publicly propose or implement any stockholder rights plan;

(h) (i) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person or amend any such existing indebtedness other than indebtedness solely among the Company and its Subsidiaries incurred in the ordinary course of business in connection with the Company’s cash management activities, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (iii) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in interest or exchange rates;

(i) make any changes in accounting methods, procedures, principles or practices, except insofar as may be required by GAAP, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(j) (i) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, (ii) increase the compensation or fringe benefits of any Company Employee (except for increases in salary or hourly wage rates, in the ordinary course of business consistent with past practice or the payment of accrued or earned but unpaid bonuses), (iii) grant any severance or termination pay to any Company Employee except for any payments to terminated employees required under Contracts or Company Plans in effect on the date hereof; (iv) loan or advance any money or other property to any Company Employee other than advancements of business expenses in the ordinary course in accordance with the Company’s policies, (v) grant any equity or equity based awards, including the grant of stock options, stock appreciation rights, restricted stock or restricted stock units; (vi) undertake any action, expressed or implied, (other than those listed in Section 2.3 or Section 6.11) that confers upon any Company Employee any enforceable rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) under or by reason of this Agreement; (vii) take any action other than in the ordinary course of business to fund or in any way secure the payment of compensation or benefits under any Company Plan; or (viii) allow for the commencement of any new offering periods under any employee stock purchase plans;

(k) make or change any material Tax election, settle or compromise any material Tax liability, amend any material Tax Return, change any method of Tax accounting, enter into any material closing agreement with respect to any Tax or surrender any right to claim a material Tax refund or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(l) compromise or settle any litigation (whether civil, criminal, administrative, in law or at equity) or arbitration proceeding (other than in connection with the enforcement of the Company’s rights under this Agreement) involving either (x) cash payments of more than $175,000 or any injunction or other equitable remedy or (y) any matter relating to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby;

(m) enter into any joint venture, general or limited partnership agreement, limited liability company agreement or other similar agreement;

(n) (i) enter into any Contract that if existing on the date hereof would be a “Company Material Contract” pursuant to Section 3.12(a)(ii), (iii), (iv) or (v); (ii) enter into or amend any Contract outside the ordinary course of business that if existing on the date hereof would be a “Company Material Contract” pursuant to Section 3.12(a)(viii); (iii) terminate, amend, supplement or modify in any material respect any Company Material Contract referenced in clause (i) of this Section 5.1(n) or which is required to be disclosed pursuant to Section 3.12(a)(ii), (iii), (iv), (v) or (vii); (iv) waive, release, cancel, allow to lapse, convey, encumber or otherwise transfer any material rights or claims under any Contract referred to in clause (i) or (iii) or, except in the ordinary course of business, clause (ii); or (v) except as provided in Section 6.1, enter into any Contract that to the Knowledge of the Company would materially delay or prevent consummation of the transactions contemplated by this Agreement;

(o) make any loan, advance or capital contribution to or investment in any person, other than loans, advances or capital contributions to or investments in a Subsidiary of the Company in the ordinary course of business and in compliance with Section 5.1(f);

(p) cancel any material debts or waive any material claims or rights of substantial value, except for cancellations made or waivers granted with respect to claims other than Indebtedness in the ordinary course of business consistent with past practice which, in the aggregate, are not material;

(q) (i) fail to manage and retain the Company’s and its Subsidiaries’ cash and cash equivalents and investments in consultation with Buyer in a manner consistent with past practice and in their current jurisdictions (provided that such cash and cash equivalents and investments shall be managed (x) with the objective of maximizing the amount of such cash and cash equivalents available to pay in part the Merger Consideration and (y) to avoid the incurrence of any losses, expenses, penalties, costs or other liabilities (including, without limitation, any LIBOR-related “breakage costs”) in connection with the funding of the Merger Consideration) or (ii) fail to manage accounts payable or accounts receivable in a manner consistent with past practice;

(r) except as permitted under Section 6.1, (i) take (or permit any of its Subsidiaries to take) any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, Contract or debt or equity financing, that the Company has reason to believe would impair, delay or prevent the Buyer’s obtaining of financing contemplated by any Commitment Letter; or (ii) engage in any restructuring of the Company and its Subsidiaries’ corporate and ownership structure, including any liquidation or transfer of any Subsidiary;

(s) amend, extend, renew or enter into new insurance policies except on such terms and for such amounts as is consistent with past practice; or

(t) (i) enter into or amend (A) any exclusive license granted by the Company or any Subsidiary or (B) any Contract that, if existing on the date hereof, would be a Source Code Agreement entered into other than in the ordinary course of business or (ii) terminate, amend, supplement, or modify in any material respect any Material Out-Bound License Agreement other than in the ordinary course of business (it being understood that the creation of any exclusive license will be deemed outside the ordinary course of business).

5.2 Confidentiality. The parties acknowledge that an Affiliate of the Buyer and the Company have previously executed a non-disclosure agreement, dated as of June 24, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly waived or modified as provided herein or therein; provided, that, notwithstanding anything to the contrary in the Confidentiality Agreement, Buyer shall, be permitted to discuss and share Confidential Evaluation Material (as defined in the Confidentiality Agreement) as may be reasonably necessary and consistent with customary practice with any potential financing source or other person or entity that will take equity, general or limited partner or member, voting, profit sharing or other form of co-investment interest in the transaction so long as such person agrees to be bound by the terms of the Confidentiality Agreement; provided, further, that notwithstanding the foregoing, Buyer shall not disclose Confidential Evaluation Material to any person or entity that competes with the business of the Company or its Subsidiaries.

5.3 Financing Commitments.

(a) The Buyer and the Company will use commercially reasonable efforts to fully satisfy, on a timely basis, all terms, conditions, representations and warranties set forth in the Commitment Letters. The Buyer will use commercially reasonable efforts to (i) enter into definitive agreements with respect to the financings contemplated by the Debt Commitment Letter on the terms and conditions set forth in the Commitment Letters as soon as commercially reasonable but in any event at or prior to the Closing and (ii) to satisfy on a timely basis all the terms, conditions, representations and warranties set forth in such definitive agreements. The Buyer will furnish correct and complete copies of such definitive agreements to the Company promptly upon their execution.

(b) At the Company’s request, the Buyer shall keep the Company informed in reasonable detail with respect to all material activity concerning the status of the financings contemplated by the Commitment

Letters. Without limiting the foregoing, the Buyer agrees to notify the Company as promptly as practicable, and in any event within 24 hours, and to use its commercially reasonable efforts to obtain alternate financing for the transactions contemplated by this Agreement, provided that the terms and conditions of such alternate financing are not less favorable to Buyer than those contemplated by the applicable Commitment Letter (including, with respect to the Debt Commitment Letter, having interest rates, fees, repayment obligations and other financial terms that are no less favorable to the Buyer than those set forth in the Debt Commitment Letter), if at any time prior to the Closing Date (i) any Commitment Letter shall expire or be terminated for any reason or (ii) any financing source that is a party to any Commitment Letter notifies the Buyer that such source no longer intends to provide financing to the Buyer on the material terms set forth therein. The Buyer shall not amend, alter or waive, or agree to amend, alter or waive, any Commitment Letter in any material respect without first consulting with the Company, and, in any event, will not do so in any manner that would materially impair or delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company.

(c) The Company agrees to provide the Buyer with such cooperation (provided that such cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries) in connection with the arrangement of the financings contemplated by the Debt Commitment Letter as may be reasonably requested by the Buyer, including, to the extent reasonable: (i) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (ii) preparation of business projections, financial statements (including pro forma financial statements), offering memoranda, private placement memoranda, prospectuses and similar documents and (iii) execution and delivery of any underwriting or placement agreements, pledge and security documents, other financing documents, including any indemnity agreements, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants, consents of accountants for use of their reports in any materials relating to the financing to be used in connection with the transactions contemplated by this Agreement, legal opinions, surveys and title insurance as may be reasonably requested by the Buyer. The Company shall use all reasonable efforts to cause an independent auditor of the Company to provide any unqualified opinions, consents or customary comfort letters with respect to the financial statements as may be required to complete the transactions contemplated hereby. Unless the Company otherwise agrees in a writing, any agreement, certificate or document executed by or on behalf of the Company or any of its Subsidiaries or any of their respective officers or representatives pursuant to the foregoing shall in the event the financings contemplated by the Commitment Letters have not occurred within five business days of the execution thereof terminate and be of no force and effect as to such party ab initio. Notwithstanding anything herein to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financings contemplated by the Commitment Letters or the arrangements therefor prior to the Effective Time.

5.4 Convertible Notes. The Company agrees to enter into a supplemental indenture pursuant to Sections 4.11 and 11.1(a) of the indenture governing the Convertible Notes (the “Notes Indenture”) in accordance with the terms of the Notes Indenture at or prior to the Effective Time; provided, however, the Company shall provide the Buyer a reasonable amount of time to comment on such supplemental indenture prior to its execution. The Company further agrees to cause the notices required by Section 4.1(d) (the merger notice) and Section 3.8 (the change in control purchase notice) of the Notes Indenture in connection with the transactions contemplated by this Agreement to be sent in accordance with the terms of the Notes Indenture.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. During the Pre-Closing Period, neither the Company nor any of its Subsidiaries shall, nor shall the Company or its Subsidiaries authorize or knowingly permit any of their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to, directly or indirectly (and the Company and its Subsidiaries will take reasonable steps to instruct their respective Representatives to not):

(i) solicit, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer (including any proposal from or offer to the Company’s shareholders) with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to its properties, books and records or personnel in connection with, any Acquisition Proposal.

Notwithstanding the foregoing or anything else herein to the contrary, the Company and its Representatives may, prior to the Company Meeting only, to the extent failure to do so is reasonably likely to be a violation of the fiduciary obligations of the Special Committee or the Company Board under applicable law, as determined in good faith by the Special Committee or the Company Board after consultation with outside counsel, in response to a bona fide written Acquisition Proposal received by the Special Committee or the Company Board after the date of this Agreement that the Special Committee or the Company Board determines in good faith after consultation with outside counsel and its financial advisor is or is reasonably likely to result in a Superior Proposal, in each case so long as such Acquisition Proposal did not result from a breach by the Company of this Section 6.1 and the Company has complied in all material respects with this Section 6.1 (including Section 6.1(c)) (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party with regard to confidential information than the Confidentiality Agreement and (y) participate in discussions or negotiations with such person and its Representatives regarding any Acquisition Proposal; provided, however, that if any such confidentiality agreement is less restrictive with regard to matters other than confidential information than the Confidentiality Agreement or such confidentiality agreement is amended, or a waiver or release is granted thereunder, to make such confidentiality agreement less restrictive with respect to matters other than confidential information than the Confidentiality Agreement, the Company may only so amend or so grant a waiver or release to the extent that the Company has also similarly amended or granted a similar release or waiver under the Confidentiality Agreement and/or any standstill or similar agreement, as applicable, affecting the Buyer and its Affiliates.

(b) No Change in Recommendation or Alternative Acquisition Agreement. During the Pre-Closing Period, neither the Special Committee nor the Company Board nor any committee thereof shall:

(i) withhold, withdraw or modify in a manner adverse to the Buyer, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the approval or recommendation by the Special Committee or the Company Board or any committee thereof with respect to the Merger or the Company Voting Proposal;

(ii) authorize, cause or permit the Company to enter into (or publicly propose that the Company enter into) any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (an “Alternative Acquisition Agreement”) with respect to any Acquisition Proposal or authorize, approve or publicly recommend or publicly propose to approve or recommend any Acquisition Proposal (or resolve or authorize to do any of the foregoing actions), except for a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a); or

(iii) approve, recommend or take any position other than to recommend rejection (including withdrawing, or modifying in a manner adverse to Buyer, any recommendation of rejection) of, any Acquisition Proposal.

Notwithstanding the foregoing or anything else herein to the contrary, the Company, the Special Committee and/or the Company Board may, prior to the Company Meeting only, to the extent failure to do is reasonably likely to be a violation of the fiduciary obligations of the Special Committee or the Company Board under applicable law, as determined in good faith by the Special Committee or the Company Board after consultation with outside counsel, in response to a Superior Proposal received by the Special Committee or the Company Board after the date of this Agreement, (A) withhold, withdraw or modify in a manner adverse to the Buyer the Company Recommendation (as defined below) and, in the case of a Superior Offer that is a tender or exchange offer, recommend that the Company’s stockholders accept the tender or exchange offer (a “Change in the Company Recommendation”) and/or (B) terminate this Agreement in accordance with Article VIII and enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, but, in each case only if:

(w)	such Acquisition Proposal did not result from a breach by the Company of this Section 6.1;

(x)	the Company has complied in all material respects with this Section 6.1, including Section 6.1(c); and

(y)	the Special Committee or the Company Board shall have provided written notice to the Buyer that it is prepared to effect a Change in the Company Recommendation in response to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal and shall be delivered to the Buyer at least two Business Days prior to such Change in the Company Recommendation or entry into an Alternative Acquisition Agreement, as applicable; and

(z)	in the event of any termination of this Agreement pursuant to the immediately preceding clause (B) of this paragraph, the Company pays the Termination Fee under Section 8.3 concurrently with and as a condition of such termination.

(c) Notices to the Buyer. The Company shall as promptly as reasonably practicable (but in any event within 24 hours) provide written (it being understood that electronic mail messages shall be deemed satisfactory for this purpose) and, to the extent practicable, oral notice to the Buyer of receipt by the Company of any Acquisition Proposal, any inquiry with respect to or any request for nonpublic information in connection with, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal, inquiry or request and the identity of the person making any such Acquisition Proposal, inquiry or request and shall keep the Buyer informed in all material respects on a current basis of the status thereof and of any communications, modifications or developments with respect to such Acquisition Proposal, inquiry or request, including, without limitation, copies of all written Acquisition Proposals, inquiries or requests and material written information exchanged with any third party (other than any Representative of the Company or its Subsidiaries) relating thereto, including draft agreements, term sheets and other material written communications or materials. The Company agrees that it and its Subsidiaries will not enter into a confidentiality agreement with any person subsequent to the date of this Agreement that prohibits the Company from providing such information to the Buyer.

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from complying in good faith with respect to a tender or exchange offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act; provided, however, that neither the Company nor the Special Committee nor Company Board nor any committee thereof shall (i) recommend that the stockholders of the Company tender or exchange their shares of Company Common Stock in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withhold, withdraw or modify the Company Board’s recommendation with respect to the Merger or the Company Voting Proposal, unless in each case the applicable requirements of this Section 6.1 shall have been satisfied.

(e) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and shall request that all confidential information previously furnished to any such third parties be promptly returned or destroyed.

(f) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer (i) relating to a merger, reorganization, consolidation, extra-ordinary dividend or distribution to stockholders of the Company, tender offer, exchange offer, liquidation, dissolution, or other business combination involving the Company or any of its Significant Subsidiaries, (ii) for the issuance by the Company of 10% or more of its equity securities or (iii) to acquire (including any acquisition of the capital stock of the Company by the Company of its Subsidiaries) in any manner, directly or indirectly, 10% or more of the outstanding capital stock or assets of the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any unsolicited bona fide written proposal made by a third party to acquire, directly or indirectly, a majority of the outstanding Company Common Stock or substantially all of the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a sale of its assets, or other business combination or transaction (i) which the Special Committee or the Company Board determines in good faith (after consultation with its legal and financial advisors) to be (A) more favorable to the holders of Company Common Stock from a financial point of view than the transactions contemplated by this Agreement and (B) reasonably capable of being completed on the terms proposed, in each case taking into account all financial, regulatory, legal and other aspects of such proposal, and (ii) which either has no financing condition is accompanied by commitment letters which the Special Committee or the Company Board determines in good faith (after consultation with its legal and financial advisors) make it reasonably likely such Acquisition Proposal will be consummated on the terms proposed.

6.2 Proxy Statement. As promptly as practicable after the execution of this Agreement (and using all reasonable efforts to file on or prior to November 30, 2005), the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement and the Schedule 13E-3. Subject to Section 6.1(b), the Company, acting through the Company Board, shall include in the Proxy Statement and the Schedule 13E-3 the recommendation of the Special Committee and the Company Board that the stockholders of the Company vote in favor of the adoption of this Agreement (the “Company Recommendation”). The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or Schedule 13E-3. The Company shall use all reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement, the Schedule 13E-3, any amendment thereto, any other soliciting material or any response to comments by the SEC with respect thereto the Company shall provide the Buyer a reasonable amount of time to review and comment on such document or response and shall include in such document comments reasonably proposed by the Buyer.

6.3 Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel, potential funding sources, placement agents, financing representatives and other Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) (a) furnish promptly to the Buyer, its accountants, counsel, potential funding sources, placement agents and other Representatives all other information concerning its business, finances, operations, properties, assets and personnel as the Buyer may reasonably request and (b) will instruct the Company’s employees and Representatives to cooperate in accordance with the foregoing with the Buyer in its investigation of the business of the Company and its Subsidiaries. Notwithstanding the foregoing, the Company may restrict the foregoing access to the extent that (i) in the reasonable judgment of the Company, any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable judgment of the Company, disclosure of any such information or document would result in the loss of the Company’s attorney-client privilege or (iii) in the reasonable judgment of the Company, such disclosure would result in a material breach of a Contract to which the Company or any of its Subsidiaries is a party on the date of this Agreement. The Buyer and its officers, employees, accountants, counsel, potential funding sources, placement agents, financing representatives and other Representatives shall hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement.

6.4 Stockholders Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable law, the Company Charter Documents and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. The Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting, provided that no adjournment may be to a date on or after three Business Days prior to the Outside Date.

6.5 Legal Requirements.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.5(b), the Company and the Buyer shall, and the Company shall cause its Subsidiaries to, each use their commercially reasonable efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in connection therewith, the Company and its Subsidiaries shall not be required to make or agree to make, and without the prior written consent of the Buyer, none of the Company or its Subsidiaries will make or agree to make, any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(iii) as promptly as practicable, make all necessary filings, notifications, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings. The Company and the Buyer shall each use their commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Schedule 13E-3) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.5(a) shall modify or affect their respective rights and responsibilities under Section 6.5(b).

(b) The Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(c) Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor any of its Affiliates shall be under any obligation to take any action under this Section 6.5 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

6.6 Public Disclosure. Except as contemplated by Section 6.1, the Buyer and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on any press release with respect to this Agreement and the transactions contemplated hereby, including the Merger, and will not issue any such press release prior to such consultation and (to the extent practicable) agreement, except as may be required by law or the rules and regulations of the NASDAQ Stock Market or any other applicable national or regional securities exchange or market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

6.7 Indemnification.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations. Each Indemnified Party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Buyer or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Company Charter Documents, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company, unless such amendment, modification or repeal is required by applicable law after the Effective Time.

(c) The Surviving Corporation shall maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time insurance “tail” or other insurance policies with respect to directors’ and officers’ liability insurance with respect to matters existing or occurring at or prior to the Effective Time in an amount and scope at least as favorable as the coverage applicable to directors and officers as of the Effective Time under the Company’s directors’ and officers’ liability insurance policy; provided, however, that if such “tail” or other policies are not available at a cost not greater than 200% of the annual premiums paid as of the date hereof under such policy (the “Insurance Cap”) (which premium the Company hereby represents and warrants is as set forth on Section 6.7(c) of the Company Disclosure Schedule), then the Surviving Corporation shall cause to be obtained as much comparable insurance as can reasonably be obtained in its good faith judgment at a cost up to but not exceeding the Insurance Cap.

(d) The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its Subsidiaries any of their officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under such policies.

(f) This Section 6.7 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then, and in each case, proper provision shall be made so that the successor and assign of the Surviving Corporation shall honor the obligations set forth with respect to the Surviving Corporation in this Section 6.7.

6.8 Exemption from Liability Under Section 16. Prior to the Closing, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) under such rule and result from the transactions contemplated by Articles I and II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

6.9 Notification of Certain Matters.

(a) The Company shall give prompt notice to the Buyer of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied.

(b) The Buyer shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Buyer to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied.

6.10 Resignations; EBT’s. The Company shall use its commercially reasonable efforts to obtain and deliver to the Buyer at the Closing evidence reasonably satisfactory to the Buyer of the resignation, effective as of the Effective Time, of all directors of the Company and its Subsidiaries (except those designated by the Buyer to the Company in writing at least 10 Business Days prior to the Closing). The Company shall cooperate with the Buyer in seeking to implement such arrangements with respect to the EBT’s as shall be reasonably requested by Buyer.

6.11 Employee Benefits Matters.

(a) The Buyer hereby agrees that, for a period of one year after the Effective Time, it shall, or it shall cause the Surviving Corporation and its subsidiaries to, (i) provide employees of the Company as of the Effective Time (each, an “Employee”), with salary, employee benefits and incentive compensation opportunities (other than equity-based compensation) that are comparable in the aggregate to those provided to such Employees immediately prior to the Effective Time. From and after the Effective Time, the Buyer shall cause the Surviving Corporation and its subsidiaries to comply with the terms of (including, without limitation, terms which provide for amendment or termination) all Contracts of the Company (other than the Company Stock Options cancelled pursuant to Section 2.3(a)) as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company. Nothing herein shall be deemed to be a guarantee of employment for any Employee, or to restrict the right of the Buyer or the Surviving Corporation to terminate any Employee or amend or terminate any Company Plan.

(b) Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, and benefit accrual, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by the Buyer, the Surviving Corporation or any of their respective subsidiaries under which Employees may be eligible to participate on or after the Effective Time to the same extent recognized by the Company under comparable Company Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Such plan, program or arrangement shall credit Employees for service accrued or deemed accrued on or prior to the Effective Time with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by the Buyer or the Surviving Corporation (“Buyer Welfare Benefit Plans”) in which an active Employee may become eligible to participate in the one-year period following the Effective Time, the Buyer shall (i) waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each active Employee under any Buyer Welfare Benefit Plan to the same extent waived under a comparable Company Plan and (ii) use commercially reasonable efforts to cause any eligible expenses incurred by any Employee and his or her covered dependents under comparable Company Plans during the plan year in which such individuals move to a comparable Buyer Welfare Benefit Plan to be taken into account under the Buyer Welfare Benefit Plans for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her dependents as if such amounts had been paid in accordance with the Buyer Welfare Benefit Plans.

(d) No Third Party Beneficiaries. The Buyer and the Company acknowledge and agree that all provisions contained in this Article VI with respect to Employees are included for the sole benefit of the Buyer and the Company and shall not create any right (i) in any other person, including, without limitation, any Employees, any participant in any Company Plans or any beneficiary thereof or (ii) to continued employment with Buyer or the Surviving Corporation or shall interfere with the right of Buyer or the Surviving Corporation to amend, modify or terminate any Buyer Welfare Benefit Plan or Company Plan (subject in each case to the provisions of Section 6.11(a), (b) and (c) above) or to terminate the employment of any Employee for any reason.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been approved and adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b) HSR Act and Applicable Foreign Antitrust Laws. All waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and applicable foreign Antitrust Laws shall have expired or otherwise been terminated.

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been filed or been obtained.

7.2 Additional Conditions to Obligations of the Buyer. The obligations of the Buyer to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (without regard to any materiality or Company Material Adverse Effect qualifications or exceptions contained therein) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties (without regard to any materiality or Company Material Adverse Effect qualifications or exceptions contained therein) shall be true and correct as of such date), in each case, except (other than the representations and warranties of the Company set forth in Section 3.2(a), the first two sentences of Section 3.2(c) (to the extent and only to the extent they relate to the capitalization or securities (including for this purpose phantom stock, stock appreciation rights and similar obligations) of the Company or any right to acquire securities of the Company) and Section 3.21, which shall be true and correct in all material respects) where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to result in, a Company Material Adverse Effect and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Restraints. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity of competent jurisdiction seeks to, (A) make the Merger illegal or otherwise restrain in any material respect or prohibit consummation of the Merger or the other material transactions contemplated by this Agreement that are necessary to consummate the Merger on the terms hereof, (B) prohibit or limit in any material respect (x) the Buyer’s ability to vote, control, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation or any of its Subsidiaries or (y) the Buyer’s ability to effectively control or otherwise exercise ownership rights with respect to the business or operations of the Company or its Subsidiaries, (C) cause the transactions contemplated by this Agreement to be rescinded following consummation or (D) compel the Company, the Buyer or any of their respective subsidiaries to dispose of or hold any significant portion of the business or assets of the Company, the Buyer or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement.

(d) No Material Adverse Effect. Since the date hereof, there shall not have occurred any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect.

(e) Financing. The Buyer shall have received gross proceeds from any combination of the debt financing arrangements (including debt securities offerings) contemplated by the Debt Commitment Letter on terms and conditions as set forth in the Debt Commitment Letter or upon terms and conditions which are, in the reasonable judgment of the Buyer, at least as favorable to the Buyer as the terms and conditions set forth in the Debt Commitment Letter aggregating (i) in the event the Closing occurs on or prior to March 31, 2006, $600 million minus the aggregate principal amount of any Convertible Notes that remain outstanding at Closing to the extent that such outstanding Convertible Notes reduce the available funding under the financings contemplated by the Debt Commitment Letter, and (ii) in the event the Closing occurs thereafter, the sum of (x) $580 million minus (y) the aggregate principal amount of any Convertible Notes that remain outstanding at Closing to the extent that such outstanding Convertible Notes reduce the available funding under the financing contemplated by the Debt Commitment Letter minus (z) the lesser of (A) $10 million and (B) the amount (if any) by which cash of the Company and its Subsidiaries that is available at the Closing to pay Merger Consideration and related costs and expenses exceeds the sum of $188 million plus the amount of cash proceeds received by the Company after the date hereof from the exercise of stock options; provided, however, if the funding under the Contribution Agreement has not occurred and the only condition to funding in the amounts required to satisfy the condition set forth in this Section 7.2(e) under the definitive documents contemplated by the Debt Commitment Letter that is not satisfied is the funding under the Contribution Agreement in the amounts set forth in the Contribution Agreement, then the condition under this Section 7.2(e) shall be deemed satisfied or waived unless the failure to fund under the Contribution Agreement results from a breach by the Co-Investor (as defined in the Contribution Agreement).

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer (without regard to any materiality or Buyer Material Adverse Effect qualifications or exceptions contained therein) set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties (without regard to any materiality or Buyer Material Adverse Effect qualifications or exceptions contained therein) are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to result in, a Buyer Material Adverse Effect; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(c) No Restraints. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity of competent jurisdiction seeks to, (A) make the Merger illegal or otherwise restrain in any material respect or prohibit consummation of the Merger or the other material transactions contemplated by this Agreement that are necessary to consummate the Merger on the terms hereof, or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation.

(d) Solvency Opinion. To the extent any solvency opinion is delivered to any of the Senior Lenders (as defined in the Debt Commitment Letter) under the Debt Commitment Letter or other lenders pursuant to an alternate debt financing arrangement, then a copy of such solvency opinion shall have been delivered to the Company and the Company’s Board of Directors, with such solvency letter either being expressly addressed to such persons or being in such form and manner as may be required in order that such persons shall be entitled to rely upon such solvency letter as if such solvency letter were expressly addressed to such persons.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the Company Meeting) (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party specifying the provision hereof pursuant to which such termination is effected):

(a) by mutual written consent of the Buyer and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by April 30, 2006 (the “Outside Date”), provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (or in the case of the Buyer, failure of SLP to fulfill any obligation under the Commitment Letters) has been a principal cause of the failure of the Merger to occur on or before the Outside Date; or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) by either the Buyer or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the adoption of the Company Voting Proposal shall not have been obtained, provided that the right to terminate under this Section 8.1(d) shall not be available to the Company if the Company is in material breach of its obligations under Sections 6.1, 6.2 or 6.4 in a manner that could reasonably be expected to adversely affect the results of the Company Meeting; or

(e) by the Buyer, if: (i) the Company Board shall have failed to include the Company Recommendation in the Proxy Statement or shall have effected a Change in the Company Recommendation; (ii) the Company Board shall have authorized, approved or recommended to the stockholders of the Company an Acquisition

Proposal; (iii) the Company shall have failed to call the Company Meeting in accordance with Section 6.4 or shall have failed to deliver the Proxy Statement in accordance with Section 6.2 in material breach of either such Section such that the Company Meeting cannot be held at least three Business Days prior to the Outside Date; (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend rejection (or subsequently withdraws or modifies in any manner adverse to Buyer a recommendation of rejection) of such offer; or (v) any person or group (other than the Buyer or an Affiliate of the Buyer) shall have acquired beneficial ownership of 50% or more of the outstanding Company Common Stock.

(f) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer or which by its nature or timing cannot reasonably be cured by the Outside Date;

(g) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company or which by its nature or timing cannot reasonably be cured by the Outside Date; or

(h) by the Company, prior to the Company Meeting pursuant to and in compliance with Section 6.1 (including the observance of the two Business Day period set forth in Section 6.1(b)), in connection with the execution by the Company of an Alternative Acquisition Agreement.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, or their respective officers, directors, stockholders or Affiliates under this Agreement; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement or the Commitment Letters and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) The Company shall pay to such Person or Person(s) as shall be designated in writing by Buyer a termination fee in an amount equal to $35,000,000 (the “Termination Fee”) if:

(i) this Agreement is terminated (A) pursuant to Sections 8.1(e) or (B) pursuant to Section 8.1(h); or

(ii) (A) this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(f) (which termination pursuant to Section 8.1(f) is the result of a breach of any covenant or agreement or any willful breach of a representation or warranty) and at any time after the date hereof and prior to such termination any Acquisition Proposal shall have been made known to the Company or publicly disclosed, and (B) within 12 months after any such termination, any Acquisition of the Company shall have been consummated or the Company or any of its Subsidiaries becomes a party to an Alternative Acquisition Agreement with respect to any Acquisition of the Company (which need not be the same Acquisition Proposal that was made or publicly disclosed prior to such termination).

The Termination Fee due under Section 8.3(b)(i) (A) shall be paid to the Buyer by wire transfer of same-day funds within one Business Day following termination of this Agreement. The Termination Fee due under Section 8.3(b)(i) (B) shall be paid to the Buyer prior to or concurrent with such termination and receipt of such Termination Fee will be a condition to such termination. The Termination Fee due under Section 8.3(b)(ii) shall be paid to the Buyer by wire transfer of same-day funds within one Business Day following the entry into the definitive agreement to consummate the Acquisition of the Company or, in the absence thereof, the consummation of the Acquisition of the Company, as applicable.

(c) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the Termination Fee and reimbursement of expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of Section 8.2 but is otherwise the sole and exclusive remedy of the parties in connection with any termination of this Agreement on the bases specified in Section 8.3(b).

(d) The Company shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the Buyer in connection with its enforcement of the rights provided in this Section 8.3 with respect to any claim which results in a judgment against the Company to pay the Termination Fee.

(e) For purposes of this Section 8.3 only, “Acquisition of the Company” shall mean any of the following transactions (other than the Merger): (i) a merger, consolidation or other business combination involving the Company other than any merger, consolidation or other business combination pursuant to which (x) the only consideration received or retained by the stockholders of the Company in their capacity as such consists of equity securities in the surviving or resulting entity of such transaction or any direct or indirect parent thereof and (y) the equity interests held in the Company and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the Company immediately preceding such transaction in respect of such equity interests constitute 66 2/3% or more of the voting power and market value of (A) the outstanding common stock and (B) all other classes of outstanding capital stock in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the Company or any of its Subsidiaries of assets or other rights representing 50% or more of the aggregate fair market value of the Company and its Subsidiaries’ assets and other rights as a whole immediately prior to such sale, (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing 50% or more of, (x) the then outstanding shares of Company Common Stock or (y) the voting power of the then outstanding shares of capital stock of the Company.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Section 6.7 and Article IX.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Buyer, to

Spyglass Merger Corp.

c/o Silver Lake Partners

2725 Sand Hill Road

Suite 150

Menlo Park, California 94025

Attn: Alan Austin

Telecopy: (650) 234-2593

with a copy to:

Simpson Thacher & Bartlett LLP

3330 Hillview Avenue

Palo Alto, California 94301

Attn: Richard Capelouto

Telecopy: (650) 251-5002

(b)	if to the Company, to

Serena Software, Inc.

2755 Campus Drive, 3rd Floor

San Mateo, California 94403-2538

Attn: Robert I. Pender

Telecopy: (650) 522-6804

with a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304-1050

Attn: Larry Sonsini

Telecopy: (650) 493-6811

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries. Except as provided in Section 6.7 (with respect to which the Indemnified Parties shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to (a) confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, (b) create any agreement of employment with any person or (c) otherwise create any third-party beneficiary hereto.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that notwithstanding the foregoing, the Buyer may assign its rights and obligations hereunder to any Affiliate of SLP without the prior written consent of the other parties hereto; provided, further, that no such assignment shall relieve the Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity, legality or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12 Waiver of Jury Trial. EACH OF THE BUYER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Buyer and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SPYGLASS MERGER CORP.

By:	/S/ ALAN K. AUSTIN
Name:	Alan K. Austin
Title:	Vice President

SERENA SOFTWARE, INC.

By:	/S/ MARK WOODWARD
Name:	Mark Woodward
Title:	President/CEO

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF CONTRIBUTION AGREEMENT

[See Annex D to this Proxy Statement]

EXHIBIT B

FORM OF SPONSOR GUARANTEE

[See Annex C to this Proxy Statement]

EXHIBIT C

FORM OF CERTIFICATE OF INCORPORATION

RESTATED CERTIFICATE OF INCORPORATION

OF

SERENA SOFTWARE, INC.

FIRST.    The name of the corporation is SERENA Software, Inc. (the “Corporation”)

SECOND.    The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH.

A.    The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred ten million and one (210,000,001), consisting of ten million (10,000,000) shares of preferred stock, par value $0.01 par share (hereinafter referred to as “Preferred Stock”), one (1) share of Series A Preferred Stock, par value $0.01 per share (hereinafter referred to as “Series A Preferred Stock”) and two hundred million (200,000,000) shares of common stock, par value $0.01 per share (hereinafter referred to as “Common Stock”).

B.    The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1)    The designation of the series, which may be by distinguishing number, letter or title.

(2)    The number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(3)    The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

(4)    Dates at which dividends, if any, shall be payable.

(5)    The redemption rights and price or prices, if any, for shares of the series.

(6)    The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(7)    The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(8)    Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

(9)    Restrictions on the issuance of shares of the same series or of any other class or series.

(10)    The voting rights, if any, of the holders of shares of the series.

C.    Set forth below is a statement of the powers, preferences and rights of the share of Series A Preferred Stock, and the qualifications, limitations and restrictions with respect to such series:

(1)    Dividends. The holder of the Series A Preferred Stock shall not be entitled to receive dividends.

(2)    Preference on Liquidation.

(a)    In the event of the Liquidation (as defined below) of the Corporation, the holder of the Series A Preferred Stock shall be entitled to have paid to it out of the assets of the Corporation available for distribution to stockholders before any distribution is made to or set apart for the holders of Common Stock or other Junior Securities (as defined below), an amount in cash equal to $1.00 per share (the “Series A Preferred Stock Liquidation Preference”).

(b)    In the event of a Liquidation, the Corporation shall give, by certified mail, return receipt requested, postage prepaid, addressed to the holder of the share of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, at least 20 days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for determining rights to vote in respect of any such Liquidation and of the date when the same shall take place.

(3)    Voting. The holder of the share of Series A Preferred Stock shall have the following voting rights:

(a)    Except as otherwise required by law or pursuant to this Section 3, the holder of the share of Series A Preferred Stock shall not be entitled to vote on any matters submitted to a vote of the stockholders of the Corporation.

(b)    Until a Voting Control Event has occurred, the holder of the Series A Preferred Stock shall have the right, voting separately as a class, at each meeting of the holder of the Series A Preferred Stock held for the purpose of electing one director of the Corporation (the “Series A Director”). No stockholders of the Corporation other than the holder of the Series A Preferred Stock shall be entitled to vote with respect to the election or the removal without cause of the Series A Director. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holder of the outstanding share of Series A Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of the Series A Director by such class. At any such meeting or adjournment thereof, the absence of a quorum of the holder of Series A Preferred Stock shall not prevent the election of directors other than the Series A Director and the absence of a quorum or quorums of the holders of capital stock of the Corporation entitled to elect such other directors shall not prevent the election of the Series A Director. In the case of any vacancy occurring with respect to the Series A Director, such vacancy shall only be filled by the holder of the outstanding Series A Preferred Stock, voting separately as a class.

(c)    The affirmative vote of the holder of the outstanding Series A Preferred Stock shall be required for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of any provisions of this Certificate of Incorporation or the By-Laws that would adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock or of the holder thereof in such capacity.

(d)    Upon the occurrence of a Voting Control Event, the rights of the holder of the Series A Preferred Stock pursuant to this Section 3 shall immediately terminate and the holder of the Series A Preferred Stock shall thereafter have no voting rights, except as otherwise required by applicable law.

(4)    Redemption.

(a)    Upon the occurrence of the Voting Control Event, to the extent the Corporation shall have funds legally available for such payment, the Corporation shall promptly redeem the share of Series A Preferred Stock at a redemption price per share in cash equal to the Series A Preferred Stock Liquidation Preference (the “Redemption Price”).

(b)    If the Corporation shall redeem the share of Series A Preferred Stock pursuant to this Section 4, notice of such redemption shall be given by certified mail, return receipt requested, postage prepaid, mailed not less than two days nor more than 45 days prior to the redemption date, to the holder of record of the share to be redeemed at such holder’s address as the same appears on the stock books of the Corporation or its transfer agent. Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state: (i) the redemption date; and (ii) the place or places where the certificate for such share is to be surrendered for payment of the Redemption Price.

(c)    Upon surrender in accordance with notice given pursuant to this Section 4 (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the Redemption Price.

(d)    If notice has been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing for the payment of the Redemption Price of the share called for redemption), (i) said share shall no longer be deemed to be outstanding and (ii) all rights of the holder thereof as holder of the Series A Preferred Stock shall cease (except the right to receive from the Corporation the Redemption Price without interest thereon, upon surrender and endorsement of its certificates if so required).

(5)    Merger or Consolidation. Unless a Voting Control Event has occurred, in the event of a merger or consolidation of the Corporation with or into any person pursuant to which the corporation shall not be the continuing person, the Series A Preferred Stock shall be converted into or exchanged for and shall become a preferred share of such successor or resulting company or, at the Corporation’s sole discretion, the parent of such successor or resulting company, having in respect of such successor or resulting company or parent of such successor or resulting company, substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series A Preferred Stock had immediately prior to such transaction.

(6)    Limitation and Rights Upon Insolvency. Notwithstanding any other provision of this Certificate of Designations, the Corporation shall not be required to pay any amount in respect to any redemption of the Series A Preferred Stock at a time when immediately after making such payment the Corporation is or would be rendered insolvent (as defined by applicable law), provided that the obligation of the Corporation to make any such payment shall not be extinguished in the event the foregoing limitation applies.

(7)    Share to be Retired. When the share of Series A Preferred Stock is redeemed, exchanged or otherwise acquired by the Corporation, it shall be retired and canceled.

(8)    Transfer Restrictions. The holder of Series A Preferred Stock may not effect any offer, sale, pledge, transfer or other disposition or distribution (or enter into any agreement with respect to any of the foregoing) (a “Transfer”) of the share of Series A Preferred Stock, except (a) a Transfer to any SLP Investor or (b) a Transfer to any other person in connection with the consummation of a transaction pursuant to Section 3.5 of the Stockholders Agreement in which the holder of Series A Preferred Stock does not receive any consideration with respect to such Transfer of Series A Preferred Stock (for the avoidance of doubt, it being understood that this clause (b) shall in no manner limit the amount or type of consideration that the holder of Series A Preferred Stock may receive in connection with such transaction with respect to any other securities of the Company beneficially owned by such holder).

(9)    Legends. The certificate representing the share of Series A Preferred Stock shall bear the following legend:

THE SHARE OF SERIES A PREFERRED STOCK, PAR VALUE $.01 PER SHARE, REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR TRANSFERRED BY THE HOLDER HEREOF, EXCEPT IN COMPLIANCE WITH THE CERTIFICATE OF INCORPORATION OF THE CORPORATION.

(10)    Other Rights. Other than as may be prescribed by law, and except as set forth in this Certificate of Incorporation, the holder of the Series A Preferred Stock shall not have any other voting rights, conversion rights, preferences or special rights.

D.    Except as may otherwise be provided in this Certification of Incorporation (including the any certificate of designations relating to any series of Preferred Stock) or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

FIFTH.

A.    The business and affairs of the Corporation shall be managed by, or under the direction of, the board of directors of the Corporation (the “Board of Directors”). The total number of directors constituting the entire Board shall be fixed from time to time by the Board of Directors. Elections of directors need not be by written ballot unless the By-Laws shall so provide.

B.    Prior to a Voting Control Event, with respect to any determination, matter or action of or by the Board of Directors (other than an action by unanimous written consent in lieu of a meeting), the Series A Director shall have voting rights and powers that entitle such Series A Director to exercise one vote more than all votes entitled to be cast by all other directors at such time. All directors other than the Series A Director shall have one vote at all meetings of the Board of Directors.

C.    Prior to a Voting Control Event, the Series A Director shall be a member of every committee of the Board of Directors and, with respect to any determination, matter or action of or by any committee of the Board of Directors (other than an action by unanimous written consent in lieu of a meeting), the Series A Director shall have voting rights and powers that entitle such Series A Director to exercise one vote more than all votes entitled to be cast by all other members of such committee of the Board of Directors at such time. All members of any committee of the Board of Directors other than the Series A Director shall have one vote at all meetings of such committee of the Board of Directors.

D.    In addition to the requirements under applicable law and the By-Laws of the Corporation, prior to a Voting Control Event, for purposes of determining a quorum for transaction of business at any meeting of the Board of Directors or any committee of the Board of Directors, the Series A Director shall be deemed to be equal to a majority of the Board of Directors or the members of such committee, as the case may be.

E.    The Corporation may not amend this Restated Certificate of Incorporation to increase the authorized number of shares of Series A Preferred Stock or to alter the powers, preferences or rights of the Series A Preferred Stock without the prior consent of the Co-Investors holding a majority of all shares of Common Stock held by the Co-Investors.

SIXTH.    In furtherance of and not in limitation of the power conferred by the DGCL, the Board of Directors, acting by majority vote (after giving effect to ARTICLE FIFTH), is expressly authorized to adopt, amend or repeal the By-Laws.

SEVENTH.    The Corporation is to have perpetual existence.

EIGHTH.    To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders or the affiliates of the foregoing, other than those officers, directors, stockholders, or affiliates who (a) are employees of the Corporation or any subsidiary of the Corporation and (b) are not affiliates of Silver Lake Partners II, L.P. No amendment or repeal of this ARTICLE EIGHTH shall apply to or have any effect on the liability or alleged liability of any such officer, director, stockholder or affiliate for or with respect to any business opportunities of which such officer, director, stockholder or affiliate becomes aware prior to such amendment or repeal.

NINTH.    Meetings of stockholders may be held within or without the state of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-Laws.

TENTH.    Except as otherwise provided by the DGCL as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of a corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this ARTICLE TENTH shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

ELEVENTH.

A.    The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director, officer or employee of the Corporation or any subsidiary of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

B.    Neither any amendment nor repeal of this ARTICLE ELEVENTH, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this ARTICLE ELEVENTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE ELEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision, shall adversely affect any right or protection of a director, officer or employee of the Corporation or any subsidiary of the Corporation or any predecessor of the Corporation or any person who serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation, existing at the time of such amendment, repeal or adoption of an inconsistent provision.

TWELFTH.    For purposes of this Certificate of Incorporation:

A.    “affiliate” means with respect to any specified person, means any other person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting equity interests, as trustee or executor, by contract or credit arrangements or otherwise.

B.    “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended; provided, however that (1) none of the SLP Investors shall be deemed to beneficially own any securities of the Company held by any of the Co-Investors solely by virtue of the provisions of the Stockholders Agreement and (2) none of the Co-Investors shall be deemed to beneficially own any securities of the Company held by the SLP Investors solely by virtue of the provisions of the Stockholders Agreement.

C.    “Co-Investors” has the meaning set forth in the Stockholders Agreement.

D.    “Junior Securities” means any class or series of stock or equity securities of the Corporation that by its terms is junior to the Series A Preferred Stock as to the distribution of assets upon Liquidation.

E.    “Liquidation” shall be deemed to include any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. For the avoidance of doubt, “Liquidation” shall not be deemed to include (i) a consolidation or merger of the Corporation into or with any other entity or entities, (ii) a transaction or series of related transactions that results in the transfer of more than 50% of the voting power of the Corporation and (iii) unless in connection with a plan of liquidation, dissolution or winding up of the Corporation, the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets.

F.    “person” means any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

G.    “Share Equivalents” means (i) the outstanding shares of Common Stock and (ii) the number of shares of Common Stock issuable upon exercise, conversion or exchange of any security that is currently exercisable for, convertible into or exchangeable for, on any such date of determination, shares of Common Stock without payment to the Corporation of any additional consideration.

H.    “SLP Investors” means Silver Lake Partners II, L.P. and its affiliates, collectively.

I.    “Stockholders Agreement” means the Stockholders Agreement, dated as of                         , 2006, by and among the Corporation, the SLP Investors and the other parties thereto, as the same may from time to time be amended, supplemented or otherwise modified.

J.    “Voting Control Event” means the earliest to occur of the following: (i) the SLP Investors, in the aggregate, no longer beneficially own at least 20% of the outstanding Share Equivalents, (ii) the SLP Investors, in the aggregate, no longer beneficially own at least twenty percent (20%) more of the outstanding Share Equivalents than the Co-Investors, in the aggregate, beneficially own or (iii) the consummation of an underwritten public offering of Common Stock, registered under the Securities Act of 1933, as amended.

ANNEX B

November 10, 2005

Opinion of Morgan Stanley & Co. Incorporated

Special Committee of the

Board of Directors

Serena Software, Inc.

2755 Campus Drive

Third Floor

San Mateo, California 94403

Members of the Special Committee:

We understand that Serena Software, Inc. (the “Company”) and Spyglass Merger Corp. (the “Buyer”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 10, 2005 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Buyer with and into the Company. Pursuant to the Merger, each outstanding share of common stock, par value $0.001 per share (the “Company Common Stock”) of the Company, other than those shares owned by Mr. Douglas Troxel (the “Rollover Investor”) that are exchanged for shares of the common stock of the Buyer, shares held in treasury, or held by the Buyer or any wholly-owned subsidiaries of the Buyer or as to which dissenters’ rights have been perfected, will be converted into the right to receive $24.00 per share in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We further understand that approximately 7.5 million of the outstanding shares of the Company Common Stock held by the Rollover Investor will be exchanged for shares of common stock of the Buyer. We note that the Rollover Investor and the Buyer intend to enter into a contribution and voting agreement (the “Contribution Agreement”) in connection with the Merger.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders other than the Rollover Investor.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of the Company;

ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

iii)	reviewed certain financial projections of the Company prepared by the management of the Company;

iv)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

v)	reviewed the reported prices and trading activity for the Company Common Stock and other publicly available information regarding the Company;

vi)	compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

vii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

viii)	participated in discussions and negotiations among representatives of the Company, the Buyer and their financial and legal advisors;

ix)	reviewed the Merger Agreement, the Contribution Agreement, the financing agreements between the Buyer and Lehman Brothers Inc., Lehman Commercial Paper Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and UBS Loan Finance LLC, substantially in the form of the drafts dated November 8, 2005 (the “Financing Agreements”) and certain related documents; and

x)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the future financial performance of the Company. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions including, among other things, that the Buyer will obtain financing for the Merger in accordance with the terms set forth in the Financing Agreements and that the transactions contemplated by the Contribution Agreement will be consummated in accordance with its terms. We have relied upon, without independent verification, the assessment by the management of the Company of the validity of, and risks associated with, the Company’s existing and future technologies, intellectual property, products and services, and the strategic rationale for the Merger. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to such matters. This opinion does not address the fairness of any consideration to be received by the Rollover Investor pursuant to the Merger Agreement or the Contribution Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by affiliates of the Buyer. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company, affiliates of the Buyer or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders other than the Rollover Investor.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ MICHAEL F. WYATT
Michael F. Wyatt
Managing Director

B-2

ANNEX C

Execution Copy

Sponsor Guarantee

Silver Lake Partners II, L.P.

2725 Sand Hill Road, Suite 150

Menlo Park, California 94025

November 11, 2005

Board of Directors

Serena Software, Inc.

2755 Campus Drive, 3rd Floor

San Mateo, California 94403-2538

Ladies and Gentlemen:

Concurrently herewith Serena Software, Inc., a Delaware corporation (the “Company”) is entering into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time, the “Agreement”), by and between the Company and Spyglass Merger Corp., a Delaware corporation (“Buyer”). Capitalized terms in this letter shall have the meaning ascribed thereto in the Agreement.

In exchange for good and valuable consideration and in order to induce the Company to enter into the Agreement, Silver Lake Partners II, L.P. (“SLP”), an affiliate of Buyer, hereby irrevocably guarantees (the “Guarantee”) the payment to the Company of any and all amounts which are finally judicially determined to be due to the Company from Buyer by reason of the willful breach of the terms of the Agreement by Buyer (any such amount so due, an “Obligation”), up to a maximum of $52,350,000 in the manner set forth in the following paragraph of this letter. For the purposes of this Guarantee, the term “finally judicially determined” shall mean the entry of a judgment by a court or other tribunal of competent jurisdiction, which judgment has become final and non-appealable, that Buyer is in willful breach of the terms of the Agreement or, in the event Buyer becomes the subject of a case under any chapter of title 11 of the United States Code, the allowance by order of the bankruptcy court or other court of competent jurisdiction, of the Company’s proof of claim against Buyer based on its willful breach of the Agreement, which order has become final and non-appealable. For the avoidance of doubt, any failure to complete the Merger as a result of any breach of the Contribution Agreement by the Co-Investor will not be deemed to be a willful breach by Buyer.

If Buyer shall have been finally judicially determined to have been in willful breach of the Agreement, then SLP, promptly upon, and in no event less than ten Business Days after, the Company’s written demand, shall be obligated to pay to the Company an amount equal to the unpaid Obligation then due and owing, up to a maximum of $52,350,000. Any Obligation paid by SLP shall be paid in lawful currency of the United States of America and in immediately available funds.

This Guarantee shall terminate upon the earlier of (i) the Closing or (ii) the termination of the Agreement pursuant to the provisions of Section 8.1 thereof under circumstances which can not give rise to any Obligation.

This Guarantee is unconditional. SLP II hereby waives all notices (including notice of acceptance of the Guarantee, of default or nonperformance, demands and protests in connection with the enforcement of the obligations hereunder).

NO REMEDIES OTHER THAN AS PROVIDED BY THIS GUARANTEE SHALL BE AVAILABLE AGAINST SLP II OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE STOCKHOLDERS, PARTNERS, MEMBERS, DIRECTORS OFFICERS OR AGENTS (OTHER THAN BUYER), DIRECTLY OR INDIRECTLY (INCLUDING THROUGH A CLAIM AGAINST BUYER), WITH RESPECT TO THE

AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. IT IS UNDERSTOOD AND AGREED THAT THE COMPANY WILL RECOVER ANY RECOVERABLE AMOUNTS ARISING OUT OF THE AGREEMENT SOLELY FROM BUYER UNDER THE AGREEMENT OR FROM SLP II HEREUNDER (AS PROVIDED HEREIN). THE COMPANY COVENANTS NOT TO SUE SLP II OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE STOCKHOLDERS, PARTNERS, MEMBERS, DIRECTORS OFFICERS OR AGENTS (OTHER THAN BUYER) FOR ANY MATTER ARISING OUT OF THE AGREEMENT OR OUT OF THE CONTEMPLATED TRANSACTIONS, OTHER THAN ANY CLAIM AGAINST SLP II FOR BREACH OF, OR TO ENFORCE THE TERMS OF, THIS AGREEMENT. THIS GUARANTEE CONSTITUTES THE SOLE REMEDY OF THE COMPANY AGAINST SLP II OR ITS AFFILIATES OR ANY OF THEIR RESPECTIVE STOCKHOLDERS, PARTNERS, MEMBERS, DIRECTORS OFFICERS OR AGENTS (OTHER THAN BUYER) WITH RESPECT TO THE AGREEMENT OR WITH RESPECT TO THE CONTEMPLATED TRANSACTIONS.

SLP II hereby represents and warrants to the Company as to the following: (a) it has all requisite legal capacity, power and authority to enter into this Guarantee and to perform its obligations hereunder; (b) this Guarantee has been duly authorized, executed and delivered by SLP II and constitutes a valid and binding obligation of SLP II enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; (c) the execution and delivery of this Guarantee do not, and the compliance by SLP II with the terms hereof will not, conflict with or result in any violation of, or default (with or without notice or lapse of time or both) under, permit the termination of any provision of or result in the termination of or the acceleration of the maturity or performance of, or result in the creation or imposition of any lien upon any of the assets or properties of SLP II under, (i) any provision of any agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such undersigned party or its property or assets, (ii) the organizational documents of SLP II or (iii) any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which SLP II is a party or by which it is bound, except to the extent that any such events would not reasonably be expected to have a material adverse effect on SLP II’s ability to perform under this Guarantee.

Neither this Guarantee nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Guarantee will be binding upon, inure to the benefit of and be enforceable only by the parties hereto and their respective permitted assigns. Any attempted assignment in violation of the terms of this paragraph shall be null and void.

This Guarantee constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision. Any term or provision of this Guarantee which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Guarantee in any other jurisdiction.

C-2

This Guarantee shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts and executed and to be performed entirely within such State.

Sincerely,

SILVER LAKE PARTNERS II, L.P.

By:	Silver Lake Technology Associates II, L.L.C., its general partner

By:	/s/ HOLLIE J. MOORE
Name:	Hollie J. Moore
Title:	Director

Agreed to and accepted as of the date first set forth above:

SERENA SOFTWARE, INC.

By:	/s/ ROBERT PENDER
Name:	Robert Pender
Title:	CFO

C-3

ANNEX D

CONTRIBUTION AND VOTING AGREEMENT

CONTRIBUTION AND VOTING AGREEMENT, dated as of November 11, 2005 (this “Agreement”), among (i) (A) Silver Lake Partners II, L.P., a Delaware limited partnership, (“SLP II”), and (B) Silver Lake Technology Investors II, L.L.C., a Delaware limited liability (“SLTI II,” and together with SLP II, the “Silver Lake Investors”), (ii) (A) Douglas D. Troxel, as Trustee of the Douglas D. Troxel Living Trust (the “Co-Investor”) and (B) Douglas D. Troxel, an individual (the “Co-Investor Founder”), and (iii) Spyglass Merger Corp., a Delaware corporation (“Newco”). The Silver Lake Investors and the Co-Investor are herein collectively referred to as the “Investors.” Unless expressly provided otherwise in this Agreement, capitalized terms defined in the Merger Agreement when used in this Agreement shall have the same meanings set forth in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Newco has entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time, the “Merger Agreement”), with SERENA Software, Inc., a Delaware corporation (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein, Newco will merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, in connection with the consummation of the Merger and the receipt by the Investors of common stock of the Company (as the surviving corporation of the Merger), each of the Investors shall become parties to a stockholders’ agreement in the form attached hereto as Exhibit A (the “Stockholders Agreement”);

WHEREAS, in connection with the execution of the Merger Agreement, Newco has received certain financing commitments and agreements from Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Commercial Paper Inc., Lehman Brothers Inc., UBS Loan Finance LLC and UBS Securities LLC (collectively, the “Lenders”) with respect to the provision of debt financing to effect the Merger (the “Debt Financing Commitments”); and

WHEREAS, the parties hereto desire to make certain agreements, representations, warranties and covenants in connection with the Merger, the Merger Agreement, the Stockholders Agreement, the Debt Financing Commitments and the transactions contemplated hereby and thereby (collectively, the “Transactions”).

NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto do hereby agree as follows:

I	CONTRIBUTIONS

1.1. Silver Lake Investors Contributions. At the Contribution Closing (as defined below), upon the terms and subject to the conditions of this Agreement, each of the Silver Lake Investors hereby agrees, severally and not jointly, to transfer, contribute and deliver to Newco the cash amount set forth opposite its name on Schedule I hereto (the “Silver Lake Contributions”); provided, however that the Silver Lake Contributions will be reduced on a pro rata basis (based on the cash amounts set forth in Schedule I) with respect to the aggregate Value (as defined below) of any Company equity that members of the Company’s management agree to “roll over” in connection with the Merger; and provided, further that in the event the Closing occurs after March 31, 2006 and the aggregate debt financing borrowed on the Closing Date to finance the Merger and related transactions (including fees and expenses related thereto) is less than $600,000,000, the Silver Lake Contributions will be increased on a pro rata basis (based on the cash amounts set forth on Schedule I) by such amount up to $20,000,000 in the aggregate as may be required to finance the Merger and related transactions (it being understood that in no event will the aggregate Silver Lake Contribution be increased by more than $20,000,000 pursuant to this proviso). For purposes of this Agreement, “Value” shall mean, (i) with respect to each share of Common Stock, $0.001 par value per share (the “Company Common Stock”), of the Company, the Merger

Consideration (as defined in the Merger Agreement) and (ii) with respect to any option to acquire Company Common Stock, the product of (x) the excess, if any, of the Merger Consideration over the per share exercise price of such option and (y) the number of shares of Company Common Stock subject to such option. In consideration for the Silver Lake Contributions, Newco hereby agrees to issue at the Contribution Closing (a) to SLP II, one share of Series A Preferred Stock, par value $0.01 per share (“Newco Preferred Stock”), and (b) to each of the Silver Lake Investors, a number of shares of Common Stock, par value $0.01 per share (“Newco Common Stock”), of Newco (the “Silver Lake Shares”) equal to the quotient of (i) the Silver Lake Contribution of such Silver Lake Investor divided by (ii) $5.00.

1.2. Co-Investor Contribution. At the Contribution Closing, upon the terms and subject to the conditions of this Agreement, the Co-Investor hereby agrees, severally and not jointly, to transfer, contribute and deliver to Newco the number of shares of Company Common Stock opposite its name on Schedule II hereto (the “Co-Investor Contribution”). In consideration for the Co-Investor Contribution, Newco hereby agrees to issue at the Contribution Closing to the Co-Investor the number of shares of Newco Common Stock set forth opposite its name on Schedule III hereto (the “Co-Investor Shares”).

1.3. Delivery of Funds and Certificates. Subject to the satisfaction (or waiver by the parties entitled to the benefit thereof) of the conditions set forth in Section 1.4 of this Agreement, the closing of the transactions contemplation hereby (the “Contribution Closing”) will take place at the offices of Simpson Thacher & Bartlett LLP, 3330 Hillview Avenue, Palo Alto, California 94304, or at such other location as the parties may mutually agree, immediately prior to the Closing (as defined in the Merger Agreement). At the Contribution Closing, Newco will deliver to each of (a) the Silver Lake Investors duly executed certificates, registered in the Silver Lake Investors’ respective names, representing the Silver Lake Shares, against the transfer, contribution and payment to Newco of the Silver Lake Contributions, which shall represent payment in full for the Silver Lake Shares, and (b) the Co-Investor duly executed certificates, registered in the Co-Investor’s name, representing the Co-Investor Shares, against the transfer, contribution and payment to Newco of the Co-Investor Contribution (including the delivery of certificates evidencing the applicable number of shares of Company Common Stock with respect to the Co-Investor duly endorsed to Newco), which shall represent payment in full for the Co-Investor Shares.

1.4. Conditions to the Obligations of the Parties Hereunder. The respective obligations of the Investors to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Newco and/or the Company, as applicable, of all of the conditions to the consummation of the Merger (as set forth in the Merger Agreement). In addition, the obligations of each of the Investors shall be subject to the termination of all waiting periods (and any extensions thereof) applicable to such Investor under the HSR Act. Upon the satisfaction or waiver of such condition, the parties shall have an unconditional and absolute obligation to consummate the transactions contemplated by this Agreement, whether or not there is a breach of any representation or warranty set forth herein or whether or not the parties have complied with their respective obligations to execute and deliver the Stockholders Agreement as provided in Section 4.9 hereto.

1.5. Termination. This Agreement shall automatically terminate and the Transactions shall be abandoned if at any time prior to the Contribution Closing the Merger Agreement shall have been terminated in accordance with its terms. In the event of any termination of this Agreement as provided in this Section 1.5, this Agreement shall forthwith become wholly void and of no further force or effect (except Section 4.6 and Article V) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in such Section 4.6 and Article V. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

II	REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of Newco. Newco represents and warrants to the Investors and the Co-Investor Founder as follows:

(a) Newco is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and the agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by Newco of this Agreement and the Management Agreement and the agreements contemplated hereby and thereby, the performance by Newco of its obligations hereunder and thereunder, and the consummation by Newco of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. Each of this Agreement and the Management Agreement has been duly executed and delivered by Newco and, assuming the due authorizations, executions and deliveries thereof by the other parties hereto, constitutes a legal, valid and binding obligation of Newco, enforceable against Newco in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

(b) The execution, delivery and performance by Newco of this Agreement and the Management Agreement and the agreements contemplated hereby and thereby and the consummation by Newco of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to Newco or its properties or assets; (ii) violate the provisions of the certificate of incorporation or bylaws of Newco, as amended to date; or (iii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to Newco or their properties or assets.

(c) Except to the extent required pursuant to (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and (ii) any similar applicable competition or antitrust laws, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, governmental and quasi-governmental agencies, authorities and instrumentalities of competent jurisdiction) by Newco, in order (x) for each of this Agreement and the Management Agreement to constitute a legal, valid and binding obligation of Newco or (y) to authorize or permit the consummation by Newco of the issuance of the Silver Lake Shares and the Co-Investor Shares.

(d) As of the date hereof, the authorized capital stock of Newco consists of 1,000 shares of Newco Common Stock, 10 of which are issued and outstanding and held by SLP II as of the date hereof (each such share having been purchased by SLP II for a cash price of $5.00 per share). Newco has no obligation, and shall not undertake any obligation, to issue any shares of its capital stock, options, warrants or other rights to purchase common stock prior to the Contribution Closing, except pursuant to this Agreement. Newco has delivered to the Investors true and complete copies of its charter and bylaws as in effect on the date hereof.

(e) The Silver Lake Shares and the Co-Investor Shares, when issued and delivered in accordance with the terms hereof and upon receipt of payment required to be made hereunder, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any mortgage, pledge, security interest, claim, encumbrance, lien or charge of any kind (each, a “Lien”), except as may be otherwise set forth in the Stockholders Agreement.

(f) Newco has delivered to the Co-Investor Founder and each of the Co-Investor a true and correct copy of the Management Agreement, dated as of the date hereof (the “Management Agreement”), between Silver Lake Management Company, L.L.C. and Newco.

(g) Newco was organized solely for the purpose of effecting the Transactions and has engaged in no activity other than in connection therewith.

2.2. Representations and Warranties of the Investors. Each of the Silver Lake Investors represents and warrants, severally and not jointly, to Newco, the Co-Investor and the Co-Investor Founder that:

(a) The execution and delivery by such Silver Lake Investor of this Agreement and the Stockholders Agreement and the documents contemplated hereby and thereby, the performances by such Silver Lake Investor of its obligations hereunder and thereunder and the consummations by such Silver Lake Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Investor. This Agreement has been duly executed and delivered by such Silver Lake Investor and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes a legal, valid and binding obligation of such Investor, enforceable against such Silver Lake Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law). At the Contribution Closing, the Stockholders Agreement will have been duly executed and delivered by such Silver Lake Investor and, assuming the due authorization, execution and delivery thereof by the other parties thereto, will constitute a legal, valid and binding obligation of such Silver Lake Investor, enforceable against such Silver Lake Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

(b) The execution, delivery and performance by such Silver Lake Investor of this Agreement and the Stockholders Agreement and the agreements contemplated hereby and thereby and the consummation by such Silver Lake Investor of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the passage of time or both, (i) subject to receipt of any required antitrust approvals, violate in any material manner the provisions of any law, rule or regulation applicable to such Silver Lake Investor or its properties or assets; (ii) violate the provisions of the constituent organizational documents or other governing instruments applicable to such Silver Lake Investor, as amended to date; or (iii) violate in any material manner any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to such Silver Lake Investor or its properties or assets.

(c) Such Silver Lake Investor (i) is an “accredited investor” within the definition of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (ii) is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that it is able to fend for itself, can bear the economic risk of such Silver Lake Investor’s investment in Newco, and has such knowledge and experience in financial and business matters that such Silver Lake Investor is capable of evaluating the merits and risks of the investment in the Newco Common Stock and can afford a complete loss of its investment, (iii) has not been organized for the purpose of acquiring the Newco Common Stock, (iv) understands that no public market now exists for the Newco Common Stock and there is no assurance that a public market will ever exist for the Newco Common Stock and (v) understands that the Newco Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Newco Common Stock or an available exemption from registration under the Securities Act, the Newco Common Stock must be held indefinitely.

2.3. Representations and Warranties of the Co-Investor. The Co-Investor represents and warrants to Newco and each of the Silver Lake Investors that:

(a) The execution and delivery by the Co-Investor of this Agreement and the Stockholders Agreement and the documents contemplated hereby and thereby, the performances by the Co-Investor of its obligations hereunder and thereunder and the consummations by the Co-Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Investor. This Agreement has been duly executed and delivered by the Co-Investor and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes a legal, valid and binding obligation of such Investor, enforceable against the Co-Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law). At the Contribution Closing, the Stockholders Agreement will have been duly executed and delivered by the Co-Investor and, assuming the due authorization, execution and delivery thereof by the other parties thereto, will constitute a legal, valid and binding obligation of the Co-Investor, enforceable against the Co-Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

(b) The execution, delivery and performance by the Co-Investor of this Agreement and the Stockholders Agreement and the agreements contemplated hereby and thereby and the consummation by the Co-Investor of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the passage of time or both, (i) subject to receipt of any required antitrust approvals, violate in any material manner the provisions of any law, rule or regulation applicable to the Co-Investor or its properties or assets; (ii) violate the provisions of the constituent organizational documents or other governing instruments applicable to the Co-Investor, as amended to date; or (iii) violate in any material manner any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to the Co-Investor or its properties or assets. True and complete copies of the constituent organizational documents or other governing instruments applicable to the Co-Investor, each as amended through the date hereof, have been made available to Newco prior to the date hereof.

(c) The Co-Investor (i) is an “accredited investor” within the definition of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (ii) is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that it is able to fend for itself, can bear the economic risk of the Co-Investor’s investment in Newco, and has such knowledge and experience in financial and business matters that the Co-Investor is capable of evaluating the merits and risks of the investment in the Newco Common Stock and can afford a complete loss of its investment, (iii) has not been organized for the purpose of acquiring the Newco Common Stock, (iv) understands that no public market now exists for the Newco Common Stock and there is no assurance that a public market will ever exist for the Newco Common Stock and (v) understands that the Newco Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Newco Common Stock or an available exemption from registration under the Securities Act, the Newco Common Stock must be held indefinitely.

(d) The Co-Investor’s total beneficial ownership of shares of outstanding Company Common Stock as of the date hereof is accurately set forth opposite the Co-Investor’s name on Schedule IV hereto, and each of such shares representing Co-Investor Contribution when transferred and delivered to Newco, upon the terms and subject to the conditions set forth herein, will be free and clear of all Liens.

(e) The Co-Investor acknowledges that it has received a copy of the Management Agreement.

(f) The Co-Investor has no liability of obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the Merger Agreement.

(g) The Co-Investor is a Family Affiliate (as defined in the Stockholders Agreement) of the Co-Investor Founder.

2.4. Representations and Warranties of the Co-Investor Founder. The Co-Investor Founder represents and warrants to Newco and each of the Silver Lake Investors that:

(a) The Co-Investor Founder is competent to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by the Co-Investor Founder and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes a legal, valid and binding obligation of such Investor, enforceable against the Co-Investor Founder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

(b) The execution, delivery and performance by the Co-Investor Founder of this Agreement and the agreements contemplated hereby and the consummation by the Co-Investor Founder of the transactions contemplated hereby does not and will not, with or without the giving of notice or the passage of time or both, (i) subject to receipt of any required antitrust approvals, violate the provisions of any law, rule or regulation applicable to the Co-Investor Founder or its properties or assets; or (ii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to such Co-Investor or his properties or assets.

(c) Schedule IV hereto sets forth the shares of Company Common Stock with respect to which the Co-Investor Founder may be deemed to have beneficial ownership. The Co-Investor Founder does not beneficially own any shares of Company Common Stock or any securities exerciseable for, or convertible or exchangeable into, shares of Company Common Stock, other than as set forth in Schedule IV.

(d) The Co-Investor Founder acknowledges that he has received a copy of the Management Agreement.

(e) The Co-Investor Founder has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the Merger Agreement.

(f) The Co-Investor is a Family Affiliate (as defined in the Stockholders Agreement) of the Co-Investor Founder.

III	VOTING AND EXCLUSIVITY

3.1. Voting. Each of the Co-Investor and the Co-Investor Founder agrees to vote or consent (or cause to be voted or consented), in person or by proxy, any shares of Company Common Stock beneficially owned or held of record by it or him or to which it or he has, directly or indirectly, the right to vote or direct the voting (the “Subject Shares”) in favor of the Transactions and any other matter required to effect the Transactions at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company called to consider such matters. In order to effectuate this section 3.1, each of the Co-Investor and the Co-Investor Founder hereby grants to SLP II an irrevocable proxy, which proxy is coupled with an interest, to vote all of the Subject Shares owned by the Co-Investor or Co-Investor Founder, as applicable, in favor of the Transactions and any other matter required to effect the Transactions at any meeting of stockholders of the Company called to consider such matters.

3.2. Exclusivity. Prior to the earlier of the Contribution Closing or the termination of this Agreement, unless otherwise mutually agreed in writing by the Silver Lake Investors and the Co-Investor, each of the Co-Investor and the Co-Investor Founder (in his individual capacity as the beneficial owner of shares of Company Common Stock and not in his capacity as an officer or director of the Company) will (i) not, directly or indirectly, make, participate in or agree to, or initiate, solicit, encourage or knowingly facilitate any inquiries or the making of, any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, or any purchase or sale of 10% or more of the consolidated assets (including without limitation stock of its subsidiaries) of the Company and its subsidiaries, taken as a whole (any such proposal, offer or transaction (other than the Transactions) being hereinafter referred to as a “Competing Acquisition Proposal”), (ii) engage, or participate in, any discussions or negotiations regarding a Competing Acquisition Proposal, (iii) vote or consent (or cause to be voted or consented), in person or by proxy, any Subject Shares against any Competing Acquisition Proposal at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company, (iv) not, directly or indirectly, sell, transfer, pledge, hypothecate, distribute or otherwise dispose of any shares of Company Common Stock beneficially owned by it or him and (iv) not enter into any agreement, commitment or arrangement that is inconsistent with any of the foregoing.

3.3. Fiduciary Duties. For the avoidance of doubt, if at any time prior to the termination of this Agreement, the Co-Investor Founder is a member of the Board of Directors of the Company (“Director”) or an officer of the Company (“Officer”), nothing in this Agreement shall limit or restrict the Co-Investor Founder in acting in his capacity as a Director or Officer, as the case may be, and exercising his fiduciary duties and responsibilities as such, it being agreed and understood by the parties hereto that this Agreement shall apply to the Co-Investor Founder solely in his capacity as a stockholder of the Company and shall not apply to his actions, omissions, judgments or decisions as a Director or Officer, as the case may be.

IV	OTHER COVENANTS

4.1. Merger Agreement. The parties hereto acknowledge and agree that Newco will have sole discretion with respect to (a) determining whether the conditions set forth in the Merger Agreement have been satisfied by the appropriate parties thereto and/or whether to waive any of such conditions pursuant to the terms of the Merger Agreement, and (b) the manner and timing of the Company’s compliance with the covenants applicable to the Company under the Merger Agreement.

4.2. Amendment of Certificate of Incorporation of Newco. Newco agrees to amend, and SLP II agrees to cause Newco to amend, the certificate of incorporation of Newco at or prior to the Contribution Closing to conform to Exhibit B hereto.

4.3. No Amendments of Co-Investor Organizational Documents. The Co-Investor agrees not to amend, and the Co-Investor Founder agrees not to permit to be amended, any of the constituent organizational documents or other governing instruments applicable to the Co-Investor between the date hereof and the Closing, except as contemplated hereby, without the prior written consent of Newco.

4.4. Financing Documents. The parties hereto acknowledge and agree that Newco will have sole discretion with respect to the negotiation of definitive debt financing documents with the Lenders (or any other debt financing sources) and any supporting lenders based upon the Debt Financing Commitments, so long as none of such lenders or financing sources are affiliates of the Silver Lake Investors.

4.5. Agreement to Cooperate; Further Assurances. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including providing information and using reasonable best efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings.

4.6. Fees and Expenses.

(a) In the event that this Agreement is terminated prior to the Closing (as defined in the Merger Agreement), the costs incurred by any party hereto in preparing this Agreement and in pursuing and negotiating the Transactions (including all attorneys’ fees and costs relating thereto and any antitrust filing fees not previously paid by the Company) will be paid by the party incurring such expenses; provided that the Co-Investor may accept reimbursement for such expenses from the Company.

(b) In the event that the Closing (as defined in the Merger Agreement) occurs, Newco shall, simultaneously with the Closing, reimburse each of the Investors and the Co-Investor Founder for its and his reasonable out-of-pocket fees and expenses incurred in connection with entering into and effecting the transaction (including all fees of attorneys, accountants, consultants and other advisors).

4.7. Notification of Certain Matters. Each party to this Agreement shall give prompt notice to each other party of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Contribution Closing and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.7 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by any party pursuant to this Section 4.7 shall prevent or cure any misrepresentations, breach of warranty or breach of covenant.

4.8. Public Statements. Before the Co-Investor Founder or the Co-Investor shall release any statements concerning this Agreement, the Merger Agreement, the Stockholders Agreement, the Debt Financing Documents, the Transactions or any of the matters contemplated hereby and thereby and before the Silver Lake Investors shall release any statements concerning the Co-Investor or Co-Investor Founder, in each case which is intended for or may result in public dissemination thereof, such party shall cooperate with the other parties and provide the other parties the reasonable opportunity to review and comment upon any such statements and, unless otherwise required by law or as may be required to be disclosed by any party in any Schedule 13D filing, shall not release or permit release of any such information without the consent of the other parties, which shall not be unreasonably withheld.

4.9. Execution of Stockholders’ Agreement. At the Contribution Closing, each of the Investors agrees to execute and deliver to the other parties thereto the Stockholders Agreement.

4.10. Actions Prior to Contribution Closing.

(a) Newco will not take any action prior to the Contribution Closing that after the Contribution Closing would require the prior written consent of a Co-Investor Designee (as defined in the Stockholders Agreement) after the Contribution Closing pursuant to Section 2.3 of the Stockholders Agreement, unless Newco has obtained the prior written consent of the Co-Investor.

(b) No later than five (5) business days after the date hereof, the Co-Investor shall cause (i) the Douglas D. Troxel Living Trust Agreement to be amended to prohibit distribution of the Co-Investor Contribution to the beneficiaries named therein under any circumstances (including, without limitation, the death of the trustor named therein) prior to the earlier of the Contribution Closing or the termination of this Agreement and (ii) a co-trustee, to be appointed under the Douglas D. Troxel Living Trust Agreement, to accept such appointment and become a party to the Douglas D. Troxel Living Trust Agreement in such capacity and to become a party to this Agreement in the same manner as the Co-Investor.

4.11. Tax Treatment. Newco and the Investors agree that, for federal and applicable state income tax purposes, (a) Newco shall be treated as a transitory entity the existence of which is disregarded, (b) the contributions and share issuances described in Section 1 hereof shall be treated as transactions occurring between the Investors and the Company contemporaneously with the Merger and (c) the contribution of shares of Company Common Stock by the Co-Investor and the receipt of shares of the Company by the Co-Investor pursuant to the Merger shall be treated collectively as a transaction governed by Section 1036(a) of the Internal Revenue Code of 1986, as amended.

V	MISCELLANEOUS

5.1. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, telegraph or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answerback received, addressed as follows to Newco and the Investors, or to such other address as may be hereafter notified by the parties hereto:

(a) If to Newco, to it at the following address:

     c/o Silver Lake Partners

     2725 Sand Hill Road, Suite 150

     Menlo Park, California 94025

     Attn: David Roux

     Telephone: (650) 233-8120

     Telecopy: (650) 233-8125

     with a copy to:

     Simpson Thacher & Bartlett LLP

     3330 Hillview Avenue

     Palo Alto, California 94304

     Attn: Richard Capelouto

     Telephone: (650) 251-5060

     Telecopy: (650) 251-5002

(b) If to an Investor, to it at its address set forth in the Stockholders Agreement.

5.2. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed entirely within that state. Each of the parties by its execution hereof hereby (i) irrevocably submits to the jurisdiction of the federal and state courts located in the County of Santa Clara in the State of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any other agreement contemplated hereby or relating to the subject matter hereof or thereof and (ii) waives to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that any right or remedy relating to this Agreement or any other agreement contemplated hereby, or the subject matter hereof or thereof, may not be enforced in or by such court. Each of the parties hereby consents to service of process in any such proceeding in any manner permitted by the laws of the state of California, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 5.2 hereof is reasonably calculated to give actual notice.

5.3. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

5.4. Successors and Assigns. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors.

5.5. Successors and Assigns; Limitation on Assignment. This Agreement may not be assigned by any party hereto, except that the rights and obligations of the Silver Lake Investors to provide the Silver Lake Contributions may be assigned by the Silver Lake Investors to the following Persons (provided that no such assignment will relieve any of such Silver Lake Investors of any of their respective obligations hereunder): (a) in whole or in part to any of its Affiliates and (b) with respect to all of the Silver Lake Investors, taken together, an aggregate of up to $81,920,000 of Silver Lake Contributions to Persons that are not Affiliates of the Silver Lake Investors. Any assignment or delegation in derogation of this provision shall be null and void.

5.6. Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.7. Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

5.8. Survival. The representations and warranties contained herein will survive the Contribution Closing.

5.9. Amendments and Waivers. No amendment, modification or supplement to the Agreement shall be enforced against any party unless such amendment, modification or supplement is in writing and signed by Newco and each of the Investors. Any waiver by any party of any term of this Agreement shall not operate as or be construed to be a waiver of any other term of this Agreement. Any waiver must be in writing and signed by the Party charged therewith.

5.10. Integration. This Agreement, the Merger Agreement, the Stockholders Agreement and the documents referred to herein and therein or delivered pursuant hereto or thereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to this subject matter. There are no third party beneficiaries having rights under or with respect to this Agreement.

5.11. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

5.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, Newco and the Investors have executed this Agreement as of the day and year first above written.

SILVER LAKE PARTNERS II, L.P.

By:	Silver Lake Technology Associates II, L.L.C., its General Partner

	By:	/s/ ALAN K. AUSTIN
	Name:	Alan K. Austin
	Title:	Managing Director and Chief Operating Officer

SILVER LAKE TECHNOLOGY INVESTORS II, L.L.C.

By:	Silver Lake Management Company, L.L.C., its Manager

	By:	Silver Lake Technology Management, L.L.C., its Managing Member

		By:	/s/ ALAN K. AUSTIN
		Name:	Alan K. Austin
		Title:	Managing Director and Chief Operating Officer

DOUGLAS D. TROXEL LIVING TRUST

By:	/s/ DOUGLAS D. TROXEL
Name:	Douglas D. Troxel
Title:	Trustee

CO-INVESTOR FOUNDER

/s/ DOUGLAS D. TROXEL
Douglas D. Troxel

SPYGLASS MERGER CORP.

By:	/s/ ALAN K. AUSTIN
Name:	Alan K. Austin
Title:	Vice President

Schedule I

Silver Lake Contributions
Silver Lake Partners II, L.P.	$348,027,372

Silver Lake Technology Investors II, L.L.C.	972,628

Schedule II

Co-Investor Contribution (shares of Company Common Stock)
Douglas D. Troxel Living Trust	7,518,483

Schedule III

Co-Investor Shares
Douglas D. Troxel Living Trust	30,825,780

Schedule IV

Beneficial Ownership (Shares of Company Common Stock)
Douglas D. Troxel Living Trust	10,178,12

Troxel Investments, L.P.	974,600

Troxel Investments, LLC	125,000

Change Happens Foundation	430,000

Shares held in Wells Fargo Exchange Fund	38,062

Kenneth D. Troxel Trust	2,000

Total	11,747,787

ANNEX E

SPYGLASS MERGER CORP.

STOCKHOLDERS AGREEMENT

Dated as of                  , 2006

ii

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT is made as of                  , 2006, by and among Spyglass Merger Corp., a Delaware corporation (together with its successors and assigns, “Newco”), and each of the following (hereinafter severally referred to as a “Stockholder” and collectively referred to as the “Stockholders”): (i) (a) Silver Lake Partners II, L.P., a Delaware limited partnership, (together with its successors and assigns, “SLP II”), and (b) Silver Lake Technology Investors II, L.L.C., a Delaware limited liability (together with its successors and assigns, “SLTI II,” and together with SLP II, the “Initial SLP Investors”); (ii) (a) the Troxel Living Trust (together with its successors and assigns, the “Initial Co-Investor”) and (b) Douglas D. Troxel (the “Co-Investor Founder”); and (iii) any other Person who becomes a party hereto pursuant to Article VII.

WHEREAS, the Initial SLP Investors, the Initial Co-Investor, the Co-Investor Founder, and Newco have entered into the Contribution and Voting Agreement, dated as of November 11, 2005, (as may be amended from time to time, the “Contribution and Voting Agreement”) pursuant to which, upon the terms and subject to the conditions set forth therein, the Initial SLP Investors agreed to contribute cash to Newco and the Initial Co-Investor agreed to contribute shares of common stock of the Company to Newco and, in consideration for such contributions, Newco agreed to issue to the Initial SLP Investors and the Initial Co-Investor shares of the common stock, par value $0.01 per share (“Newco Common Stock”), of Newco;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of November 11, 2005, between Newco and SERENA Software, Inc., a Delaware corporation (“Serena”), upon the closing of the merger of Newco with and into Serena pursuant to the terms and subject to the conditions set forth therein (the “Merger”), each share of Newco Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation of the Merger (the “Common Stock” and together with any Common Stock hereinafter issued by the Company, the “Shares”);

WHEREAS, pursuant to the Contribution and Voting Agreement, each recipient of Shares thereunder is obligated to become a party to this Agreement; and

WHEREAS, the Stockholders and the Company desire to set forth the respective rights and obligations of the Stockholders generally.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adverse Disclosure” means public disclosure of material non-public information which, in the Board’s good faith judgment, after consultation with independent outside counsel to the Company, (i) would be required to be made in any report or Registration Statement filed with the SEC by the Company so that such report or Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such report or Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control”, as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, (i) the Company, its Subsidiaries and the Company’s other controlled Affiliates shall not be considered Affiliates of any Stockholder and (ii) none of the SLP Investors shall be considered Affiliates of any portfolio company in which the SLP Investors or any of their investment fund Affiliates have made a debt or equity investment.

“Affiliated Officer” means an officer of the Company affiliated with the SLP Investors.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or modified.

“Beneficial ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act; provided, however that no Stockholder shall be deemed to beneficially own any securities of the Company held by any other Stockholder solely by virtue of the provisions of this Agreement (other than this definition).

“Board” means the Board of Directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in San Francisco, California.

“Closing” has the meaning set forth in the Merger Agreement.

“Co-Investors” means any of the Initial Co-Investor and any of its Permitted Transferees that hold Share Equivalents and have become parties to this Agreement pursuant to Article VII.

“Company” means the surviving corporation of the Merger.

“Competitor” means (a) any Person that sells products or services that are directly competitive with the products or services then sold by the Company or any of its Subsidiaries (as shall be reasonably determined in good faith by the Board) or (b) any Person that is a non-independent director or officer of any Person set forth in the foregoing clause (a).

“Control Event” means either (a) the SLP Investors, in the aggregate, no longer beneficially own at least twenty percent (20%) of the outstanding Share Equivalents or (b) the SLP Investors, in the aggregate, no longer beneficially own at least twenty percent (20%) more of the outstanding Share Equivalents than the Co-Investors, in the aggregate, beneficially own.

“Disability” shall mean the inability to perform the duties of a director of the Company by reason of a significant physical or mental impairment, as determined in good faith by the Co-Investors or the Co-Investor Founder, for so long as such impairment shall exist.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Fair Market Value” means (i) with respect to cash consideration, the total amount of such cash consideration in United States dollars, (ii) with respect to non-cash consideration consisting of publicly-traded securities, the average daily closing sales price of such securities for the ten consecutive trading days preceding the date the Fair Market Value of such securities is required to be determined hereunder (with the closing price for each day being the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange on which such securities are listed and admitted to trading, or, if not listed and admitted to trading on any such exchange on the NASDAQ National Market System, or if not quoted on the NASDAQ

National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose) and (iii) with respect to non-cash consideration not consisting of publicly-traded securities, such amount as is determined to be the fair market value of the non-cash consideration as of the date such Fair Market Value is required to be determined hereunder as determined (x) in good faith by the Board, including by the affirmative vote of the Co-Investor Designee, or (y) by a nationally recognized third party appraiser reasonably acceptable to the Board and the Co-Investor Designee.

“Family Affiliate” means, with respect to any natural Person, (a) any parent, grandparent, sibling or child (including any adopted sibling or child) of such natural Person, or any spouse or former spouse of such Person, (b) any trust (i) established solely for the benefit of (x) such natural Person, (y) any of the Persons set forth in the foregoing clause (a) and/or (z) any bona fide charity(ies) or charitable purpose(s) and (ii) with respect to which the trustee is such natural Person (unless such natural Person has died or become Disabled) or (c) any corporation, limited liability company, partnership, foundation or other Person (i) with respect to which all of the outstanding capital stock or other equity interests are beneficially owned solely by (x) such natural Person, (y) any of the Persons set forth in the foregoing clause (a) and/or (z) any bona fide charities and (ii) with respect to which such natural Person (unless such natural Person has died or become Disabled) is the majority stockholder (if a corporation), the sole manager or managing member (if a limited liability company), the sole general partner (if a limited partnership) or otherwise has the sole power to direct or cause the direction of the management and policies, directly or indirectly, of such Person, whether through the ownership of voting securities, by contract or otherwise (if any other type of Person).

“Initial Public Offering” means the consummation of an underwritten public offering of Shares registered under the Securities Act.

“Management Agreement” means the Management Agreement, dated as of November 11, 2005, by and between Newco and Silver Lake Technology Management, L.L.C., as may be amended from time to time.

“Non-SLP Stockholders” means each of the Stockholders other than the SLP Investors.

“Participation Portion” means, for each Participating Stockholder as of the date of the relevant Participation Notice, the product of (i) the total number of Participation Shares proposed to be issued by the Company in the Post-Closing Issuance as set forth in the Participation Notice, and (ii) a fraction, the numerator of which is the aggregate number of Share Equivalents owned by such Participating Stockholder as of the date of the relevant Participation Notice and the denominator of which is the total number of outstanding Share Equivalents as of the date of the relevant Participation Notice.

“Participation Shares” means the number of Share Equivalents or other equity securities proposed to be sold by the Company in the Post-Closing Issuance.

“Permitted Transferee” means with respect to (i) any SLP Investor or Stockholder (other than a Co-Investor), any Affiliate or Syndication Transferee of such SLP Investor or Stockholder (as applicable), and (ii) any Co-Investor, the Co-Investor Founder or any Family Affiliate of the Co-Investor Founder.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Qualified Purchaser” means any Person to whom the Co-Investor wishes to sell Share Equivalents pursuant to Section 3.6; provided that such Person shall not be a Competitor.

“Restricted Participation Period” means, with respect to any Co-Investor, any periods of time between the Initial Public Offering and the earlier of a Control Event and the three-year anniversary of the Initial Public

Offering during which such Co-Investor has an effective 10b5-1 Plan that has not been terminated by such Co-Investor (regardless of the amount of sales being made pursuant to such 10b5-1 Plan during such period).

“Restricted Shares” means all Share Equivalents other than (a) Share Equivalents, the offer and sale of which have been registered under a registration statement pursuant to the Securities Act and sold thereunder, (b) Share Equivalents, with respect to which a sale or other disposition has been made in reliance on and in accordance with Rule 144 (or any successor provision) under the Securities Act, or (c) Share Equivalents, with respect to which the holder thereof shall have delivered to the Company either (i) an opinion of counsel in form and substance reasonably satisfactory to the Company, delivered by counsel reasonably satisfactory to the Company, or (ii) a “no action” letter from the SEC, to the effect that subsequent transfers of such Share Equivalents may be effected without registration under the Securities Act.

“ROFO Sale” means (a) if after the 5-year anniversary of the Closing and prior to the Initial Public Offering, then any transfer of Shares other than pursuant to Section 3.2, Section 3.4 or Section 3.5 and (b) if after the Initial Public Offering, then any transfer of Shares other than pursuant to Section 3.2, Section 3.4, Section 3.5, Section 3.7 or Article IV, in each case unless a Control Event has occurred, in which case no transfer of Shares shall be a ROFO Sale.

“Rule 144” means Rule 144 under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.01 per share, of the Company.

“Share Equivalents” means (i) Shares and (ii) the number of Shares issuable upon exercise, conversion or exchange of any security that is currently exercisable for, convertible into or exchangeable for, on any such date of determination, Shares without payment to the Company of any additional consideration.

“SLP Investors” means any of the Initial SLP Investors that hold Share Equivalents and any of their Affiliates that hold Share Equivalents and have become parties to this Agreement pursuant to Article VII.

“Stockholders” means each of the Stockholders specified in the preamble and each additional Person who becomes a party to this Agreement pursuant to Article VII hereof as a stockholder of the Company.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity.

“Syndication Transferee” means any such Persons to whom any Initial SLP Investor transfers Share Equivalents; provided that (a) each such transfer is completed within six (6) months after the Closing, (b) the aggregate number of Share Equivalents transferred by the Initial SLP Investors to all such Persons does not exceed 16,384,000 (as adjusted for any stock dividend split, reverse split, combination recapitalization or reclassification) and (c) such transfers are for a cash price of no more than $5.00 per Share Equivalent (as adjusted for any stock dividend split, reverse split, combination recapitalization or reclassification).

“Transfer Offer” means the offer to sell the Transfer Securities owned by the Co-Investor to the SLP Investors or one or more of its assignees in accordance with Section 3.6(a).

“Transfer Restriction Period” means the period beginning on the date hereof and ending on the earlier of (a) a Control Event and (b) the three-year anniversary of the Initial Public Offering.

“Voting Securities” means (a) the Shares and (b) any other securities that are permitted by their terms to vote together with the Shares.

Section 1.2. Definitions Cross References.

Terms	Section
10b5-1 Plan	3.7(a)
Acceptance Notice	3.6(b)
Co-Investor Certificates	3.7(b)
Co-Investor Designated Directors	2.1(b)(i)(A)
Co-Investor Designee	2.1(b)(i)(A)
Co-Investor Founder	Preamble
Co-Investor Initiating Holders	4.1(g)
Co-Investor Observer	2.1(b)(iv)
Co-Investor Rule 144 Sales	3.7(a)
Co-Investors Nominee	2.1(c)(i)(A)
Common Stock	Recitals
Contribution and Voting Agreement	Recitals
Demand Period	4.3(c)
Demand Registration	4.3(a)
Dispute and Disputes	9.4
Drag-Along Notice	3.5(a)
Drag-Along Portion	3.5(a)
Drag-Along Sale	3.5(a)
Election Period	3.6(b)
Holder and Holders	4.1(e)
Indemnified Liabilities	8.1(a)
Indemnified Party	4.7(c)
Indemnifying Party	4.7(c)
Indemnitees	8.1(a)
Independent Co-Investor Designee	2.1(b)(i)(A)
Initial Co-Investor	Preamble
Initial SLP Investors	Preamble
Initiating Holders	4.3(a)
JAMS	9.4
Marketed Underwritten Shelf Take-Down	4.2(d)(ii)
Merger	Recitals
Newco	Preamble
Newco Common Stock	Recitals
Offer Notice	3.6(a)
Offer Price	3.6(a)
Participating Stockholder	5.1(b)(i)
Participation Closing	5.1(e)
Participation Notice	5.1(a)
Post-Closing Issuance	5.1(a)
Pre-IPO Period	2.1(b)(i)
Pro Rata 144 Portion	3.7(b)
Pro Rata Portion	3.4(b)
Pro Rata Take-Down Portion	4.2(d)(i)

Terms	Section
Prospective Subscriber	5.1(a)(i)
Prospectus	4.1(d)
Register, registered and registration	4.1(a)
Registrable Securities	4.1(b)
Registration Statement	4.1(a)
Restricted Shelf Take-Down	4.2(d)(i)
Restricted Shelf Take-Down Notice	4.2(d)(i)
Rule 144 Selling SLP Investors	3.7(b)
Selling SLP Investors	3.4(a)
Shares	Recitals
Shelf Holder	4.2(a)
Shelf Period	4.2(b)
Shelf Registration Notice	4.2(a)
Shelf Registration Statement	4.1(c)
Shelf Suspension	4.2(c)
SLP Designated Directors	2.1(b)(i)(C)
SLP II	Preamble
SLP Initiating Holders	4.1(f)
SLP Nominees	2.1(c)(i)(B)
SLP Rule 144 Broker	3.7(b)
SLP Rule 144 Notice	3.7(b)
SLP Rule 144 Sales	3.7(b)
SLTI II	Preamble
Transfer	3.1(a)
Transfer Consideration	3.6(a)
Transfer Notice	3.4(a)
Transfer Period	3.6(c)
Transfer Securities	3.6(a)
Underwritten Shelf Take-Down	4.2(d)(ii)
Underwritten Shelf Take-Down Notice	4.2(d)(ii)
Unrestricted Shelf Take-Down	4.2(e)(i)

Section 1.3. General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The terms “dollars” and “$” shall mean United States dollars. Except as otherwise set forth herein, Shares underlying unexercised options that have been issued by the Company shall not be deemed “outstanding” for any purposes in this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

ARTICLE II

GOVERNANCE

Section 2.1. Board of Directors.

(a) Board Size. The size of the Board shall be determined in the manner set forth from time to time in the Company’s Articles of Incorporation and Bylaws.

(b) Board Representation Prior to Initial Public Offering.

(i) From the date hereof and until earlier of a Control Event and the consummation of an Initial Public Offering (the “Pre-IPO Period”), each Stockholder agrees that it will vote, or execute a written consent in lieu thereof with respect to, all of the Voting Securities beneficially owned or held of record by it, or cause all of the Voting Securities beneficially owned by it to be voted, or cause a written consent in lieu thereof to be executed, to elect and, during such period, to continue in office a Board consisting solely of the following (subject to the other provisions of this Section 2.1):

(A) subject to Section 2.1(b)(ii), two (2) designees of the Initial Co-Investor, who shall consist of (1) a designee that is not an Affiliate of the Company, the SLP Investors or the Co-Investors and that is reasonably acceptable to the SLP Investors (an “Independent Co-Investor Designee”) and (2) subject to Section 2.1(d), one other designee (the “Co-Investor Designee,” and together with the Independent Co-Investor Designee (if applicable), the “Co-Investor Designated Directors”);

(B) the Chief Executive Officer of the Company; and

(C) the designees of SLP II and/or its Permitted Transferees (to the extent such Permitted Transferees are assigned such rights by SLP II) with respect to all remaining members of the Board (collectively, the “SLP Designated Directors”).

(ii) If at any time during the Pre-IPO Period, the Initial Co-Investor and its respective Permitted Transferees no longer beneficially own, in the aggregate, at least (A) twenty percent (20%) of the outstanding Share Equivalents, then the director designation right of the Initial Co-Investor pursuant to Section 2.1(b)(i)(A) will reduce to one (1) director, which shall be the Co-Investor Designee, or (B) ten percent (10%) of the outstanding Share Equivalents, then the director designation right of the Initial Co-Investor pursuant to Section 2.1(b)(i)(A) will reduce to zero (0) directors.

(iii) In the event that the Initial Co-Investor determines to remove a Co-Investor Designated Director or SLP II and/or its Permitted Transferees determines to remove an SLP Designated Director, each of the Stockholders will take any action that may be required in order to effect such removal and the appointment of a successor Co-Investor Designated Director or SLP Designated Director, as applicable. In the event that the director designation right of the Initial Co-Investor is reduced pursuant to Section 2.1(b)(ii), unless the SLP Investors otherwise agree in writing, the Initial Co-Investor shall cause such director or directors, as the case may be, to resign promptly from the Board.

(iv) If at any time during the Pre-IPO Period, the Initial Co-Investor and its Permitted Transferees beneficially own, in the aggregate, less than ten percent (10%) of the outstanding Share Equivalents, then the Initial Co-Investor shall be entitled to appoint one (1) non-voting board observer (the “Co-Investor Observer”) for so long as the Initial Co-Investor and its Permitted Transferees beneficially own, in the aggregate, at least five percent (5%), of the outstanding Share Equivalents. The Co-Investor Observer shall be entitled to attend all regular and special meetings (telephonic or in person) of the Board and receive all written materials provided to members of the Board prior to and at such meetings, except to the extent the receipt of such materials would prevent the Company from asserting attorney-client privilege with respect to such materials. The Co-Investor Observer may be required by the Board to temporarily leave a meeting of the Board if the presence of the Co-Investor Observer at such time would prevent the Company from asserting attorney-client privilege with respect to matters discussed before the Board at such time.

(c) Board Representation After an Initial Public Offering.

(i) On and after the occurrence of an Initial Public Offering, to the extent permitted by applicable law and the rules of the principal stock exchange or inter-dealer quotation system on which the Shares are then traded or listed, the Stockholders shall have the following rights in connection with each election of directors of the Company:

(A) subject to Section 2.1(d), the Initial Co-Investor shall have the right to nominate one individual for election to the Board of Directors for so long as the Initial Co-Investor and its Permitted Transferees beneficially own, in the aggregate, at least ten percent (10%) of the outstanding Share Equivalents (such individual, the “Co-Investors Nominee”); and

(B) SLP and/or its Permitted Transferees (to the extent such Permitted Transferees are assigned such rights by SLP II) shall have the right to nominate a number of individuals for election to the Board of Directors equal to the product of the following (such individuals, the “SLP Nominees”): (i) the percentage of the outstanding Share Equivalents beneficially owned by the SLP Investors, taken together, and (ii) the number of directors then on the Board; provided that such product shall be rounded up to the nearest whole number.

(ii) For so long as the Initial Co-Investor or SLP II and/or its Permitted Transferees have the right to nominate a Co-Investor Nominee or SLP Nominee, as the case may be, for election pursuant to Section 2.1(c)(i), in connection with each election of directors, the Company shall nominate such Co-Investor Nominee or SLP Nominee, as the case may be, for election as a director as part of the management slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of directors, and shall provide the highest level of support for the election of such Co-Investor Nominee or SLP Nominee, as the case may be, as it provides to any other individual standing for election as a director of the Company as part of the Company’s management slate. Each Stockholder shall vote all of its Voting Securities in favor of the slate of directors nominated in accordance therewith.

(iii) In the event that the Co-Investor Nominee shall cease to serve as a director for any reason (other than the failure of the stockholders of the Company to elect such person as a director), the Initial Co-Investor shall have the right to appoint another Co-Investor Nominee to fill the vacancy resulting therefrom. In the event that a SLP Nominee shall cease to serve as a director for any reason (other than the failure of the stockholders of the Company to elect such person as a director), SLP II and/or its Permitted Transferees shall have the right to appoint another SLP Nominee to fill the vacancy resulting therefrom. For the avoidance of doubt, it is understood that the failure of the stockholders of the Company to elect any Co-Investor Nominee or SLP Nominee shall not affect the right of the Initial Co-Investor or SLP II and/or its Permitted Transferees, as the case may be, to designate a Co-Investor Nominee or SLP Nominee, as the case may be, for election pursuant to Section 2.1(c)(i) in connection with any future election of directors of the Company. In the event that Co-Investor determines to remove a Co-Investor Designated Director or SLP II and/or its Permitted Transferees determines to remove an SLP Designated Director, each of the Stockholders will take any action that may be required by the Company’s stockholders in order to effect such removal and appoint a successor Co-Investor Designated Director or SLP Designated Director, if applicable.

(d) Identity of Certain Designees and Nominees. The Co-Investor Designee, the Co-Investor Observer and the Co-Investor Nominee, as the case may be, may only be the Co-Investor Founder; provided, however, that in the event of the death or Disability of the Co-Investor Founder, the executor, administrator, testamentary trustee, legatee or beneficiary of the Co-Investor Founder may designate another individual to serve as such Co-Investor Designee, Co-Investor Observer or Co-Investor Nominee (in lieu of the Co-Investor Founder) pursuant to this Section 2.1 provided that such individual is not a Competitor.

(e) Termination. The provisions of this Section 2.1 shall terminate and be of no further force and effect after the earlier to occur of (i) a Control Event and (ii) the three-year anniversary of an Initial Public Offering.

Section 2.2. Voting.

(a) Subject to Section 2.3, prior to the earlier of (i) the occurrence of a Control Event, and (ii) the completion of an Initial Public Offering, each Non-SLP Stockholder agrees to vote at any stockholders meeting (or in any written consent in lieu thereof) all of the Voting Securities owned or held of record by it or cause all of the Voting Securities beneficially owned by it to be voted at any stockholders meeting (or in any written consent in lieu thereof), in the same manner as the SLP Investors vote the Voting Securities beneficially owned by them at such meeting (or in such written consent in lieu thereof); provided, however that nothing contained herein shall obligate a Co-Investor to vote at any stockholders meeting (or in any written consent in lieu thereof) any of the Voting Securities owned or held of record by it, or cause any of the Voting Securities beneficially owned by it to be voted at any stockholders meeting (or in any written consent in lieu thereof) or permit the SLP Investors to vote a Co-Investor’s Voting Securities by proxy in the same manner as the SLP Investors vote the Voting Securities beneficially owned by them at such meeting (or in such written consent in lieu thereof) with respect to any matter pursuant to which the affirmative vote or written consent of the Co-Investor Designee is required pursuant to this Agreement unless the Co-Investor Designee has affirmatively voted for, or provided written consent to, such matter concurrently with or prior to such stockholders meeting (or in any written consent in lieu thereof).

(b) In order to effectuate Section 2.2(a), each Co-Investor hereby grants to the SLP Investors an irrevocable proxy, coupled with an interest, to vote, during the period specified in Section 2.2(a), all of the Share Equivalents beneficially owned by the grantor of the proxy in the manner set forth in Section 2.2(a).

Section 2.3. Protective Provisions.

(a) The Company shall not, without the affirmative vote or written consent of the Co-Investor Designee, amend any provision of its Certificate of Incorporation or Bylaws in a manner that adversely affects any Co-Investor relative to the SLP Investors. For the avoidance of doubt, none of the following would be deemed to adversely affect the Co-Investors relative to the SLP Investors: (A) an increase in the authorized capital stock of the Company, except an increase in the number of shares of Series A Preferred Stock, (B) the creation of any new class or series of equity interests (provided that the Company complies with Article V with respect to the issuance of any such new class or series of equity interests) or (C) amendments made in connection with any reorganization of the Company effected to facilitate an Initial Public Offering or the acquisition of the Company by merger or consolidation subject to the provisions of Section 3.5 (provided that in such reorganization or acquisition each share of each class or series of capital stock held by the Co-Investors is treated the same as each share of the same class or series of capital stock held by the SLP Investors and each other holder of a share of the same class or series).

(b) The Company shall not, without the affirmative vote or written consent of the Co-Investor Designee, enter into any transaction with the SLP Investors or any of its Affiliates, other than (i) any transaction or agreement between the Company or one if its Subsidiaries, on the one hand, and a portfolio company of the SLP Investors or any of their investment fund Affiliates, on the other hand, that is negotiated at arms length between the managements of the Company or such Subsidiary and such portfolio company (provided, if such transaction or agreement involves any transfer of shares by any Stockholder, then in such transaction or agreement each share of each class or series of capital stock held by the Co-Investors is treated the same as each share of the same class or series of capital stock held by the SLP Investors and each other holder of a share of the same class or series), (ii) issuances of securities to the SLP Investors or their Affiliates with respect to which the Co-Investors have pre-emptive rights hereunder, (iii) the performance of the transactions contemplated by the Management Agreement or (iv) the amendment or modification of the Management Agreement in any manner that would not adversely affect the Company or the Co-Investors.

(c) The foregoing protective provisions will terminate upon the earliest of (i) the Initial Co-Investor and its Permitted Transferees ceasing to beneficially own, in the aggregate, at least ten percent (10%), of the outstanding Share Equivalents, (ii) the occurrence of a Control Event and (iii) immediately prior to the completion of an Initial Public Offering.

Section 2.4. Benefits of Article II. The provisions of this Article II are solely for the benefit of the SLP Investors and the Co-Investors and only the SLP Investors and the Co-Investor shall have any rights or remedies in respect of Article II; provided, however, (a) that SLP II and its Permitted Transferees shall have the right to assign their right to designate any SLP Designated Director (other than any director that may be designated pursuant to the terms of the Series A Preferred Stock) or to nominate any SLP Nominee to any other Person to whom SLP II or such Permitted Transferee transfers Share Equivalents in accordance with Article III and (b) the SLP Investors shall have the right to assign any of their other rights and remedies in respect of Article II (including the right to designate a director pursuant to the terms of the Series A Preferred Stock) to any Person in connection with the consummation of any transaction subject to the provisions of Section 3.5, provided that, in the case of this clause (b), such Person also assumes the obligations set forth in Section 2.3.

ARTICLE III

TRANSFER RESTRICTIONS

Section 3.1. General Restrictions on Transfers.

(a) No Stockholder may sell, exchange, assign, pledge, hypothecate, gift or otherwise transfer or dispose of (all of which acts shall be deemed included in the term “transfer” as used in this Agreement) any legal, economic or beneficial interest in any Share Equivalents (whether held in its own right or by its representative) unless (i) such transfer of Share Equivalents is made on the books of the Company and is not in violation of the provisions of this Article III and (ii) the transferee of such Share Equivalents (if other than (A) the Company or another Stockholder, (B) a transferee in a sale of Share Equivalents made under Rule 144 or any successor provision under the Securities Act, or (C) a transferee of Share Equivalents pursuant to an offer and sale registered under the Securities Act) agrees to become a party to this Agreement pursuant to Article VII hereof and executes such further documents as may be necessary, in the opinion of the Company and the SLP Investors, to make him, her or it a party hereto.

(b) Any purported transfer of Share Equivalents other than in accordance with this Agreement by any Stockholder shall be null and void, and the Company shall refuse to recognize any such transfer for any purpose and shall not reflect in its records any change in record ownership of Share Equivalents pursuant to any such transfer.

(c) Each Stockholder acknowledges that the Restricted Shares have not been registered under the Securities Act and may not be transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. Each Stockholder agrees that it will not transfer any Restricted Shares at any time if such action would constitute a violation of any securities laws of any applicable jurisdiction or a breach of the conditions to any exemption from registration of Restricted Shares under any such laws or a breach of any undertaking or agreement of such Stockholder entered into pursuant to such laws or in connection with obtaining an exemption thereunder. Each Stockholder agrees that any Restricted Shares to be held by it shall bear the restrictive legend set forth in Section 6.3.

(d) No Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any Share Equivalents or enter into any agreements or arrangements of any kind with any Person with respect to any Share Equivalents inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Stockholders or holders of Share Equivalents who are not parties to this Agreement), including agreements or arrangements with respect to the acquisition, disposition or voting (if applicable) of any Share Equivalents, nor shall any Stockholder act, for any reason, as a member of a group or in concert with any other persons in connection with the acquisition, disposition or voting (if applicable) of any Share Equivalents in any manner that is inconsistent with the provisions of this Agreement.

Section 3.2. Permitted Transfers.

(a) A Stockholder may transfer any or all of the Share Equivalents held by it to any of its Permitted Transferees without complying with the provisions of this Article III other than Section 3.1; provided that (i) such Permitted Transferee shall have agreed in writing with all parties hereto that, except as otherwise required by law or governmental order, it will immediately transfer all Share Equivalents and all rights and obligations hereunder to such transferring Stockholder or another Permitted Transferee of such transferring Stockholder at such time that it ceases to be a Permitted Transferee of such transferring Stockholder and (ii) as a condition to such transfer, such Permitted Transferee shall become a party to this Agreement as provided in Section 3.1(a).

(b) In the event any Initial Co-Investor ceases to be a Family Affiliate of the Co-Investor Founder, such Initial Co-Investor shall be required, except as otherwise required by law or governmental order, to immediately transfer all of such Initial Co-Investor’s Share Equivalents and rights and obligations hereunder to the Co-Investor Founder or any Permitted Transferee of such Initial Co-Investor in compliance with the requirements set forth in Section 3.2(a).

Section 3.3. Restrictions on Transfers by Stockholders. During the Transfer Restriction Period, the Non-SLP Stockholders shall not transfer any Share Equivalents to any Person, except transfers (a) to Permitted Transferees pursuant to Section 3.2, (b) pursuant to and in compliance with Section 3.4, Section 3.5, Section 3.6, Section 3.7 or Article IV or (c) upon receipt of the prior written consent of the SLP Investors. During the Transfer Restriction Period, the SLP Investors shall not transfer any Share Equivalents to any Person, except transfers (a) to Permitted Transferees pursuant to Section 3.2 or (b) pursuant to and in compliance with Section 3.4, Section 3.5, Section 3.7 or Article IV.

Section 3.4. Tag-Along Rights.

(a) Subject to Section 3.4(c), if one or more of the SLP Investors proposes to transfer Share Equivalents to another Person (other than to an Affiliate pursuant to Section 3.2), such SLP Investor or SLP Investors (hereinafter referred to as the “Selling SLP Investors”) shall give written notice (a “Transfer Notice”) of such proposed transfer to each of the Non-SLP Stockholders at least 10 Business Days prior to the consummation of such proposed transfer, setting forth (i) the number of Share Equivalents proposed to be transferred, (ii) the consideration to be received for such Share Equivalents by such Selling SLP Investors, (iii) the identity of the purchaser, (iv) any other material terms and conditions of the proposed transfer, (v) the date of the proposed transfer and (vi) that the Non-SLP Stockholder shall have the right, upon the terms and subject to the conditions set forth in this Section 3.4, to elect to sell up to its Pro Rata Portion (as defined below) of such Share Equivalents. If any transaction involving the transfer of Share Equivalents is subject to both this Section 3.4 and Section 3.5, only the provisions of Section 3.5 shall apply to such transaction so long as the SLP Investors have given a Drag-Along Notice to the Non-SLP Stockholders pursuant to Section 3.5 and such Drag-Along Notice has not been rescinded or otherwise terminated.

(b) Upon delivery of a Transfer Notice, each Non-SLP Stockholder may elect to sell up to its Pro Rata Portion of Share Equivalents, at the same price per Share Equivalent and pursuant to the same terms and conditions with respect to payment for the Share Equivalents as agreed to by the Selling SLP Investors, by sending written notice to each of the Selling SLP Investors within 5 Business Days after the date of the Transfer Notice, indicating its election to sell up to its Pro Rata Portion of Share Equivalents in the same transaction. Following such 5 Business-Day period, each of the Selling SLP Investors and the Non-SLP Stockholders that have delivered such written notices, concurrently with the Selling SLP Investors, shall be permitted to sell to the purchaser on the terms and conditions set forth in the Transfer Notice its Pro Rata Portion of Share Equivalents. All costs and expenses incurred by the Selling SLP Investors in connection with such sale shall be borne by the Selling SLP Investors and the Non-SLP Stockholders that have delivered such written notice on a pro rata basis in accordance with the number of Share Equivalents being sold by each. For purposes of this Section 3.4, “Pro Rata Portion” shall mean, with respect to Share Equivalents held by any Selling SLP Investor or Non-SLP Stockholder that delivered such written notice, a number equal to the product of (i) the total number of Share Equivalents proposed to be sold to a purchaser as set forth in a Transfer Notice and (ii) a fraction, the numerator of which shall be the total number of Share Equivalents beneficially owned by such Selling SLP Investor or Non-SLP Stockholder, as applicable, and the denominator of which shall be the total number of Share Equivalents beneficially owned by all (x) Selling SLP Investors, (y) all Non-SLP Stockholders that delivered such written notices and (z) all other Persons who otherwise are transferring, or have the contractual or other right to transfer, Share Equivalents in such transaction. Notwithstanding anything to the contrary herein, the Co-Investors may allocate the Pro Rata Portion of all Co-Investors, in the aggregate, among the Co-Investors in any manner determined by the Co-Investors such that one or more Co-Investors may transfer the number of Share Equivalents that the Co-Investors, in the aggregate, are entitled to transfer pursuant to this Section 3.4.

(c) This Section 3.4 shall not apply to (i) a transfer or transfers by the SLP Investors completed within six (6) months of the Closing of an aggregate of up to 16,384,000 Share Equivalents (as adjusted for any stock dividend split, reverse split, combination recapitalization or reclassification) at a cash price of no more than $5.00 per Share Equivalent (as adjusted for any stock dividend split, reverse split, combination recapitalization or reclassification), (ii) any transfer to a Permitted Transferee pursuant to Section 3.2, (iii) any transfer in a public offering in accordance with Article IV or (iv) any transfer after an Initial Public Offering pursuant to Rule 144 in accordance with Section 3.7.

(d) This Section 3.4 shall terminate on the earlier of a Control Event and the three-year anniversary of the Initial Public Offering.

Section 3.5. Drag-Along Rights.

(a) The SLP Investors may give written notice (a “Drag-Along Notice”) to the Non-SLP Stockholders that the SLP Investors intend to enter into a transaction or a series of related transactions involving the transfer, of not less than fifty percent (50%) of the outstanding Share Equivalents (which Share Equivalents to be transferred may include Share Equivalents held by the Non-SLP Stockholders and/or other holders of Share Equivalents) to a Person or “group” of Persons (other than to the SLP Investors or an Affiliate of the SLP Investors), whether by merger, tender offer or otherwise (a “Drag-Along Sale”), and, that the SLP Investors desire to cause the Non-SLP Stockholders to participate in such transaction on the same terms and conditions as available to the SLP Investors; provided, however that no Non-SLP Stockholder shall be required to assume any liability or provide indemnification in connection with such transaction other than (i) liability or indemnification that relates to the ownership of, and the ability to transfer, the Share Equivalents being transferred by it and (ii) with respect to all other liabilities or indemnification in connection with such transaction, its pro rata share on the same terms and conditions as the SLP Investors (based on the number of Share Equivalents being transferred by each Stockholder in such transaction) and provided, further, any waivers by any third party after the consummation of the Drag-Along Sale of restrictions or obligations imposed on the SLP Investors and the Co-Investors by such third party pursuant to the terms and conditions of the Drag Along Sale shall extend to all SLP Investors and Co-Investors in the same manner. Such Drag-Along Notice shall also specify (1) the consideration, if any, to be received by the SLP Investors and the Non-SLP Stockholders and any other material terms and conditions of the proposed transaction (which price and other material terms and conditions shall be the same in all material respects for the SLP Investors and the Non-SLP Stockholders), (2) the identity of the other Person or Persons party to the transaction, (3) the date of completion of the proposed transaction (which date shall be not less than ten (10) Business Days after the date of the notice) and (4) the action or actions required of each Non-SLP Stockholder in order to complete or facilitate such proposed transaction (including the sale of Share Equivalents held by the Non-SLP Stockholder, the voting of all such Share Equivalents in favor of any such merger, consolidation or sale of assets and the waiver of any related appraisal or dissenters’ rights). If the SLP Investors are transferring less than all of the Share Equivalents held by the SLP Investors, then each Non-SLP Stockholder will transfer a number of Share Equivalents equal to the product of the following (the “Drag-Along Portion”): (x) the number of Share Equivalents beneficially owned by such Non-SLP Stockholder multiplied by (y) a fraction, the numerator of which is the aggregate number of Share

Equivalents being transferred by the SLP Investors and the denominator of which equals the aggregate number of Share Equivalents beneficially owned by the SLP Investors. Upon receipt of such Drag-Along Notice, each Non-SLP Stockholder shall be obligated to take the action or actions referred to in clause (4) above. Notwithstanding the foregoing, the Co-Investors may allocate the Drag-Along Portion among all Co-Investors as determined by the Co-Investors such that one or more Co-Investors transfer the number of Share Equivalents required to be transferred pursuant to this Section 3.5 by all Co-Investors as a group.

(b) This Section 3.5 shall terminate on the earlier of a Control Event and the three-year anniversary of the Initial Public Offering.

Section 3.6. Right of First Offer.

(a) Beginning on and after the earlier of (i) the end of such period following the effective date (which period shall in no event exceed one hundred and eighty (180) days) of a Registration Statement of the Company filed in connection with an Initial Public Offering as the SLP Investors may agree to with the underwriter or underwriters of such offering or (ii) 5 years following the Closing, if any Co-Investor intends in good faith to transfer in a ROFO Sale all or any portion of the Share Equivalents (the “Transfer Securities”) then beneficially owned by such Co-Investor to a Person that is not a Permitted Transferee of such Co-Investor, then the Co-Investor shall provide the SLP Investors with a written notice with respect to such ROFO Sale (the “Offer Notice”) setting forth: (i) the number of Share Equivalents proposed to be transferred in such ROFO Sale and (ii) the material terms and conditions of the proposed ROFO Sale including the minimum price (the “Offer Price”) at which such Co-Investor proposes to transfer such shares. The Offer Notice shall also constitute an irrevocable offer to sell the Transfer Securities to the SLP Investors or, at the SLP Investors’ option following receipt of the Offer Notice, to one or more assignees of the SLP Investors (subject to such assignees’ delivery of an executed copy of the Agreement in compliance with Section 7.1 hereof) (x) at the Offer Price and on the same terms and conditions as the Transfer Offer or (y) if the Transfer Offer includes any consideration other than cash, at the option of the SLP Investors or such assignees, at a cash price equal to the Fair Market Value of such non-cash consideration (the “Transfer Consideration”).

(b) If any of the SLP Investors or their assignees wishes to accept the offer set forth in the Offer Notice, the SLP Investors or such assignees shall deliver within 15 Business Days after receipt of the Offer Notice (such period, the “Election Period”) an irrevocable notice of acceptance to such Co-Investor (the “Acceptance Notice”), which Acceptance Notice shall indicate the form of Transfer Consideration chosen (to the extent that the Transfer Offer includes any consideration other than cash). The SLP Investors or their assignee may accept such offer for all of the Transfer Securities. If the option to purchase the Transfer Securities represented by the Offer Notice is accepted on a timely basis by the SLP Investors or their assignee, no later than the later of (x) 25 Business Days after the date of the receipt by the SLP Investors of the Offer Notice or (y) the second Business Day after the receipt of any necessary governmental approvals (including the expiration or early termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), the SLP Investors or their assignee, as applicable, shall deliver payment by wire transfer of immediately available funds, to the extent the Transfer Consideration is cash, and/or by delivery of the non-cash Transfer Consideration (to the extent chosen by the SLP Investors or their assignee), to such Co-Investor against delivery of certificates or other instruments representing the Share Equivalents so purchased, appropriately endorsed by such Co-Investor. The Co-Investor shall deliver its Share Equivalents to the SLP Investors or their assignee free and clear of all liens, claims, options, pledges, encumbrances and security interests.

(c) To the extent the SLP Investors or their assignee (i) has not given notice of its acceptance of the offer represented by the Offer Notice to purchase any of the Transfer Securities prior to the expiration of the Election Period or (ii) has not tendered the purchase price for the Transfer Securities in the manner and within the period set forth above in Section 3.7(b), the Co-Investor shall be free for a period of 120 days from the end of the Election Period (the “Transfer Period”) to transfer all of the Transfer Securities to a Qualified Purchaser in a ROFO Sale at a price equal to or greater than the Offer Price and otherwise on terms which are no more favorable in any respect to such Qualified Purchaser than the terms and conditions set forth in the Offer Notice (for the avoidance of doubt, it being understood that such Qualified Purchaser shall be required to comply with Section 3.1 in connection with such transfer). If for any reason the Co-Investor does not transfer all of the Transfer Securities to a Qualified Purchaser in a ROFO Sale on such terms and conditions or if the Co-Investor wishes to transfer the Transfer Securities in a ROFO Sale at a purchase price that is less than the Offer Price or on terms which are more favorable in any respect to a Qualified Purchaser than those set forth in the Offer Notice, the provisions of this Section 3.6 shall again be applicable to all of the Transfer Securities; provided that the Co-Investor may not deliver another Offer Notice until 150 days have elapsed since the end of the Transfer Period.

(d) This Section 3.6 shall terminate on the earlier of a Control Event and the three-year anniversary of the Initial Public Offering.

Section 3.7. Rule 144 Sales.

(a) Subject to the last sentence of this Section 3.7(a), beginning on the one-year anniversary of the completion of an Initial Public Offering, the Co-Investors, taken together, may sell Shares pursuant to Rule 144 (including the volume and manner of sale limitations set forth therein) (“Co-Investor Rule 144 Sales”); provided, however that (x) any such sales may only be made pursuant to Rule 10b5-1 of the Exchange Act (subject to compliance with any reasonable guidelines or limitations the Company may impose from time to time upon Rule 10b5-1 sales, whether pursuant to the Company’s insider trading policy, corporate governance guidelines or otherwise) (a “10b5-1 Plan”), (y) the implementation, modification or termination of any 10b5-1 Plan may only occur during any regularly scheduled “window period” under the Company’s insider trading policy and (z) in no event may the aggregate amount of Shares sold by the Co-Investors, taken together, pursuant to Co-Investor Rule 144 Sales during any three-month period exceed the volume limitations set forth in Rule 144(e)(1)(ii) or Rule 144(e)(1)(iii) (whichever is greater), regardless of whether the volume limitation set forth in Rule 144(e)(1)(i) may be greater or whether any or all of the Co-Investors satisfy the conditions of Rule 144(k). If any Co-Investor either implements or terminates a 10b5-1 Plan during any regularly scheduled “window period” under the Company’s insider trading policy, the Company will promptly thereafter provide written notice to the SLP Investors of such implementation or termination (a “10b5-1 Plan Notice”).

(b) If one or more SLP Investors in good faith expects to transfer Shares pursuant to Rule 144 (“SLP Rule 144 Sales”), such SLP Investor or SLP Investors (hereinafter referred to as the “Rule 144 Selling SLP Investors”) shall provide written notice (a “SLP Rule 144 Notice”) of such SLP Rule 144 Sale to each Co-Investor as far in advance of such SLP Rule 144 Sale as shall be reasonably practicable in light of the circumstances applicable to such SLP Rule 144 Sale, which SLP Rule 144 Notice shall set forth (i) the number of Shares the Rule 144 Selling SLP Investors anticipate selling pursuant to such SLP Rule 144 Sale, (iii) that the Co-Investor shall have the right, upon the terms and subject to the conditions set forth in this Section 3.7(b), to elect to sell up to its Pro Rata 144 Portion (as defined below) with respect to such SLP Rule 144 Sale, (iv) the name, address and other appropriate contact information for the broker(s) (if any) selected by the Rule 144 Selling SLP Investors (the “SLP Rule 144 Broker”) and (v) the action or actions required (including the timing thereof) in connection with such SLP Rule 144 Sale with respect to each Co-Investor that elects to exercise such right (including the delivery to the SLP Rule 144 Broker of one or more stock certificates representing the Shares of such Co-Investor to be sold in such SLP Rule 144 Sale (the “Co-Investor Certificates”) and the delivery of such other certificates, instruments and documents as may be reasonably requested by the SLP Rule 144 Broker). Upon receipt of a SLP Rule 144 Notice, each Co-Investor may elect to sell up to its Pro Rata 144 Portion with respect to such SLP Rule 144 Sale, by taking such action or actions referred to in clause (v) above in a timely manner. Notwithstanding the delivery of any SLP Rule 144 Notice, all determinations as to whether to complete any SLP Rule 144 Sale and as to the timing, manner, price and other terms of any such SLP Rule 144 Sale shall be at the sole discretion of the Rule 144 Selling SLP Investors. For purposes of this Section 3.7(b), “Pro Rata 144 Portion” shall mean, with respect to a SLP Rule 144 Sale and each Rule 144 Selling SLP Investor and one or more Co-Investors delivering such notice (as determined by the Co-Investors), a number equal to the product of (i) the total number of Shares transferred in such SLP Rule 144 Sale, and (ii) a fraction, the numerator of which shall be the total number of Shares beneficially owned by such Rule 144 Selling SLP Investor or, in the case of the Co-Investors, the Co-Investors as a group, as applicable, and the denominator of which shall be the total number of Shares beneficially owned by (x) all Rule 144 Selling SLP Investors, (y) all Co-Investors delivering such notice and (z) all other stockholders or the Company that are not Affiliates of the SLP Investors that the Rule 144 Selling SLP Investors permit to participate in such SLP Rule 144 Sale. In the event that the SLP Investors shall elect not to complete an anticipated SLP Rule 144 Sale with respect to which one or more Co-Investors have exercised their right to sell Shares pursuant to this Section 3.7(b), the Rule 144 Selling SLP Investors shall cause any Co-Investor Certificates previously delivered to the SLP Rule 144 Broker to be returned to the applicable Co-Investors (except to the extent such Co-Investors elect to participate in any subsequent anticipated Rule 144 SLP Sale pursuant to a subsequent SLP Rule 144 Notice and, in connection with such election, instruct that the Co-Investor Certificates of such Co-Investors be retained by the SLP Rule 144 Broker for purposes of such subsequent anticipated Rule 144 SLP Sale). Each of the Rule 144 Selling SLP Investors agrees to reasonably cooperate with each of the Co-Investors (except during any Restricted Participation Period with respect to such Co-Investor) to establish notice, delivery and documentation procedures and measures to facilitate such Co-Investor’s participation in future potential Rule 144 SLP Sales pursuant to this Section 3.7(b). Notwithstanding anything to the contrary set forth in this Section 3.7(b), a Co-Investor shall not be entitled to participate in any Rule 144 SLP Sale during a Restricted Participation Period with respect to such Co-Investor and no Rule 144 Selling SLP Investor shall be obligated to deliver any SLP Rule 144 Notice to such Co-Investor during such Restricted Participation Period.

(c) This Section 3.7 shall terminate on the earlier of a Control Event and the three-year anniversary of the Initial Public Offering.

ARTICLE IV

REGISTRATION RIGHTS

The Company hereby grants to each of the Holders (as defined below) the registration rights set forth in this Article IV, with respect to the Registrable Securities (as defined below) owned by such Holders.

Section 4.1. Certain Definitions. As used in this Article IV:

(a) “register”, “registered” and “registration” refer to a registration effected by filing with the SEC a registration statement (the “Registration Statement”) in compliance with the Securities Act, and the declaration or ordering by the SEC of the effectiveness of such Registration Statement.

(b) “Registrable Securities” means (i) Shares held by Holders (as defined below) and (ii) any Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, such Registrable Securities; provided, however, that Shares or other securities shall cease to be treated as Registrable Securities if (a) a registration statement covering such securities has been declared effective by the SEC and such security has been disposed of pursuant to such effective registration statement, (b) such security is sold pursuant to Rule 144, (c) such security ceases to be outstanding or (d) the Holder thereof, together with its Affiliates, beneficially owns less than 3% of the Shares that are outstanding at such time and such Holder is able to dispose of all of its Registrable Securities in any 90 day period pursuant to Rule 144 (or any similar or analogous rule promulgated under the Securities Act); provided, that if Article III would prevent the Co-Investors from disposing of Shares in the 90 day time period contemplated by this clause (d), this clause (d) shall not disqualify any Shares held by the Co-Investors from being Registrable Securities.

(c) “Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on Form S-3 or on Form S-1 (or any successor forms) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

(d) “Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus.

(e) “Holder” (collectively, “Holders”) means (i) any SLP Investor (and any of their respective transferees pursuant to Section 4.9 below), (ii) the Co-Investors (and any of their respective transferees pursuant to Section 4.9 below) and (iii) any other Stockholder that the SLP Investors designate in writing as a Holder, in each case to the extent holding Registrable Securities, securities exercisable or convertible into Registrable Securities or securities exercisable for securities convertible into Registrable Securities.

(f) “SLP Initiating Holders” means one or more SLP Investors and/or any assignee to whom they have transferred rights as an SLP Investor pursuant to Section 4.9 below.

(g) “Co-Investor Initiating Holders” means one or more Co-Investors that, collectively, beneficially own at least twenty-five percent (25%) of the aggregate Registrable Securities held by the Co-Investors, collectively.

Section 4.2. Shelf Registration.

(a) Filing. Upon a demand by the SLP Initiating Holders (a “Shelf Registration Notice”), and subject to the Company’s rights under Section 4.2(c) and the limitations set forth in Section 4.2(d), the Company shall (i) promptly (but in any event no later than 10 days prior to the date such Shelf Registration Statement is declared effective) give written notice of the proposed registration to all other Holders; and (ii) use its reasonable best efforts to file as soon as possible with the SEC and cause to be declared effective under the Securities Act a Shelf Registration Statement as will permit or facilitate the sale and distribution of all or such portion of such SLP Initiating Holders’ Registrable Securities as are specified in such demand, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such demand as are specified in a written demand received by the Company within 10 days after such written notice is given (each such Holder, a “Shelf Holder”); provided, however, that if the Company is permitted by applicable law, rule or regulation to add selling stockholders to a Shelf Registration Statement without filing a post-effective amendment, a Holder may request the inclusion of such Holder’s shares in such Shelf Registration Statement at any time or from time to time, and the Company shall add such Registrable Securities to the Shelf Registration Statement as promptly as reasonably practicable (and in any event in time for such Holder to participate in any Self Take Down described in Section 4.2(d) if such Holder has requested for such Registrable Securities to be included in such Shelf Take Down within the applicable time periods required in Section 4.2(d)). If, on the date of any such demand, the Company does not qualify to file a Shelf Registration Statement, then the provisions of Section 4.3 hereof shall apply instead of this Section 4.2. In no event shall the Company be required to file, and maintain effectiveness pursuant to Section 4.2(b) of, more than one Shelf Registration Statement at any one time pursuant to this Section 4.2.

(b) Continued Effectiveness. Except as otherwise agreed by the SLP Initiating Holders, the Company shall use its reasonable best efforts to keep the Shelf Registration Statement filed pursuant to Section 4.2(a) hereof continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by Shelf Holders until the earlier of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement and (ii) such shorter period as the SLP Initiating Holders may determine (such period of effectiveness, the “Shelf Period”).

(c) Suspension of Filing or Registration. If the Company shall furnish to the SLP Initiating Holders a certificate signed by the Chief Executive Officer or equivalent senior executive of the Company, stating that the filing, effectiveness or continued use of the Shelf Registration Statement would require the Company to make an Adverse Disclosure, then the Company shall have a period of not more than 30 days (or such longer period as the SLP Investors shall consent to in writing) within which to delay the filing or effectiveness of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by Holders of such Shelf Registration Statement (in each case, a “Shelf Suspension”); provided, however, that, unless consented to in writing by the SLP Investors, the Company shall not be permitted to exercise a Shelf Suspension more than once during any 12-month period. In the case of a Shelf Suspension that occurs after the effectiveness of the Shelf Registration Statement, the Shelf Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders upon the termination of any Shelf Suspension, and (i) in the case of a Shelf Registration Statement that has not been declared effective, shall promptly thereafter file the Shelf Registration Statement and use its reasonable best efforts to have such Shelf Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Shelf Registration Statement, shall amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission prior to the expiration of the Shelf Suspension and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders of a majority of the Registrable Securities then outstanding.

(d) Restricted Shelf Take-Downs.

(i) Prior to the earlier of a Control Event and the three-year anniversary of an Initial Public Offering, no offering or sale of Registrable Securities pursuant to a Shelf Registration Statement (each, a “Restricted Shelf Take-Down”) may occur unless it has been initiated by SLP Initiating Holders. With respect to each Restricted Shelf Take-Down that is not a Marketed Underwritten Shelf Take-Down, the SLP Initiating Holders shall provide written notice (a “Restricted Shelf Take-Down Notice”) of such Restricted Shelf Take-Down to all other Shelf Holders as far in advance of such Restricted Shelf Take-Down as shall be reasonably practicable in light of the circumstances applicable to such Restricted Shelf Take-Down, which Restricted Shelf Take-Down Notice shall set forth (A) the total number of Registrable Securities expected to be offered and sold in such Restricted Shelf Take-Down, (B) the expected plan of distribution of such Restricted Shelf Take-Down, (C) that the Shelf Holder shall have the right, upon the terms and subject to the conditions set forth in this Section 4.2(d), to elect to sell up to its Pro Rata Take-Down Portion (as defined below) and (D) the action or actions required (including the timing thereof) in connection with such Restricted Shelf Take-Down with respect to each Holder that elects to exercise such right (including the delivery of one or more stock certificates representing Shares of such Holder to be sold in such Restricted Shelf Take-Down). Upon receipt of such Restricted Shelf Take-Down Notice, each such Shelf Holder may elect to sell up to its Pro Rata Take-Down Portion with respect to each such Restricted Shelf Take-Down, by taking such action or actions referred to in clause (D) above in a timely manner; provided, however that, if such Restricted Shelf Take-Down is an Underwritten Shelf Take-Down, such right to sell shall be subject to such Holder’s compliance with Section 4.2(d)(iii). Notwithstanding the delivery of any Restricted Shelf Take-Down Notice, all determinations as to whether to complete any Restricted Shelf Take-Down and as to the timing, manner, price and other terms of any Restricted Shelf Take-Down shall be at the sole discretion of the SLP Initiating Holders, provided that, if such Restricted Shelf Take-Down is completed, the SLP Initiating Holders must include each such Shelf Holder’s Pro Rata Take Down Portion in such Restricted Shelf Take-Down if such Shelf Holder has complied with the immediately foregoing sentence. For purposes of this Section 4.2(d)(i), “Pro Rata Take-Down Portion” shall mean, with respect to a Restricted Shelf Take-Down and each SLP Initiating Holder and each other Shelf Holder delivering such notice with respect to such Restricted Shelf Take-Down, a number equal to the product of the following (subject to reduction pursuant to Section 4.2(d)(iii) if such Restricted Shelf Take-Down is an Underwritten Shelf Take-Down): (x) the total number of Registrable Securities transferred in such Restricted Shelf Take-Down, and (y) a fraction, the numerator of which shall be the total number of Registrable Securities beneficially owned by each SLP Initiating Holder or other Shelf Holder, as applicable, and the denominator of which shall be the total number of Registrable Securities beneficially owned by all SLP Initiating Holders and other Shelf Holders delivering such notice with respect to such Restricted Shelf Take-Down. Notwithstanding anything to the contrary herein, the Co-Investors may allocate the Pro Rata Take-Down Portion of all Shelf Holders that are Co-Investors among such Holders in any manner determined by the Co-Investors. Each of the SLP Initiating Holders agrees to reasonably cooperate with each of the other Shelf Holders (except during any Restricted Participation Period with respect to any Shelf Holder if such Shelf Holder is a Co-Investor) to establish notice, delivery and documentation procedures and measures to facilitate such Shelf Holder’s participation in future potential Restricted Shelf Take-Downs pursuant to this Section 4.2(d). Notwithstanding anything to the contrary set forth in this Section 4.2(d), a Shelf Holder that is a Co-Investor shall not be entitled to participate in any Restricted Shelf Take-Down (unless it is a Marketed Underwritten Shelf Take-Down) during a Restricted Participation Period with respect to such Co-Investor and no SLP Initiating Holder shall be obligated to deliver any Restricted Shelf Take-Down Notice to such Co-Investor during such Restricted Participation Period, except with respect to a Marketed Underwritten Shelf Take-Down.

(ii) If the SLP Initiating Holders so elect in a written demand delivered to the Company (an “Underwritten Shelf Take-Down Notice”), a Restricted Shelf Take-Down may be in the form of an underwritten offering (an “Underwritten Shelf Take-Down”), and the Company shall, if so requested, file and effect an amendment or supplement of the Shelf Registration Statement for such purpose as soon as practicable. The SLP Initiating Holders shall indicate in such Underwritten Shelf Take-Down Notice whether they intend for such Underwritten Shelf Take-Down to involve a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the underwriters over a period of at least 48 hours (a “Marketed Underwritten Shelf Take-Down”). Upon receipt of an Underwritten Shelf Take-Down Notice indicating that such Underwritten Shelf Take-Down will be a Marketed Underwritten Shelf Take-Down, the Company shall promptly (but in any event no later than ten (10) days prior to the expected date of such Marketed Underwritten Shelf Take-Down) give written notice of such Marketed Underwritten Shelf Take-Down to all other Shelf Holders of Registrable Securities under such Shelf Registration Statement and any such Shelf Holders requesting inclusion in such Marketed Underwritten Shelf Take-Down must respond in writing within five (5) days after the receipt of such notice. The SLP Initiating Holders shall have the right to select the underwriter or underwriters to administer such Underwritten Shelf Take-Down; provided that such underwriter or underwriters shall be reasonably acceptable to the Company.

(iii) With respect to any Underwritten Shelf Take-Down, the right of any Shelf Holder to participate shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Shelf Holder’s Registrable Securities in the underwriting to the extent provided herein. The Company shall, together with all Shelf Holders of Registrable Securities of the Company proposing to distribute their securities through such Underwritten Shelf Take-Down, enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the SLP Initiating Holders and reasonably satisfactory to the Company. Notwithstanding any other provision of this Section 4.2, if the underwriter shall advise the Company that marketing factors (including, without limitation, an adverse effect on the per share offering price) require a limitation of the number of shares to be underwritten in an Underwritten Shelf Take-Down, then the Company shall so advise all Shelf Holders of Registrable Securities that have requested to participate in such Underwritten Shelf Take-Down, and the number of shares of Registrable Securities that may be included in such Underwritten Shelf Take-Down shall be allocated pro rata among such Shelf Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of such Underwritten Shelf Take-Down (provided that the Co-Investors may allocate the pro rata portion of all Shelf Holders that are Co-Investors among such Shelf Holders in any manner determined by the Co-Investors). No Registrable Securities excluded from a Underwritten Shelf Take-Down by reason of the underwriter’s marketing limitation shall be included in such underwritten offering.

(e) Unrestricted Shelf Take-Downs.

(i) On and after the earlier of a Control Event and the third anniversary of the Initial Public Offering, either the SLP Initiating Holders or the Co-Investor Initiating Holders may initiate an offering or sale of Registrable Securities pursuant to a Shelf Registration Statement (an “Unrestricted Shelf Take-Down”) and, except as set forth in Section 4.2(e)(ii) with respect to Marketed Underwritten Shelf Take-Downs, such Initiating Holder shall not be required to permit the offer and sale of Registrable Securities by other Shelf Holders in connection with such Unrestricted Shelf Take-Down.

(ii) If the SLP Initiating Holders or the Co-Investor Initiating Holders so elect in an Underwritten Shelf Take-Down Notice, an Unrestricted Shelf Take-Down of Registrable Securities pursuant to the Shelf Registration Statement shall be in an Underwritten Shelf Take-Down, and the Company shall, if required, file and effect an amendment or supplement of the Shelf Registration Statement for such purpose as soon as practicable; provided, however that any such Underwritten Shelf Take-Down shall be deemed to be, for purposes of Section 4.3, a Demand Registration effected by the SLP Initiating Holders or the Co-Investor Initiating Holders, as the case may be, and subject to the limitations set forth in Section 4.3. The SLP Initiating Holders or the Co-Investor Initiating Holders, as the case may be, shall indicate in such Underwritten Shelf Take-Down Notice whether they intend for such Underwritten Shelf Take-Down to be a Marketed Underwritten Shelf Take-Down. Upon receipt of an Underwritten Shelf Take-Down Notice indicating that such Underwritten Shelf Take-Down will be a Marketed Underwritten Shelf Take-Down, the Company shall promptly (but in any event no later than ten (10) days prior to the expected date of such Marketed Underwritten Shelf Take-Down) give written notice of such Marketed Underwritten Shelf Take-Down to all other Shelf Holders of Registrable Securities under such Shelf Registration Statement and any such Shelf Holders requesting inclusion in such Marketed Underwritten Shelf Take-Down must respond in writing within five (5) days after the receipt of such notice. The Shelf Holders of a majority of the Registrable Securities included in an Underwritten Shelf Take-Down shall have the right to select the underwriter or underwriters to administer such Underwritten Shelf Take-Down; provided that such underwriter or underwriters shall be reasonably acceptable to the Company.

(iii) With respect to any Underwritten Shelf Take-Down, the right of any Shelf Holder to participate shall be conditioned upon such Shelf Holder’s participation in such underwriting and the inclusion of such Shelf Holder’s Registrable Securities in the underwriting to the extent provided herein. The Company shall, together with all Shelf Holders of Registrable Securities of the Company proposing to distribute their securities through such Underwritten Shelf Take-Down, enter into an underwriting agreement in customary form with the underwriter or underwriters selected by SLP Investors or the Co-Investors, as applicable, and reasonably satisfactory to the Company. Notwithstanding any other provision of this Section 4.2, if the underwriter shall advise the Company that marketing factors (including, without limitation, an adverse effect on the per share offering price) require a limitation of the number of shares to be underwritten in a Marketed Underwritten Shelf Take-Down, then the Company shall so advise all Shelf Holders of Registrable Securities that have requested to participate in such Marketed Underwritten Shelf Take-Down, and the number of shares of Registrable Securities that may be included in such Marketed Underwritten Shelf Take-Down shall be allocated pro rata among such Shelf Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Shelf Holders at the time of such Marketed Underwritten Shelf Take-Down (provided that the Co-Investors may allocate the pro rata portion of all Holders that are Co-Investors among such Holders in any manner determined by the Co-Investors). No Registrable Securities excluded from a Marketed Underwritten Shelf Take-Down by reason of the underwriter’s marketing limitation shall be included in such underwritten offering.

Section 4.3. Demand Registration.

(a) Holders’ Demand for Registration. Subject to Section 4.3(d), if the Company shall receive from the SLP Initiating Holders or the Co-Investor Initiating Holders (the party so effecting a demand pursuant to this Section 4.3 being referred to as the “Initiating Holders”) a written demand that the Company effect any registration (a “Demand Registration”) of Registrable Securities held by such Holders having a reasonably anticipated net aggregate offering price (after deduction of underwriting commissions and offering expenses) of at least $10,000,000, the Company will:

(i) promptly (but in any event no later than 10 days prior to the date such registration becomes effective under the Securities Act) give written notice of the proposed registration to all other Holders; and

(ii) use its reasonable best efforts to effect such registration as soon as practicable as will permit or facilitate the sale and distribution of all or such portion of such Initiating Holders’ Registrable Securities as are specified in such demand, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such demand as are specified in a written demand received by the Company within 5 days after such written notice is given, provided that the Company shall not be obligated to take any action to effect any such registration pursuant to this Section 4.3 if the Company shall furnish to such Holders a certificate signed by the Chief Executive Officer or equivalent senior executive of the Company, stating that the filing or effectiveness of such Registration Statement would require the Company to make an Adverse Disclosure, in which case the Company shall have an additional period of not more than 30 days (or such longer period as may be agreed upon by the Initiating Holders) within which to file such Registration Statement; provided, however, that, unless otherwise agreed by the applicable Initiating Holders, the Company shall not use this right more than once in any 12-month period.

(b) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their demand by means of an underwritten offer, they shall so advise the Company as part of their demand made pursuant to this Section 4.3; and the Company shall include such information in the written notice referred to in Section 4.3(a)(i). In such event, the right of any Holder to registration pursuant to this Section 4.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. The Company shall, together with all holders of Registrable Securities of the Company proposing to distribute their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected by a majority-in-interest of the Initiating Holders and reasonably satisfactory to the Company. Notwithstanding any other provision of this Section 4.3, if the underwriter shall advise the Company that marketing factors (including, without limitation, an adverse effect on the per share offering price) require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated pro rata among such Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the Registration Statement (provided that the Co-Investors may allocate the pro rata portion of all Holders that are Co-Investors among such Holders in any manner determined by the Co-Investors). No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration.

(c) Effective Registration. The Company shall be deemed to have effected a Demand Registration if the Registration Statement pursuant to such registration is declared effective by the SEC and remains effective for not less than 180 days (or such shorter period as will terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn), or if such Registration Statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (the applicable period, the “Demand Period”). No Demand Registration shall be deemed to have been effected if (i) during the Demand Period such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by a participating Holder.

(d) Restrictions on Registration. Notwithstanding the rights and obligations set forth in Section 4.3(a):

(i) in no event shall the Company be obligated to take any action to effect any Demand Registration at the request of the Co-Investor Initiating Holders after the Company has effected two (2) Demand Registrations at the request of the Co-Investor Initiating Holders (collectively) (including any Underwritten Shelf Take-Downs initiated by the Co-Investors);

(ii) in no event shall the Company be obligated to take any action to effect more than four (4) Demand Registrations (not including any Underwritten Shelf Take-Down that is not a Marketed Underwritten Shelf Take-Down) in any twelve (12)-month period; and

(iii) in no event shall the Company be obligated to take any action to effect any Demand Registration at the request of the Co-Investor Initiating Holders until the earlier of a Control Event and the three-year anniversary of the consummation of the Initial Public Offering.

Section 4.4. Piggyback Registration.

(a) Company Registration. Subject to Section 4.4(d), if at any time or from time to time the Company shall determine to register any of its equity securities, either for its own account or for the account of security holders (other than (1) in a registration relating solely to employee benefit plans, (2) a registration on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (3) a registration pursuant to which the Company is offering to exchange its own securities, (4) a registration statement relating solely to dividend reinvestment or similar plans, (5) a shelf registration statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of the Company or any Subsidiary that are convertible for Shares and that are initially issued pursuant to Rule 144A and/or Regulation S of the Securities Act may resell such notes and sell the Shares into which such notes may be converted or (6) a registration pursuant to Section 4.2 or 4.3 hereof), the Company will:

(i) promptly (but in no event less than 10 days before the effective date of the relevant Registration Statement) give to each Holder written notice thereof; and

(ii) include in such registration (and any related qualification under state securities laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 5 days after receipt of such written notice from the Company, by any Holder or Holders, except as set forth in Section 4.4(b) below.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 4.4(a)(i). In such event the right of any Holder to registration pursuant to this Section 4.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall, together with the Company and the other parties distributing their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 4.4, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, subject to the terms of this Section 4.4. The Company shall so advise all holders of the Company’s securities that would otherwise be registered and underwritten pursuant hereto, and the number of shares of such securities, including Registrable Securities, that may be included in the registration and underwriting shall be allocated first, to the Company and second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders (provided that the Co-Investors may allocate the pro rata portion allocated to all Co-Investors among the Co-Investors as determined by the Co-Investors). No such reduction shall (i) reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, or (ii) reduce the amount of securities of the selling Holders included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration, unless such offering does not include shares of any other selling shareholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. For the avoidance of doubt, nothing in this Section 4.4(b) is intended to diminish the number of securities to be included by the Company in the underwriting.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4.4 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

(d) Limitations. This Section 4.4 shall not apply to any Registration Statement under the Securities Act with respect to any Initial Public Offering unless one or more of the SLP Initiating Holders is selling Registrable Securities in such offering. Until the earlier of a Control Event or the three-year anniversary of the consummation of the Initial Public Offering, the Holders (other than the SLP Initiating Holders) may not elect to include Registrable Securities in a registration pursuant to this Section 4.4 unless one or more SLP Initiating Holders elects to include Registrable Securities in such registration.

Section 4.5. Expenses of Registration. All expenses incurred in connection with all registrations effected pursuant to Sections 4.2, 4.3 and 4.4, including all registration, filing and qualification fees (including state securities law fees and expenses), printing expenses, escrow fees, fees and disbursements of counsel for the Company (and the reasonable fees and disbursements of one separate counsel for the participating Holders chosen by the Holders of a majority of Registrable Securities being registered) and expenses of any special audits incidental to or required by such registration shall be borne by the Company; provided, however, that the Company shall not be required to pay stock transfer taxes or underwriters’ discounts or selling commissions relating to Registrable Securities.

Section 4.6. Obligations of the Company. Whenever required under this Article IV to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective, and keep such Registration Statement effective for the lesser of 180 days or until the Holder or Holders have completed the distribution relating thereto;

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with the intended methods of disposition by sellers thereof set forth in such registration statement;

(c) permit any Holder which Holder, in the reasonable judgment, exercised in good faith, of such Holder, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such Registration Statement and to cooperate in good faith to include therein material, furnished to the Company in writing, that in the reasonable judgment of such Holder and its counsel should be included;

(d) furnish to the Holders such numbers of copies of a prospectus, including all exhibits thereto and documents incorporated by reference therein and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by the Company of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or such prospectus or for additional information;

(g) notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(h) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by the Company of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, or any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(i) use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

(j) make available for inspection by each Holder including Registrable Securities in such registration, any underwriter participating in any distribution pursuant to such registration, and any attorney, accountant or other agent retained by such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(k) use its reasonable best efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “blue sky” laws of each state and other jurisdiction of the United States as any such Holder or underwriters, if any, or their respective counsel reasonably request in writing, and do any and all other things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by Sections 4.2(b) and 4.3(c), as applicable; provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(l) obtain for delivery to the Holders of Registrable Securities covered by such Registration Statement and to the underwriters, if any, an opinion or opinions from counsel for the Company, dated the effective date of the Registration Statement or, in the event of an underwritten offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such holders or underwriters, as the case may be, and their respective counsel;

(m) in the case of an underwritten offering, obtain for delivery to the Company and the underwriters, with copies to the Holders of Registrable Securities included in such Registration, a cold comfort letter from the Company’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(n) use its reasonable best efforts to list the Registrable Securities that are Shares covered by such Registration Statement with any securities exchange on which the Shares are then listed;

(o) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(p) cooperate with Holders including Registrable Securities in such registration and the underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing underwriters may request at least two Business Days prior to any sale of Registrable Securities;

(q) use its reasonable best efforts to comply with all applicable securities laws and make available to its Holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder; and

(r) in the case of an underwritten offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the underwriters and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto.

Section 4.7. Indemnification.

(a) The Company will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities, each of such Holder’s officers, directors, employees, partners and agents, and each Person controlling such Holder, with respect to any registration, qualification or compliance effected pursuant to this Article IV, and each underwriter, if any, and each Person who controls any underwriter, of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other similar document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (B) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company in connection with any such registration, qualification or compliance, or (C) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter chosen by the Company being attributed to the Company) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided that in such instance the Company shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities) and will reimburse, as incurred, each such Holder, each such underwriter and each such director, officer, partner, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to the Company by such Holder or underwriter expressly for use therein.

(b) Each Holder will, and if Registrable Securities held by or issuable to such Holder are included in such registration, qualification or compliance pursuant to this Article IV, does hereby undertake to indemnify and hold harmless the Company, each of its directors, employees, agents and officers, and each Person controlling the Company, each underwriter, if any, and each Person who controls any underwriter, of the Company’s securities covered by such a Registration Statement, and each other Holder, each of such other Holder’s officers, partners, directors and agents and each Person controlling such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and will reimburse, as incurred, the Company, each such underwriter, each such other Holder, and each such director, officer, employee, agent, partner and controlling Person of the foregoing, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular or other document, in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use therein; provided, however, that the liability of each Holder hereunder shall be limited to the net proceeds received by such Holder from the sale of securities under such Registration Statement. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this subsection 4.7(b).

(c) Each party entitled to indemnification under this Section 4.7 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article IV, except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party, in the defense of any such claim or litigation, may, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that includes as an unconditional term thereof the giving by the claimant or plaintiff therein, to such Indemnified Party, of a release from all liability with respect to such claim or litigation.

(d) In order to provide for just and equitable contribution in case indemnification is prohibited or limited by law, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that, in any case, (i) no Holder will be required to contribute any amount in excess of the public offering price of all securities offered by it pursuant to such Registration Statement less all underwriting fees and discounts and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) The indemnities provided in this Section 4.7 shall survive the transfer of any Registrable Securities by such Holder.

Section 4.8. Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Article IV.

Section 4.9. Transfer of Registration Rights. The rights, contained in Sections 4.2, 4.3 and 4.4 hereof, to cause the Company to register the Registrable Securities, may be assigned or otherwise conveyed by (a) a SLP Initiating Holder pursuant to a transfer permitted under Article III (so long as the rights of the Co-Investors contained in Sections 4.2, 4.3 and 4.4 hereof would not be adversely affected in such transfer relative to the rights of such SLP Initiating Holder) and (b) the other Holders pursuant to a transfer permitted pursuant to Section 3.2.

Section 4.10. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article IV.

Section 4.11. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the SLP Investors (and the Co-Investors, in the case of any such agreement that would adversely affect the rights of the Co-Investors relative to the rights of the SLP Investors), enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to (i) require the Company to effect a registration or (ii) include any securities in any registration filed under Sections 4.2, 4.3 or 4.4 hereof, unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not diminish the amount of Registrable Securities that are included in such registration.

Section 4.12. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company, following an Initial Public Offering, agrees to use its reasonable best efforts to:

(a) make and keep current public information available, within the meaning of Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after it has become subject to the reporting requirements of the Exchange Act;

(b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and Exchange Act (after it has become subject to such reporting requirements); and

(c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time commencing 90 days after the effective date of the first registration filed by the Company for an offering of its securities to the general public), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

Section 4.13. “Market Stand Off” Agreement. Each Holder hereby agrees that during (i) such period following the effective date (which period shall in no event exceed one hundred and eighty (180) days) of a Registration Statement of the Company filed in connection with an Initial Public Offering as the SLP Investors may agree to with the underwriter or underwriters of such offering (to which all Stockholders must be subject if any are to be subject) and (ii) such period (which period shall in no event exceed ninety (90) days) following the effective date of a registration statement of the Company filed under the Securities Act subsequent to an Initial Public Offering as the Initiating Holders (or the Company if there is no Initiating Holder and the SLP Investors agree with the Company that this Section 4.13 will apply under such circumstances) may agree to with the underwriter or underwriters of such offering and/or the Company (if applicable) (to which all Holders must be subject if any are to be subject), it shall not, to the extent requested by the Company and/or any underwriter, sell, pledge, hypothecate, transfer, make any short sale of, loan, grant any option or right to purchase of, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Shares held by it at any time during such period except Shares included in such registration. Each Holder agrees that it shall deliver to the underwriter or underwriters of any offering to which clause (i) or (ii) is applicable to such Holder a customary agreement reflecting its agreement set forth in this Section 4.13.

Section 4.14. Termination of Registration Rights. The rights of any particular Holder to cause the Company to register securities under Sections 4.2, 4.3 or 4.4 hereof shall terminate as to any Holder on the date such Holder, together with its Affiliates, beneficially owns less than 3% of the Shares that are outstanding at such time and such Holder is able to dispose of all of its Registrable Securities in any 90 day period pursuant to Rule 144 (or any similar or analogous rule promulgated under the Securities Act), provided, that if Article III would prevent the Co-Investors from disposing of Shares in the time period contemplated by this Section 4.14, the rights of any Co-Investor shall not be terminated pursuant to this Section 4.14.

ARTICLE V

RIGHT OF PARTICIPATION

Section 5.1. Right of Participation.

(a) Offer. Not less than 15 Business Days prior to the consummation of any issuance of Share Equivalents or other equity securities of the Company after the date of this Agreement (a “Post-Closing Issuance”), a notice (the “Participation Notice”) shall be furnished by the Company to each Stockholder. The Participation Notice shall include:

(i) the principal terms and conditions of the proposed Post-Closing Issuance, including (A) the number of Participation Shares to be included in the Post-Closing Issuance, (B) the maximum and minimum price per unit of the Participation Shares, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof, (C) the proposed manner of disposition, (D) the name and address of the Person or Persons to whom the Participation Shares will be issued (the “Prospective Subscriber”) and (E) if known, the proposed date of Post-Closing Issuance; and

(ii) an offer by the Company to issue, at the option of each Stockholder, to such Stockholder such portion of the Participation Shares to be included in the Post-Closing Issuance as may be requested by such Stockholder (not to exceed such Stockholder’s Participation Portion of the total amount of Participation Shares to be included in the Post-Closing Issuance), on the same terms and conditions and at the same price per share, with respect to each Participation Share issued.

(b) Exercise.

(i) General. Each Stockholder desiring to accept the offer contained in the Participation Notice shall accept such offer by furnishing a written notice of such acceptance to the Company within 10 Business Days after the date of delivery of the Participation Notice specifying the number of Participation Shares (not to exceed such Stockholder’s Participation Portion of the total number of Participation Shares to be included in the Post-Closing Issuance) which such Stockholder desires to purchase (each a “Participating Stockholder”). Any Co-Investor may assign its right to purchase its Participation Portion to any other Co-Investor(s). Each Participating Stockholder who does not accept such offer in compliance with the above requirements, including the applicable time periods, shall be deemed to have waived all of such Stockholder’s rights to participate in such Post-Closing Issuance, and the Company shall thereafter be free to issue Participation Shares in such Post-Closing Issuance to the Prospective Subscriber and any Participating Stockholders, at a price no less than the minimum price set forth in the Participation Notice and on other principal terms and conditions not substantially more favorable than those set forth in the Participation Notice, without any further obligation to such non-accepting Stockholders pursuant to this Article V. If, prior to consummation, the terms of such proposed Post-Closing Issuance shall change with the result that the price shall be less than the minimum price set forth in the Participation Notice or the other principal terms shall be substantially more favorable to the Prospective Subscriber than those set forth in the Participation Notice, it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 5.1 separately complied with, in order to consummate such Issuance pursuant to this Section 5.1.

(ii) Irrevocable Acceptance. The acceptance of each Participating Stockholder shall be irrevocable except as hereinafter provided, and each such Participating Stockholder shall be bound and obligated to acquire in the Post-Closing Issuance on the same terms and conditions and at the same price per share with respect to the Participation Shares as such Participating Stockholder shall have specified in such Participating Stockholder’s written commitment.

(iii) Time Limitation. If at the end of the 120th day after the date of the effectiveness of the Participation Notice the Company has not completed the Post-Closing Issuance, each Participating Stockholder shall be released from such holder’s obligations under the written commitment, the Participation Notice shall be null and void, and it shall be necessary for a separate Participation Notice to be furnished to all Stockholders, and the terms and provisions of this Section 5.1 separately complied with, in order to consummate such Post-Closing Issuance pursuant to this Section 5.1.

(c) Further Assurances. Each Participating Stockholder shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order to consummate expeditiously each Post-Closing Issuance pursuant to this Section 5.1 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Company and the Prospective Subscriber. Without limiting the generality of the foregoing, each such Participating Stockholder agrees to execute and deliver such subscription and other agreements specified by the Company to which the Prospective Subscriber will be party.

(d) Expenses. All costs and expenses incurred by the Company in connection with any proposed Post-Closing Issuance of Participation Shares (whether or not consummated), including all attorney’s fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be paid by the Company. The reasonable fees and charges of a single legal counsel for all Participating Stockholders (selected by Participating Stockholders purchasing a majority of the Participation Shares being purchased by all Participating Stockholders) in connection with such proposed Post-Closing Issuance of Participation Shares (whether or not consummated) shall be paid by the Company. Any other costs and expenses incurred by or on behalf of any holder of Share Equivalents in connection with such proposed Post-Closing Issuance of Participation Shares (whether or not consummated) shall be borne by such holder.

(e) Closing. The closing of a Post-Closing Issuance pursuant to this Section 5.1 (the “Participation Closing”) shall take place on (i) the proposed date of the Post-Closing Issuance, if any, set forth in the Participation Notice, (ii) if no proposed closing date was required to be specified in the Participation Notice, at such time as the Company shall specify by notice to each Participating Stockholder and (iii) at such place as the Company shall specify by notice to each Participating Stockholder; provided, however that, if any waiting period pursuant to any antitrust or similar laws shall apply to the acquisition of any Participation Shares by any Participating Stockholder, then (x) the Company and such Participating Stockholder shall reasonably cooperate to structure the funding of such acquisition by such Participating Stockholder in a manner that will permit such acquisition to occur at the Participation Closing of such Post-Closing Issuance even if it shall otherwise occur prior to the expiration of such waiting period or any extension thereof (including, to the extent permitted by applicable law, rule or regulation, the issuance of convertible or exchangeable securities that would convert or exchange into such Participation Shares immediately upon such expiration or extension or the use of an escrow account providing for release of such Participation Shares upon such expiration or extension) and (y) in the event the Company and such Participating Stockholder are unable to reach agreement upon a structure that would permit the funding of such acquisition by such Participating Stockholder to occur at the Participation Closing of such Post-Closing Issuance, then, solely with respect to such Participating Stockholder, the Participation Closing shall occur upon the expiration of such waiting period or extension thereof. At any Participation Closing, each Participating Stockholder shall be delivered the certificates or other instruments evidencing the Participation Shares to be issued to such Participating Stockholder, registered in the name of such Participating Stockholder or such holder’s designated nominee, free and clear of all liens, claims, options, pledges, encumbrances and security interests, with any transfer tax stamps affixed, against delivery by such Participating Stockholder of the applicable consideration.

(f) Securities Law Matters. Notwithstanding anything to the contrary set forth herein, a Stockholder shall not be entitled to participate in a Post-Closing Issuance pursuant to this Section 5.1 unless at the time of such Post-Closing Issuance the Company shall be reasonably satisfied that (i) such Stockholder is an “accredited investor” as defined in Regulation D of the Securities Act or the Post-Closing Issuance, after giving effect to the participation of such Stockholder therein, would satisfy the requirements of any other exemption from registration available at such time under the Securities Act with respect to such Post-Closing Issuance and (ii) an exemption from registration or qualification under any state securities laws or foreign securities laws applicable to such Post-Closing Issuance due to the participation of such Stockholder therein would be available with respect to such Post-Closing Issuance.

Section 5.2. Excluded Transactions. The provisions of this Article V shall not apply to Post-Closing Issuances by the Company or any of its Subsidiaries as follows:

(a) any Post-Closing Issuance of Share Equivalents, options, warrants or convertible securities, in each case to the extent approved by the Board, to officers, employees, directors who are not Affiliates of any Stockholder or consultants of the Company in connection with such Person’s employment or consulting arrangements with the Company or the service of such person as a director;

(b) any Post-Closing Issuance of Share Equivalents, in each case to the extent approved by the Board, (i) in any business combination or acquisition transaction involving the Company or any of its Subsidiaries, (ii) in connection with any joint venture or strategic partnership or alliance or (iii) in connection with the incurrence or guarantee of indebtedness by the Company or any of its Subsidiaries, in each case so long as the Post-Closing Issuance of Share Equivalents is not to any Affiliate of any Stockholder;

(c) any Post-Closing Issuance of Shares pursuant to an Initial Public Offering;

(d) any Post-Closing Issuance of Share Equivalents in connection with any stock split, stock dividend or recapitalization approved by the Board (so long as all Holders of the same class or series of Share Equivalents is treated equally with all other Holders of such class or series of Share Equivalents); or

(e) any Post-Closing Issuance of Share Equivalents to any Person (or any Affiliate of a Person) that has or is entering into a strategic or commercial relationship with the Company or any of its Subsidiaries or provides other strategic or commercial benefits to the Company or its Subsidiaries as determined in good faith by the Board, in each case so long as the Post-Closing Issuance of Share Equivalents is not to any Affiliate of any Stockholder.

Section 5.3. Termination of Article V. Upon the consummation of an Initial Public Offering, this Article V shall terminate and be of no further force and effect.

ARTICLE VI

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 6.1. Further Assurances. From time to time, at the reasonable request of any other party hereto and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 6.2. Freedom to Pursue Opportunities. The parties expressly acknowledge and agree that: (i) each Stockholder, SLP Designated Director, Co-Investor Designated Director, SLP Nominee, Co-Investor Nominee, Co-Investor Observer and Affiliated Officer has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of its Subsidiaries; and (ii) in the event that a Stockholder, SLP Designated Director, Co-Investor Designated Director, SLP Nominee, Co-Investor Nominee, Co-Investor Observer or Affiliated Officer of the Company acquires knowledge of a potential transaction or matter that may be a corporate opportunity for each of the Company and such Stockholder or any other Person, the Stockholder, SLP Designated Director, Co-Investor Designated Director, SLP Nominee, Co-Investor Nominee, Co-Investor Observer or Affiliated Officer of the Company shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or its Affiliates or Stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Stockholder, SLP Designated Director, Co-Investor Designated Director, SLP Nominee, Co-Investor Nominee, Co-Investor Observer or Affiliated Officer, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company of any of its Subsidiaries; provided, however, that this Section 6.2 shall not apply to any Stockholder or Co-Investor Designated Director, Co-Investor Observer or Co-Investor Nominee who is also an officer or employee of the Company or any of its Subsidiaries (other than Affiliated Officers).

Section 6.3. Legend on Share Certificates.

(a) The certificates representing the Restricted Shares shall include an endorsement typed conspicuously thereon of the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE RESOLD OR TRANSFERRED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS, AND HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED.

IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS AGREEMENT DATED AS OF                  , 2006 (AS MAY BE AMENDED FROM TIME TO TIME) AND MAY NOT BE VOTED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.”

In the event that any Securities shall cease to be Restricted Shares, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate representing such Share Equivalents without the first paragraph of the legend required by this Section 6.3. In the event that any Securities shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the request of the holder thereof, issue to such holder a new certificate representing such Share Equivalents without the second paragraph of the legend required by this Section 6.3.

(b) All certificates for Securities representing Restricted Shares hereafter issued, whether upon transfer or original issue, shall be endorsed with a like legend.

ARTICLE VII

ADDITIONAL PARTIES

Section 7.1. Additional Parties. Additional parties may be added to and be bound by and receive the benefits afforded by this Agreement upon the signing and delivery of a counterpart of this Agreement by the Company and the acceptance thereof by such additional parties and, to the extent permitted by Section 9.7, amendments may be effected to this Agreement reflecting such rights and obligations, consistent with the terms of this Agreement, of such Stockholder as the SLP Investors and such Stockholders may agree. Promptly after signing and delivering such a counterpart of this Agreement, the Company will deliver a conformed copy thereof to all of the parties.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Indemnification of Stockholders.

(a) The Company will indemnify, exonerate and hold the Stockholders and each of their respective partners, stockholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, stockholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, arbitration or claim arising directly or indirectly out of, or in any way relating to, (i) such Stockholder’s or its Affiliates’ ownership of Share Equivalents or other securities of the Company or such Stockholder’s or its Affiliates’ control or ability to influence the Company or any of its Subsidiaries (other than any such Indemnified Liabilities to the extent such Indemnified Liabilities arise out of any breach of this Agreement by such Indemnitee or its Affiliates or other related Persons or the breach of any fiduciary or other duty or obligation of such Indemnitee to its direct or indirect equity holders, creditors or Affiliates) or (ii) the business, operations, properties, assets or other rights or liabilities of the Company or any of its Subsidiaries; provided that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For the purposes of this Section 8.1, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments shall be promptly repaid by such Indemnitee to the Company. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries.

(b) Notwithstanding anything to the contrary contained in this Agreement, for purposes of this Section 8.1, the term Indemnitees shall not include any Stockholder or its any of its partners, stockholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents or any of the partners, stockholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing who is an officer, director or employee of the Company or any of the Company’s Subsidiaries solely in such capacity as officer, director or employee. Such officers, directors and employees will be subject to separate indemnification in such capacity through the Company’s certificate of incorporation, bylaws and other instruments.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, including, without limitation, the by-laws of any company, this Agreement shall govern as among the parties hereto.

Section 9.2. Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that, in the event of breach by any party, damages would not be an adequate remedy and each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

Section 9.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and performed entirely within such State.

Section 9.4. Arbitration. Any dispute, controversy or claim (each a “Dispute” and collectively, the “Disputes”) arising out of, relating to or in connection with this Agreement, including, without limitation, any Dispute regarding its validity or termination, or the performance or breach thereof under this Agreement shall be settled exclusively and finally by a panel of one arbitrator selected by the mutual agreement of the parties to such Dispute in an arbitration proceeding administered by Judicial Arbitration and Mediation Services (“JAMS”) under its Comprehensive Arbitration Rules and Procedure in effect at the time of such proceeding, and judgment on the award rendered by such arbitrator may be entered in any court having jurisdiction thereof. If the parties to any such Dispute are unable to select such arbitrator within 15 days after the first notice given by any party to such Dispute to the other party or parties to such Dispute requesting arbitration and the selection of such arbitrators, any party to such Dispute may request that JAMS select such arbitrator, which selection shall be binding on the parties to such Dispute. If (i) two or more Disputes arising out of or in connection with this Agreement are simultaneously pending, (ii) the subject matters of such Disputes involve common questions of law or fact and (iii) the independent resolution of each such Dispute could result in conflicting decisions or obligations, such Disputes may be consolidated in a single proceeding. If more than one arbitration proceeding involving any such Disputes are pending, such proceedings shall, at the request of any party to such Dispute, be consolidated and settled in a single arbitration proceeding; provided that the determination of whether such Disputes shall be consolidated shall be determined by the first panel of three arbitrators established to settle any such Dispute. If such Disputes are consolidated and more than one panel of three arbitrators has been established to settle any of such Disputes, the parties to such Dispute shall, within 20 days after such consolidation, select one panel of one arbitrator so established to settle the single consolidated arbitration proceeding. Unless the parties to such Dispute otherwise agree to conduct any arbitration proceeding pursuant to this Section 9.4 elsewhere, such proceeding shall be conducted and any decision shall be rendered in San Francisco, California. Expenses and costs associated with the submission of any Dispute to arbitration shall be the responsibility of the party against whom a final decision is rendered with respect to that Dispute (provided that in the case of multiple Disputes that are consolidated into a single proceeding, the costs of such proceeding shall be borne on a Dispute-by-Dispute basis by the party against whom a final decision is rendered with respect to each particular Dispute). The award rendered by the arbitrator shall be final and binding on the parties to the Dispute; provided, however, that (i) by agreeing to arbitration, the parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request for such provisional remedies by a party to a court shall not be deemed a waiver of this agreement to arbitrate, and (ii) in addition to the authority conferred upon the tribunal by the rules specified above, the tribunal shall also have the authority to grant provisional remedies, including injunctive relief.

Section 9.5. Obligations. All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim.

Section 9.6. Consent of the SLP Investors and the Co-Investors.

(a) If any consent, approval or action of the SLP Investors is required at any time pursuant to this Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Shares held by the SLP Investors at such time provide such consent, approval or action in writing at such time.

(b) If any consent, approval or action of the Co-Investors is required at any time pursuant to this Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Shares held by the Co-Investors at such time provide such consent, approval or action in writing at such time.

(c) For purposes of clarity, the operation of Sections 9.6(a) and (b) shall not deprive any SLP Investor or any Co-Investor of their respective rights to designate directors pursuant to Section 2.1.

Section 9.7. Amendment and Waiver.

(a) This Agreement may be amended, modified or waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and each SLP Investor; provided that (i) any amendment, modification or waiver of Article II that adversely affects the rights of the Initial Co-Investor to designate Co-Investor Designated Directors or a Co-Investor Observer or that adversely affects the rights of the Co-Investor Designated Directors or a Co-Investor Observer set forth in Article II will also require the written consent of the Initial Co-Investor, (ii) any amendment, modification or waiver of Article IV or V that adversely affects the rights of the Co-Investors relative to or in a manner different than it affects the SLP Investors shall also require the written consent of the Co-Investors and (iii) any amendment, modification or waiver of Articles III, VI, VII, VIII or IX shall also require the written consent of each Stockholder adversely affected thereby (for the avoidance of doubt, it being understood that any such amendment, modification or waiver that permits a transferee of Share Equivalents or a recipient of any newly-issued Shares Equivalents to participate on a pro rata basis based on ownership of outstanding Share Equivalents in transactions pursuant to Section 3.4, Section 3.5 and/or Section 3.7 shall not be deemed adverse to any Stockholder). If requested by the SLP Investors, the Company agrees to execute and deliver any amendments to this Agreement to the extent so requested by the SLP Investors in connection with the addition of a transferee of Share Equivalents or a recipient of any newly-issued Shares Equivalents as a party hereto; provided that such amendments are in compliance with the proviso set forth in the immediately foregoing sentence. Any amendment, modification or waiver effected in accordance with the foregoing shall be effective and binding on the Company and each Stockholder.

(b) Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 9.8. Binding Effect. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties’ successors and permitted assigns.

Section 9.9. Termination. This Agreement shall terminate only by written consent of each of the parties hereto or upon the dissolution of liquidation of the Company.

Section 9.10. Notices. Any and all notices, designations, offers, acceptances or other communications provided for herein shall be given in writing by registered or certified mail, which shall be addressed, in the case of the Company, to its principal office, and, in the case of any Stockholder, to such party’s address appearing on the stock books of the Company or to such other address as may be designated by such party in writing to the Company. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile, on the day of transmittal thereof if given during the normal business hours of the recipient, and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

Section 9.11. Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable.

Section 9.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

Section 9.13. Assumption of Obligations. Upon consummation of the Merger, all rights and obligations of Newco will be assumed by Serena and Serena shall become a party to this Agreement.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

SPYGLASS MERGER CORP.

By:
Name:
Title:

SILVER LAKE PARTNERS II, L.P.

By:	Silver Lake Technology Associates II, L.L.C., its General Partner

By:
Name:
Title:

SILVER LAKE TECHNOLOGY INVESTORS II, L.L.C.

By:	Silver Lake Management Company, L.L.C., its Manager

	By:	Silver Lake Technology Management, L.L.C., its Managing Member

By:
Name:
Title:

DOUGLAS D. TROXEL LIVING TRUST

By:
Name:	Douglas D. Troxel
Title:	Trustee

CO-INVESTOR FOUNDER

Douglas D. Troxel

ANNEX F

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY

SERENA SOFTWARE, INC.

PROXY

FOR SPECIAL MEETING OF STOCKHOLDERS ON MARCH 9, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark E. Woodward and Robert I. Pender, Jr., and either of them, each with full power of substitution, as proxies to represent and to vote as designated on the reverse of this card all shares of stock which the undersigned is entitled to vote at the special meeting of stockholders of SERENA Software, Inc., to be held at Serena’s principal executive offices at 2755 Campus Drive, 3rd Floor, San Mateo, California 94403 on Thursday, March 9, 2006 at 1:00 p.m., local time, and at any adjournment or postponement thereof.

Shares of common stock of SERENA Software, Inc. will be voted as specified. Unless otherwise specified, this proxy will be voted “FOR” the proposal to adopt the Agreement and Plan of Merger, dated as of November 11, 2005, between SERENA Software, Inc. and Spyglass Merger Corp. and “FOR” the proposal to approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. If any other matter is properly presented at the meeting or any adjournment or postponement thereof, this proxy will be voted in accordance with the judgment of the persons appointed as proxies. If you do not sign and return a proxy, submit a proxy by telephone or through the Internet, or attend the meeting and vote by ballot, shares that you own cannot be voted.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, dated February 2, 2006, prior to the execution of this Proxy and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned shares of stock represented by this Proxy and by filing this Proxy with the Secretary of the Corporation gives notice of such revocation.

THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:
1. To adopt the Agreement and Plan of Merger, dated as of November 11, 2005, between SERENA Software, Inc. and Spyglass Merger Corp.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.    To approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve Proposal 1.

3.    In their judgment, the proxy holders are authorized to vote upon any other matter unknown a reasonable time before this solicitation that may properly come before the special meeting of stockholders or any adjournment or postponement thereof.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature:	Date:	Signature:	Date:

Please date and sign exactly as your name or names appear hereon. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles. If shares are held by joint tenants or as community property, each should sign.

^ FOLD AND DETACH HERE ^

Submit a proxy by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone proxy submission is available through 11:59 PM Eastern Time the day prior to the date of the special meeting.

Your Internet or telephone proxy authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/SRNA Use the internet to submit your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to submit your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you submit your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.